Filed pursuant to Rule 424(b)(3)

Registration No. 333-128277

Prospectus Supplement

INTERESTS IN

ENFIELD FEDERAL SAVINGS AND LOAN ASSOCIATION

EMPLOYEES’ SAVINGS & PROFIT SHARING PLAN AND TRUST

AND

OFFERING OF 95,000 SHARES OF

NEBS BANCSHARES, INC.

COMMON STOCK ($.01 PAR VALUE)

This prospectus supplement relates to the offer and sale to participants in the Enfield Federal Savings and Loan Association Employees’ Savings & Profit Sharing Plan and Trust of participation interests and shares of common stock of NEBS Bancshares, Inc.

The Board of Directors of Enfield Federal adopted a plan of conversion and reorganization that will convert our organization from the partially public mutual holding company form to the fully public stock holding company structure. In the stock holding company structure, all of Enfield Federal’s stock will be owned by NEBS Bancshares, Inc. and all of the NEBS Bancshares, Inc.’s stock will be owned by the public and our Employee Stock Ownership Plan (“second-step conversion”). In connection with the offering of NEBS Bancshares, Inc. common stock, participants in the Savings Plan are permitted to direct Bank of New York, the trustee of the Savings Plan, to use their current Savings Plan account balances to subscribe for and purchase shares of NEBS Bancshares, Inc. common stock through the NEBS Bancshares, Inc. Stock Fund (upon completion of the second-step conversion the fund will be renamed the New England Bancshares, Inc. Stock Fund). All subscriptions are subject to the purchase priorities set forth in the plan of conversion and reorganization. Based upon the value of the Savings Plan assets as of July 31, 2005, the trustee of the Savings Plan may purchase up to 95,000 shares of NEBS Bancshares, Inc. common stock, assuming a purchase price of $10.00 per share. This prospectus supplement relates to the election of Savings Plan participants to direct the trustee of the Savings Plan to invest all or a portion of their Savings Plan accounts in NEBS Bancshares, Inc. common stock.

The prospectus dated November 14, 2005 of NEBS Bancshares, Inc., which we have attached to this prospectus supplement, includes detailed information regarding the second-step conversion, NEBS Bancshares, Inc. common stock and the financial condition, results of operations and business of Enfield Federal. This prospectus supplement provides information regarding the Savings Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

Please refer to “ Risk Factors” beginning on page 17 of the prospectus.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, nor any other state or federal agency or any state securities commission, has approved or disapproved these securities. Any representation to the contrary is a criminal offense.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

This prospectus supplement may be used only in connection with offers and sales by NEBS Bancshares, Inc. of interests or shares of common stock under the Savings Plan to employees of Enfield Federal. No one may use this prospectus supplement to reoffer or resell interests or shares of common stock acquired through the Savings Plan.

You should rely only on the information contained in this prospectus supplement and the attached prospectus. NEBS Bancshares, Inc., Enfield Federal and the Savings Plan have not authorized anyone to provide you with information that is different.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of Enfield Federal or the Savings Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this Prospectus Supplement is November 14, 2005.

THE OFFERING

Securities Offered

The securities offered in connection with this prospectus supplement are participation interests in the Savings Plan. Assuming a purchase price of $10.00 per share, the Savings Plan trustee may acquire up to 95,000 shares of NEBS Bancshares, Inc. common stock for the NEBS Bancshares, Inc. Stock Fund (upon completion of the second-step conversion the fund will be renamed the New England Bancshares, Inc. Stock Fund). The interests offered under this prospectus supplement are conditioned on the completion of the second-step conversion. Your investment in the NEBS Bancshares, Inc. Stock Fund in connection with the second-step conversion is also governed by the purchase priorities contained in the Enfield Federal plan of conversion and reorganization. See the “Limitations on Purchase of Shares” section of the prospectus attached to this prospectus supplement for a discussion of the purchase priorities contained in the plan of conversion and reorganization.

This prospectus supplement contains information regarding the Savings Plan. The attached prospectus contains information regarding the second-step conversion and the financial condition, results of operations and business of Enfield Federal. The address of the principal executive office of Enfield Federal is 660 Enfield Street, Enfield, Connecticut 06082-2900. The telephone number of Enfield Federal is 860-253-5200.

Election to Purchase NEBS Bancshares, Inc. Common Stock in the Second-Step Conversion

In connection with the second-step conversion you may direct the Savings Plan trustee to transfer all or part of the funds which represent your current beneficial interest in the assets of the Savings Plan to the NEBS Bancshares, Inc. Stock Fund. The trustee of the Savings Plan will subscribe for NEBS Bancshares, Inc. common stock in accordance with your irrevocable directions. If there is not enough common stock in the second-step conversion to fill all subscriptions in the offering, the common stock will be apportioned and the trustee for the Savings Plan may not be able to purchase all of the common stock you requested. In such case, you may direct the Savings Plan trustee to purchase shares in the open market, on your behalf, after the second-step conversion to fulfill your initial request. Such purchases may be at prices higher than the initial public offering price.

All plan participants are eligible to direct a transfer of funds to the NEBS Bancshares, Inc. Stock Fund. However, such directions are subject to the purchase priorities in the Enfield Federal plan of conversion and reorganization. Enfield Federal has granted rights to subscribe for shares of NEBS Bancshares, Inc. common stock in the following order of priority: (1) depositors who have $50.00 or more on deposit at Enfield Federal as of June 30, 2004; (2) the Enfield Federal Savings and Loan Association Employee Stock Ownership Plan; (3) depositors who have $50.00 or more on deposit at Enfield Federal as of September 30, 2005; and (4) depositors as of October 31, 2005 and borrowers as of November 19, 1986 who continue to be borrowers as of October 31, 2005. No individual may purchase more than $150,000 of NEBS Bancshares, Inc. common stock in the offering. If you fall into one of the above subscription offering categories, you have subscription rights to purchase shares of NEBS Bancshares, Inc. common stock in the offering and you may use your funds in the Savings Plan to pay for the shares of NEBS Bancshares, Inc. common stock which you are eligible to purchase.

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Value of Participation Interests

As of July 31, 2005, the market value of the assets of the Savings Plan equaled approximately $950,000. The plan administrator has informed each participant of the value of his or her beneficial interest in the Savings Plan as of July 31, 2005. The value of Savings Plan assets represents past contributions to the Savings Plan on your behalf, plus or minus earnings or losses on the contributions, less previous withdrawals and loans.

Method of Directing Transfer

This prospectus supplement contains a form for you to direct a transfer to the NEBS Bancshares, Inc. Stock Fund (the “Change of Investment Allocation Form”). If you wish to transfer all, or part, in multiples of not less than 1%, of your beneficial interest in the assets of the Savings Plan to the NEBS Bancshares, Inc. Stock Fund, you should complete the Change of Investment Allocation Form. If you do not wish to make such an election at this time, you do not need to take any action. The minimum investment in the NEBS Bancshares, Inc. Stock Fund during the initial public offering is $250.

Time for Directing Transfer

The deadline for submitting a direction to transfer amounts to the NEBS Bancshares, Inc. Stock Fund in connection with the second-step conversion of Enfield Federal is Tuesday, December 6, 2005. You should return the Change of Investment Allocation Form to Cynthia Gray by 4:00 p.m. on Tuesday, December 6, 2005.

Irrevocability of Transfer Direction

Once submitted, your direction to transfer amounts credited to your account in the Savings Plan to the NEBS Bancshares, Inc. Stock Fund cannot be changed. Following the closing of the offering, you will be able to change your investment directions in the Stock Fund in accordance with the terms of the Savings Plan.

Purchase Price of NEBS Bancshares, Inc. Common Stock

The Savings Plan trustee will use the funds transferred to the NEBS Bancshares, Inc. Stock Fund to purchase shares of NEBS Bancshares, Inc. common stock in the second-step conversion of Enfield Federal. The trustee will pay the same price for shares of NEBS Bancshares, Inc. common stock as all other persons who purchase shares of NEBS Bancshares, Inc. common stock in the second-step conversion of Enfield Federal. If there is not enough common stock in the second-step conversion to fill all subscriptions, the common stock will be apportioned and the Savings Plan trustee may not be able to purchase all of the common stock you requested. In such case, you may direct the trustee to purchase shares in the open market, on your behalf, after the close of the second-step conversion offering to fulfill your initial request. Such purchases may be at prices higher or lower than the public offering price.

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Nature of a Participant’s Interest in NEBS Bancshares, Inc. Common Stock

The Savings Plan trustee will hold NEBS Bancshares, Inc. common stock in the name of the Savings Plan. The trustee will allocate shares of common stock acquired at your direction to your account under the Savings Plan. Therefore, earnings with respect to your account should not be affected by the investment designations of other participants in the Savings Plan.

Voting and Tender Rights of NEBS Bancshares, Inc. Common Stock

The trustee generally will exercise voting and tender rights attributable to all NEBS Bancshares, Inc. common stock held by the NEBS Bancshares, Inc. Stock Fund as directed by participants with interests in the NEBS Bancshares, Inc. Stock Fund. With respect to each matter as to which holders of NEBS Bancshares, Inc. common stock have a right to vote, you will be given voting instruction rights reflecting your proportionate interest in the NEBS Bancshares, Inc. Stock Fund. The number of shares of NEBS Bancshares, Inc. common stock held in the NEBS Bancshares, Inc. Stock Fund that are voted for and against on each matter will be proportionate to the number of voting instruction rights exercised in such manner. If there is a tender offer for NEBS Bancshares, Inc. common stock, the Savings Plan provides that each participant will be allotted a number of tender instruction rights reflecting such participant’s proportionate interest in the NEBS Bancshares, Inc. Stock Fund. The percentage of shares of NEBS Bancshares, Inc. common stock held in the NEBS Bancshares, Inc. Stock Fund that will be tendered will be the same as the percentage of the total number of tender instruction rights that are exercised in favor of the tender offer. The remaining shares of NEBS Bancshares, Inc. common stock held in the NEBS Bancshares, Inc. Stock Fund will not be tendered. The Savings Plan makes provisions for participants to exercise their voting instruction rights and tender instruction rights on a confidential basis.

DESCRIPTION OF THE SAVINGS PLAN

Introduction

Enfield Federal maintains the Enfield Federal Savings and Loan Association Employees’ Savings & Profit Sharing Plan and Trust for the benefit of its eligible employees. Enfield Federal intends for the Savings Plan to comply, in form and in operation, with all applicable provisions of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended, or “ERISA.” Enfield Federal may change the Savings Plan from time to time in the future to ensure continued compliance with these laws. Enfield Federal may also amend the Savings Plan from time to time in the future to add, modify, or eliminate certain features of the plan, as it sees fit. As a plan governed by ERISA, federal law provides you with various rights and protections as a plan participant. Although the Savings Plan is governed by many of the provisions of ERISA, your benefits under the plan are not guaranteed by the Pension Benefit Guaranty Corporation.

Reference to Full Text of the Plan. The following portions of this prospectus supplement provide an overview of the material provisions of the Savings Plan. Enfield Federal qualifies this overview in its entirety by reference to the full text of the Savings Plan. You may obtain copies of the full Savings Plan document by sending a request to Cynthia Gray at Enfield Federal. You should carefully read the full text of the Savings Plan document to understand your rights and obligations under the plan.

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Eligibility and Participation

Any employee of Enfield Federal may participate in the Savings Plan as of the first of the calendar month coinciding with or next following the date an employee completes 500 Hours of Service within a consecutive six-month period with Enfield Federal.

As of June 30, 2005, 44 of the 51 eligible employees of Enfield Federal elected to participate in the Savings Plan.

Contributions Under the Savings Plan

Savings Plan Participant Contributions. The Savings Plan permits each participant to annually defer receipt of up to 50% of their base salary, subject to certain IRS limitations. Participants in the Savings Plan may modify the amount contributed to the plan, effective on the first day of each calendar month.

Enfield Federal Contributions. Enfield Federal has discretion under the Savings Plan about whether or not to make matching contributions. Enfield Federal currently makes matching contributions to the Savings Plan equal to 50% of a participant’s contributions up to 6% of a participant’s compensation for purposes of the Savings Plan.

Limitations on Contributions

Limitation on Employee Salary Deferral. Although the Savings Plan permits you to defer up to 50% of your compensation, by law your total deferrals under the Savings Plan, together with similar plans, may not exceed $15,000 for 2005. The Internal Revenue Service will periodically increase this annual limitation. Contributions in excess of this limitation, or excess deferrals, will be included in an affected participant’s gross income for federal income tax purposes in the year they are made. In addition, a participant will have to pay federal income taxes on any excess deferrals when distributed by the Savings Plan to the participant, unless the excess deferral and any related income allocable is distributed to the participant not later than the first April 15th following the close of the taxable year in which the excess deferral is made. Any income on the excess deferral that is distributed not later than such date shall be treated, for federal income tax purposes, as earned and received by the participant in the taxable year in which the distribution is made.

Limitations on Annual Additions and Benefits. Under the requirements of the Internal Revenue Code, the Savings Plan provides that the total amount of contributions and forfeitures (annual additions) allocated to a participant during any year may not exceed the lesser of 100% of the participant’s compensation for that year, or $42,000.

Limitation on Plan Contributions for Highly Compensated Employees. Special provisions of the Internal Revenue Code limit the amount of salary deferrals and matching contributions that may be made to the Savings Plan in any year on behalf of highly compensated employees in relation to the amount of deferrals and matching contributions made by or on behalf of all other employees eligible to participate in the Savings Plan. If these limitations are exceeded, the level of deferrals by highly compensated employees must be adjusted.

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In general, a highly compensated employee includes any employee who (1) was a five percent owner of the sponsoring employer at any time during the year or preceding year, or (2) had compensation for the preceding year in excess of $95,000 and, if the sponsoring employer so elects, was in the top 20% of employees by compensation for such year. The dollar amounts in the foregoing sentence are for 2005, but may be adjusted annually to reflect increases in the cost of living.

Top-Heavy Plan Requirements. If for any calendar year the Savings Plan is a Top-Heavy Plan, then Enfield Federal may be required to make certain minimum contributions to the Savings Plan on behalf of non-key employees.

In general, the Savings Plan will be treated as a “Top-Heavy Plan” for any calendar year if, as of the last day of the preceding calendar year, the aggregate balance of the accounts of participants who are Key Employees exceeds 60% of the aggregate balance of the accounts of all participants. Key Employees generally include any employee who, at any time during the calendar year or any of the four preceding years, is:

(1)	an officer of Enfield Federal whose annual compensation in excess $130,000:

(2)	a 5% owner of the employer, meaning an employee who owns more than 5% of the outstanding stock of NEBS Bancshares, Inc., or who owns stock that possesses more than 5% of the total combined voting power of all stock of NEBS Bancshares, Inc.; or

(3)	a 1% owner of the employer, meaning an employee who owns more than 1% of the outstanding stock of NEBS Bancshares, Inc., or who owns stock that possesses more than 1% of the total combined voting power of all stock of NEBS Bancshares, Inc., and whose annual compensation exceeds $150,000.

The foregoing dollar amounts are for 2005.

Investment of Contributions

All amounts credited to participants’ accounts under the Savings Plan are held in trust. A trustee appointed by the board of directors of Enfield Federal administers the trust.

The Savings Plan offers the following investment choices:

S&P 500 Stock Fund. This stock fund invests in the stocks of a broad array of established U.S. companies. Its objective is long-term: to earn higher returns by investing in the largest companies in the U.S. economy.

Stable Value Fund. This fund invests primarily in Guaranteed Investment Contracts and Synthetic Guaranteed Investment Contracts. These contracts pay a steady rate of interest over a certain period of time, usually between three and five years. Its objective is short to intermediate-term: to achieve a stable return over short to intermediate periods of time while preserving the value of your investment.

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S&P MidCap Stock Fund. This stock fund invests in the stocks of mid-sized U.S. companies, which are expected to grow faster than larger, more established companies. Its objective is long-term: to earn higher returns which reflect the growth potential of mid-sized companies.

Money Market Fund. This fund invests in a broad range of high-quality, short-term instruments issued by banks, corporations and the U.S. Government and its agencies. These instruments include certificates of deposit and U.S. Treasury bills. Its objective is short-term: to achieve competitive, short-term rates of return while preserving the value of your principal.

Government Bond Fund. This bond fund invests in U.S. Treasury bonds with a maturity of 20 years or more. Its objective is long-term: to earn a higher level of income along with the potential for capital appreciation.

International Stock Fund. This fund invests in over 1,000 foreign stocks in 20 countries, based in Europe, Australia, and the Far East. Its objective is long-term: to offer the potential return of investing in the stocks of established non-U.S. companies, as well as the potential risk-reduction of broad diversification.

Income Plus Asset Allocation Fund. This fund diversifies among a broad range of stable value securities to reduce short-term risk among a broad range of large U.S. and international companies to capture growth potential. The fund is structured to take advantage of market opportunities with a small flexible component. Its objective is intermediate-term: to preserve the value of your investment over short periods of time and to offer some potential for growth.

Growth and Income Asset Allocation Fund. This fund diversifies among U.S. and international stocks, U.S. bonds, and stable value investments to pursue long-term appreciation and short-term stability and takes advantage of market opportunities with a small flexible component. Its objective is intermediate-term: to provide a balance between the pursuit of growth and protection from risk.

Growth Asset Allocation Fund. This fund diversifies among a broad range of domestic and international stocks and takes advantage of market opportunities with a large flexible component. Its objective is long-term: to pursue high growth of your investment over time.

Russell 2000 Stock Fund. This fund seeks to emulate the performance of the Russell 2000 Index. The Russell 2000 Index is a subset of the Russell 3000 Index. The Russell 3000 Index is based on ranking of all U.S. publicly traded companies by market capitalization size. The Russell 2000 represents those 2000 companies ranked by size below the top 1000 companies. It is broadly diversified in terms of industries and economic sectors. This fund is intended for long-term investors seeking the potential high returns from investing in smaller U.S. companies.

S&P 500/Growth Stock Fund. This fund seeks to track the S&P/BARRA Growth Index by investing in many or all of the same stocks that make up the S&P/BARRA Growth Index. The fund maintains a low turnover of securities which results in low trading costs for investors. This fund is intended for long-term investors seeking a diversified portfolio of large-capitalization value stocks.

S&P 500/Value Stock Fund. This fund invests in most, or all of the stocks held in the S&P/BARRA Value Index. The index represents approximately 50% of the market capitalization of the

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S&P 500 Stock Index. This fund is intended for long-term investors seeking a diversified portfolio of large-capitalization value stocks.

REIT Index Fund. This fund seeks to track the investment returns of the Morgan Stanley REIT, a widely used barometer of the performance of the U.S. REIT equities market.

New England Bancshares, Inc. Stock Fund. New England Bancshares, Inc. Stock Fund invests primarily in the common stock of New England Bancshares, Inc. In connection with the second-step conversion the shares of New England Bancshares, Inc. common stock held in the stock fund will be exchanged for shares of NEBS Bancshares, Inc. common stock. Immediately following the second-step conversion NEBS Bancshares, Inc. will be renamed New England Bancshares, Inc. Dividends paid on shares of common stock held in the Stock Fund are reinvested in stock.

The annual percentage return on the funds (net of fees) listed above for the prior three years was:

	2004	2003	2002
S&P 500 Stock Fund	10.9%	28.6%	(22.4)%
Stable Value Fund	4.2	4.9	5.3
S&P MidCap Stock Fund	16.7	35.8	(15.0)
Money Market Fund	1.5	1.3	1.6
Government Bond Fund	9.1	1.9	16.4
International Stock Fund	20.5	37.9	(18.5)
Income Plus Asset Allocation Fund	7.6	12.6	(2.6)
Growth and Income Asset Allocation Fund	10.8	20.7	(10.3)
Growth Asset Allocation Fund	13.8	29.4	(18.8)
Russell 2000 Stock Fund	18.4	46.7	(20.7)
S&P 500/Growth Stock Fund	6.1	25.5	(24.0)
S&P 500/Value Stock Fund	15.7	31.3	(21.2)
REIT Index Fund	31.2	N/A	N/A
New England Bancshares, Inc. Stock Fund	11.10	16.11	35.91

Benefits Under the Savings Plan

Vesting. You are always 100% vested in your elective deferrals and matching contributions under the Savings Plan.

Withdrawals and Distributions From the Savings Plan

Withdrawals Before Termination of Employment. You may receive in-service distributions from the Savings Plan under limited circumstances in the form of hardship distributions. In order to qualify for a hardship withdrawal, you must have an immediate and substantial need to meet certain expenses and have no other reasonably available resources to meet the financial need. If you qualify for a hardship distribution, the trustee will make the distribution proportionately from the investment funds in which you have invested your account balances.

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Distribution Upon Retirement or Disability. Upon retirement or disability, you may receive a partial lump sum payment, a full lump sum payment, or installment payments from the Savings Plan equal to the value of your account.

Distribution Upon Death. If you die before your benefits are paid from the Savings Plan, your benefits will be paid to your surviving spouse or beneficiary under one or more of the forms available under the Savings Plan.

Distribution Upon Termination for Any Other Reason. If you terminate employment for any reason other than retirement, disability or death and your account balance exceeds $500, the trustee will make your distribution on your normal retirement date, unless you request otherwise. If your account balances do not exceed $500, the trustee will generally distribute your benefits to you as soon as administratively practicable following termination of employment.

Nonalienation of Benefits. Except with respect to federal income tax withholding and as provided with respect to a qualified domestic relations order, benefits payable under the Savings Plan will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the Savings Plan will be void.

Applicable federal tax law requires the Savings Plan to impose substantial restrictions on your right to withdraw amounts held under the plan before your termination of employment with Enfield Federal. Federal law may also impose an excise tax on withdrawals made from the Savings Plan before you attain 59 1/2 years of age regardless of whether the withdrawal occurs during your employment with Enfield Federal or after termination of employment.

Administration of the Savings Plan

The trustee with respect to the Savings Plan is the named fiduciary of the Savings Plan for purposes of ERISA.

Trustees. The board of directors of Enfield Federal appoints the Savings Plan trustee to serve at its pleasure. The board of directors has appointed Bank of New York as trustee of the NEBS Bancshares, Inc. Stock Fund.

The trustee receives, holds and invests the contributions to the Savings Plan in trust and distributes them to participants and beneficiaries in accordance with the terms of the Savings Plan and the directions of the plan administrator. The trustee is responsible for investment of the assets of the trust.

Reports to Savings Plan Participants

The plan administrator will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses.

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Plan Administrator

The current plan administrator of the Savings Plan is Enfield Federal. The plan administrator is responsible for the administration of the Savings Plan, interpretation of the provisions of the plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the plan, maintenance of plan records, books of account and all other data necessary for the proper administration of the plan, and preparation and filing of all returns and reports relating to the plan which are required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures required to be made to participants, beneficiaries and others under the Employee Retirement Income Security Act of 1974, as amended.

Amendment and Termination

Enfield Federal intends to continue the Savings Plan indefinitely. Nevertheless, Enfield Federal may terminate the Savings Plan at any time. If Enfield Federal terminates the Savings Plan in whole or in part, then regardless of other provisions in the plan, all affected participants will become fully vested in their accounts. Enfield Federal reserves the right to make, from time to time, changes which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Enfield Federal may amend the plan as it determines necessary or desirable, with or without retroactive effect, to comply with the Employee Retirement Income Security Act of 1974, as amended, or the Internal Revenue Code.

Merger, Consolidation or Transfer

If the Savings Plan merges or consolidates with another plan or transfers the trust assets to another plan, and if either the Savings Plan or the other plan is then terminated, the Savings Plan requires that you would receive a benefit immediately after the merger, consolidation or transfer. The benefit would be equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer if the Savings Plan had then terminated.

Federal Income Tax Consequences

The following is only a brief summary of the material federal income tax aspects of the Savings Plan. You should not rely on this survey as a complete or definitive description of the material federal income tax consequences relating to the Savings Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. You are urged to consult your tax advisor with respect to any distribution from the Savings Plan and transactions involving the Savings Plan.

As a “qualified retirement plan,” the Code affords the Savings Plan special tax treatment, including:

(1)	The sponsoring employer is allowed an immediate tax deduction for the amount contributed to the plan each year;

(2)	participants pay no current income tax on amounts contributed by the employer on their behalf; and

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(3)	earnings of the plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

Enfield Federal will administer the Savings Plan to comply in operation with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. If Enfield Federal receives an adverse determination letter regarding its tax exempt status from the Internal Revenue Service, all participants would generally recognize income equal to their vested interest in the Savings Plan, the participants would not be permitted to transfer amounts distributed from the Savings Plan to an Individual Retirement Account or to another qualified retirement plan, and Enfield Federal may be denied certain deductions taken with respect to the Savings Plan.

Lump Sum Distribution. A distribution from the Savings Plan to a participant or the beneficiary of a participant will qualify as a lump sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59 1/2; and consists of the balance credited to the participant under this plan and all other profit sharing plans, if any, maintained by Enfield Federal. The portion of any lump sum distribution required to be included in your taxable income for federal income tax purposes consists of the entire amount of the lump sum distribution less the amount of after-tax contributions, if any, you have made to any other profit sharing plans maintained by Enfield Federal which is included in the distribution.

NEBS Bancshares, Inc. Common Stock Included in Lump Sum Distribution. If a lump sum distribution includes NEBS Bancshares, Inc. common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to NEBS Bancshares, Inc. common stock, that is, the excess of the value of NEBS Bancshares, Inc. common stock at the time of the distribution over its cost or other basis of the securities to the trust. The tax basis of NEBS Bancshares, Inc. common stock for purposes of computing gain or loss on its subsequent sale equals the value of NEBS Bancshares, Inc. common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of NEBS Bancshares, Inc. common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain regardless of how long the NEBS Bancshares, Inc. common stock, is held, or the “holding period.” Any gain on a subsequent sale or other taxable disposition of NEBS Bancshares, Inc. common stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered long-term capital gain regardless of the holding period of NEBS Bancshares, Inc. common stock. Any gain on a subsequent sale or other taxable disposition of NEBS Bancshares, Inc. common stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered either short-term or long-term capital gain, depending upon the length of the holding period of NEBS Bancshares, Inc. common stock. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed by the regulations to be issued by the IRS.

Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the Savings Plan to another qualified retirement plan or to an individual retirement account generally.

We have provided you with a brief description of the material federal income tax aspects of the Savings Plan which are of general application under the Code. It is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving

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distributions from the Savings Plan. Accordingly, you are urged to consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the Savings Plan.

Restrictions on Resale

Any person receiving a distribution of shares of common stock under the Savings Plan who is an “affiliate” of NEBS Bancshares, Inc. under Rules 144 and 405 under the Securities Act of 1933, as amended, may reoffer or resell such shares only under a registration statement filed under the Securities Act of 1933, as amended, assuming the availability of a registration statement, or under Rule 144 or some other exemption of the registration requirements of the Securities Act of 1933, as amended. Directors, officers and substantial shareholders of NEBS Bancshares, Inc. are generally considered “affiliates.” Any person who may be an “affiliate” of Enfield Federal may wish to consult with counsel before transferring any common stock they own. In addition, participants are advised to consult with counsel as to the applicability of Section 16 of the Securities Exchange Act of 1934, as amended, which may restrict the sale of NEBS Bancshares, Inc. common stock acquired under the Savings Plan, or other sales of NEBS Bancshares, Inc. common stock.

Persons who are not deemed to be “affiliates” of Enfield Federal at the time of resale will be free to resell any shares of NEBS Bancshares, Inc. common stock distributed to them under the Savings Plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, or compliance with the restrictions and conditions contained in the exemptive rules under federal law. An “affiliate” of Enfield Federal is someone who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control, with Enfield Federal. Normally, a director, principal officer or major shareholder of a corporation may be deemed to be an “affiliate” of that corporation. A person who may be deemed an “affiliate” of Enfield Federal at the time of a proposed resale will be permitted to make public resales of the common stock only under a “reoffer” prospectus or in accordance with the restrictions and conditions contained in Rule 144 under the Securities Act of 1933, as amended, or some other exemption from registration, and will not be permitted to use this prospectus in connection with any such resale. In general, the amount of the common stock which any such affiliate may publicly resell under Rule 144 in any three-month period may not exceed the greater of one percent of NEBS Bancshares, Inc. common stock then outstanding or the average weekly trading volume reported on the Nasdaq Stock Market during the four calendar weeks before the sale. Such sales may be made only through brokers without solicitation and only at a time when NEBS Bancshares, Inc. is current in filing the reports required of it under the Securities Exchange Act of 1934, as amended.

SEC Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting and liability requirements on officers, directors and persons who beneficially own more than ten percent of public companies such as NEBS Bancshares, Inc. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the filing of reports of beneficial ownership. Within ten days of becoming a person required to file reports under Section 16(a), such person must file a Form 3 reporting initial beneficial ownership with the Securities and Exchange Commission. Such persons must also report periodically certain changes in beneficial ownership involving the allocation or reallocation of assets held in their 401(k) Plan accounts, either on a Form 4 within two days after a transaction, or annually on a Form 5 within 45 days after the close of a company’s fiscal year.

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In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, provides for the recovery by NEBS Bancshares, Inc. of profits realized by any officer, director or any person beneficially owning more than ten percent of the common stock resulting from the purchase and sale or sale and purchase of the common stock within any six-month period.

The SEC has adopted rules that exempt many transactions involving the Savings Plan from the “short-swing” profit recovery provisions of Section 16(b). The exemptions generally involve restrictions upon the timing of elections to buy or sell employer securities for the accounts of any officer, director or any person beneficially owning more than ten percent of the common stock.

Except for distributions of the common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons who are governed by Section 16(b) may, under limited circumstances involving the purchase of common stock within six months of the distribution, be required to hold shares of the common stock distributed from the Savings Plan for six months following the distribution date.

LEGAL OPINION

The validity of the issuance of the common stock of NEBS Bancshares, Inc. will be passed upon by Muldoon Murphy & Aguggia LLP, Washington, D.C. Muldoon Murphy & Aguggia LLP acted as special counsel for Enfield Federal in connection with the second-step conversion.

12

ENFIELD FEDERAL SAVINGS AND LOAN ASSOCIATION EMPLOYEES’ SAVINGS & PROFIT SHARING PLAN AND TRUST

CHANGE OF INVESTMENT ALLOCATION

1. Member Data

Print your full name above	(Last, first, middle initial)	Social Security Number

Street Address	City	State	Zip

2. Instructions

Enfield Federal Savings and Loan Association Employees’ Savings & Profit Sharing Plan and Trust (the “Savings Plan”) is giving Savings Plan participants a special opportunity to subscribe for shares of NEBS Bancshares, Inc. common stock in the second-step conversion through the use of their funds in the Savings Plan. The percentage of a Savings Plan participant’s account transferred at the direction of the participant into the NEBS Bancshares, Inc. Stock Fund will be used to purchase common stock in the second-step conversion offering. Please review the Prospectus (the “Prospectus”) and the Prospectus Supplement (the “Supplement”) before making any decision to use your retirement funds to invest in NEBS Bancshares, Inc. common stock.

If there is not enough common stock in the second-step conversion to fill all subscriptions, the common stock will be apportioned and the trustee for the Savings Plan may not be able to purchase all of the common stock you requested. In such case, you may direct the trustee to purchase shares in the open market, on your behalf, after the second-step conversion to fulfill your initial request. Such purchases may be at prices higher or lower than the initial offering price.

☐	Yes, I direct the Savings Plan Trustee to purchase stock in the open market, if necessary.

Investing in common stock entails some risks, and we encourage you to discuss this investment decision with your spouse and investment advisor. The Savings Plan trustee and the Savings Plan administrator are not authorized to make any representations about this investment other than what appears in the Prospectus and the Supplement, and you should not rely on any information other than what is contained in the Prospectus and the Supplement. For a discussion of certain factors that should be considered by each member as to an investment in the common stock, see “Risk Factors” beginning on page 17 of the Prospectus. Any shares purchased by the Savings Plan pursuant to your election will be subject to the conditions or restrictions otherwise applicable to common stock, as discussed in the Prospectus and the Supplement.

3. Purchaser Information

Your ability to purchase common stock and to direct your Savings Plan funds into the NEBS Bancshares, Inc. Stock Fund is based upon your subscription rights. Please indicate the EARLIEST date that applies to you.

☐	Check here if you had $50.00 or more on deposit with Enfield Federal as of June 30, 2004.

☐	Check here if you had $50.00 or more on deposit with Enfield Federal as of September 30, 2005.

☐	Check here if you had $50.00 or more on deposit with Enfield Federal as of October 31, 2005 or a borrower as of November 19, 1986 who continues to borrow as of October 31, 2005.

i

4. Investment Directions (Applicable to Accumulated Balances Only)

To direct a transfer of all or part of the funds credited to your accounts to the NEBS Bancshares, Inc. Stock Fund, you should complete and submit this form to Cynthia Gray at Enfield Federal Savings and Loan Association, no later than Tuesday, December 6, 2005 at 4:00 p.m. Once your Change of Investment Allocation form is submitted, your election to invest in the offering with your Savings Plan funds is irrevocable. If you need any assistance in completing this form, please contact Cynthia Gray. If you do not complete and return this form to Cynthia Gray by 4:00 p.m., on Tuesday, December 6, 2005, the funds credited to your account under the Savings Plan will continue to be invested in accordance with your prior investment direction, or in accordance with the terms of the Savings Plan if no investment direction had been provided.

I hereby revoke any previous investment direction and now direct that the market value of the units that I have invested in the following funds, to the extent permissible, be transferred out of the specified fund and invested (in whole percentages) in the NEBS Bancshares, Inc. Stock Fund as follows:

Fund	Percentage to be transferred
S&P 500 Stock Fund	_____	%
Stable Value Fund	_____	%
S&P MidCap Stock Fund	_____	%
Money Market Fund	_____	%
Government Bond Fund	_____	%
International Stock Fund	_____	%
Income Plus Asset Allocation Fund	_____	%
Growth and Income Asset Allocation Fund	_____	%
Growth Asset Allocation Fund	_____	%
S&P 500/Value Stock Fund	_____	%
S&P 500/Growth Stock Fund	_____	%
Russell 2000 Stock Fund	_____	%
REIT Index Fund	_____	%

5. Investment Directions (applicable to future contributions after the close of the second-step offering)

I hereby revoke any previous investment instructions and now direct that any future contributions and/or loan repayments, if any, made by me or on my behalf by Enfield Federal Savings and Loan Association, including those contributions and/or repayments received by Enfield Federal Savings and Loan Association Employees’ Savings & Profit Sharing Plan and Trust during the same reporting period as this form, be invested in the following whole percentages. If I elect to invest in common stock, such future contributions or loan repayments, if any, will be invested in the New England Bancshares, Inc. Stock Fund the month following the conclusion of the Offering.

Fund	Percentage
S&P 500 Stock Fund	____	%
Stable Value Fund	____	%
S&P MidCap Stock Fund	____	%
Money Market Fund	____	%
Government Bond Fund	____	%
International Stock Fund	____	%
Income Plus Asset Allocation Fund	____	%
Growth and Income Asset Allocation Fund	____	%
Growth Asset Allocation Fund	____	%
S&P 500/Value Stock Fund	____	%
S&P 500/Growth Stock Fund	____	%
Russell 2000 Stock Fund	____	%
REIT Index Fund	____	%
New England Bancshares, Inc. Stock Fund	____	%

ii

6. Participant Signature and Acknowledgment - Required

By signing this Change of Investment Allocation Form, I authorize and direct the Savings Plan Administrator and trustee to carry out my instructions. I acknowledge that I have been provided with and read a copy of the Prospectus and the Prospectus Supplement relating to the issuance of common stock. I am aware of the risks involved in the investment in common stock, and understand that the Savings Plan trustee and Savings Plan Administrator are not responsible for my choice of investment.

Signature of Member	Date

Pentegra Services, Inc. is hereby authorized to make the above listed change(s) to this member’s record.

Signature of Enfield Federal Savings and Loan Association Authorized Representative	Date

Minimum Stock Purchase is $250

Maximum Stock Purchase is $150,000

PLEASE COMPLETE AND RETURN TO CYNTHIA GRAY

AT ENFIELD FEDERAL SAVINGS AND LOAN ASSOCIATION

BY 4:00 P.M. ON TUESDAY, DECEMBER 6, 2005.

iii

PROSPECTUS

(Proposed holding company for Enfield Federal Savings and Loan Association)

Up to 3,162,500 Shares of Common Stock

NEBS Bancshares, Inc. is offering common stock for sale in connection with the conversion of Enfield Mutual Holding Company into the stock form. The shares we are offering represent the ownership interest in New England Bancshares, Inc. now owned by Enfield Mutual Holding Company. The existing publicly held shares of New England Bancshares, which represent the remaining interest in New England Bancshares will be exchanged for shares of common stock of NEBS Bancshares. We intend to have our common stock listed for trading on the Nasdaq National Market under the symbol “NEBS.” NEBS Bancshares will be renamed “New England Bancshares, Inc.” once the conversion is completed.

If you are or were a depositor or a borrower of Enfield Federal Savings and Loan Association:

•	You may have priority rights to purchase shares of common stock.

If you are currently a stockholder of New England Bancshares:

•	Each of your shares will automatically be exchanged for between 1.7998 and 2.4350 shares of NEBS Bancshares.

•	Your percentage ownership interest will be nearly equivalent to your current percentage ownership interest in New England Bancshares.

•	You may also purchase additional shares of common stock in the offering after priority orders are filled.

If you are a participant in the Enfield Federal Savings and Loan Association Employees’ Savings Profit-Sharing Plan:

•	You may direct that all or part of your current account balances in this plan be invested in shares of common stock.

•	You will receive separately a supplement to this prospectus that describes your rights under this plan.

If you fit none of the categories above, but are interested in purchasing shares of our common stock:

•	You may have an opportunity to purchase shares of common stock after priority orders are filled.

We are offering up to 3,162,500 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 2,337,500 shares to complete the offering. If, as a result of regulatory conditions, demand for the shares or changes in market conditions, the independent appraiser determines that our market value has increased, we may sell up to 3,636,875 shares without giving you further notice or the opportunity to change or cancel your order. The offering is expected to terminate at 12:00 p.m., Eastern time, on December 13, 2005. We may extend this termination date without notice to you until January 27, 2006, unless the Office of Thrift Supervision approves a later date, which will not be beyond December 21, 2007.

Keefe, Bruyette & Woods, Inc. will use its best efforts to assist us in our selling efforts, but is not required to purchase any of the common stock that is being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering. All shares offered for sale are offered at a price of $10.00 per share.

The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond January 27, 2006. If the offering is extended beyond January 27, 2006, subscribers will have the right to modify or rescind their purchase orders. Funds received before completion of the offering up to the minimum of the offering range will be held by Enfield Federal. Funds received in excess of the minimum of the offering range may be maintained at Enfield Federal, or at our discretion, in an escrow account at an independent insured depository institution. However, in no event shall we maintain more than one escrow account. All subscriptions received will earn interest at our passbook rate, which is currently 0.60% per annum. If we terminate the offering, or if we extend the offering beyond January 27, 2006 and you do not confirm your order, we will return your funds promptly, in full and with interest, at our passbook rate.

We expect our directors and executive officers, together with their associates, to subscribe for 41,100 shares, which equals 1.5% of the shares offered at the midpoint of the offering range. Following the conversion, our directors and executive officers, together with their associates, are expected to own 235,376 shares of common stock (including exercisable options), or 4.9% of our outstanding common stock if shares are sold at the midpoint of the offering range.

This investment involves a degree of risk, including the possible loss of principal.

Please read “ Risk Factors” beginning on page 17.

OFFERING SUMMARY

Price Per Share: $10.00

	Minimum	Maximum	Maximum As Adjusted
Number of shares	2,337,500	3,162,500	3,636,875
Gross offering proceeds	$23,375,000	$31,625,000	$36,368,750
Estimated offering expenses, excluding underwriting commissions and expenses	$775,000	$775,000	$775,000
Underwriting commissions and expenses (1)	$211,000	$287,000	$330,000
Estimated net proceeds	$22,389,000	$30,563,000	$35,263,750
Estimated net proceeds per share	$9.58	$9.66	$9.70

(1)	See “The Conversion—Plan of Distribution and Marketing Arrangements” at page 115 for a discussion of Keefe, Bruyette & Woods, Inc.’s compensation for this offering.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For assistance, please contact the stock information center at (860) 253-4325.

KEEFE, BRUYETTE & WOODS

The date of this prospectus is November 14, 2005

ENFIELD FEDERAL SAVINGS

44
7
91
84
Torrington
New Britain
Hartford
6
84
Waterbury
Meriden
Norwich
84
91
95
Danbury
New London
New Haven
7
Bridgeport
Stamford
Connecticut

Enfield
Suffield
219
Windsor
Locks
189
Broad
Brook
5
Simsbury
East
Windsor
91
Windsor
291
84
44
Manchester
Hartford
384
Farmington
5
Glastonbury
6
Bristol
New Britain
17
66
84
Southington
State Capital

★ **Main Office:**
660 Enfield Street
Enfield, CT 06082

● **Branch Offices:**
124 Main Street
Broad Brook, CT 06016

One Shoham Road
East Windsor, CT 06088

54 Hazard Avenue
Enfield, CT 06082

268 Hazard Avenue
Enfield, CT 06082

23 Main Street
Manchester, CT 06040

112 Mountain Road
Suffield, CT 06078

20 Main Street
Windsor Locks, CT 06096

Summary

This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the conversion fully, you should read this entire document carefully. In certain instances where appropriate, the terms “we,” “us” and “our” refer to Enfield Mutual Holding Company, NEBS Bancshares, New England Bancshares and/or Enfield Federal, as appropriate. For assistance, please contact our stock information center at (860) 253-4325.

The Companies

Enfield Mutual Holding Company 660 Enfield Street Enfield, Connecticut 06082 (860) 253-5200	Enfield Mutual Holding Company is the federally chartered mutual holding company parent of New England Bancshares. Enfield Mutual Holding Company’s principal activity is the ownership of 1,298,786 shares of the common stock of New England Bancshares. At the conclusion of the conversion, Enfield Mutual Holding Company will no longer exist.

NEBS Bancshares, Inc. 660 Enfield Street Enfield, Connecticut 06082 (860) 253-5200	This offering is made by NEBS Bancshares. NEBS Bancshares is a new Maryland chartered corporation. Enfield Federal recently formed NEBS Bancshares to be its new stock holding company. To date, NEBS Bancshares has only conducted organizational activities. Once the conversion is completed, NEBS Bancshares will be renamed “New England Bancshares, Inc.” After the conversion, NEBS Bancshares will own all of Enfield Federal’s capital stock and will direct, plan and coordinate Enfield Federal’s business activities. In the future, NEBS Bancshares might also acquire or organize other operating subsidiaries, including other financial institutions or financial services companies, although it currently has no specific plans or agreements to do so.

New England Bancshares, Inc. 660 Enfield Street Enfield, Connecticut 06082 (860) 253-5200	New England Bancshares is a federally chartered mid-tier stock holding company that was formed in 2002. Currently, New England Bancshares owns all of Enfield Federal’s capital stock and directs, plans and coordinates Enfield Federal’s business activities. New England Bancshares has 2,257,651 issued and outstanding shares of common stock. Enfield Mutual Holding Company owns 1,298,786 shares and the remaining 958,865 are held by the public. At June 30, 2005, New England Bancshares had total assets of $ 223.4 million, deposits of $166.7 million and total stockholders’ equity of $29.0 million.

Enfield Federal Savings and Loan Association 660 Enfield Street Enfield, Connecticut 06082 (860) 253-5200	Enfield Federal is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area. Enfield Federal is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, its primary federal regulator, and the Federal Deposit Insurance Corporation, its deposit insurer. We attract deposits from the general public and use these funds to originate one- to four-family residential real estate loans, multi-family and commercial real estate loans, construction loans, commercial loans and consumer loans. We currently operate out of our main office in Enfield, Connecticut and seven branch offices in Hartford County.

Our Business Strategy (page 51)	Our mission is to operate and grow a profitable community- oriented financial institution serving retail and business customers in our market area. We plan to achieve this by executing our strategy of:

• pursuing opportunities to increase multi-family and commercial real estate and commercial business lending in our market area;

• continuing to emphasize the origination of one- to four-family residential real estate loans;

• expanding our delivery system through a combination of increased uses of technology and additional branch facilities;

• aggressively attracting core deposits;

•      managing our net interest margin and net interest spread by having a greater percentage of our assets in loans, especially higher-yielding loans, which generally have a higher yield than securities; and

• managing interest rate risk by emphasizing the origination of adjustable-rate or shorter duration loans.

The Conversion

Description of the Conversion (page 103)	In June 2002, Enfield Federal reorganized into the mutual holding company form of organization. As a part of that reorganization, New England Bancshares, Enfield Federal’s parent, sold 45% of its common stock in a subscription offering. The majority of New England Bancshares’ outstanding shares were retained by Enfield Mutual Holding Company. In December 2003, in connection with the acquisition of Windsor Locks Community Bank, FSL, Windsor Locks, Connecticut, New England Bancshares issued an additional 171,355 of its shares to Enfield Mutual Holding Company. As a result of those transactions, our current ownership structure is as follows:

The “second-step” conversion process that we are now undertaking involves a series of transactions by which we will convert our organization from the partially public mutual holding company form to the fully public stock holding company structure. In the stock holding company structure, all of Enfield Federal’s stock will be owned by NEBS Bancshares, and all of NEBS Bancshares’ stock will be owned by the public and our employee stock ownership plan. Upon completion of the conversion and offering, Enfield Mutual Holding Company will cease to exist.

After the conversion, our ownership structure will be as follows:

As part of the conversion, we are offering for sale common stock representing the majority ownership interest of New England Bancshares that is currently held by Enfield Mutual Holding Company. At the conclusion of the conversion, existing public stockholders of New England Bancshares will receive new shares of common stock of the new Maryland-chartered holding company in exchange for their existing shares of common stock from the federally-chartered holding company. However, because NEBS Bancshares will be renamed “New England Bancshares, Inc.” at the conclusion of the offering, the new certificates issued to stockholders will indicate they are being issued from New England Bancshares, a Maryland corporation.

The normal business operations of Enfield Federal will continue without interruption during the conversion and the same officers and directors who currently serve Enfield Federal in the mutual holding company will serve the new holding company and Enfield Federal in the fully converted stock form.

Conditions to Completing the Conversion	We are conducting the conversion under the terms of our plan of conversion and reorganization. We cannot complete the conversion and related offering unless:

•      the plan of conversion and reorganization is approved by at least a majority of votes eligible to be cast by members of Enfield Mutual Holding Company (depositors and certain borrowers of Enfield Federal);

• the plan of conversion and reorganization is approved by at least a majority of the outstanding shares of New England Bancshares, including shares held by Enfield Mutual Holding Company;

•      the plan of conversion and reorganization is approved by at least a majority of the votes eligible to be cast by stockholders of New England Bancshares common stock, excluding shares held by Enfield Mutual Holding Company;

• we sell at least the minimum number of shares offered; and

• we receive the final approval of the Office of Thrift Supervision to complete the conversion and offering.

Reasons for the Conversion (page 102)	Our primary reasons for the conversion are to:

• structure our business in a form that will provide access to the capital markets;

• support future lending and operational growth;

• enhance our ability to attract and retain qualified directors and management through stock-based compensation plans;

• support future branching activities and/or the acquisition of other financial institutions or financial services companies or their assets;

• create a more liquid and active market than currently exists for New England Bancshares’ common stock; and

• increase our capital, which will make us stronger.

Although we are interested in finding new possible branch locations, we do not currently have any specific plans or arrangements for further expansion or any specific acquisition plans.

The Exchange of Existing Shares of New England Bancshares Common Stock (page 105)

If you are now a stockholder of New England Bancshares, your existing shares will be cancelled and exchanged for shares of NEBS Bancshares (our newly formed Maryland corporation). The number of shares you will receive will be based on an exchange ratio determined as of the closing of the conversion, which will depend upon the final appraised value of NEBS Bancshares. Under federal regulations, current stockholders of New England Bancshares have dissenters’ rights in connection with the conversion. The following table shows how the exchange ratio will adjust, based on the number of shares sold in our offering.

The table also shows how many shares a hypothetical owner of 100 shares of New England Bancshares common stock would receive in the exchange, based on the number of shares sold in the offering.

	Shares to be Sold in the Offering		Shares to be Exchanged for Existing Shares of New England Bancshares		Total Shares of Common Stock to be Outstanding	Exchange Ratio	Shares to be Received for 100 Existing Shares (1)
	Amount	Percent	Amount	Percent
Minimum	2,337,500	57.5%	1,725,724	42.5%	4,063,224	1.7998	179
Midpoint	2,750,000	57.5	2,030,264	42.5	4,780,264	2.1174	211
Maximum	3,162,500	57.5	2,334,804	42.5	5,497,304	2.4350	243
15% Above Maximum	3,636,875	57.5	2,685,025	42.5	6,321,900	2.8002	280

(1)	Cash will be paid instead of issuing any fractional shares.

If you hold shares of New England Bancshares with a bank or broker in “street name,” you do not need to take any action to exchange the shares. If you are the recordholder of New England Bancshares shares, you will receive a transmittal form with instructions to surrender stock certificates after the conversion and offering are completed. New certificates of common stock will be mailed to you after the exchange agent receives a properly executed transmittal form and certificates. However, because NEBS Bancshares will be renamed “New England Bancshares” at the conclusion of the offering, the new certificates issued to stockholders will indicate they are being issued from New England Bancshares, a Maryland corporation.

No fractional shares of NEBS Bancshares common stock will be issued in the conversion. For each fractional share that would otherwise be issued, we will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share subscription price.

Reduced Stockholder Rights (page 122)	As a result of the conversion, existing stockholders of New England Bancshares will become stockholders of NEBS Bancshares. The rights of stockholders of NEBS Bancshares will be less than the rights stockholders currently have. The decrease in stockholder rights results from differences between the articles of incorporation and bylaws of NEBS Bancshares and the charter and bylaws of New England Bancshares and from distinctions between Maryland and federal law. The differences in stockholder rights under the articles of incorporation and bylaws of NEBS Bancshares are not mandated by Maryland law but have been chosen by management as being in the best interests of the corporation and all of its stockholders. However, the provisions in NEBS Bancshares’ articles of incorporation and bylaws may make it more difficult to pursue a takeover attempt that management opposes. These provisions will also make the removal of the board of directors or management, or the appointment of new directors, more difficult. The differences in stockholder rights include the following:

• approval by at least 80% of outstanding shares required to remove a director for cause;

• a majority of stockholders required to call special meetings;

• only the directors being able to amend the bylaws;

• greater lead time required for stockholders to submit business proposals and director nominations;

• approval by at least 80% of the outstanding shares required to amend certain provisions of the articles of incorporation;

• director qualifications; and

• approval by at least 80% of the outstanding shares required to approve business combinations involving an interested stockholder.

Benefits of the Conversion to Management (page 87)	We intend to implement the following benefit plans and employment and change in control agreements in connection with the conversion:

•      Employee Stock Ownership Plan. Our employee stock ownership plan intends to purchase 8.0% of the shares sold in the offering with the proceeds of a 15-year loan from NEBS Bancshares. As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of participants. Allocations will be based on a participant’s compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan. The employee stock ownership plan will comply with all applicable Office of Thrift Supervision regulations.

•      Equity Incentive Plan. We intend to implement an equity incentive plan no earlier than six months after the conversion. The equity incentive plan will comply with all applicable Office of Thrift Supervision regulations. Under Office of Thrift Supervision regulations, the plan must be approved by a majority of the stockholders of NEBS Bancshares. Under this plan, we may award stock options and shares of restricted stock to employees and directors. Shares of restricted stock will be awarded at no cost to the recipient. Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan. The Office of Thrift Supervision had previously permitted companies to reserve for issuance stock options in an amount up to 10.0% of the number of shares sold in the offering and restricted stock awards in an amount equal to 4.0% of the shares sold in the offering. The Office of Thrift Supervision has advised us that its conversion regulations limit the aggregate number of shares that my be reserved for the issuance of shares of restricted stock and stock options during the twelve months after conversion to 4.0% and 10.0%, respectively, of the shares of our common stock outstanding after completion of the conversion. As a result of this requirement, if we choose to implement an equity incentive plan within the twelve months following the conversion, we may only authorize the granting of shares of restricted stock in an amount equal to 2.55% of the shares sold in the offering and stock options in an amount equal to 6.38% of the shares sold in the offering. These restrictions will expire on the first anniversary of the conversion.

The following table presents the total value of all shares to be available for restricted stock awards under the equity incentive plan, based on a range of market prices from $8.00 per share to $14.00 per share. Ultimately, the value of the grants will depend on the actual trading price of our common stock, which depends on numerous factors.

	Value of
Share Price	59,684 Shares Awarded at Minimum of Range	70,217 Shares Awarded at Midpoint of Range	80,749 Shares Awarded at Maximum of Range	92,861 Shares Awarded at 15% Above Maximum of Range
	(In thousands)
$8.00	$477	$562	$646	$743
10.00	597	702	807	929
12.00	716	843	969	1,114
14.00	836	983	1,130	1,300

The following table presents the total value of all stock options available for grant under the equity incentive plan, based on a range of market prices from $8.00 per share to $14.00 per share. For purposes of this table, the value of the stock options was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.” Ultimately, financial gains can be realized on a stock option only if the market price of the common stock increases above the price at which the option is granted.

		Value of
Exercise Price	Option Value	149,211 Options Granted at Minimum of Range	175,543 Options Granted at Midpoint of Range	201,874 Options Granted at Maximum of Range	232,155 Options Granted at 15% Above Maximum of Range
		(In thousands)
$8.00	$2.22	$331	$390	$448	$515
10.00	2.78	415	488	561	645
12.00	3.34	498	586	674	775
14.00	3.89	580	683	785	903

•      Employment and Change in Control Agreements. In connection with the reorganization, New England Bancshares and Enfield Federal entered into a three-year employment agreement with David J. O’Connor, our President and Chief Executive Officer. Enfield Federal also entered into a two-year change in control agreement with each of Scott D. Nogles, our Senior Vice President and Chief Financial Officer, and John F. Parda, our Senior Vice President and Chief Lending Officer. These agreements provide for severance benefits if the executive is terminated following a change in control of New England Bancshares or Enfield Federal. In connection with the conversion, NEBS Bancshares and Enfield Federal each intend to enter into a new employment agreement with Mr. O’Connor and Enfield Federal intends to amend its change in control agreements with Messrs. Nogles and Parda. Under these new and amended agreements and based solely on cash compensation earned for the year ended March 31, 2005 and excluding any benefits that would be payable under any employee benefit plan, if a change in control of New England Bancshares or Enfield Federal occurred and Messrs. O’Connor, Nogles and Parda’s employment were terminated, the total payments due would equal approximately $1.1 million.

The following table summarizes, at the minimum and maximum of the offering range, the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards and stock options that are expected to be available under the equity incentive plan.

	Number of Shares to be Granted or Purchased			Dilution Resulting from Issuance of Shares for Stock Benefit Plans	Total Estimated Value of Grants
	At Minimum of Offering Range	At Maximum of Offering Range	As a % of Common Stock to Be Issued in the Offering		At Minimum of Offering Range	At Maximum of Offering Range
Employee stock ownership plan (1)	187,000	253,000	8.00%	4.40%	$1,870,000	$2,530,000
Restricted stock awards (1)	59,684	80,749	2.55	1.45	596,840	807,490
Stock options (2)	149,211	201,874	6.38	3.54	414,807	561,210

Total	395,895	535,623	16.93%	9.39%	$2,881,647	$3,898,700

(1)	Assumes the value of NEBS Bancshares’ common stock is $10.00 per share for purposes of determining the total estimated value of the grants.

(2)	Assumes the value of a stock option is $2.78, which was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.”

We may fund our plans through open market purchases, as opposed to new issuance of stock; however, if any options previously granted under the 2003 Stock-Based Incentive Plan are exercised during the first year following completion of the stock offering, they will be funded with newly-issued shares as the Office of Thrift Supervision regulations do not permit us to repurchase our shares during the first year following the completion of this stock offering except to fund the restricted stock plan or under extraordinary circumstances. We have been advised by the staff of the Office of Thrift Supervision that the exercise of outstanding options and cancellation of treasury shares in the conversion will not constitute an extraordinary circumstance or compelling business for purposes of this test.

The following table presents information regarding our existing employee stock ownership plan, the 2003 Stock-Based Incentive Plan, our new employee stock ownership plan and our proposed equity incentive plan. The table below assumes that 5,497,304 shares are outstanding after the stock offering, which includes the sale of 3,162,500 shares in the offering at the maximum of the offering range and the issuance of 2,334,804 shares in exchange for shares of New England Bancshares using an exchange ratio of 2.4350. It is also assumed that the value of the stock is $10.00 per share and that the exchange of existing shares is in accordance with the exchange ratio at the maximum of the offering range.

Existing and New Stock Benefit Plans	Participants	Shares		Estimated Value of Shares		Percentage of Shares Outstanding After the Conversion
Existing employee stock ownership plan	Employees	176,410	(1)	$1,764,100		3.21%
New employee stock ownership plan	Employees	253,000		2,530,000		4.60

Total employee stock ownership	Employees	429,410		4,294,100		7.81

Existing shares of restricted stock	Directors and Officers	139,143	(2)	1,391,430	(3)	2.53
New shares of restricted stock	Directors and Officers	80,749		807,490		1.47

Total shares of restricted stock	Directors and Officers	219,892		2,198,920		4.00

Existing stock options	Directors and Officers	347,856	(4)	2,323,678	(5)	6.33
New stock options	Directors and Officers	201,874		561,210	(5)	3.67

Total stock options	Directors and Officers	549,730		2,884,888		10.00

Total of stock benefit plans		1,199,032		$9,377,908		21.81%

(1)	New England Bancshares initially established an employee stock ownership plan, which purchased 73,795 shares of its common stock in Enfield Federal’s mutual holding company reorganization and minority stock issuance. As of June 30, 2005, the employee stock ownership plan held 72,448 shares. These shares will be exchanged for 176,410 shares using the exchange ratio at the maximum of the offering range.

(2)	Represents 57,143 shares of restricted stock reserved for grant under the 2003 Stock-Based Incentive Plan, which will be exchanged for 139,143 shares using the exchange ratio at the maximum of the offering range. This existing plan currently holds 21,853 previously awarded shares of restricted stock that have not vested and 20,722 shares that have not been granted. These 42,575 shares will be exchanged for 103,670 shares using the exchange ratio at the maximum of the offering range.

(3)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share.

(4)	Represents 142,857 shares reserved for issuance under the 2003 Stock-Based Incentive Plan, which will be exchanged for 347,856 shares using the exchange ratio at the maximum of the offering range. Options for a total of 107,568 shares have been granted under the existing 2003 Stock-Based Incentive Plan, which will be exchanged for options for a total of 261,928 shares using the exchange ratio at the maximum of the offering.

(5)	The weighted-average fair value of stock options granted under the 2003 Stock-Based Incentive Plan has been estimated at $6.68 per option using the Black-Scholes option pricing model. The assumptions used for the options granted in fiscal 2003 and 2005 were: exercise price, $15.15 and $19.25, respectively; dividend yield, 0% and 0.12%, respectively; expected life, 10 years for both; expected volatility, 18.8% and 23.9%, respectively; and risk-free interest rate, 4.34% and 4.75%, respectively. The fair value of stock options to be granted under the new equity incentive plan has been estimated at $2.78 per option using the Black-Scholes option pricing model with the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 1.0%; expected life, 10 years; expected volatility, 13.09%; and risk-free interest rate, 3.98%.

Tax Consequences (page 106)	As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to us or persons who receive or exercise subscription rights. Existing stockholders of New England Bancshares who receive cash in lieu of fractional share interests in shares of NEBS Bancshares will recognize gain or loss equal to the difference between the cash received and the tax basis of the fractional share.

The Offering

Purchase Price	The purchase price is $10.00 per share. You will not pay a commission to buy any shares in the offering.

Number of Shares to be Sold	We are offering for sale between 2,337,500 and 3,162,500 shares of NEBS Bancshares common stock in this offering. With regulatory approval, we may increase the number of shares to be sold to 3,636,875 shares without giving you further notice or the opportunity to change or cancel your order. The Office of Thrift Supervision will consider the level of subscriptions, the views of our independent appraiser, our financial condition and results of operations and changes in market conditions in connection with a request to increase the offering size.

How We Determined the Offering Range (page 117)

We decided to offer between 2,337,500 and 3,162,500 shares, which is our offering range, based on an independent appraisal of our pro forma market value prepared by RP Financial, LC., an appraisal firm experienced in appraisals of financial institutions. RP Financial will receive fees totaling $36,500 for its appraisal services, plus reasonable out-of-pocket expenses. RP Financial estimates that as of September 2, 2005, our pro forma market value was between $40.6 million and $ 55.0 million, with a midpoint of $47.8 million.

In preparing its appraisal, RP Financial considered the information in this prospectus, including our consolidated financial statements. RP Financial also considered the following factors, among others:

• our historical, present and projected operating results and financial condition and the economic and demographic characteristics of our market area;

• a comparative evaluation of our operating and financial statistics with those of other similarly situated publicly traded bank and thrift holding companies;

• the effect of the capital raised in this offering on our equity and earnings potential; and

• the trading market for securities of comparable institutions and general conditions in the market for such securities.

Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “book value” and the ratio of the offering price to the issuer’s annual net income. RP Financial considered these ratios in preparing its appraisal, among other factors. Book value is the same as total equity and represents the difference between the issuer’s assets and liabilities. RP Financial’s appraisal also incorporates an analysis of a peer group of publicly traded holding companies that RP Financial considered to be comparable to us.

The following table presents a summary of selected pricing ratios for the peer group companies and the pricing ratios for us as presented in “Pro Forma Data” beginning on page 35.

	Pro Forma Price to Earnings Multiple		Pro Forma Price to Book Value Ratio	Pro Forma Price to Tangible Book Value Ratio
NEBS Bancshares, Inc.:
Minimum	25.00	x	83.06%	86.28%
Midpoint	27.78		90.91	94.25
Maximum	31.25		97.75	101.11
Maximum, as adjusted	35.71		104.60	107.87
Valuation of peer group companies as of September 2, 2005:
Average	19.38	x	147.98%	153.51%
Median	16.67		143.35	151.28

Compared to the median pricing ratios of the peer group, at the maximum of the offering range our stock would be priced at a premium of 87.5% to the peer group on a price-to-earnings basis and a discount of 31.8% to the peer group on a price-to-book basis. This means that, at the maximum of the offering range, a share of our common stock would be more expensive than the peer group based on an earnings per share basis and less expensive than the peer group on a book value per share basis.

The independent appraisal does not indicate market value. You should not assume or expect that the valuation described above means that our common stock will trade at or above the $10.00 purchase price after the conversion.

Possible Change in Offering Range (page 119)	RP Financial will update its appraisal before we complete the stock offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 3,636,875 shares without further notice to you. If the pro forma market value of the common stock to be sold in the offering at that time is either below $ 23.4 million or above $36.4 million, then, after consulting with the Office of Thrift Supervision, we may either: (1) terminate the stock offering and promptly return all funds; (2) set a new offering range, notify all subscribers and give them the opportunity to confirm, change or cancel their orders; or (3) take such other actions as may be permitted by the Office of Thrift Supervision.

After-Market Performance of Second-Step Conversion Offerings	The following table provides information regarding the after-market performance of the “second-step” conversion offerings completed between January 1, 2004 and September 2, 2005. As part of its appraisal of our pro forma market value, RP Financial considered the after-market performance of “second step” conversions completed in 2005.
			Appreciation From Initial Offering Price
	Issuer	Date of IPO	1 Day	1 Week	1 Month	To September 2, 2005
	Hudson City Bancorp, Inc.	06/07/05	9.6%	10.8%	15.9%	24.6%

	First Federal of Northern Michigan Bancorp, Inc.	04/04/05	(5.1)	(8.0)	(16.0)	(5.0)

	Rome Bancorp, Inc.	03/31/05	0.5	(2.5)	(5.6)	2.5

	Roebling Financial Corp.	10/01/04	(1.0)	(0.5)	(8.0)	(3.0)

	DSA Financial Corporation	07/30/04	(2.0)	(5.0)	(7.0)	20.0

	Partners Trust Financial Group, Inc.	07/15/04	(0.1)	(0.2)	(1.9)	18.1

	Synergy Financial Group, Inc.	01/21/04	8.1	8.0	7.9	23.9

	Provident Bancorp, Inc.	01/15/04	15.0	11.5	15.1	20.0

	Average		3.1	1.8	0.0	12.6

	Median		0.2	(0.4)	(3.8)	19.1

	This table is not intended to be indicative of how our stock may perform. Furthermore, this table presents only short-term price performance and may not be indicative of the longer-term stock price performance of these companies.

	Stock price performance is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; an active and liquid trading market for the stock; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the Risk Factors beginning on page 17.

	You should be aware that, in certain market conditions, stock prices of thrift IPOs have decreased. For example, as the above table illustrates, after one month, the shares of five companies traded below their initial offering price. We can give you no assurance that our stock will not trade below the $10.00 purchase price.

Persons Who Can Order Stock in the Offering (page 109)	We have granted rights to subscribe for shares of our common stock in a “subscription offering” to the following persons in the following order of priority:
Note: Subscription rights are not transferable, and persons with subscription rights may not subscribe for shares for the benefit of any other person. If you violate this prohibition, you may lose your rights to purchase shares and may face criminal prosecution and/or other sanctions.

1.      Persons with $50 or more on deposit at Enfield Federal as of June 30, 2004.

2.      Our employee stock ownership plan, which provides retirement benefits to our employees.

3.      Persons with $50 or more on deposit at Enfield Federal as of September 30, 2005.

4.      Except for persons eligible to subscribe for shares under categories 1 and 3, Enfield Federal’s depositors as of October 31, 2005 and borrowers of Enfield Federal as of November 19, 1986 who continue to be borrowers as of October 31, 2005.

If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or may only partially fill your order. Shares will be allocated in order of the priorities described above under a formula outlined in the plan of conversion and reorganization. If we increase the number of shares to be sold above 3,162,500, Enfield Federal’s employee stock ownership plan will have the first priority right to purchase any shares exceeding that amount to the extent that its subscription has not previously been filled. Any shares remaining will be allocated in the order of priorities described above. See “The Conversion—Subscription Offering and Subscription Rights” for a description of the allocation procedure.

If we determine that the demand for shares in the subscription offering is insufficient to sell the minimum amount of shares in the offering range, we may offer shares not sold in the subscription offering to the general public in a community offering. Existing stockholders of New England Bancshares and people and trusts for the benefit of people who are residents of Hartford County, Connecticut will have first and second preference, respectively, to purchase shares in the community offering. The community offering, if held, may begin at any time during or immediately following the subscription offering.

If at least the minimum amount of shares in the offering range is not sold in the subscription and community offerings, the remaining shares may be sold to the public in a syndicated community offering or in an underwritten public offering. The determination of whether a syndicated community offering or underwritten public offering will be held will occur during or immediately after the completion of the subscription and community offerings and the determination will depend on our perceived demand for our stock.

Subscription Rights	You are not allowed to transfer your subscription rights and we will act to ensure that you do not do so. You will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding with another person involving the transfer of the shares that you purchase. We will not accept any stock orders that we believe involve the transfer of subscription rights.

Deadline for Ordering Stock (page 111)	The subscription offering will end at 12:00 p.m., Eastern time, on December 13, 2005. We expect that the community offering will terminate at the same time, although it may continue for up to 45 days after the end of the subscription offering, or longer if regulators approve a later date. No single extension may be for more than 90 days. If we extend the offering beyond January 27, 2006 or if we intend to sell fewer than 2,337,500 shares or more than 3,636,875, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will return your funds promptly with interest, at our passbook rate.

Purchase Limitations (page 114)	Our plan of conversion and reorganization establishes limitations on the purchase of stock in the offering. These limitations include the following:

•      The minimum purchase is 25 shares.

•      No individual may purchase more than $150,000 of common stock (which equals 15,000 shares) in the subscription offering.

•      No individual, no individual together with any associates, and no group of persons acting in concert may purchase more than 1% of common stock sold in the offering.

Subject to the Office of Thrift Supervision’s approval, we may increase or decrease the purchase and ownership limitations at any time.

How to Purchase Common Stock (page 116)	If you want to place an order for shares in the offering, you must complete an original stock order form and send it to us, together with full payment. You must sign the certification that is on the reverse side of the stock order form. We must receive your stock order form before the end of the subscription offering or the end of the community offering, as appropriate. Once we receive your order, you cannot cancel or change it without our consent.

To ensure that we properly identify your subscription rights, you must list all of your accounts as of the eligibility dates on the stock order form. If you fail to do so, your subscription may be reduced or rejected if the offering is oversubscribed. To preserve your purchase priority, you must register the shares only in the name or names of eligible purchasers at the applicable date of eligibility. You may not add the names of others who were not eligible to purchase common stock in the offering on the applicable date of eligibility.

We may, in our sole discretion, reject orders received in the community offering or syndicated community offering either in whole or in part. For example, we may reject an order submitted by a person who we believe is making false representations or who we believe is attempting to violate, evade or circumvent the terms and conditions of the plan of conversion and reorganization. If your order is rejected in part, you cannot cancel the remainder of your order.

You may pay for shares in the subscription offering or the community offering in any of the following ways:

• By check or money order made payable to NEBS Bancshares, Inc.

•      By authorizing a withdrawal from an account at Enfield Federal. To use funds in an Individual Retirement Account at Enfield Federal, you must transfer your account to an unaffiliated institution or broker. Please contact the stock information center as soon as possible for assistance.

We will pay interest on your subscription funds at the rate we pay on passbook accounts, which is currently 0.60% from the date we receive your funds until the conversion is completed or terminated. All funds authorized for withdrawal from deposit accounts with us will earn interest at the applicable account rate until the offering is completed or terminated. If, as a result of a withdrawal from a certificate of deposit, the balance falls below the minimum balance requirement, the remaining funds will earn interest at our passbook rate. There will be no early withdrawal penalty for withdrawals from certificates of deposit used to pay for stock.

How We Will Use the Proceeds of this Offering (page 30)	The following table summarizes how the proceeds of this offering will be used, based on the sale of shares at the minimum and maximum of the offering range.

	2,337,500 Shares at $10.00 Per Share	3,162,500 Shares at 10.00 Per Share
	(In thousands)
Offering proceeds	$23,375	$31,625
Less: offering expenses	(986)	(1,062)

Net offering proceeds	22,389	30,563
Less:
Proceeds contributed to Enfield Federal	(11,195)	(15,282)
Proceeds used for loan to employee stock ownership plan	(1,870)	(2,530)

Proceeds remaining for NEBS Bancshares	$9,324	$12,751

NEBS Bancshares may use the portion of the proceeds that it retains to, among other things, invest in securities, pay dividends to stockholders, repurchase shares of its common stock (subject to regulatory restrictions), finance the possible acquisition of financial institutions or other businesses that are related to banking or for general corporate purposes. Enfield Federal may use the portion of the proceeds that it receives to fund new loans, invest in securities, hire additional commercial loan originators to accelerate its commercial loan growth, finance the possible expansion of its business activities (including developing new branch locations) or for general corporate purposes.

Purchases by Directors and Executive Officers (page 93)	We expect that our directors and executive officers, together with their associates, will subscribe for 41,100 shares, which equals 1.5% of the shares that would be sold at the midpoint of the offering range. Directors and executive officers will pay the same $10.00 per share price as everyone else who purchases shares in the offering. Following the conversion, our directors and executive officers, together with associates, are expected to own 235,376 shares of common stock (including exercisable options), or 4.9% of our outstanding common stock if shares are sold at the midpoint of the offering range.

Market for NEBS Bancshares Common Stock (page 32)	New England Bancshares common stock is quoted on the OTC Electronic Bulletin Board. We expect that our shares of common stock will be listed for trading on the Nasdaq National Market under the symbol “NEBS.” Keefe, Bruyette & Woods, Inc. currently intends to become a market maker in the common stock, but is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for our common stock will develop or, if developed, will be maintained. After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares.

NEBS Bancshares’ Dividend Policy (page 31)	New England Bancshares currently pays a cash dividend of $0.05 per share per quarter, which equals $0.20 on an annualized basis. After the conversion, we intend to continue to pay cash dividends on a quarterly basis. However, the dividend rate and the continued payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurance can be given that we will continue to pay dividends or that they will not be reduced in the future. Additionally, we cannot guarantee that the amount of dividends that we pay after the conversion will be equal to the per share dividend amount that New England Bancshares stockholders currently receive, as adjusted to reflect the exchange ratio.

Stock Information Center

If you have any questions regarding the offering or our conversion, please call the stock information center at (860) 253-4325.

The stock information center is open Monday through Friday, except bank holidays, from 9:00 a.m. to 4:00 p.m., Eastern time.

To ensure that each person receives a prospectus at least 48 hours before the expiration date of the subscription and community offerings in accordance with federal law, no prospectus will be mailed any later than five days or hand delivered any later than two days before such date. Order forms will be distributed only when preceded or accompanied by a prospectus.

Risk Factors

You should consider carefully the following risk factors before purchasing NEBS Bancshares common stock.

Risks Related to Our Business

Our increased emphasis on commercial and construction lending may expose us to increased lending risks.

At June 30, 2005, our loan portfolio consisted of $32.5 million, or 23.1% of multi-family and commercial real estate loans, $11.3 million, or 8.0% of construction loans and $6.6 million, or 4.7% of commercial business loans. Although the size of these segments of our loan portfolio has been stable in recent years, we intend to increase our emphasis on these types of loans. These types of loans generally expose a lender to greater risk of non-payment and loss than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property, the income stream of the borrowers and, for construction loans, the accuracy of the estimate of the property’s value at completion of construction and the estimated cost of construction. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Commercial business loans expose us to additional risks since they typically are made on the basis of the borrower’s ability to make repayments from the cash flow of the borrower’s business and are secured by non-real estate collateral that may depreciate over time. In addition, since such loans generally entail greater risk than one- to four-family residential mortgage loans, we may need to increase our allowance for loan losses in the future to account for the likely increase in probable incurred credit losses associated with the growth of such loans. Also, many of our commercial and construction borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan.

Certain interest rate movements may hurt our earnings and asset value.

Interest rates have recently been at historically low levels. However, since June 30, 2004, the U.S. Federal Reserve has increased its target for the federal funds rate twelve times, from 1.00% to 4.00%. While these short-term market interest rates (which we use as a guide to price our deposits) have increased, longer-term market interest rates (which we use as a guide to price our longer-term loans) have not. Although this “flattening” of the market yield curve has not had a negative impact on our interest rate spread and net interest margin to date, if short-term interest rates continue to rise, and if rates on our deposits and borrowings continue to reprice upwards faster than the rates on our long-term loans and investments, we would experience compression of our interest rate spread and net interest margin, which would have a negative effect on our profitability.

Changes in interest rates also affect the value of our interest-earning assets, and in particular our securities portfolio. Generally, the value of fixed-rate securities fluctuates inversely with changes in interest rates. Unrealized gains and losses on securities available for sale are reported as a separate component of equity, net of tax. Decreases in the fair value of securities available for sale resulting from increases in interest rates could have an adverse effect on stockholders’ equity. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Risk Management—Interest Rate Risk Management.”

Strong competition within our market area could hurt our profits and slow growth.

We face intense competition both in making loans and attracting deposits. This competition has made it more difficult for us to make new loans and has occasionally forced us to offer higher deposit rates. Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which reduces net interest income. As of June 30, 2005, we held 0.7% of the deposits in Hartford County, which was the 14th largest market share of deposits out of the 28 financial institutions in the county. Some of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to compete successfully in our market area. For more information about our market area and the competition we face, see “Our Business—Market Area” and “Our Business—Competition.”

If we do not achieve profitability on our new branch, it may negatively impact our earnings.

We opened our East Windsor branch office on October 3, 2005. Numerous factors contribute to the performance of a new branch, such as a suitable location, qualified personnel and an effective marketing strategy. Additionally, it takes time for a new branch to generate significant deposits and make sufficient loans to produce enough income to offset expenses, some of which, like salaries and occupancy expense, are relatively fixed costs. We expect that it may take a period of time before the new branch office can become profitable. During this period, operating this new branch office may negatively impact our net income.

A downturn in the local economy or a decline in real estate values could hurt our profits.

Nearly all of our real estate loans are secured by real estate in the Hartford metropolitan area. As a result of this concentration, a downturn in the local economy could cause significant increases in non-performing loans, which would hurt our profits. Additionally, a decrease in asset quality could require additions to our allowance for loan losses through increased provisions for loan losses, which would hurt our profits. In recent years, there has been significant increases in real estate values in our market area. For example, the median sales price of existing one- to four-family homes in the Hartford metropolitan area increased $32,200, or 15.2%, from $212,300 for the first quarter of 2004 to $244,500 for the first quarter of 2005 compared to an increase of $16,700, or 9.7%, in the median sales price of existing homes in the United States from $172,100 for the first quarter of 2004 to $188,800 for the first quarter of 2005. As a result of rising home prices, our loans have been well collateralized. A decline in real estate values could cause some of our mortgage loans to become inadequately collateralized, which would expose us to a greater risk of loss. For a discussion of our market area, see “Our Business—Market Area.”

The loss of our President and Chief Executive Officer could hurt our operations.

We rely heavily on our President and Chief Executive Officer, David J. O’Connor. The loss of Mr. O’Connor could have an adverse effect on us because, as a small community bank, Mr. O’Connor has more responsibility than would be typical at a larger financial institution with more employees. In addition, as a small community bank, we have fewer management-level personnel who are in position to succeed and assume the responsibilities of Mr. O’Connor. We have a three-year employment contract with Mr. O’Connor. For further discussion, see “Management—Executive Compensation—Employment Agreement.”

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.

Enfield Federal is subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, its chartering authority, and by the Federal Deposit Insurance Corporation, as insurer of its deposits. NEBS Bancshares will be subject to regulation and supervision by the Office of Thrift Supervision. Such regulation and supervision govern the activities in which an institution and its holding company may engage, and are intended primarily for the protection of the insurance fund and for the depositors and borrowers of Enfield Federal. The regulation and supervision by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation are not intended to protect the interests of investors in NEBS Bancshares common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

Risks Related to this Offering

Additional expenses following the conversion from the compensation and benefit expenses associated with the implementation of the new stock-based benefit plans will adversely affect our profitability.

Following the conversion, our non-interest expenses are likely to increase as we will recognize additional annual employee compensation and benefit expenses stemming from the shares granted to employees and executives under new benefit plans. We cannot predict the actual amount of these new stock-related compensation and benefit expenses because applicable accounting practices require that they be based on the fair market value of the shares of common stock at specific points in the future; however, we expect them to be material. We would recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and would recognize expenses for restricted stock awards and stock options over the vesting period of awards made to recipients. These expenses in the first year following the conversion have been estimated to be approximately $299,000 at the maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of our proposed stock-based plans, see “Our Management—Benefit Plans.”

Our low return on equity after the conversion may negatively impact the value of our common stock.

Return on equity, which equals net income divided by average equity, is a ratio used by many investors to compare the performance of a particular company with other companies. For the three months ended June 30, 2005, our annualized return on average equity was 4.68% while our pro forma return on equity for the same period is estimated to be 3.00%, assuming the sale of shares at the midpoint of the offering range. Our peers used in the valuation of NEBS Bancshares had a median return on equity of 7.52% for the twelve months ended June 30, 2005, while all publicly-traded, fully-converted thrifts had a median return on equity of 6.94% for the same period. Over time, we intend to use the net proceeds from this offering to increase earnings per share and book value per share, without assuming undue risk, with the goal of achieving a return on equity that is competitive with other publicly held companies. This goal could take a number of years to achieve, and we cannot assure you that it will be attained. Consequently, you should not expect a competitive return on equity in the near future. Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. See “Pro Forma Data” for an illustration of the financial impact of this offering.

Our stock price may decline when trading commences.

We cannot guarantee that if you purchase shares in the offering you will be able to sell them at or above the $10.00 purchase price. The shares of several recent offerings in connection with second-step conversions have traded below the initial offering price after completion of the offering. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, have recently experienced substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.

We have broad discretion in allocating the proceeds of the offering. Our failure to effectively utilize such proceeds would reduce our profitability.

NEBS Bancshares intends to contribute approximately 50% of the net proceeds of the offering to Enfield Federal. NEBS Bancshares expects to use a portion of the net proceeds to fund the purchase by our employee stock ownership plan of shares in the offering. NEBS Bancshares may use the remaining net proceeds to pay dividends to stockholders, repurchase common stock, purchase investment securities, finance the acquisition of other financial institutions or other businesses that are related to banking, or for other general corporate purposes. Enfield Federal may use the proceeds it receives to fund new loans, purchase investment securities, establish or acquire new branches, acquire financial institutions or other businesses that are related to banking, or for general corporate purposes. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.

Issuance of shares for benefit programs may dilute your ownership interest.

We intend to adopt an equity incentive plan following the conversion. If stockholders approve the new equity incentive plan, we intend to issue shares to our officers and directors through this plan. If the restricted stock awards under the equity incentive plan are funded from authorized but unissued stock, your ownership interest could be diluted by up to approximately 1.4%, assuming awards of common stock equal to 2.55% of the shares sold in the offering, are awarded under the plan. If the shares issued upon the exercise of stock options under the equity incentive plan are issued from authorized but unissued stock, your ownership interest in the shares could be diluted by up to approximately 3.5%, assuming stock option grants equal to 6.38% of the shares sold in the offering, are granted under the plan. See “Pro Forma Data” and “Our Management—Benefit Plans.”

There may be a limited market for our common stock, which may lower our stock price.

Although NEBS Bancshares’ stock will be listed on the Nasdaq National Market, there is no guarantee that the shares of NEBS Bancshares will be regularly traded. If an active trading market for our common stock does not develop, you may not be able to sell your shares of common stock on short notice, and the sale of a large number of shares at one time could temporarily depress the market price. There also may be a wide spread between the bid and ask price for our common stock. When there is a wide spread between the bid and ask price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time.

A Warning About Forward-Looking Statements

This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative or regulatory changes that adversely affect our business;

•	adverse changes in the securities markets;

•	inability of key third-party providers to perform their obligations to Enfield Federal; and

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board.

Any of the forward-looking statements made in this prospectus and in other public statements we make may later prove incorrect because of inaccurate assumptions, the factors illustrated above or because of other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.

Selected Financial and Other Data

The summary financial information presented below is derived in part from our consolidated financial statements. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information at and for the years ended March 31, 2005 and 2004 is derived in part from the audited consolidated financial statements that appear in this prospectus. The information at and for the years ended March 31, 2003, 2002 and 2001 is derived in part from audited consolidated financial statements that do not appear in this prospectus. The operating data at June 30, 2005 and for the three months ended June 30, 2005 and 2004 was not audited, but in the opinion of management, reflects all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the three months ended June 30, 2005 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At June 30, 2005	At March 31,
		2005	2004	2003	2002	2001
	(In thousands)
Financial Condition Data:
Total assets	$223,429	$213,202	$203,168	$161,184	$136,311	$122,939
Securities available-for-sale	47,164	46,585	42,309	38,068	36,165	32,004
Loans receivable, net	138,891	132,557	121,404	93,581	80,468	66,372
Cash and cash equivalents	19,665	16,544	19,679	20,963	12,472	17,759
Deposits	166,715	162,991	162,790	128,953	114,998	108,478
Total equity	28,961	28,439	27,594	23,150	14,352	13,905

	Three Months Ended June 30,		Year Ended March 31,
	2005	2004	2005	2004	2003	2002	2001
	(In thousands)
Operating Data:
Interest and dividend income	$2,776	$2,459	$10,189	$8,772	$8,354	$8,107	$8,110
Interest expense	847	709	2,986	2,828	3,346	4,142	4,514

Net interest and dividend income	1,929	1,750	7,203	5,944	5,008	3,965	3,596
Provision for loan losses	32	60	131	240	240	200	194

Net interest and dividend income after provision for loan losses	1,897	1,690	7,072	5,704	4,768	3,765	3,402
Non-interest income	185	163	805	593	471	432	278
Non-interest expense	1,563	1,489	6,059	5,171	4,225	3,249	3,021

Income before income taxes	519	364	1,818	1,126	1,014	948	659
Provision for income taxes	183	124	630	309	306	292	168

Net income	$336	$240	$1,188	$817	$708	$656	$491

Per Share Data:
Earnings per share, basic	$0.15	$0.11	$0.55	$0.40	N/A	N/A	N/A
Earnings per share, diluted	0.15	0.11	0.54	0.39	N/A	N/A	N/A
Dividends per share	0.05	—	0.05	—	—	N/A	N/A

	Three Months Ended June 30,		At or For the Year Ended March 31,
	2005	2004	2005	2004	2003	2002	2001
Performance Ratios (1):
Return on average assets	0.62%	0.47%	0.57%	0.47%	0.47%	0.51%	0.41%
Return on average equity	4.68	3.48	4.26	3.37	3.40	4.64	3.57
Interest rate spread (2)	3.58	3.57	3.58	3.56	3.42	3.19	2.92
Net interest margin (3)	3.84	3.78	3.82	3.80	3.68	3.41	3.20
Non-interest expense to average assets	2.87	2.93	2.93	2.99	2.83	2.55	2.50
Efficiency ratio (4)	73.94	77.84	75.66	79.10	77.11	73.89	77.98
Average interest-earning assets to average interest-bearing liabilities	115.94	113.86	115.26	112.94	110.78	106.22	107.06
Average equity to average assets	13.19	13.60	13.48	14.02	13.92	11.11	11.39
Dividend payout ratio	13.99	—	4.04	—	—	N/A	N/A
Capital Ratios (5):
Tangible capital	11.44	11.44	11.79	11.74	13.25	10.59	11.26
Core capital	11.44	11.44	11.79	11.74	13.25	10.59	11.26
Risk-based capital	22.47	23.39	23.43	23.83	27.24	21.58	24.04
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	1.04	1.07	1.07	1.06	1.07	0.95	0.90
Allowance for loan losses as a percent of non-performing loans	312.13	120.85	309.70	138.85	420.00	384.58	90.13
Net charge-offs to average outstanding loans during the period	—	0.02	—	0.10	0.01	0.04	0.10
Non-performing loans as a percent of total loans	0.33	0.88	0.35	0.76	0.25	0.25	1.00
Non-performing assets as a percent of total assets	0.21	0.53	0.22	0.46	0.15	0.15	0.76
Other Data:
Number of full-service offices	7	7	7	7	6	4	4

(1)	Performance ratios for the three months ended June 30, 2005 and 2004 are annualized.

(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities. Reported on a tax equivalent basis, using a 34% tax rate.

(3)	Represents net interest income as a percent of average interest-earning assets. Reported on a tax equivalent basis, using a 34% tax rate.

(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income.

(5)	Ratios are for Enfield Federal.

Recent Developments

The following tables contain certain information concerning our financial position and results of operations. The data presented as of and for the three and six months ended September 30, 2005 and 2004 were not audited, but in the opinion of management, reflect all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the three and six months ended September 30, 2005 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At September 30, 2005	At March 31, 2005	% Change
	(Dollars in thousands)
Financial Condition Data:
Total assets	$219,900	$213,202	3.1%
Securities available-for-sale	48,214	46,585	3.5
Loans receivable, net	143,164	132,557	8.0
Cash and cash equivalents	10,478	16,544	(36.7)
Deposits	161,737	162,991	(0.8)
Total equity	29,190	28,439	2.6

	Three Months Ended September 30,		% Change	Six Months Ended September 30,		% Change
	2005	2004		2005	2004
	(Dollars in thousands)
Operating Data:
Interest and dividend income	$2,885	$2,525	14.3%	$5,661	$4,984	13.6%
Interest expense	920	750	22.7	1,767	1,459	21.1

Net interest and dividend income	1,965	1,775	10.7	3,894	3,525	10.5
Provision for loan losses	53	64	(17.2)	85	124	(31.5)

Net interest and dividend income after provision for loan losses	1,912	1,711	11.7	3,809	3,401	12.0
Non-interest income	212	235	(9.8)	397	399	(0.5)
Non-interest expense	1,561	1,514	3.1	3,125	3,003	4.1

Income before income taxes	563	432	30.3	1,081	797	35.6
Provision for income taxes	194	134	44.8	376	259	45.2

Net income	$369	$298	23.8	$705	$538	31.0

Per Share Data:
Earnings per share, basic	$0.17	$0.14	21.4%	$0.32	$0.25	28.0%
Earnings per share, diluted	0.16	0.13	23.1	0.32	0.24	33.3
Dividends per share	0.05	—	—	0.10	—	—

	At or For the Three Months Ended September 30,		At or For the Six Months Ended September 30,
	2005	2004	2005	2004
Performance Ratios (1):
Return on average assets	0.67%	0.57%	0.64%	0.52%
Return on average equity	5.03	4.29	4.87	3.89
Interest rate spread (2)	3.59	3.49	3.60	3.55
Net interest margin (3)	3.87	3.73	3.88	3.77
Non-interest expense to average assets	2.82	2.91	2.85	2.92
Efficiency ratio (4)	71.70	75.32	72.83	76.53
Average interest-earning assets to average interest-bearing liabilities	115.93	115.35	115.93	114.61
Average equity to average assets	13.24	13.30	13.21	13.45
Dividend payout ratio	13.00	—	13.60	—
Capital Ratios (5):
Tangible capital	11.80	11.73	11.80	11.73
Core capital	11.80	11.73	11.80	11.73
Risk-based capital	22.47	24.00	22.47	24.00
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	1.05	1.12	1.05	1.12
Allowance for loan losses as a percent of non-performing loans	207.24	427.11	207.24	427.11
Net charge-offs (recoveries) to average outstanding loans during the period	0.01	(0.07)	0.01	0.01
Non-performing loans as a percent of total loans	0.51	0.26	0.51	0.26
Non-performing loans as a percent of total assets	0.33	0.16	0.33	0.16
Other Data:
Number of full-service offices	7	7	7	7

(1)	Performance ratios for the three and six months ended September 30, 2005 and 2004 are annualized.

(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities. Reported on a tax equivalent basis, using a 34% tax rate.

(3)	Represents net interest income as a percent of average interest-earning assets. Reported on a tax equivalent basis, using a 34% tax rates.

(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income.

(5)	Ratios are for Enfield Federal.

Financial Condition at September 30, 2005 and March 31, 2005

Total assets increased $6.7 million, or 3.1%, from $213.2 million at March 31, 2005 to $219.9 million at September 30, 2005, primarily due to an increase in net loans and securities available-for-sale, offset by a decrease in cash and cash equivalents. Net loans increased $10.6 million, or 8.0%, from $132.6 million at March 31, 2005 to $143.2 million at September 30, 2005, primarily due to a $4.1 million increase in commercial real estate loans, a $2.0 million increase in commercial loans and a $4.6 million increase in one-to four-family residential mortgage loans. Securities available-for-sale increased $1.6 million, or 3.5% from $46.6 million at March 31, 2005 to $48.2 million at September 30, 2005, as excess funds were invested in shorter-term agency and mortgage related securities.

Cash and cash equivalents decreased $6.1 million, or 36.7%, from $16.5 million at March 31, 2005 to $10.5 million at September 30, 2005, primarily due to a $3.0 million decrease in federal funds sold and a $2.6 million decrease in money market mutual funds, which were used to fund loan growth.

Total liabilities increased $5.9 million, or 3.2%, from $184.8 million at March 31, 2005 to $190.7 million at September 30, 2005, primarily due to an increase in Federal Home Loan Bank advances and securities sold under agreements to repurchase, offset by a decrease in deposits. Federal Home Loan Bank advances increased $5.3 million, or 34.2%, from $15.6 million at March 31, 2005 to $21.0 million at September 30, 2005, as additional funds were borrowed with durations between five and ten years to manage our interest rate risk. Securities sold under agreements to repurchase increased $1.3 million, or 29.9% from $4.2 million at March 31, 2005 to $5.5 million at September 30, 2005. The borrowings were used to fund asset growth. Deposits decreased $1.3 million, or 0.8%, from $163.0 million at March 31, 2005 to $161.7 million at September 30, 2005, due primarily to a decrease in savings accounts due to increased competition in our marketplace and disintermediation.

Total equity increased $751,000, or 2.6%, from $28.4 million at March 31, 2005 to $29.2 million at September 30, 2005, primarily due to net income for the period, an $86,000 decrease in accumulated other comprehensive loss and a $56,000 decrease in unearned shares due to the vesting of restricted shares, partially offset by dividend payments of $0.10 per share during the period for a total of $96,000.

Results of Operations for the Three and Six Months Ended September 30, 2005 and 2004

Overview. Net income increased $71,000, or 23.8%, to $369,000 for the three months ended September 30, 2005 compared to the same period in the prior year. Net income increased $167,000, or 31.0%, to $705,000 for the six months ended September 30, 2005 compared to the same period in the prior year. Net income increased for the three and six months ended September 30, 2005 due primarily to increases in net interest and dividend income and a decrease in the provision for loan losses, offset by a decrease in non-interest income and an increase in non-interest expense. Net interest and dividend income increased primarily as a result of a higher volume of interest-earning assets.

Net Interest and Dividend Income.

The following table summarizes changes in interest and dividend income and interest expense for the three and six months ended September 30, 2005 and 2004.

	Three Months Ended September 30,			Six Months Ended September 30,
	2005	2004	% Change	2005	2004	% Change
	(Dollars in thousands)
Interest and Dividend Income:
Loans receivable	$2,252	$1,961	14.8%	$4,393	$3,910	12.4%
Investment securities	478	429	11.4	951	817	16.4
Other interest-earning assets	155	135	14.8	317	257	23.3

Total interest and dividend income	2,885	2,525	14.3	5,661	4,984	13.6

Interest Expense:
Deposits	669	654	2.3%	1,308	1,270	3.0%
FHLB advances	215	86	150.0	398	176	126.1
Other borrowings	36	10	260.0	61	13	369.2

Total interest expense	920	750	22.7	1,767	1,459	21.1

Net interest and dividend income	$1,965	$1,775	10.7	$3,894	$3,525	10.5

The following table summarizes average balances and average yield and costs for the three and six months ended September 30, 2005 and 2004.

	Three Months Ended September 30,				Six Months Ended September 30,
	2005		2004		2005		2004
	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost
	(Dollars in thousands)
Loans	$140,795	6.34%	$123,770	6.29%	$138,371	6.33%	$122,516	6.36%
Investment securities	47,333	4.27	46,005	3.90	47,158	4.29	44,941	3.83
Other interest-earning assets	16,490	3.73	21,557	2.48	18,001	3.51	21,188	2.42
Interest-bearing deposits (1)	150,223	1.77	154,659	1.68	151,093	1.73	153,778	1.65
FHLB advances	21,188	4.04	8,978	3.81	19,919	3.99	9,348	3.75
Other borrowings	5,093	2.65	2,239	1.77	4,547	2.44	1,468	1.81

(1)	Includes mortgagors’ escrow accounts.

Net interest and dividend income for the three months ended September 30, 2005 increased $190,000, or 10.7%, compared to the same period last year, primarily due to an increase in the average balance of interest-earning assets and an increase in the interest rate spread from 3.49% to 3.59%, offset by an increase in the average balance of interest-bearing liabilities. Total interest income increased due to the growth in average interest-earning assets to $204.6 million from $191.3 million and an increase in the average yield from 5.28% to 5.66%. The increase in the average yield was due primarily to the increase in short-term rates and the growth in higher-yielding loans. Total interest expense increased due to an increase in average interest-bearing liabilities to $176.5 million from $165.9 and an increase in the rate paid from 1.79% to 2.07%. The increase in the rate paid reflected additional advances from the Federal Home Loan Bank, which carry higher rates than deposits.

Net interest and dividend income for the six months ended September 30, 2005 increased $369,000, or 10.5%, compared to the same period last year, primarily due to an increase in the average balance of interest-earning assets and an increase in the interest rate spread from 3.55% to 3.60%, offset by an increase in the average balance of interest-bearing liabilities. Total interest income increased due to the growth in average interest-earning assets to $203.5 million from $188.6 million and an increase in the average yield from 5.32% to 5.61%. The increase in average yield was due primarily to the increase in short-term rates and the growth in higher-yielding loans. Total interest expense increased due to an increase in average interest-bearing liabilities to $175.6 million from $164.6 and an increase in the rate paid from 1.77% to 2.01%. The increase in the rate paid reflected additional advances from the Federal Home Loan Bank, which carry higher rates than deposits.

Provision for Loan Losses. The following table summarizes the activity in the allowance for loan losses for the three and six months ended September 30, 2005 and 2004.

	Three Months Ended September 30,		Six Months Ended September 30,
	2005	2004	2005	2004
	(Dollars in thousands)
Allowance at beginning of period	$1,467	$1,333	$1,437	$1,301
Provision for loan losses	53	64	85	124
Charge-offs	(4)	(2)	(8)	(30)
Recoveries	1	23	3	23

Net (charge-offs) recoveries	(3)	21	(5)	(7)

Allowance at end of period	$1,517	$1,418	$1,517	$1,418

Provisions for loan losses were $53,000 and $64,000 for the three months ended September 30, 2005 and 2004, respectively. Provisions for loan losses were $85,000 and $124,000 for the six months ended September 30, 2005 and 2004, respectively. The additions to the allowance for loan losses in all periods reflected continued growth in the loan portfolio. The decreases in the provisions for loan losses reflected continued strong asset quality, represented, in part, by a decrease in loans due 90 days or more and minimal net charge-offs.

The following table provides information with respect to our non-performing assets at the dates indicated. We did not have any troubled debt restructurings at the dates presented.

	At September 30, 2005	At March 31, 2005	% Change
	(Dollars in thousands)
Non-accrual loans	$732	$464	57.8%
Accruing loans past due 90 days or more	—	—	—
Real estate owned	—	—	—

Total nonperforming assets	$732	$464	57.8

Non-performing loans to total loans	0.51%	0.35%
Non-performing loans to total assets	0.33%	0.22%

Non-interest Income. The following table summarizes non-interest income for the three and six months ended September 30, 2005 and 2004.

	Three Months Ended September 30,			Six Months Ended September 30,
	2005	2004	% Change	2005	2004	% Change
	(Dollars in thousands)
Service fees on deposit accounts	$130	$126	3.2%	$253	$208	21.6%
Gain on securities and interest-bearing time deposits, net	17	18	(5.6)	22	34	(35.3)
Increase in cash surrender value of life insurance policies	35	46	(23.9)	69	82	(15.9)
Other income	30	45	(33.3)	53	75	(29.3)

Total	$212	$235	(9.8)	$397	$399	(0.5)

Service charges on deposit accounts increased for the six months ended September 30, 2005 due to a full period of income from an overdraft privilege product compared to only three months of income in the previous year as the overdraft privilege product was introduced on July 1, 2004. Net gains on sales and calls of securities for the six months ended September 30, 2005 decreased due to fewer sales in fiscal 2005. Gains from sales of securities are subject to market and economic conditions and, as a result, there can be no assurances that gains reported in prior periods will be achieved in the future. The decrease in other income for the three and six months ended September 30, 2005 was due primarily to a decrease in commissions received from Infinex Financial Group, a third party registered broker-dealer, as we looked to fill a sales position that had been vacated.

Non-interest Expenses. The following table summarizes non-interest expenses for the three and six months ended September 30, 2005 and 2004.

	Three Months Ended September 30,		% Change	Six Months Ended September 30,		% Change
	2005	2004		2005	2004
	(Dollars in thousands)
Salaries and employee benefits	$902	$918	(1.7)%	$1,806	$1,799	0.4%
Occupancy and equipment expenses	224	203	10.3	473	419	12.9
Advertising and promotion	56	38	47.4	102	77	32.5
Professional fees	57	32	78.1	123	77	59.7
Data processing expense	74	69	7.2	144	131	9.9
Stationery and supplies	18	22	(18.2)	37	52	(28.8)
Amortization of identifiable intangible assets	22	23	(4.3)	44	44	—
Other expenses	208	209	(0.5)	396	404	(2.0)

Total	$1,561	$1,514	3.1	$3,125	$3,003	4.1

Efficiency ratio (1)	71.7%	75.3%		72.8%	76.5%

(1)	Computed as non-interest expenses divided by the sum of net interest income and other income.

Occupancy and equipment expenses increased due to the sale and lease back of our main office, which resulted in a lease payment as opposed to the former depreciation charge. Advertising and promotion expense increased due to the promotion of our new branch office in East Windsor, which opened October 3, 2005, and the promotion of the future opening of our new headquarters. Professional fees increased primarily due to internal audit and consultant fees associated with the compliance and regulatory function.

Use of Proceeds

The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering. Payments for shares made through withdrawals from deposit accounts at Enfield Federal will reduce Enfield Federal’s deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	2,337,500 Shares at $10.00 Per Share	Percentage of Gross Proceeds of $23,375,000	2,750,000 Shares at $10.00 Per Share	Percentage of Gross Proceeds of $27,500,000	3,162,500 Shares at $10.00 Per Share	Percentage of Gross Proceeds of 31,625,000	3,636,875 Shares at $10.00 Per Share	Percentage of Gross Proceeds of $36,368,750
	(Dollars in thousands)
Offering proceeds	$23,375	100.00%	$27,500	100.00%	$31,625	100.00%	$36,369	100.00%
Less: offering expenses	(986)	(4.22)	(1,024)	(3.72)	(1,062)	(3.36)	(1,105)	(3.04)

Net offering proceeds	22,389	95.78	26,476	96.28	30,563	96.64	35,264	96.96
Less:
Proceeds contributed to Enfield Federal	(11,195)	(47.89)	(13,238)	(48.14)	(15,282)	(48.32)	(17,632)	(48.48)
Proceeds used for loan to employee stock ownership plan	(1,870)	(8.00)	(2,200)	(8.00)	(2,530)	(8.00)	(2,909)	(8.00)

Proceeds remaining for NEBS Bancshares	$9,324	39.89%	$11,038	40.14%	$12,751	40.32%	$14,723	40.48%

NEBS Bancshares intends to invest the proceeds it retains in the offering initially in mortgage-related securities, including collateralized mortgage obligations and mortgage-backed securities, and to a lesser extent, municipal obligations and equity investments, each with maturities of less than five years. Over time, NEBS Bancshares may use the proceeds it retains from the offering:

•	to finance the possible acquisition of financial institutions or other businesses that are related to banking;

•	to pay dividends to stockholders;

•	to repurchase shares of its common stock, subject to regulatory restrictions;

•	for general corporate purposes; or

•	to deposit excess funds into Enfield Federal.

Under current Office of Thrift Supervision regulations, NEBS Bancshares may not repurchase shares of its common stock during the first year following the conversion, except to fund stockholder-approved stock-based benefit plans or, with prior regulatory approval, when extraordinary circumstances exist.

Enfield Federal intends to invest the proceeds it retains in the offering initially in mortgage-related securities, including collateralized mortgage obligations and mortgage-backed securities, and to a lesser extent, municipal obligations and equity investments, each with maturities of less than five years. Over time, Enfield Federal may use the proceeds that it receives from the offering, which is shown in the table above as the proceeds contributed to Enfield Federal:

•	to fund new loans of a type that are currently made by Enfield Federal as they are originated in the ordinary course of business;

•	to hire additional commercial loan originators to accelerate its commercial loan growth;

•	to finance the possible expansion of its business activities, including developing new branch locations; or

•	for general corporate purposes.

Enfield Federal may need regulatory approvals to engage in some of the activities listed above. Enfield Federal is presently negotiating to purchase a building that previously served as a branch office of another financial institution. Enfield Federal has filed an application with the Office of Thrift Supervision to use that building, once purchased, to serve as an additional full-service branch office. Other than that transaction, Enfield Federal currently has no specific plans or agreements regarding any expansion activities or acquisitions.

Except as described above, neither NEBS Bancshares nor Enfield Federal has any specific plans for the investment of the proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking the conversion, see “The Conversion—Reasons for the Conversion.”

Our Dividend Policy

New England Bancshares currently pays a cash dividend of $0.05 per quarter, which equals $0.20 per share on an annualized basis. After the conversion, we intend to continue to pay cash dividends on a quarterly basis. However, in determining whether to declare or pay any dividends, whether regular or special, and in determining the size of such dividends, the board of directors will take into account NEBS Bancshares’ financial condition and results of operations, tax considerations, capital requirements, industry standards and economic conditions. The regulatory restrictions that affect the payment of dividends by Enfield Federal to NEBS Bancshares discussed below will also be considered. At June 30, 2005, Enfield Federal had the capacity to dividend $2.4 million to NEBS Bancshares without requiring the prior approval of the Office of Thrift Supervision. However, before doing so, Enfield Federal must notify the Office of Thrift Supervision of its intent to pay a dividend. Upon receiving such notice, the Office of Thrift Supervision has the authority to prohibit the proposed dividend payment under certain circumstances or provide its nonobjection. NEBS Bancshares cannot guarantee that it will pay dividends or that, if paid, NEBS Bancshares will not reduce or eliminate dividends in the future. Additionally, we cannot guarantee that the amount of dividends that we pay to our stockholders following the conversion will be equal to the per share dividend amount, adjusted to reflect the exchange ratio, that New England Bancshares stockholders currently receive on their shares of New England Bancshares common stock.

NEBS Bancshares is subject to Maryland law, which generally permits NEBS Bancshares to pay dividends on its common stock if, after giving effect to the distribution, it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and its total assets exceed the sum of its liabilities and the amount needed, if NEBS Bancshares were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution.

NEBS Bancshares will not be subject to Office of Thrift Supervision regulatory restrictions on the payment of dividends. However, NEBS Bancshares’ ability to pay dividends may depend, in part, upon its receipt of dividends from Enfield Federal because NEBS Bancshares initially will have no source of income other than earnings from the investment of the net proceeds from the offering that it retains. Office of Thrift Supervision regulations limit distributions from Enfield Federal to NEBS Bancshares. In addition, Enfield Federal may not make a distribution that would constitute a return of capital during the three-year term of the business plan submitted in connection with the conversion. No insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized. See “Regulation and Supervision—Regulation of Federal Savings Associations—Limitation on Capital Distributions.”

Any payment of dividends by Enfield Federal to NEBS Bancshares that would be deemed to be drawn out of Enfield Federal’s bad debt reserves would require the payment of federal income taxes by Enfield Federal at the then current income tax rate on the amount deemed distributed. See “Federal and State Taxation—Federal Income Taxation” and note 10 of the notes to consolidated financial statements included in this prospectus. NEBS Bancshares does not contemplate any distribution by Enfield Federal that would result in this type of tax liability.

Market for the Common Stock

The common stock of New England Bancshares is currently quoted on the OTC Electronic Bulletin Board under the symbol “NEBS.” Due to the small number of stockholders and shares outstanding, trading in shares of New England Bancshares common stock is limited. Upon completion of the conversion, the shares of common stock of NEBS Bancshares will replace existing shares of New England Bancshares and will be traded on the Nasdaq National Market under the symbol “NEBS.” Keefe, Bruyette & Woods, Inc. intends to become a market maker in our common stock following the conversion, but is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the common stock will develop or, if developed, will be maintained.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should recognize that there are risks involved in their investment and that there may be a limited trading market in the common stock.

The following table sets forth high and low sales prices for New England Bancshares’ common stock and dividends paid per share for the periods indicated. Enfield Mutual Holding Company waived the receipt of all dividends paid by New England Bancshares during the periods covered in this table.

	High	Low	Dividend Paid Per Share
Year Ending March 31, 2006
Third quarter (through November 11, 2005)	$27.00	$24.25	$—
Second quarter	27.60	15.65	0.05
First quarter	17.80	14.15	0.05
Year Ended March 31, 2005
Fourth quarter	$20.50	$17.50	$0.05
Third quarter	20.70	17.80	—
Second quarter	23.95	16.75	—
First quarter	19.25	17.55	—
Year Ended March 31, 2004
Fourth quarter	$22.25	$18.10	$—
Third quarter	20.25	17.50	—
Second quarter	18.99	15.30	—
First quarter	16.25	14.50	—

On July 11, 2005, which was the day of the most recent trade preceding the public announcement of the conversion, the closing price of New England Bancshares common stock as reported on the OTC Electronic Bulletin Board was $15.65. On November 11, 2005, which was the day of the most recent trade before the date of this prospectus, the closing price of New England Bancshares common stock as reported on the OTC Electronic Bulletin Board was $25.50 per share. At October 31, 2005, New England Bancshares had approximately 266 stockholders of record. On the effective date of the conversion, all publicly held shares of New England Bancshares common stock, including shares held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of NEBS Bancshares common stock determined pursuant to the exchange ratio. See “The Conversion—Share Exchange Ratio.” Options to purchase shares of New England Bancshares common stock will be converted into options to purchase a number of shares of NEBS Bancshares common stock determined pursuant to the exchange ratio, for the same aggregate exercise price.

Capitalization

The following table presents the historical capitalization of New England Bancshares at June 30, 2005 and the capitalization of NEBS Bancshares reflecting the offering (referred to as “pro forma” information). The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares under the proposed equity incentive plan. A change in the number of shares to be issued in the offering may materially affect pro forma capitalization. NEBS Bancshares is offering its common stock on a best efforts basis. NEBS Bancshares must sell a minimum of 2,337,500 shares to complete the offering.

	New England Bancshares Capitalization as of June 30, 2005	NEBS Bancshares Pro Forma Capitalization Based Upon the Sale of
		2,337,500 Shares at $10.00 Per Share	2,750,000 Shares at $10.00 Per Share	3,162,500 Shares at $10.00 Per Share	3,636,875 Shares at $10.00 Per Share
	(In thousands)
Deposits (1)	$166,715	$166,715	$166,715	$166,715	$166,715
Mortgagors’ escrow accounts	1,226	1,226	1,226	1,226	1,226
Advances from Federal Home Loan Bank	21,602	21,602	21,602	21,602	21,602
Securities sold under agreements to repurchase	3,811	3,811	3,811	3,811	3,811

Total deposits and borrowed funds	$193,354	$193,354	$193,354	$193,354	$193,354

Stockholders’ equity:
Preferred stock:
1,000,000 shares, $.01 par value per share, authorized; none issued or outstanding (2)	$—	$—	$—	$—	$—
Common stock:
10,000,000, $.01 par value per share, authorized; specified number of shares assumed to be issued and outstanding	23	41	48	55	63
Additional paid-in capital	12,547	34,918	38,998	43,078	47,771
Retained earnings (3)	17,414	17,414	17,414	17,414	17,414
Mutual Holding Company capital consolidation	—	45	45	45	45
Accumulated other comprehensive loss	(212)	(212)	(212)	(212)	(212)
Less:
Common stock already acquired by existing employee stock ownership plan	(517)	(517)	(517)	(517)	(517)
Common stock acquired by existing stock-based incentive plan	(294)	(294)	(294)	(294)	(294)
Less:
Common stock to be acquired by employee stock ownership plan (4)	—	(1,870)	(2,200)	(2,530)	(2,909)
Common stock to be acquired by equity incentive plan(5)	—	(597)	(702)	(807)	(929)

Total stockholders’ equity	$28,961	$48,928	$52,580	$56,232	$60,432

Total stockholders’ equity as a percentage of total assets (1)	12.96%	20.11%	21.29%	22.43%	23.71%

(1)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits and assets by the amounts of the withdrawals.

(2)	Shares of preferred stock will be authorized under NEBS Bancshares’ charter, which will become effective upon completion of the conversion. See “Description of NEBS Bancshares Capital Stock—Preferred Stock” for a discussion of the preferred stock.

(3)	Pro forma retained assets include assets held by Enfield Mutual Holding Company of $45,000. Retained earnings are restricted by applicable regulatory capital requirements.

(4)	Assumes that 8.0% of the common stock sold in the offering will be acquired by the employee stock ownership plan with funds borrowed from NEBS Bancshares. Under generally accepted accounting principles, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and is, accordingly, reflected as a reduction of capital. As shares are released to plan participants’ accounts, a corresponding reduction in the charge against capital will occur. Since the funds are borrowed from NEBS Bancshares, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the consolidated financial statements of NEBS Bancshares. See “Pro Forma Data” and “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(5)	Assumes the purchase in the open market at $10.00 per share, under the proposed equity incentive plan, of a number of shares equal to 2.55% of the shares of common stock sold in the offering. The shares are reflected as a reduction of stockholders’ equity. The equity incentive plan will be submitted to stockholders for approval at a meeting following the conversion. See “Risk Factors—Issuance of shares for benefit programs may dilute your ownership interest,” “Pro Forma Data” and “Our Management—Benefit Plans—Future Equity Incentive Plan.”

Regulatory Capital Compliance

At June 30, 2005, Enfield Federal exceeded all regulatory capital requirements. The following table presents Enfield Federal’s capital position relative to its regulatory capital requirements at June 30, 2005, on a historical and pro forma basis. The table reflects receipt by Enfield Federal of 50% of the net proceeds of the offering. For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan and the cost of the shares expected to be awarded under the equity incentive plan as restricted stock (8.0% and 2.55% of the shares of common stock, respectively) are deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.” The definitions of the terms used in the table are those provided in the capital regulations issued by the Office of Thrift Supervision. For a discussion of the capital standards applicable to Enfield Federal, see “Regulation and Supervision—Regulation of Federal Savings Associations—Capital Requirements.”

			Pro Forma at June 30, 2005
			Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
	Historical at June 30, 2005		2,337,500 Shares at $10.00 Per Share		2,750,000 Shares at $10.00 Per Share		3,162,500 Shares at $10.00 Per Share		3,636,875 Shares at $10.00 Per Share
	Amount	Percent of Assets (1)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Generally accepted accounting principles capital	$27,042	12.11%	$35,815	15.31%	$37,423	15.87%	$39,031	16.42%	$40,881	17.03%

Tangible Capital:
Capital level (2)	$25,362	11.44%	$34,135	14.69%	$35,743	15.26%	$37,351	15.81%	$39,201	16.44%
Requirement	3,326	1.50	3,485	1.50	3,514	1.50	3,543	1.50	3,577	1.50

Excess	$22,036	9.94%	$30,650	13.19%	$32,229	13.76%	$33,808	14.31%	$35,624	14.94%

Core Capital:
Capital level (2)	$25,362	11.44%	$34,135	14.69%	$35,743	15.26%	$37,351	15.81%	$39,201	16.44%
Requirement	8,870	4.00	9,294	4.00	9,372	4.00	9,449	4.00	9,538	4.00

Excess	$16,492	7.44%	$24,841	10.69%	$26,371	11.26%	$27,902	11.81%	$29,663	12.44%

Total Risk-Based Capital:
Capital level (3)	$26,829	22.47%	$35,602	29.29%	$37,210	30.52%	$38,818	31.74%	$40,668	33.13%
Requirement	9,553	8.00	9,723	8.00	9,754	8.00	9,785	8.00	9,821	8.00

Excess	$17,276	14.47%	$25,879	21.29%	$27,456	22.52%	$29,033	23.74%	$30,847	25.13%

(1)	Tangible capital and core capital levels are shown as a percentage of adjusted total assets of $221.8 million. Risk-based capital levels are shown as a percentage of risk-weighted assets of $119.4 million.

(2)	A portion of the net unrealized gains on available-for-sale securities accounts for the difference between capital calculated under generally accepted accounting principles and each of tangible capital and core capital. See note 14 to the notes to consolidated financial statements for additional information.

(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weighting.

Pro Forma Data

The following table shows information about our net income and stockholders’ equity reflecting the conversion. The information provided illustrates our pro forma net income and stockholders’ equity based on the sale of common stock at the minimum of the offering range, the midpoint of the offering range, the maximum of the offering range and 15% above the maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the conversion is completed. Net proceeds indicated in the table below are based upon the following assumptions:

•	All shares of stock will be sold in the subscription and community offerings;

•	Our employee stock ownership plan will purchase a number of shares equal to 8.0% of the shares sold in the offering with a loan from NEBS Bancshares that will be repaid in equal installments over a period of fifteen years;

•	Keefe, Bruyette & Woods, Inc. will receive a fee equal to 1.0% of the aggregate purchase price of the shares sold in the subscription and community offerings, except that no fee will be paid with respect to shares purchased by the employee stock ownership plan or by our officers, directors and employees or members of their immediate families; and

•	Total expenses of the offering, excluding fees paid to Keefe, Bruyette & Woods, Inc., will be $775,000.

Actual expenses may vary from this estimate, and the fees paid will depend, among other factors, upon whether a syndicate of broker-dealers or other means is necessary to sell the shares.

Pro forma net income for the three months ended June 30, 2005 and the year ended March 31, 2005 has been calculated as if the conversion was completed at the beginning of each period, and the net proceeds had been invested at 3.51% for the three months ended June 30, 2005 and 3.43% for the year ended March 31, 2005, which represented the one-year U.S. Treasury rate as of those dates. In light of current market interest rates, we believe that the one-year treasury rate represents a more realistic yield on the investment of the offering proceeds than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate required by Office of Thrift Supervision regulations.

A pro forma after-tax return of 2.10% and 2.05% is used for both NEBS Bancshares and Enfield Federal for the three months ended June 30, 2005 and for the year ended March 31, 2005, respectively, after giving effect to a combined federal and state income tax rate of 40.2%. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the table.

When reviewing the following table, you should consider the following:

•	The final column gives effect to a 15% increase in the offering range, which may occur without any further notice if RP Financial increases its appraisal to reflect the results of this offering, changes in our financial condition or results of operations or changes in market conditions after the offering begins. See “The Conversion—How We Determined the Offering Range and the $10.00 Purchase Price.”

•	Since funds on deposit at Enfield Federal may be withdrawn to purchase shares of common stock, the amount of funds available for investment will be reduced by the amount of withdrawals for stock purchases. The pro forma table does not reflect withdrawals from deposit accounts.

•	Historical per share amounts have been computed as if the shares of common stock expected to be issued in the offering had been outstanding at the beginning of the period covered by the table.

However, neither historical nor pro forma stockholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the offering, the additional employee stock ownership plan expense or the proposed equity incentive plan.

•	Pro forma stockholders’ equity (“book value”) represents the difference between the stated amounts of our assets and liabilities and includes intangible assets such as goodwill. Pro forma tangible stockholders’ equity excludes intangible assets. Book value amounts do not represent fair market values or amounts available for distribution to stockholders in the unlikely event of liquidation. The amounts shown do not reflect the liquidation account, which will be established for the benefit of eligible depositors at June 30, 2004 and September 30, 2005, or the federal income tax consequences of the restoration to income of Enfield Federal’s special bad debt reserves for income tax purposes, which would be required in the unlikely event of liquidation. See “Federal and State Taxation.” Also, book value does not give effect to intangible assets in the unlikely event of liquidation.

•	The amounts shown as pro forma stockholders’ equity per share do not represent possible future price appreciation of NEBS Bancshares’ common stock.

•	The amounts shown do not account for the shares to be reserved for issuance upon the exercise of stock options that may be granted under our proposed equity incentive plan, which requires stockholder approval at a meeting following the conversion. Under the equity incentive plan, an amount equal to 6.38% of the common stock sold in the offering will be reserved for future issuance upon the exercise of options to be granted under the plan.

The following pro forma data, based on New England Bancshares’ equity at March 31, 2005 and net income for the three months ended June 30, 2005 and the year ended March 31, 2005, may not represent the actual financial effects of the conversion or our operating results after the conversion. The pro forma data rely exclusively on the assumptions outlined above and in the notes to the pro forma table. The pro forma data do not represent the fair market value of our common stock, the current fair market value of our assets or liabilities or the amount of money that would be available for distribution to stockholders if we are liquidated after the conversion.

We are offering our common stock on a best efforts basis. NEBS Bancshares must sell a minimum of 2,337,500 shares to complete the offering.

Three Months Ended June 30, 2005
Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
2,337,500 Shares at $10.00 Per Share	2,750,000 Shares at $10.00 Per Share	3,162,500 Shares at $10.00 Per Share	3,636,875 Shares at $10.00 Per Share
(Dollars in thousands, except per share amounts)
Gross proceeds	$23,375	$27,500	$31,625	$36,369
Plus: shares issued in exchange for shares of New England Bancshares	17,257	20,303	23,348	26,850

Pro forma market capitalization	$40,632	$47,803	$54,973	$63,219

Gross proceeds	$23,375	$27,500	$31,625	$36,369
Less: estimated expenses	(986)	(1,024)	(1,062)	(1,105)

Estimated net proceeds	22,389	26,476	30,563	35,264
Less: common stock acquired by employee stock ownership plan (1)	(1,870)	(2,200)	(2,530)	(2,909)
Less: common stock to be acquired by equity incentive plan (2)	(597)	(702)	(807)	(929)
Assets received from mutual holding company	45	45	45	45

Net investable proceeds	$19,967	$23,619	$27,271	$31,471

Pro Forma Net Income:
Pro forma net income:
Historical	$336	$336	$336	$336
Pro forma income on net investable proceeds	105	124	143	165
Less: pro forma stock option expense adjustments (3)	(19)	(22)	(25)	(29)
Less: pro forma employee stock ownership plan adjustments (1)	(19)	(22)	(25)	(29)
Less: pro forma equity incentive plan adjustments (2)	(18)	(21)	(24)	(28)

Pro forma net income	$385	$395	$405	$415

Pro forma net income per share:
Historical	$0.09	$0.08	$0.07	$0.06
Pro forma income on net investable proceeds	0.02	0.01	0.01	0.01
Less: pro forma stock option expense adjustments (3)	0.00	0.00	0.00	0.00
Less: pro forma employee stock ownership plan adjustments (1)	(0.01)	0.00	0.00	0.00
Less: pro forma equity incentive plan adjustments (2)	0.00	0.00	0.00	0.00

Pro forma net income per share	$0.10	$0.09	$0.08	$0.07

Offering price as a multiple of pro forma net income per share	25.00	x	27.78	x	31.25	x	35.71	x
Number of shares used to calculate pro forma net income per share (4)	3,784,799	4,452,706	5,120,612	5,888,704
Pro Forma Stockholders’ Equity:
Pro forma stockholders’ equity (book value):
Historical	$28,961	$28,961	$28,961	$28,961
Estimated net proceeds	22,389	26,476	30,563	35,264
Mutual holding company capital consolidation	45	45	45	45
Less: common stock acquired by employee stock ownership plan (1)	(1,870)	(2,200)	(2,530)	(2,909)
Less: common stock to be acquired by equity incentive plan (2)	(597)	(702)	(807)	(929)

Pro forma stockholders’ equity	48,928	52,580	56,232	60,432
Less: intangible assets	(1,843)	(1,843)	(1,843)	(1,843)

Pro forma tangible stockholders’ equity	$47,085	$50,737	$54,389	$58,589

Pro forma stockholders’ equity per share:
Historical	$7.13	$6.06	$5.27	$4.58
Estimated net proceeds	5.51	5.54	5.56	5.58
Mutual holding company capital consolidation	0.01	0.01	0.01	0.01
Less: common stock acquired by employee stock ownership plan (1)	(0.46)	(0.46)	(0.46)	(0.46)
Less: common stock to be acquired by equity incentive plan (2)	(0.15)	(0.15)	(0.15)	(0.15)

Pro forma stockholders’ equity per share	$12.04	$11.00	$10.23	$9.56

Pro forma tangible stockholders’ equity per share	$11.59	$10.61	$9.89	$9.27

Offering price as a percentage of pro forma stockholders’ equity per share	83.06%	90.91%	97.75%	104.60%
Offering price as a percentage of pro forma tangible stockholders’ equity per share	86.28%	94.25%	101.11%	107.87%
Number of shares used to calculate pro forma stockholders’ equity per share	4,063,224	4,780,264	5,497,304	6,321,900

(footnotes on page 39)

Year Ended March 31, 2005
Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
2,337,500 Shares at $10.00 Per Share	2,750,000 Shares at $10.00 Per Share	3,162,500 Shares at $10.00 Per Share	3,636,875 Shares at $10.00 Per Share
(Dollars in thousands, except per share amounts)
Gross proceeds	$23,375	$27,500	$31,625	$36,369
Plus: shares issued in exchange for shares of New England Bancshares	17,257	20,303	23,348	26,850

Pro forma market capitalization	$40,632	$47,803	$54,973	$63,219

Gross proceeds	$23,375	$27,500	$31,625	$36,369
Less: estimated expenses	(986)	(1,024)	(1,062)	(1,105)

Estimated net proceeds	22,389	26,476	30,563	35,264
Less: common stock acquired by employee stock ownership plan (1)	(1,870)	(2,200)	(2,530)	(2,909)
Less: common stock to be acquired by equity incentive plan (2)	(597)	(702)	(807)	(929)
Assets received from mutual holding company	45	45	45	45

Net investable proceeds	$19,967	$23,619	$27,271	$31,471

Pro Forma Net Income:
Pro forma net income:
Historical	$1,188	$1,188	$1,188	$1,188
Pro forma income on net investable proceeds	410	484	559	646
Less: pro forma stock option expense adjustments (3)	(75)	(88)	(101)	(116)
Less: pro forma employee stock ownership plan adjustments (1)	(75)	(88)	(101)	(116)
Less: pro forma equity incentive plan adjustments (2)	(71)	(84)	(97)	(111)

Pro forma net income	$1,377	$1,412	$1,448	$1,491

Pro forma net income per share:
Historical	$0.31	$0.27	$0.23	$0.20
Pro forma income on net investable proceeds	0.11	0.11	0.11	0.11
Less: pro forma stock option expense adjustments (3)	(0.02)	(0.02)	(0.02)	(0.02)
Less: pro forma employee stock ownership plan adjustments (1)	(0.02)	(0.02)	(0.02)	(0.02)
Less: pro forma equity incentive plan adjustments (2)	(0.02)	(0.02)	(0.02)	(0.02)

Pro forma net income per share	$0.36	$0.32	$0.28	$0.25

Offering price as a multiple of pro forma net income per share	27.78	x	31.25	x	35.71	x	40.00	x
Number of shares used to calculate pro forma net income per share (4)	3,789,474	4,458,206	5,126,937	5,895,978
Pro Forma Stockholders’ Equity:
Pro forma stockholders’ equity (book value):
Historical	$28,439	$28,439	$28,439	$28,439
Estimated net proceeds	22,389	26,476	30,563	35,264
Mutual holding company capital consolidation	45	45	45	45
Less: common stock acquired by employee stock ownership plan (1)	(1,870)	(2,200)	(2,530)	(2,909)
Less: common stock to be acquired by equity incentive plan (2)	(597)	(702)	(807)	(929)

Pro forma stockholders’ equity	48,406	52,058	55,710	59,910
Less: intangible assets	(1,865)	(1,865)	(1,865)	(1,865)

Pro forma tangible stockholders’ equity	$46,541	$50,193	$53,845	$58,045

Pro forma stockholders’ equity per share:
Historical	$7.00	$5.95	$5.17	$4.50
Estimated net proceeds	5.51	5.54	5.56	5.58
Mutual holding company capital consolidation	0.01	0.01	0.01	0.01
Less: common stock acquired by employee stock ownership plan (1)	(0.46)	(0.46)	(0.46)	(0.46)
Less: common stock to be acquired by equity incentive plan (2)	(0.15)	(0.15)	(0.15)	(0.15)

Pro forma stockholders’ equity per share	$11.91	$10.89	$10.13	$9.48

Pro forma tangible stockholders’ equity per share	$11.45	$10.50	$9.79	$9.18

Offering price as a percentage of pro forma stockholders’ equity per share	83.96%	91.83%	98.72%	105.49%
Offering price as a percentage of pro forma tangible stockholders’ equity per share	87.34%	95.24%	102.15%	108.93%
Number of shares used to calculate pro forma stockholders’ equity per share	4,063,224	4,780,264	5,497,304	6,321,900

(footnotes on following page)

(1)	Assumes that the employee stock ownership plan will acquire an amount of stock equal to 8.0% of the shares sold in the offering (187,000, 220,000, 253,000 and 290,950 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively). The employee stock ownership plan will borrow the funds used to acquire these shares from the net proceeds from the offering retained by NEBS Bancshares. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently 6.50%, and a term of fifteen years. Enfield Federal intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. Interest income that NEBS Bancshares will earn on the loan will offset the interest paid on the loan by Enfield Federal. As the debt is paid down, shares will be released for allocation to participants’ accounts and stockholders’ equity will be increased.

The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares (1/15 of the total, based on a fifteen-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released will be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(2)	Assumes that NEBS Bancshares will purchase in the open market a number of shares equal to 2.55% of the shares sold in the offering (59,684, 70,217, 80,749 and 92,861 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), that will be reissued as restricted stock awards under an equity incentive plan to be adopted following the conversion. The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required stockholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price. The issuance of authorized but unissued shares of the common stock instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 1.4%.

The adjustment to pro forma net income for the equity incentive plan reflects the after-tax compensation expense associated with the restricted stock awards. It is assumed that the fair market value of a share of NEBS Bancshares common stock was $10.00 at the time the awards were made, that shares of restricted stock issued under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 40.2%. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the equity incentive plan, total equity incentive plan expense would be greater.

(3)	The adjustment to pro forma net income for stock options reflects the after-tax compensation expense associated with the stock options that may be granted under the equity incentive plan to be adopted following the offering. If the equity incentive plan is approved by stockholders, a number of shares equal to 6.38% of the number of shares sold in the offering (149,211, 175,543, 201,874 and 232,155 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively) will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. Using the Black-Scholes option-pricing formula, the options are assumed to have a value of $2.78 for each option, based on the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 1.0%; expected life, 10 years; expected volatility, 13.09%; and risk-free interest rate, 3.98%. It is assumed that stock options granted under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the options awarded was an amortized expense during each year, that 25% of the options awarded are non-qualified options and that the combined federal and state income tax rate was 40.2%. If the fair market value per share is different than $10.00 per share on the date options are awarded under the equity incentive plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. NEBS Bancshares may use a valuation technique other than the Black-Scholes option-pricing formula and that technique may produce a different value. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders, by approximately 3.5%.

(4)	The number of shares used to calculate pro forma net income per share is equal to the total number of shares to be outstanding upon completion of the conversion, less the number of shares purchased by the employee stock ownership plan not committed to be released within three months or one year following the conversion. The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

Our Business

General

New England Bancshares was formed on June 4, 2002 to hold all of the common stock of Enfield Federal concurrent with its reorganization into the mutual holding company form of organization. As part of the reorganization, New England Bancshares issued 1,127,431 shares of common stock to Enfield Mutual Holding Company and sold 922,444 shares of common stock to the public, for gross proceeds of $9.2 million. Approximately $6.8 million of those proceeds were contributed to Enfield Federal.

New England Bancshares’ sole business activity is the ownership of all of Enfield Federal’s capital stock. New England Bancshares has no significant liabilities. New England Bancshares does not transact any material business other than through its subsidiary, Enfield Federal. Accordingly, information set forth in this prospectus, including the consolidated financial statements and related financial data, relates primarily to Enfield Federal. New England Bancshares is subject to the regulation, supervision and examination of the Office of Thrift Supervision.

New England Bancshares does not own or lease any property but instead uses the premises and equipment of Enfield Federal with the payment of appropriate rental fees, as required by applicable law and regulations and under the terms of an expense allocation agreement. NEBS Bancshares will enter into a similar arrangement with Enfield Federal upon the completion of the conversion.

Enfield Federal operates as a community-oriented financial institution. Enfield Federal is regulated by the Office of Thrift Supervision. Enfield Federal’s deposits have been federally insured by the Federal Deposit Insurance Corporation since 1938 and are currently insured by the Federal Deposit Insurance Corporation under the Savings Association Insurance Fund. Enfield Federal has been a member of the Federal Home Loan Bank System since 1933.

On December 12, 2003, Enfield Federal acquired Windsor Locks Community Bank, FSL. Neither Enfield Federal nor New England Bancshares was required to pay any consideration directly to any affiliated party, including Windsor Locks Community Bank’s members, in the acquisition. However, New England Bancshares was required to issue additional shares of common stock to Enfield Mutual Holding Company in an amount equal to the value of Windsor Locks Community Bank as determined by an independent appraisal, which amounted to 171,355 shares.

The acquisition of Windsor Locks Community Bank was accounted for using the purchase method of accounting. Accordingly, the assets acquired and liabilities assumed were recorded by New England Bancshares at their fair values at the consummation date. During the appraisal process, an identifiable intangible asset of $886,000 was calculated and is being amortized to expense over a period of ten years. Goodwill resulting from the acquisition of Windsor Locks Community Bank totaled $1.1 million and is analyzed for impairment on at least an annual basis. Financial statement amounts for Windsor Locks Community Bank are included in New England Bancshares’ consolidated financial statements beginning on the acquisition date.

New England Bancshares’ Website and Availability of Securities and Exchange Commission Filings

New England Bancshares’ internet website is www.enfieldfederal.com. New England Bancshares makes available free of charge on or through its website its annual reports on Forms 10-KSB, quarterly reports on Forms 10-QSB, current reports on Forms 8-K and any amendments to these reports filed or furnished pursuant to the Securities and Exchange act of 1934, as soon as reasonably practicable after New England Bancshares electronically files such material with, or furnishes it to, the Securities and Exchange Commission. Except as specifically incorporated by reference into this prospectus, information on our website is not a part of this prospectus.

Market Area

We conduct our operations through our main office and two other branch offices in Enfield and our branch offices in Broad Brook, Manchester, Suffield and Windsor Locks, Connecticut. Our deposits are gathered from, and our lending activities are concentrated primarily in, the towns and the communities contiguous to its branch offices.

Enfield is a largely suburban town located along the Massachusetts border in the north-central part of the state in Hartford County, Connecticut. Enfield is midway between the cities of Hartford, Connecticut and Springfield, Massachusetts, and is two hours from both Boston and New York City. Enfield is near Interstate 91, the major north-south highway that runs directly through the heart of New England. The region serves as the governmental and financial center of Connecticut. Hartford County has a diversified mix of industry groups, including insurance and financial services, manufacturing, service, government and retail. The major employers in the area include several prominent international and national insurance and manufacturing companies, such as Aetna, Inc., The Hartford Financial Services Group, Inc., St. Paul Travelers Property Casualty Corp., United Technologies Corp., CIGNA Corporation, Stanley Works, Lego Toys, Hallmark Cards, as well as many regional banks and the Connecticut State Government.

According to published statistics, Hartford County’s 2005 population was approximately 875,000 and consisted of approximately 345,000 households. The population increased approximately 2.1% from 2000. Per capita income in 2005 for Hartford County was approximately $32,000, which was less than the Connecticut average of approximately $35,000. Likewise, median household income for Hartford County was $59,000 compared to approximately $63,000 for Connecticut.

Competition

We face intense competition both in making loans and attracting deposits. As of June 30, 2005, the most recent date for which data is available from the Federal Deposit Insurance Corporation, we held approximately 0.7% of the deposits in Hartford County, which was the 14th largest share of deposits out of 28 financial institutions in the county. North-central Connecticut has a high concentration of financial institutions and financial services providers, many of which are branches of large money centers, super-regional and regional banks which have resulted from the consolidation of the banking industry in New England. Many of these competitors have greater resources than we do and may offer products and services that we do not provide.

Our competition for loans comes from commercial banks, savings institutions, mortgage banking firms, credit unions, finance companies, insurance companies and brokerage and investment banking firms. Our most direct competition for deposits has historically come from commercial banks, savings banks, savings and loan associations, credit unions and mutual funds. We face additional competition for deposits from short-term money market funds and other corporate and government securities funds and from brokerage firms and insurance companies.

We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered the barriers to market entry, allowed banks to expand their geographic reach by providing services over the Internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit our future growth.

Lending Activities

General. The largest segment of our loan portfolio consists is one- to four-family residential real estate loans. The other significant segments of our loan portfolio are multi-family and commercial real estate loans, construction loans, consumer loans and commercial loans. We originate loans for investment purposes.

One- to Four-Family Loans. Our primary lending activity is to originate loans secured by one- to four-family residences located in our primary market area. At June 30, 2005, one- to four-family loans totaled $89.2 million or 63.4% of total loans. At June 30, 2005, 79.0% of our one- to four-family loans were fixed-rate and 21.0% were adjustable-rate.

We originate fixed-rate fully amortizing loans with maturities ranging between 10 and 30 years. Management establishes the loan interest rates based on market conditions. We offer mortgage loans that conform to Fannie Mae and Freddie Mac guidelines, as well as jumbo loans, which presently are loans in amounts over $359,650.

We also currently offer adjustable-rate mortgage loans, with an interest rate based on the one-year Constant Maturity Treasury Bill index, which adjust annually from the outset of the loan or which adjust annually after a three-, five- or ten-year initial fixed period and with terms of up to 30 years, with the majority of adjustable rate loans adjusting after a five-year period. Interest rate adjustments on such loans are generally limited to no more than 2% during any adjustment period and 6% over the life of the loan.

We underwrite fixed-rate and variable-rate one- to four-family residential mortgage loans with loan-to-value ratios of up to 100% and 95%, respectively, provided that a borrower obtains private mortgage insurance on loans that exceed 80% of the appraised value or sales price, whichever is less, of the secured property. We also require that fire, casualty, title, hazard insurance and, if appropriate, flood insurance be maintained on all properties securing real estate loans made by us. An independent licensed appraiser generally appraises all properties.

We offer our full-time employees who satisfy certain criteria and our general underwriting standards fixed- and adjustable-rate mortgage loans with reduced interest rates that are currently 50 basis points below the rates offered to our other customers. The employee mortgage rate normally ceases upon termination of employment. Upon termination of the employee mortgage rate, the interest rate reverts to the contract rate in effect at the time that the loan was extended. All other terms and conditions contained in the original mortgage and note continue to remain in effect. As of June 30, 2005, we had $2.5 million of employee mortgage rate loans, or 1.8% of total loans.

Home Equity Loans and Lines of Credit. We offer home equity loans and home equity lines of credit, both of which are secured by owner-occupied one- to four-family residences. At June 30, 2005, home equity loans and equity lines of credit totaled $10.2 million, or 7.3% of total loans. Additionally, at June 30, 2005, the unadvanced amounts of home equity lines of credit totaled $2.4 million. Home equity loans are offered with fixed rates of interest and with terms up to 15 years. Home equity lines of credit are offered with adjustable rates of interest that are indexed to the prime rate as reported in The Wall Street Journal. Interest rate adjustments on home equity lines of credit are limited to a maximum of 18% or 6% above the initial interest rate, whichever is lower.

The procedures for underwriting home equity loans and lines of credit include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loans. We will offer home equity loans with maximum combined loan-to-value ratios of 90%, provided that loans in excess of 80% will be charged a higher rate of interest. A home equity line of credit may be drawn down by the borrower for an initial period of 10 years from the date of the loan agreement. During this period, the borrower has the option of paying, on a monthly basis, either principal and interest or only interest. If not renewed, the borrower has to pay back the amount outstanding under the line of credit over a term not to exceed 10 years, beginning at the end of the 10-year period.

Multi-Family and Commercial Real Estate Loans. We originate multi-family and commercial real estate loans that are generally secured by five or more unit apartment buildings and properties used for business purposes such as small office buildings, industrial facilities or retail facilities primarily located in our primary market area. At June 30, 2005, multi-family real estate loans totaled $6.5 million, or 4.6% of total loans. Also on June 30, 2005, commercial real estate loans totaled $25.9 million, or 18.4% of total loans. Our multi-family loans are generally made with terms up to 20 years and our commercial real estate loans are generally made with terms of up to 25 years. These loans are offered with interest rates that are fixed or adjust periodically and are generally indexed to the prime rate as reported in The Wall Street Journal plus a margin of 100 basis points or the five-year Federal

Home Loan Bank (“FHLB”) Classic Advance Rate plus a margin of 225 to 325 basis points. At June 30, 2005, the largest multi-family loan was a $1.4 million loan. This loan was secured by an apartment building and performing according to its terms at June 30, 2005. At June 30, 2005, the largest commercial real estate loan was a $1.9 million loan. This loan was secured by a hotel and was performing according to its terms at June 30, 2005. We generally do not make these loans with loan-to-value ratios exceeding 80%.

We also originate land loans primarily to local contractors and developers for making improvements on approved building lots. Such loans are generally written with a maximum loan-to-value ratio based upon the appraised value or purchase price, whichever is less, of 75% for a term of up to 15 years. Interest rates on our land loans are fixed for the first three years and them adjust annually thereafter to a rate typically 3.25% over the one year Constant Maturity Treasury index. At June 30, 2005, we had eight land loans totaling $2.5 million.

Construction Loans. We originate construction loans to individuals for the construction and acquisition of personal residences. At June 30, 2005, residential construction loans amounted to $3.8 million, or 2.7% of total loans. At June 30, 2005, the unadvanced portion of these construction loans totaled $2.6 million. Our residential mortgage construction loans generally provide for the payment of interest only during the construction phase, which is usually 12 months. At the end of the construction phase, the loan converts to a permanent mortgage loan. Loans generally can be made with a maximum loan-to-value ratio of 90% of the appraised value or cost of the project, whichever is less. At June 30, 2005, the largest residential construction loan commitment was for $1.4 million, none of which was disbursed. The loan was performing according to its terms at June 30, 2005.

We make construction loans for commercial development projects. The projects include multi-family, apartment, small industrial, retail and office buildings. These loans generally have an interest-only phase during construction, which is usually 12 months, then convert to permanent financing. Disbursements of funds are at the sole discretion of Enfield Federal and are based on the progress of construction. At June 30, 2005, commercial construction loans totaled $7.5 million, or 5.3% of total loans. At June 30, 2005, the unadvanced portion of these construction loans totaled $4.1 million. Loans generally can be made with a maximum loan-to-value ratio of 75% of the appraised value or cost of the project, whichever is less. At June 30, 2005, the largest commercial loan commitment was for $3.3 million, $2.4 million of which was disbursed. The loan was performing according to its terms at June 30, 2005.

Commercial Loans. At June 30, 2005, we had $6.6 million in commercial loans which amounted to 4.7% of total loans. In addition, at such date, we had $794,000 of unadvanced commercial lines of credit. We make commercial business loans primarily in our market area to a variety of professionals, sole proprietorships and small businesses. Commercial lending products include term loans, revolving lines of credit and Small Business Administration guaranteed loans. Commercial loans and lines of credit are made with either variable or fixed rates of interest. Variable rates are based on the prime rate as published in The Wall Street Journal, plus a margin. Fixed-rate business loans are generally indexed to the two-, five- or ten-year FHLB Amortizing Advance Rate, as corresponds to the term of the loan, plus a margin. The Company generally does not make unsecured commercial loans.

When making commercial loans, we consider the financial statements of the borrower, our lending history with the borrower, the debt service capabilities of the borrower, the projected cash flows of the business and the value of the collateral, primarily accounts receivable, inventory and equipment, and are supported by personal guarantees. Depending on the collateral used to secure the loans, commercial loans are made in amounts of up to 80% of the value of the collateral securing the loan. At June 30, 2005, our largest commercial loan was a $665,000 loan secured by equipment and machinery. This loan was performing according to its original terms at June 30, 2005.

Consumer Loans. We offer fixed-rate automobile loans for new or used vehicles with terms of up to 66 months and loan-to-value ratios of up to 90% of the lesser of the purchase price or the retail value shown in the NADA Car Guide. At June 30, 2005, automobile loans totaled $476,000 or 0.3% of total loans and 42.7% of consumer loans. For the three months ended June 30, 2005 and the fiscal year ended March 31, 2005, the Company originated $127,000 and $188,000 automobile loans, respectively.

Other consumer loans at June 30, 2005 amounted to $639,000, or 0.5% of total loans and 57.3% of consumer loans. These loans include secured and unsecured personal loans. Personal loans generally have a fixed-rate, a maximum borrowing limitation of $10,000 and a maximum term of four years. Collateral loans are generally secured by a passbook account or a certificate of deposit.

Loan Underwriting Risks. While we anticipate that adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate mortgages, the increased mortgage payments required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans help make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.

Loans secured by multi-family and commercial real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in multi-family and commercial real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors, if any, to provide annual financial statements on multi-family and commercial real estate loans. In reaching a decision on whether to make a multi-family and commercial real estate loan, we consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. In addition, with respect to commercial real estate rental properties, we will also consider the term of the lease and the quality of the tenants. We have generally required that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.20x. Environmental surveys are generally required for commercial real estate loans of $250,000 or more.

Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the building. If the estimate of value proves to be inaccurate, we may be confronted, at or before the maturity of the loan, with a building having a value which is insufficient to assure full repayment. If we are forced to foreclose on a building before or at completion due to a default, there can be no assurance that we will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs.

Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections depend on the borrower’s continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans.

Loan Originations, Purchases and Sales. Our mortgage lending activities are conducted by our salaried loan representatives operating at our main office in Enfield. We underwrite all loans that we originate under our loan policies and procedures, which model those of Fannie Mae and Freddie Mac. We originate both adjustable-rate and fixed-rate mortgage loans. Our ability to originate fixed- or adjustable-rate loans is dependent upon the relative customer demand for such loans, which is affected by the current and expected future level of interest rates.

We generally retain all of the loans that we originate for our portfolio; however, we will sell participation interests to local financial institutions, primarily on the portion of loans that exceed our borrowing limits. The sales occur at time of origination, therefore no loans have been classified as held-for-sale. We sold $1.4 million of these loans in the three months ended June 30, 2005. We did not sell any such loans in fiscal 2005 or fiscal 2004.

In fiscal 2005, we purchased participation interests, primarily in commercial real estate loans and commercial construction loans. Such loans totaled $2.0 million at June 30, 2005. We perform our own underwriting analysis on each of our participation interests before purchasing such loans and therefore believe there is no greater risk of default on these obligations. However, in a purchased participation loan, we do not service the loan and thus are subject to the policies and practices of the lead lender with regard to monitoring delinquencies, pursuing collections and instituting foreclosure proceedings. We are permitted to review all of the documentation relating to any loan in which we participate, including any annual financial statements provided by a borrower. Additionally, we receive periodic updates on the loan from the lead lender. We have not historically purchased any whole loans. However, we would entertain doing so if a loan was presented to us that met our underwriting criteria and fit within our interest rate strategy.”

Loan Approval Procedures and Authority. Our lending policies and loan approval limits are recommended by senior management, reviewed by the Executive Committee of the Board of Directors and approved by the Board of Directors. The Executive Committee must be comprised of at a minimum: the Chairman of the Board, the President and Chief Executive Officer and at least one independent director. The Senior Loan Officer and all division heads also serve as non-voting members of the committee. Each individual’s lending authority limit is based on his or her experience and capability and reviewed annually by the board. Certain individuals are assigned lending authority grades of “Level 1” through “Level 4” and may approve extensions of credit up to their individual lending authority limit. Any extension of credit that exceeds an individual’s authority requires the approval of a second individual with a higher level of authority sufficient to accommodate the request as appropriate, or requires the approval of the Executive Committee. Notwithstanding individual and joint lending authority, board approval is required for any request involving any compromise of indebtedness, such as the forgiveness of unpaid principal, accrued interest, accumulated fees, or acceptance of collateral or other assets in lieu of payment.

The Executive Committee has the authority to approve all loans up to $1.5 million. Requests in excess of this limit must be submitted to the full Board of Directors for approval. Individuals possessing “Level 1” authority may approve residential mortgage loans in amounts of up to $750,000 (owner occupied) and $500,000 (non-owner occupied), commercial and multi-family real estate loans in amounts of up to $750,000, commercial loans in amounts of up to $500,000 (secured) and $250,000 (unsecured) and consumer loans, including home equity loans and lines of credit, in amounts of up to $150,000.

Individuals possessing “Level 2” authority may approve residential mortgage loans in amounts of up to $350,000 (owner occupied) and $250,000 (non-owner occupied), commercial and multi-family real estate loans in amounts of up to $375,000, commercial loans in amounts of up to $250,000 (secured) and $125,000 (unsecured) and consumer loans, including home equity loans and lines of credit, in amounts of up to $100,000.

Individuals possessing “Level 3” authority may approve residential mortgage loans in amounts of up to $175,000 (owner occupied) and $125,000 (non-owner occupied), commercial and multi-family real estate loans in amounts of up to $175,000, commercial loans in amounts of up to $100,000 (secured) and $25,000 (unsecured) and consumer loans, including home equity loans and lines of credit, in amounts of up to $50,000.

Individuals possessing “Level 4” authority may approve only secured consumer loans in amounts of up to $25,000.

Loans to One Borrower. The maximum amount that we may lend to one borrower and the borrower’s related entities is limited by regulation to generally 15% of our unimpaired capital and surplus. At June 30, 2005, our regulatory limit on loans to one borrower was $4.0 million. At that date, our largest lending relationship was a $2.4 million loan for the construction of a hotel located in our primary market area. That loan was performing according to its original terms at June 30, 2005. As a result of the capital raised in the offering, our loans to one borrower limit will increase to $6.3 million at the maximum of the offering range.

Loan Commitments. We issue commitments for fixed-rate and adjustable-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers.

Investment Activities

The Board of Directors reviews and approves our investment policy annually. The Board of Directors is responsible for establishing policies for conducting investment activities, including the establishment of risk limits. The Board of Directors reviews the investment portfolio and reviews investment transactions on a monthly basis and is responsible for ensuring that the day-to-day management of the investment portfolio is conducted by qualified individuals. The Board has directed the President and Chief Executive Officer to implement the investment policy based on the Board’s established guidelines as reflected in the written investment policy, and other established guidelines, including those set periodically by the Asset/Liability Management Committee. The President and Chief Executive Officer presents the Board of Directors with potential investment strategies and investment portfolio performance reports, at least on a monthly basis.

The investment portfolio is primarily viewed as a source of liquidity. Our policy is to invest funds in assets with varying maturities that will result in the best possible yield while maintaining the safety of the principal invested and assist in managing interest rate risk. The investment portfolio management policy is designed to:

1.	enhance profitability by maintaining an acceptable spread over the cost of funds;

2.	absorb funds when loan demand is low and infuse funds into loans when loan demand is high;

3.	provide both the regulatory and the operational liquidity necessary to conduct our daily business activities;

4.	provide a degree of low-risk, quality assets to the balance sheet;

5.	provide a medium for the implementation of certain interest rate risk management measures intended to establish and maintain an appropriate balance between the sensitivity to changes in interest rates of: (i) interest income from loans and investments, and (ii) interest expense from deposits and borrowings;

6.	have collateral available for pledging requirements;

7.	generate a favorable return on investments without undue compromise of other objectives; and

8.	evaluate and take advantage of opportunities to generate tax-exempt income when appropriate.

In determining its investment strategies, we consider the interest rate sensitivity, yield, credit risk factors, maturity and amortization schedules, collateral value and other characteristics of the securities to be held. We also consider the secondary market for the sale of assets and the ratings of debt instruments in which it invests and the financial condition of the obligors issuing such instruments.

We have authority to invest in various types of assets, including U.S. Treasury obligations, securities of various federal agencies, mortgage-backed securities, certain certificates of deposit of insured financial institutions, overnight and short term loans to other banks, corporate debt instruments, and Fannie Mae and Freddie Mac equity securities. We primarily invest in: U.S. agency obligations; collateralized mortgage obligations and mortgage-backed securities; municipal obligations; and equity investments. With respect to municipal obligations, our investment policy provides that all municipal issues must be rated investment grade or higher to qualify for its portfolio. If any such municipal issues in our investment portfolio are subsequently downgraded below the minimum requirements, it is our general policy to liquidate the investment.

Deposit Activities and Other Sources of Funds

General. Deposits and loan repayments are the major sources of our funds for lending and other investment purposes. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

Deposit Accounts. Substantially all of our depositors are residents of the State of Connecticut. Deposits are attracted from within our market area through the offering of a broad selection of deposit instruments, including non interest-bearing demand accounts (such as checking accounts), interest-bearing demand accounts (such as NOW and money market accounts), passbook and savings accounts and certificates of deposit. At June 30, 2005, core deposits, which consist of savings, demand, NOW and money market accounts, comprised 50.4% of our deposits. We do not currently utilize brokered funds. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, our liquidity needs, profitability to us, matching deposit and loan products and customer preferences and concerns. We generally review our deposit mix and pricing weekly. Our current strategy is to offer competitive rates, but not to be the market leader.

In addition to accounts for individuals, we also offer deposit accounts designed for the businesses operating in our market area. Our business banking deposit products and services include a non-interest-bearing commercial checking account and a NOW account for sole proprietors. We have sought to increase our commercial deposits through the offering of these products, particularly to our commercial borrowers.

Borrowings. We utilize advances from the Federal Home Loan Bank of Boston and securities sold under agreements to repurchase to supplement our supply of investable funds and to meet deposit withdrawal requirements. The Federal Home Loan Bank functions as a central reserve bank providing credit for member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank and are authorized to apply for advances on the security of such stock and certain of our mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s creditworthiness. Under its current credit policies, the Federal Home Loan Bank generally limits advances to 25% of a member’s assets, and short-term borrowings of less than one year may not exceed 10% of the institution’s assets. The Federal Home Loan Bank determines specific lines of credit for each member institution.

Securities sold under agreements to repurchase are customer deposits that are invested overnight in mortgage-related securities. The customers, predominantly commercial customers, set a predetermined balance and deposits in excess of that amount are transferred into the repurchase account from each customer’s checking account. The next banking day, the funds are recredited to their individual checking account along with interest earned at market rates. These types of accounts are often referred to as sweep accounts.

Financial Services

We have a partnership with a third-party registered broker-dealer, Infinex Investments, Inc. Infinex operates an office at Enfield Federal and offers customers a complete range of nondeposit investment products, including mutual funds, debt, equity and government securities, retirement accounts, insurance products and fixed and variable annuities. We receive a portion of the commissions generated by Infinex from sales to customers. For the three months ended June 30, 2005 and the year ended March 31, 2005, we received fees of $5,000 and $94,000, respectively, through our relationship with Infinex.

Properties

We conduct our business through our main office and branch offices. The following table sets forth certain information relating to these facilities as of June 30, 2005.

Location	Year Opened	Owned/ Leased		Date of Lease Expiration		Net Book Value as of June 30, 2005
						(In thousands)
Executive/Branch Office (1): 660 Enfield Street Enfield, Connecticut	1959	Leased	(2)	2005	(3)	$249

Administrative Office: 630 Enfield Street Enfield, Connecticut.	2000	Leased		2005	(4)	28

Branch Offices: 268 Hazard Avenue Enfield, Connecticut.	1962	Owned		—		464

54 Hazard Avenue Enfield, Connecticut	1994	Leased		Month to Month		34

112 Mountain Road Suffield, Connecticut	1988	Leased		2008		28

23 Main Street Manchester, Connecticut	2002	Owned		—		683

124 Main Street Broad Brook, Connecticut	2003	Owned		—		439

20 Main Street Windsor Locks, Connecticut	2002	Leased		2012	(4)	174

One Shoham Road East Windsor, Connecticut (5)	2005	Leased		2015	(6)	—

(1)	On November 24, 2004, we entered into a 25-year lease for a building that is being constructed to house our new headquarters. Once the new main office is completed, the leases on 660 Enfield Street and 630 Enfield Street will expire and we will vacate these offices.

(2)	On December 10, 2004, we sold our branch office and concurrently therewith entered into a one-year lease agreement with the purchaser of the branch office.

(3)	We have an option to extend the lease for four additional three-month terms.

(4)	We have an option to renew this lease for one additional five-year term.

(5)	This branch office opened on October 3, 2005.

(6)	We have an option to renew this lease for two additional seven-year terms.

Personnel

As of June 30, 2005, we had 49 full-time employees and 15 part-time employees, none of whom is represented by a collective bargaining unit. We believe our relationship with our employees is good.

Legal Proceedings

Periodically, there have been various claims and lawsuits against us, such as claims to enforce liens and contracts, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition

The objective of this section is to help potential investors understand our views on our results of operations and financial condition. You should read this discussion in conjunction with the consolidated financial statements and notes to the consolidated financial statements that appear at the end of this prospectus.

Overview

Income. Our primary source of pre-tax income is net interest and dividend income. Net interest and dividend income is the difference between interest and dividend income, which is the income that we earn on our loans and investments, and interest expense, which is the interest that we pay on our deposits and borrowings. To a much lesser extent, we also recognize pre-tax income from service charge income – mostly from service charges on deposit accounts, from the increase in cash surrender value of our bank-owned life insurance and from the sale of securities.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a monthly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Expenses. The expenses we incur in operating our business consist of salaries and employee benefits expenses, occupancy and equipment expenses, advertising and promotion expenses, professional fees, data processing expense, stationery and supplies expense, amortization of identifiable intangible assets and other miscellaneous expenses.

Salaries and employee benefits expenses consist primarily of the salaries and wages paid to our employees, payroll taxes and expenses for health insurance, retirement plans and other employee benefits. It also includes expenses related to our employee stock ownership plan and restricted stock awards granted under our stock-based incentive plan. Expense for the employee stock ownership plan is based on the average market value of the shares committed to be released. An equal number of shares is released each year over the ten-year term of the loan. Expense for shares of restricted stock awards is based on the fair market value of the shares on the date of grant. Compensation and related expenses is recognized on a straight-line basis over the vesting period. We currently do not expense any stock options that we have granted. However, all stock options will be required to be expensed beginning in the fourth quarter of fiscal 2006.

Occupancy and equipment expenses, which are the fixed and variable costs of land, building and equipment, consist primarily of lease payments, real estate taxes, depreciation charges, furniture and equipment expenses, maintenance and costs of utilities. Depreciation of premises and equipment is computed using the straight-line method based on the useful lives of the related assets, which range from ten to 50 years for buildings and premises and three to 20 years for furniture, fixtures and equipment. Leasehold improvements are amortized over the shorter of the useful life of the asset or term of the lease.

Advertising and promotion expenses include expenses for print advertisements, promotions and premium items.

Professional fees primarily include fees paid to our independent auditors, our attorneys, our internal auditor and any consultants we employ, such as to review our loan or investment portfolios.

Data processing expenses include fees paid to our third-party data processing service and ATM expense.

Stationery and supplies expense consists of expenses for office supplies.

Amortization of identifiable intangible assets consists of the amortization, on a straight-line basis over a ten-year period, of the $886,000 core deposit intangible that was incurred in connection with our acquisition of Windsor Locks Community Bank, FSL in December 2003.

Other expenses include federal insurance deposit premiums, charitable contributions, regulatory assessments, telephone, insurance and other miscellaneous operating expenses.

Critical Accounting Policies

We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or income to be critical accounting policies. We consider accounting policies relating to the allowance for loan losses and goodwill and other intangibles to be critical accounting policies.

Allowance for Loan Losses. The allowance for loan losses is the amount estimated by management as necessary to cover losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged to income. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Among the material estimates required to establish the allowance are: loss exposure at default; the amount and timing of future cash flows on impacted loans; the value of collateral; and determination of loss factors to be applied to the various elements of the portfolio. All of these estimates are susceptible to significant change.

Management reviews the level of the allowance on a monthly basis and establishes the provision for loan losses based on an evaluation of the portfolio, past loss experience, economic conditions and business conditions affecting our primary market area, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, the duration of the current business cycle, bank regulatory examination results and other factors related to the collectibility of the loan portfolio. Although we believe that we use the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary if certain future events occur that cause actual results to differ from the assumptions used in making the evaluation. For example, a downturn in the local economy could cause increases in non-performing loans. Additionally, a decline in real estate values could cause some of our loans to become inadequately collateralized. In either case, this may require us to increase our provisions for loan losses, which would negatively impact earnings. Further, the Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses. Such agency may require us to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination. An increase to the allowance required to be made by the Office of Thrift Supervision would negatively impact our earnings. Additionally, a large loss could deplete the allowance and require increased provisions to replenish the allowance, which would negatively affect earnings. See notes 1 and 4 to the notes to consolidated financial statements included in this prospectus.

Goodwill and Other Intangibles. We record all assets and liabilities acquired in purchase acquisitions, including goodwill and other intangibles, at fair value as required by Statement of Financial Accounting Standards No. 141. Goodwill is subject, at a minimum, to annual tests for impairment. Other intangible assets are amortized over their estimated useful lives using straight-line and accelerated methods, and are subject to impairment if events or circumstances indicate a possible inability to realize the carrying amount. The initial goodwill and other intangibles recorded, and subsequent impairment analysis, requires us to make subjective judgments concerning estimates of how the acquired assets will perform in the future. Events and factors that may significantly affect the estimates include, among others, customer attrition, changes in revenue grown trends, specific industry conditions and changes in competition.

Operating Strategy

Our mission is to operate and further expand a profitable community-oriented financial institution. We plan to achieve this by executing our strategy of:

•	pursuing opportunities to increase multi-family and commercial real estate and commercial business lending in our market area;

•	continuing to emphasize the origination of one- to four-family residential real estate loans;

•	expanding our delivery system through a combination of increased uses of technology and additional branch facilities;

•	aggressively attracting core deposits;

•	managing our net interest margin and net interest spread by having a greater percentage of our assets in loans, especially higher-yielding loans, which generally have a higher yield than securities; and

•	managing interest rate risk by emphasizing the origination of adjustable-rate or shorter duration loans.

Pursue opportunities to increase multi-family, commercial real estate and commercial business lending in our market area

Multi-family, commercial real estate and commercial business loans provide us with the opportunity to earn more income because they tend to have higher interest rates than residential mortgage loans. In addition, these loans are beneficial for interest rate risk management because they typically have shorter terms and adjustable interest rates. Multi-family, commercial real estate and commercial business loans increased $5.0 million for the three months ended June 30, 2005 and $3.8 million for the year ended March 31, 2005 and at June 30, 2005 comprised approximately 27.8% of total loans. There are many multi-family and commercial properties and businesses located in our market area, and with the additional capital raised in the offering we may pursue the larger lending relationships associated with these opportunities, while continuing to originate any such loans in accordance with what we believe are our conservative underwriting guidelines. We have added expertise in our commercial loan department in recent years. Additionally, we intend to employ additional commercial lenders in the future to help increase our multi-family and commercial lending.

However, these types of loans generally expose a lender to greater risk of non-payment and loss than one-to four-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property and the income stream of the borrowers. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Commercial business loans expose us to additional risks since they typically are made on the basis of the borrower’s ability to make repayments from the cash flow of the borrower’s business and are secured by non-real estate collateral that may depreciate over time. In addition, since such loans generally entail greater risk than one- to four-family residential mortgage loans, we may need to increase our allowance for loan losses in the future to account for the likely increase in probable incurred credit losses associated with the growth of such loans. Also, many of our commercial borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan.

Continue to emphasize the origination of one- to four-family residential real estate loans

Our primary lending activity is the origination of residential mortgage loans secured by homes in our market area. We intend to continue emphasizing the origination of residential mortgage loans going forward. At June 30, 2005, 63.4% of our total loans were one- to four-family residential real estate loans. We believe that our emphasis on residential lending, which carries a lower credit risk, contributes to our high asset quality.

Expand our delivery system through a combination of increased uses of technology and additional branch facilities

We intend to expand the ways in which we reach and serve our customers. We implemented internet banking in fiscal 2003, which allows our customers to access their accounts and pay bills online. In fiscal 2006, we will introduce an enhancement to our website to enable customers to obtain loan information to apply for a residential or commercial loan online. Also, we will open a new branch office in East Windsor, Connecticut. We intend to pursue expansion in our market area in future years, whether through de novo branching or acquisition. However, we have not entered into any binding commitments regarding our expansion plans.

Aggressively attract core deposits

Core deposits (accounts other than certificates of deposit) comprised 50.4% of our total deposits at June 30, 2005. We value core deposits because they represent longer-term customer relationships and a lower cost of funding compared to certificates of deposit. We aggressively seek core deposits through competitive pricing and targeted advertising. In addition, we offer business checking accounts for our commercial customers. We also hope to increase core deposits by pursuing expansion inside and outside of our market area through de novo branching.

Manage net interest margin and net interest spread by having a greater percentage of our assets in loans, especially higher-yielding loans, which generally have a higher yield than securities

We intend to continue to manage our net interest margin and net interest spread by seeking to increase lending levels and by originating higher-yielding loans. Loans secured by multi-family and commercial real estate and commercial business loans are generally larger and involve a greater degree of risk than one-to four-family residential mortgage loans. Consequently, multi-family and commercial real estate and commercial business loans typically have higher yields, which increase our net interest margin and net interest spread.

Manage interest rate risk by emphasizing the origination of adjustable-rate or shorter duration loans

We manage our interest rate sensitivity to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than longer-term loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings. To reduce the potential volatility of our earnings, we have sought to: (1) improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread; and (2) decrease the maturities of our assets, in part by the origination of adjustable-rate and shorter-term loans.

Balance Sheet Analysis

Loans. Our primary lending activity is the origination of loans secured by real estate. We originate real estate loans secured by one- to four-family residential real estate, and to a lesser extent, secured by multi-family and commercial real estate. At June 30, 2005, real estate loans totaled $132.9 million, or 94.5% of total loans, compared to $127.9 million, or 95.2%, of total loans at March 31, 2005.

The largest segment of our real estate loans is one- to four-family residential real estate loans. At June 30, 2005, one- to four-family residential real estate loans totaled $89.2 million, which represented 67.1% of real estate loans and 63.4% of total loans compared to $88.8 million at March 31, 2005, which represented 69.4% of real estate loans and 66.1% of total loans. One- to four-family residential real estate loans increased $416,000, or 0.5% for the three months ended June 30, 2005 and $7.8 million, or 9.6%, for the year ended March 31, 2005 due to the prevailing low interest rate environment and competitive pricing.

Multi-family and commercial real estate loans totaled $32.5 million at June 30, 2005, which represented 24.4% of real estate loans and 23.1% of total loans, compared to $28.8 million at March 31, 2005, which represented 22.5% of real estate loans and 21.4% of total loans. Multi-family and commercial real estate loans increased $3.7 million, or 12.9% for the three months ended June 30, 2005 and $4.5 million, or 18.6%, for the year ended March 31, 2005 due to the continued emphasis of this type of lending and increased loan participations.

We originate construction loans secured by residential and multi-family and commercial real estate. This portfolio totaled $11.3 million at June 30, 2005, which represented 8.0% of total loans, compared to $10.3 million at March 31, 2005, which represented 7.7% of total loans. Construction loans increased $948,000, or 9.2% for the three months ended June 30, 2005 primarily because of increased construction and rehabilitation projects in our market area and the lower interest rate environment. Construction loans decreased $15,000, or 0.1%, for the year ended March 31, 2005 due to the completion of construction projects and the loans on such projects converting to permanent financing.

We also originate commercial business loans secured by business assets other than real estate, such as business equipment, inventory and accounts receivable and letters of credit. Commercial business loans totaled $6.6 million at June 30, 2005, which represented 4.7% of total loans, compared to $5.3 million at March 31, 2005, which represented 4.0% of total loans. Commercial business loans increased $1.3 million, or 24.4% for the three months ended June 30, 2005 primarily due to the seasonality associated with our commercial lines of credit. Commercial business loans decreased $672,000, or 11.2% for the year ended March 31, 2005, due to the refinancing of a commercial line of credit to a customer who was approaching our loans-to-one borrower limit.

We originate a variety of consumer loans, including loans secured by automobiles and passbook or certificate accounts. Consumer loans totaled $1.1 million and represented 0.8% of total loans at both June 30, 2005 and March 31, 2005.

The following table sets forth the composition of our loan portfolio at the dates indicated.

			At March 31,
	At June 30, 2005		2005		2004		2003		2002		2001
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
					(Dollars in thousands)
Mortgage loans:
Residential loans:
One- to four-family (1)	$89,190	63.40%	$88,774	66.08%	$80,999	65.82%	$63,726	67.17%	$56,625	69.50%	$51,308	76.30%
Multi-family	6,541	4.65	6,621	4.93	6,789	5.52	5,256	5.54	5,348	6.56	5,347	7.95
Commercial real estate	25,948	18.44	22,166	16.50	17,475	14.20	13,378	14.10	10,222	12.55	5,947	8.84
Construction loans	11,257	8.00	10,309	7.68	10,324	8.39	4,625	4.87	2,436	2.99	920	1.37

Total mortgage loans	132,936	94.49	127,870	95.19	115,587	93.93	86,985	91.68	74,631	91.60	63,522	94.46
Consumer loans	1,115	0.79	1,132	0.84	1,467	1.19	1,629	1.72	2,066	2.54	1,565	2.33
Commercial loans	6,635	4.72	5,332	3.97	6,004	4.88	6,262	6.60	4,777	5.86	2,160	3.21

Total loans	140,686	100.00%	134,334	100.00%	123,058	100.00%	94,876	100.00%	81,474	100.00%	67,247	100.00%

Deferred loan origination fees, net	(328)		(340)		(353)		(287)		(233)		(272)
Allowance for loan losses	(1,467)		(1,437)		(1,301)		(1,008)		(773)		(603)

Total loans, net	$138,891		$132,557		$121,404		$93,581		$80,468		$66,372

(1)	Includes $10.2 million, $9.6 million, $8.4 million, $7.5 million, $5.6 million and $2.7 million of home equity loans at June 30, 2005, March 31, 2005, 2004, 2003, 2002 and 2001, respectively.

The following table sets forth certain information at June 30, 2005 regarding the dollar amount of principal repayments becoming due during the periods indicated. The table does not include any estimate of prepayments that significantly shorten the average life of our loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

	One- to Four- Family	Multi- Family	Commercial Real Estate	Construction	Consumer	Commercial	Total Loans
				(In thousands)
Amounts due in:
One year or less	$622	$—	$1,635	$10,359	$244	$1,522	$14,382
More than one year to three years	1,197	186	219	469	449	214	2,734
More than three years to five years	1,255	—	1,193	—	340	1,157	3,945
More than five years to ten years	5,442	70	2,494	16	61	2,056	10,139
More than ten years to fifteen years	17,112	3,533	5,063	—	—	465	26,173
More than fifteen years	63,562	2,752	15,344	413	21	1,221	83,313

Total amount due	$89,190	$6,541	$25,948	$11,257	$1,115	$6,635	$140,686

The following table sets forth the dollar amount of all loans at June 30, 2005 that are due after June 30, 2006 and have either fixed interest rates or floating or adjustable interest rates. The amounts shown below exclude applicable loans in process, unearned interest on consumer loans and deferred loan fees.

	Due After June 30, 2006
	Fixed-Rates	Floating or Adjustable-Rates	Total
	(In thousands)
Mortgage loans:
Residential loans:
One- to four-family	$72,625	$15,943	$88,568
Multi-family	2,024	4,517	6,541
Commercial real estate	7,226	17,087	24,313
Construction loans	636	262	898

Total mortgage loans	82,511	37,809	120,320
Consumer loans	871	—	871
Commercial loans	2,981	2,132	5,113

Total loans	$86,363	$39,941	$126,304

The following table shows loan activity during the periods indicated.

	For the Three Months Ended June 30,		For Fiscal Year Ended March 31,
	2005	2004	2005	2004	2003
	(In thousands)
Beginning balance, loans, net	$132,557	$121,404	$121,404	$93,581	$80,468

Originations:
Mortgage loans:
Residential loans:
One- to four-family	$4,402	$6,183	$19,232	$30,748	$23,369
Multi-family	—	464	704	2,163	2,062
Commercial real estate	4,674	1,850	5,289	5,007	8,015
Construction loans	1,099	3,172	17,809	12,913	3,421

Total mortgage loan originations	10,175	11,669	43,034	50,831	36,867
Consumer loans	255	62	382	584	512
Commercial loans	422	995	1,872	741	2,208

Total loan originations	10,852	12,726	45,288	52,156	39,587
Obtained through merger	—	—	—	16,399	—
Loan participations	—	—	1,786	—	—
Deduct:
Principal loan repayment and other, net	(4,516)	(10,360)	(35,926)	(40,625)	(26,469)
Loan charge-offs, net of recoveries	(2)	(28)	5	(107)	(5)

Ending balance, loans, net	$138,891	$123,742	$132,557	$121,404	$93,581

Securities. Our securities portfolio consists primarily of U.S. government and agency securities, mortgage-backed securities, marketable equitable securities, municipal securities and, to a lesser extent, corporate debt securities. Although corporate debt securities and municipal securities generally have greater credit risk than U.S. Treasury and government securities, they generally have higher yields than government securities of similar duration. Securities increased $579,000, or 1.2%, in the three months ended June 30, 2005 and $4.3 million, or 10.1%, for the year ended March 31, 2005 as we invested excess liquidity, including the proceeds from the maturation of mortgage-backed securities, in agency and municipal securities. All of our mortgage-backed securities were issued by Ginnie Mae, Fannie Mae or Freddie Mac.

The following table sets forth the carrying values and fair values of our securities portfolio at the dates indicated.

			At March 31,
	At June 30, 2005		2005		2004		2003
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
				(In thousands)
Investments in available-for-sale securities:
U.S. government and federal agencies	$21,834	$21,672	$21,129	$20,719	$12,742	$12,826	$7,175	$7,226
Municipal securities	5,583	5,554	5,995	5,897	3,831	3,864	818	824
Corporate securities	546	562	546	559	754	794	853	863
Mortgage-backed securities	12,911	12,882	12,963	12,893	18,246	18,372	21,683	21,810
Marketable equity securities	12,790	12,647	12,952	12,834	12,020	11,971	15,233	15,224

Total	53,664	53,317	53,585	52,902	47,593	47,827	45,762	45,947
Money market mutual funds included in cash and cash equivalents	(6,153)	(6,153)	(6,317)	(6,317)	(5,518)	(5,518)	(7,879)	(7,879)

Total in investments in available-for-sale securities	$47,511	$47,164	$47,268	$46,585	$42,075	$42,309	$37,883	$38,068

The aggregate amortized cost basis and fair value of securities of issuers which exceeded 10% of stockholders’ equity were as follows as of June 30, 2005:

Issuer	Amortized Cost Basis	Fair Value
Asset Management Fund	$12,350	$12,207

The following table sets forth our securities activities for the periods indicated.

	At and For the Three Months Ended June 30,		At and For the Fiscal Year Ended March 31,
	2005	2004	2005	2004	2003
	(In Thousands)
Mortgage-related securities:
Mortgage-related securities, beginning of period (1)	$12,893	$18,372	$18,372	$21,810	$24,034
Purchases	1,724	3,807	8,854	16,267	28,201
Sales	—	(1,599)	(1,880)	(1,529)	(1,425)
Obtained through merger	—	—	—	2,895	—
Repayments and prepayments	(1,746)	(4,628)	(12,221)	(20,888)	(28,968)
Decrease in net premium	(30)	(45)	(37)	(182)	(122)
Increase (decrease) in net unrealized gain	41	(290)	(195)	(1)	90

Net decrease in mortgage-related securities	(11)	(2,755)	(5,479)	(3,438)	(2,224)

Mortgage-related securities, end of period (1)	$12,882	$15,617	$12,893	$18,372	$21,810

Investment securities:
Investment securities, beginning of period (1)	$33,692	$23,937	$23,937	$16,258	$12,131
Purchases	2,209	5,589	18,073	23,033	12,150
Sales	(1,805)	—	(4,686)	(10,321)	(5,894)
Obtained through merger	—	—	—	4,074	—
Maturities	(100)	(77)	(2,808)	(9,034)	(2,349)
Decrease in net premium	(9)	(10)	(104)	(123)	(50)
Increase (decrease) in net unrealized gain	295	(996)	(720)	50	270

Net increase in investment securities	590	4,506	9,755	7,679	4,127

Investment securities, end of period (1)	$34,282	$28,443	$33,692	$23,937	$16,258

(1)	At fair value

The following table sets forth the maturities and weighted average yields of securities at June 30, 2005. Weighted average yields are not presented on a tax-equivalent basis as the investment portfolio does not include any tax exempt obligations.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
	(Dollars in thousands)
Available-for-sale securities:
U.S. government and federal agencies	$—	—%	$2,856	3.88%	$9,165	4.31%	$9,651	4.98%	$21,672	4.55%
Municipal securities	—	—	—	—	2,609	3.44	2,945	3.70	5,554	3.61
Corporate securities	101	4.06	—	—	—	—	461	4.65	562	4.54
Mortgage-backed securities	—	—	6	6.89	301	6.03	12,575	4.66	12,882	4.70

Total available-for-sale securities	$101	4.06	$2,862	3.89	$12,075	4.16	$25,632	4.67	$40,670	4.47

Deposits. Our primary source of funds is our deposit accounts, which are comprised of demand deposits, savings accounts and time deposits. These deposits are provided primarily by individuals and, to a lesser extent, commercial customers, within our market area. We do not currently use brokered deposits as a source of funding. Deposits increased $3.7 million, or 2.3%, for the three months ended June 30, 2005 and $201,000, or 0.1%, for the year ended March 31, 2005 due primarily to an increase in NOW and money market accounts, offset by a decrease in noninterest-bearing deposits.

The following table sets forth the balances of our deposit products at the dates indicated.

	At June 30, 2005	At March 31,
		2005	2004
	(In thousands)
Non-interest bearing accounts	$12,097	$13,562	$11,041
NOW and money market accounts	17,947	13,640	12,649
Savings accounts	53,940	54,379	56,112
Certificates of deposit	82,731	81,410	82,988

Total	$166,715	$162,991	$162,790

The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity as of June 30, 2005. Jumbo certificates of deposit require minimum deposits of $100,000.

Maturity Period	Amount
(In thousands)
Three months or less	$1,750
Over three through six months	2,273
Over six through twelve months	2,564
Over twelve months	9,355

Total	$15,942

The following table sets forth the time deposits classified by rates at the dates indicated.

	At June 30, 2005	At March 31,
		2005	2004
	(In thousands)
0.00 - 2.00%	$33,186	$40,600	$49,304
2.01 - 3.00%	13,353	9,620	7,860
3.01 - 4.00%	24,227	19,224	10,062
4.01 - 5.00%	10,339	7,822	4,389
5.01 - 6.00%	401	398	1,587
6.01 - 7.00%	1,079	3,462	9,412
7.01 - 8.00%	—	116	108
Fair value adjustment	146	168	266

Total	$82,731	$81,410	$82,988

The following table sets forth the amount and maturities of time deposits classified by rates at June 30, 2005.

	Amount Due				Total	Percent of Total Certificate Accounts
	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years
	(In thousands)
0.00 - 2.00%	$32,711	$475	$—	$—	$33,186	40.1%
2.01 - 3.00%	4,038	8,086	1,111	118	13,353	16.1
3.01 - 4.00%	2,045	5,738	8,971	7,473	24,227	29.3
4.01 - 5.00%	402	848	2,991	6,098	10,339	12.5
5.01 - 6.00%	220	181	—	—	401	0.5
6.01 - 7.00%	1,079	—	—	—	1,079	1.3
Fair value adjustment	97	49	—	—	146	0.2

Total	$40,592	$15,377	$13,073	$13,689	$82,731	100.00%

The following table sets forth the deposit activity for the periods indicated.

	At or For the Three Months Ended June 30,		For the Fiscal Year Ended March 31,
	2005	2004	2005	2004	2003
	(In thousands)
Net deposits (withdrawals)	$3,085	$7,053	$(2,334)	$(3,013)	$10,905
Deposits acquired through merger	—	—	—	34,357	—
Interest credited on deposit accounts(1)	639	616	2,535	2,493	3,050

Total increase in deposit accounts	$3,724	$7,669	$201	$33,837	$13,955

(1)	Includes amortization of fair value adjustment.

Borrowings. We use advances from the Federal Home Loan Bank to supplement our supply of funds for loans and investments and to meet deposit withdrawal requirements.

The following table sets forth certain information regarding our borrowed funds during the periods indicated.

	At or For the Three Months Ended June 30,		At or For the Years Ended March 31,
	2005	2004	2005	2004	2003
	(Dollars in thousands)
Federal Home Loan Bank advances:
Average balance outstanding	$18,637	$9,721	$10,791	$8,055	$7,195
Maximum amount outstanding at any month-end during the period	21,602	9,823	15,749	10,133	8,428
Balance outstanding at end of period	21,602	9,615	15,620	9,926	8,142
Weighted average interest rate during the period	3.89%	3.65%	3.69%	4.00%	4.04%
Weighted average interest rate at end of period	3.91%	3.72%	3.76%	3.73%	3.98%

Results of Operations for the Three Months Ended June 30, 2005 and 2004

Overview.

	2005	2004	% Change
	(Dollars in thousands)
Net income	$336	$240	40.0%
Return on average assets	0.62%	0.47%	31.9
Return on average equity	4.68%	3.48%	34.5
Average equity to average assets	13.19%	13.60%	(3.0)

Net income increased due primarily to increases in net interest and dividend income and non-interest income, offset by an increase in non-interest expenses. Net interest and dividend income increased primarily as a result of a higher volume of interest-earning assets and a decrease in the cost of funds.

Net Interest and Dividend Income.

Net interest and dividend income for the three months ended June 30, 2005 totaled $1.9 million compared to $1.8 million for the same period in 2004. This represented an increase of $179,000 or 10.2%. The change in net interest and dividend income was primarily due to a $16.5 million increase in average interest-earning assets, partially offset by an $11.3 million increase in average interest-bearing liabilities levels. The net interest margin increased from 3.78% for the quarter ended June 30, 2004 to 3.84% for the quarter ended June 30, 2005.

Interest and dividend income amounted to $2.8 million and $2.5 million for the three months ended June 30, 2005 and 2004, respectively. Average interest-earning assets were $202.4 million for the quarter ended June 30, 2005, an increase of $16.5 million, or 8.9%, compared to $185.9 million for the quarter ended June 30, 2004. The increase in average interest-earning assets resulted primarily from the growth in the loan portfolio and available-for-sale securities. The yield earned on average interest-earning assets increased to 5.50% for the three months ended June 30, 2005 from 5.29% for the three months ended June 30, 2004 due to the increase in short-term rates and the growth in higher-yielding loans.

Interest expense for the quarter was $847,000, an increase of $138,000, or 19.5%, from the $709,000 reported in the same quarter last year. Average interest-bearing liabilities grew $11.3 million from $163.3 million to $174.6 million for the quarter ended June 30, 2005 primarily due to an $8.9 million increase in Federal Home Loan Bank advances and a $3.3 million increase in repurchase agreements, partially offset by a $1.1 million decrease in total interest-bearing deposits. The average rate paid on interest-bearing liabilities increased to 1.92% for the quarter ended June 30, 2005 from 1.72% for the year ago period, due primarily to the $8.9 million increase in the generally higher rate Federal Home Loan Bank advances.

Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, as well as the total dollar amounts of interest income and dividends from average interest-earning assets and interest expense on average interest-bearing liabilities and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, average balances have been calculated using the average of month-end balances and non-accrual loans are included in average balances; however, accrued interest income has been excluded from these loans.

	At June 30, 2005	For the Three Months Ended June 30,
		2005			2004
	Yield/ Rate	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
	(Dollars in thousands)
Assets:
Federal funds sold, interest-bearing deposits and marketable equity securities	3.50%	$18,245	$148	3.22%	$19,919	$115	2.30%
Investments in available-for-sale securities, other than mortgage-backed and mortgage-related securities (1)	4.52	34,289	370	4.28	26,667	250	3.72
Mortgage-backed and mortgage-related securities	4.66	12,693	134	4.19	17,086	159	3.70
Federal Home Loan Bank stock	4.20	1,283	14	4.20	1,008	6	2.47
Loans, net (2)	6.18	135,920	2,141	6.25	121,248	1,949	6.38

Total interest-earning assets		202,430	2,807	5.50	185,928	2,479	5.29

Noninterest-earning assets		11,276			13,256
Cash surrender value of life insurance		3,924			3,751

Total assets		$217,630			$202,935

Liabilities and Stockholders’ Equity:
Deposits:
Savings accounts	0.60%	$53,909	$82	0.60%	$56,166	$85	0.60%
NOW accounts	0.25	7,863	5	0.28	6,754	4	0.24
Money market accounts	1.00	6,414	16	0.99	5,951	15	0.98
Certificate accounts	2.75	82,781	536	2.57	83,234	512	2.44

Total deposits		150,967	639	1.68	152,105	616	1.61
Federal Home Loan Bank advances	3.91	18,637	183	3.89	9,721	90	3.65
Advanced payments by borrowers for taxes and insurance	1.50	1,004	3	1.17	785	—	—
Securities sold under agreements to repurchase	2.18	3,996	22	2.15	688	3	1.91

Total interest-bearing liabilities		174,604	847	1.92	163,299	709	1.72

Demand deposits		13,212			11,496
Other liabilities		1,104			533

Total liabilities		188,920			175,328
Stockholders’ equity		28,710			27,607

Total liabilities and stockholders’ equity		$217,630			$202,935

Net interest income/net interest rate spread (3)			$1,960	3.58%		$1,770	3.57%

Net interest margin (4)				3.84%			3.78%

Ratio of interest-earning assets to interest-bearing liabilities		115.94%			113.86%

(1)	Reported on a tax equivalent basis, using a 34% tax rate.

(2)	Amount is net of deferred loan origination costs, undisbursed proceeds of construction loans in process, allowance for loan losses and includes non-accruing loans. We record interest income on non-accruing loans on a cash basis. Loan fees are included in interest income.

(3)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(4)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Three Months Ended June 30, 2005 Compared to Three Months Ended June 30, 2004
	Increase (Decrease) Due to
	Rate	Volume	Net
	(In thousands)
Interest-earning assets:
Federal funds sold, interest-bearing deposits and marketable equity securities	$41	(8)	33
Investments in available-for-sale securities, other than mortgage-backed and mortgage-related securities	41	79	120
Mortgage-backed and mortgage-related securities	28	(53)	(25)
Federal Home Loan Bank stock	6	2	8
Loans, net(1)	(38)	230	192

Total interest-earning assets	78	250	328

Interest-bearing liabilities:
Savings accounts	—	(3)	(3)
NOW accounts	—	1	1
Money market accounts	—	1	1
Certificate accounts	27	(3)	24
Federal Home Loan Bank advances	6	87	93
Advanced payments by borrowers for taxes and insurance	3	—	3
Securities sold under agreements to repurchase	1	18	19

Total interest-bearing liabilities	37	101	138

Increase in net interest income	$41	$149	$190

(1)	Amount is net of deferred loan origination costs, undisbursed proceeds of construction loans in process, allowance for loan losses and includes non-accruing loans. We record interest income on non-accruing loans. We record interest income on non-accruing loans on a cash basis. Loan fees are included in interest income.

Provision for Loan Losses. The provision for loan losses are changes to earnings to bring the total allowance for losses to a level considered by management as adequate to provide for estimated losses inherent in the loan portfolio. The size of the provision for each year is dependent upon many factors, including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies, management’s assessment of loan portfolio quality, the value of collateral and general economic factors.

The provision for loan losses for the quarters ended June 30, 2005 and 2004 was $32,000 and $60,000, respectively. We recorded $2,000 in net charge-offs for the quarter ended June 30, 2005. The decrease in the provision was caused primarily by the decrease in non-accrual loans due to lower loans past due 90 days or more, partially offset by loan growth particularly in higher-risk construction and commercial loans.

Although management utilizes its best judgment in providing for losses, there can be no assurance that we will not have to change its provisions for loan losses in subsequent periods. Management will continue to monitor the allowance for loan losses and make additional provisions to the allowance as appropriate.

An analysis of the changes in the allowance for loan losses, non-performing loans and classified loans is presented under “—Risk Management—Analysis of Non-Performing and Classified Assets” and “—Risk Management—Analysis and Determination of the Allowance for Loan Losses.”

Non-interest Income. The following table shows the components of non-interest income and the percentage changes for the three months ended June 30, 2005 and 2004.

	Three Months Ended June 30,
	2005	2004	% Change
	(In thousands)
Service fees on deposit accounts	$123	$81	51.9%
Gain on securities and interest-bearing time deposits, net	5	16	(68.8)
Increase in cash surrender value of life insurance policies	34	36	(5.6)
Other income	23	30	(23.3)

Total	$185	$163	13.5

Service charges on deposit accounts increased due to increased transactions and more deposit accounts. Net gains on sales and calls of securities decreased due to fewer sales in the first quarter of fiscal 2006. Gains from the sale of securities are subject to market and economic conditions and, as a result, there can be no assurance that gains reported in prior periods will be achieved in the future. The decrease in other income was due primarily to a decrease in commissions received from Infinex Financial Group, a third party registered broker-dealer, due to decreased sales in fiscal 2005.

Non-interest Expenses. The following table shows the components of non-interest expenses and the percentage changes for the three months ended June 30, 2005 and 2004.

	Three Months Ended June 30,
	2005	2004	% Change
	(In thousands)
Salaries and employee benefits	$904	$881	2.6%
Occupancy and equipment expenses	249	215	15.8
Advertising and promotion	46	40	15.0
Professional fees	66	45	46.7
Data processing expense	70	62	12.9
Stationery and supplies	19	29	(34.5)
Amortization of identifiable intangible assets	22	22	—
Other expense	187	195	(4.1)

Total	$1,563	$1,489	5.0

Efficiency ratio(1)	73.9%	77.8%

(1)	Computed as non-interest expenses divided by the sum of net interest income and other income.

The increase in salaries and employee benefits was the result of staff additions in connection with the expansion of the retail franchise and the additional staff due to the acquisition of Windsor Locks Community Bank in fiscal 2004 and normal salary and wage increases. Occupancy and equipment expenses increased due to additional maintenance costs and due to the sale and lease back of our main office, which resulted in a lease payment as opposed to the former depreciation charge. Professional fees increased primarily due to internal audit and compliance consultant fees.

Income Taxes. Income tax expense for the three months ended June 30, 2005 increased to $183,000 from $124,000 for the three months ended June 30, 2004. The increase was primarily due to the increase in income before taxes. The effective tax rate increased from 34.1% for the three months ended June 30, 2004 to 35.3% for the three months ended June 30, 2005.

Results of Operations for the Years Ended March 31, 2005 and 2004

Overview.

	2005	2004	% Change
	(Dollars in thousands)
Net income	$1,188	$817	45.4%
Return on average assets	0.57%	0.47%	21.3
Return on average equity	4.26%	3.37%	26.4
Average equity to average assets	13.48%	14.02%	(3.8)

Net income increased due primarily to increases in net interest and dividend income and non-interest income, offset by an increase in non-interest expenses. Net interest income increased primarily as a result of a higher volume of interest-earning assets and a decrease in the cost of funds.

Net Interest and Dividend Income. Net interest and dividend income totaled $7.2 million for the year ended March 31, 2005, an increase of $1.3 million or 21.2%. This resulted mainly from a $33.1 million increase in average interest-earning assets during the year. Our interest rate spread and net interest margin stayed relatively flat from the year ended March 31, 2004 to March 31, 2005.

Interest and dividend income increased $1.4 million, or 16.2% from $8.8 million for fiscal 2004 to $10.2 million for fiscal 2005. Average interest-earning assets were $191.3 million for fiscal 2005, an increase of $33.1 million, or 20.9%, compared to $158.2 million for fiscal 2004. The increase in average interest-earning assets resulted primarily from the growth in the loan portfolio, federal funds sold and investment securities. The yield in interest-earning assets decreased from 5.58% to 5.38% as the decline in interest rates during the first half of the year resulted in homeowners refinancing their higher interest rate loans to lower interest rate loans.

Interest expense increased $158,000, or 5.6%, from $2.8 million for fiscal 2004 to $3.0 million for fiscal 2005. Average interest-bearing liabilities grew $25.9 million, or 18.5%, from $140.1 million for fiscal 2004 to $166.0 million for fiscal 2005 due to a $20.9 million increase in the average balance of deposits, a $2.7 million increase in the average balance of Federal Home Loan Bank advances and a $2.1 million increase in securities sold under agreements to repurchase. The average rate paid on interest-bearing liabilities decreased to 1.80% for fiscal 2005 from 2.02% for fiscal 2004 due to decreased rates paid on deposits and borrowings.

Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, as well as the total dollar amounts of interest income and dividends from average interest-earning assets and interest expense on average interest-bearing liabilities and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, average balances have been calculated using the average of month-end balances and non-accrual loans are included in average balances; however, accrued interest income has been excluded from these loans.

	For the Fiscal Year Ended March 31,
	2005			2004			2003
	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
	(Dollars in thousands)
Assets:
Federal funds sold, interest-bearing deposits and marketable equity securities	$18,725	$434	2.32%	$11,250	$196	1.74%	$8,736	$122	1.39%
Investments in available-for-sale securities, other than mortgage-backed and mortgage-related securities(1)	30,372	1,289	4.24	21,032	738	3.51	15,000	570	3.80
Mortgage-backed and mortgage-related securities	15,623	604	3.86	21,641	788	3.64	25,338	1,156	4.56
Federal Home Loan Bank stock	1,025	33	3.25	877	24	2.75	820	29	3.56
Loans, net(2)	125,567	7,943	6.33	103,386	7,086	6.85	86,869	6,502	7.48

Total interest-earning assets	191,312	10,303	5.38	158,186	8,832	5.58	136,763	8,379	6.13

Noninterest-earning assets	11,975			11,234			9,282
Cash surrender value of life insurance	3,818			3,644			3,471

Total assets	$207,105			$173,064			$149,516

Liabilities and Stockholders’ Equity:
Deposits:
Savings accounts	$55,280	$337	0.61%	$46,001	$328	0.71%	$38,826	$465	1.20%
NOW accounts	7,020	17	0.25	5,220	16	0.30	4,490	21	0.47
Money market accounts	6,532	65	0.99	6,177	63	1.01	3,879	55	1.42
Certificate accounts	83,161	2,115	2.54	73,725	2,087	2.83	68,754	2,510	3.65

Total deposits	151,993	2,534	1.67	131,123	2,494	1.90	115,949	3,051	2.63
Federal Home Loan Bank advances	10,791	398	3.69	8,055	322	4.00	7,195	291	4.04
Advanced payments by borrowers for taxes and insurance	643	8	1.32	451	7	1.50	309	4	1.29
Securities sold under agreements to repurchase	2,549	46	1.79	439	5	1.19	—	—	—

Total interest-bearing liabilities	165,976	2,986	1.80	140,068	2,828	2.02	123,453	3,346	2.71

Demand deposits	12,284			7,792			4,790
Other liabilities	935			948			464

Total liabilities	179,195			148,808			128,707
Stockholders’ equity	27,910			24,256			20,809

Total liabilities and stockholders’ equity	$207,105			$173,064			$149,516

Net interest income/net interest rate spread(3)		$7,317	3.58%		$6,004	3.56%		$5,033	3.42%

Net interest margin(4)			3.82%			3.80%			3.68%

Ratio of interest-earning assets to interest-bearing liabilities	115.26%			112.94%			110.78%

(1)	Reported on a tax equivalent basis, using a 34% tax rate.

(2)	Amount is net of deferred loan origination costs, undisbursed proceeds of construction loans in process, allowance for loan losses and includes non-accruing loans. We record interest income on non-accruing loans on a cash basis. Loan fees are included in interest income.

(3)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(4)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Fiscal Year Ended March 31, 2005 Compared to Fiscal Year Ended March 31, 2004			Fiscal Year Ended March 31, 2004 Compared to Fiscal Year Ended March 31, 2003
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Rate	Volume	Net	Volume	Rate	Net
	(In thousands)
Interest-earning assets:
Federal funds sold, interest-bearing deposits and marketable equity securities	$79	$159	$238	$34	$40	$74
Investments in available-for-sale securities, other than mortgage-backed and mortgage-related securities	176	375	551	(40)	208	168
Mortgage-backed and mortgage-related securities	52	(236)	(184)	(214)	(154)	(368)
Federal Home Loan Bank stock	5	4	9	(7)	2	(5)
Loan, net(1)	(480)	1,337	857	(465)	1,049	584

Total interest-earning assets	(168)	1,639	1,471	(692)	1,145	453

Interest-bearing liabilities:
Savings accounts	(22)	31	9	(252)	115	(137)
NOW accounts	(2)	3	1	(10)	5	(5)
Money market accounts	(1)	3	2	(7)	15	8
Certificate accounts	(109)	137	28	(624)	201	(423)
Federal Home Loan Bank advances	(22)	98	76	(3)	34	31
Advanced payments by borrowers for taxes and insurance	(1)	2	1	1	2	3
Securities sold under agreements to repurchase	4	37	41	—	5	5

Total interest-bearing liabilities	(153)	311	158	(895)	377	(518)

Increase in net interest income	$(15)	$1,328	$1,313	$203	$768	$971

(1)	Amount is of net deferred loan origination costs, undisbursed proceeds of construction loans in process, allowance for loan losses and includes non-accruing loans. We record interest income on non-accruing loans. We record interest income on non-accruing loans on a cash basis. Loan fees are included in interest income.

Provision for Loan Losses. We recorded a $131,000 and $240,000 provision for loan losses in the years ended March 31, 2005 and 2004, respectively. The decrease in the provision was caused primarily by lower net loan charge-offs for fiscal year 2005 compared to fiscal year 2004 and a reduction in non-performing loans, partially offset by loan growth and our continued emphasis on generally higher-risk commercial real estate and construction loans.

An analysis of the changes in the allowance for loan losses, non-performing loans and classified loans is presented under “—Risk Management—Analysis of Non-Performing and Classified Assets” and “—Risk Management—Analysis and Determination of the Allowance for Loan Losses.”

Non-interest Income. The following table shows the components of non-interest income and the percentage changes from 2005 to 2004.

	2005	2004	% Change
	(In thousands)
Service fees on deposit accounts	$456	$251	81.7%
Gain on securities and interest-bearing time deposits, net	44	105	(58.1)
Increase in cash surrender value of life insurance policies	149	152	(2.0)
Other income	156	85	83.5

Total	$805	$593	35.8

Service charges on deposit accounts increased due to the introduction of an overdraft privilege product. Net gains on sales and calls of securities decreased due to fewer sales in fiscal 2005. Gains from the sale of securities are subject to market and economic conditions and, as a result, there can be no assurance that gains reported in prior periods will be achieved in the future. The increase in other income was due primarily to commissions received from Infinex Financial Group, a third party registered broker-dealer, due to increased sales in fiscal 2005.

Non-interest Expenses. The following table shows the components of non-interest expenses and the percentage changes from fiscal 2005 to fiscal 2004.

	2005	2004	% Change
	(In thousands)
Salaries and employee benefits	$3,595	$2,939	22.3%
Occupancy and equipment expenses	850	818	3.9
Advertising and promotion	159	148	7.4
Professional fees	224	232	(3.4)
Data processing expense	275	203	35.5
Stationery and supplies	86	91	(5.5)
Amortization of identifiable intangible assets	89	22	304.5
Other expense	781	718	8.8

Total	$6,059	$5,171	17.2

Efficiency ratio(1)	75.7%	79.1%

(1)	Computed as non-interest expenses divided by the sum of net interest income and other income.

The increase in salaries and employee benefits was the result of staff additions in connection with the expansion of the retail franchise and the additional staff due to the acquisition of Windsor Locks Community Bank in fiscal 2004 and normal salary and wage increases. Product expansion initiatives caused data processing expense to increase. The increase in amortization of identifiable intangible assets reflects a full year of amortization of the intangible assets acquired in the Windsor Locks Community Bank acquisition in fiscal 2005 compared to only one quarter of amortization in fiscal 2004.

Income Taxes. Income tax expense for the year ended March 31, 2005 increased to $630,000 from $309,000 in the previous year. The increase was primarily due to the increase in income before taxes. The effective tax rate increased from 27.4% for the year ended March 31, 2004 to 34.7% for the year ended March 31, 2005 as a result of a lower percentage of non-taxable income to total income in fiscal 2005 compared to the previous year.

Risk Management

Overview. Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are accounted for on a mark-to-market basis. Other risks that we encounter are operational risks, liquidity risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.

Credit Risk Management. Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans. Our strategy also emphasizes the origination of one- to four-family residential real estate loans, which typically have lower default rates than other types of loans and are secured by collateral that generally tends to appreciate in value.

When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status. We make initial contact with the borrower when the loan becomes 15 days past due. If payment is not received by the 30th day of delinquency, additional letters and phone calls generally are made. Typically, when the loan becomes 60 days past due, we send a letter notifying the borrower that we will commence foreclosure proceedings if the loan is not paid in full within 30 days. Generally, loan workout arrangements are made with the borrower at this time; however, if an arrangement cannot be structured before the loan becomes 90 days past due, we will send a formal demand letter and, once the time period specified in that letter expires, commence foreclosure proceedings against any real property that secures the loan or attempt to repossess any personal property that secures a consumer loan. If a foreclosure action is instituted and the loan is not brought current, paid in full or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure.

Management informs the executive committee of the board of directors monthly of the amount of loans delinquent more than 90 days, all loans in foreclosure and all foreclosed and repossessed property that we own.

Analysis of Non-performing and Classified Assets. We consider repossessed assets and loans that are 90 days or more past due to be non-performing assets. When a loan becomes 90 days delinquent, the loan is placed on non-accrual status at which time the accrual of interest ceases and an allowance for any uncollectible accrued interest is established and charged against operations. Typically, payments received on a non-accrual loan are applied to the outstanding principal and interest as determined at the time of collection of the loan.

Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as foreclosed real estate until it is sold. When property is acquired, it is recorded at the lower of the recorded investment in the loan or at fair value. Thereafter, we carry foreclosed real estate at fair value, net of estimated selling costs. Holding costs and declines in fair value after acquisition of the property result in charges against income.

Non-performing assets totaled $470,000, or 0.21% of total assets, at June 30, 2005, which was an increase of $6,000, or 1.3%, from March 31, 2005. Non-accrual loans accounted for all of non-performing assets at June 30, 2005. At June 30, 2005, non-accrual loans consisted of four one- to four-family residential real estate loans and one consumer loan.

Non-performing assets totaled $464,000, or 0.22% of total assets, at March 31, 2005, which was a decrease of $473,000, or 50.5%, from $937,000, or 0.46% of total assets, at March 31, 2004. Non-accrual loans accounted for all of non-performing assets at March 31, 2005 and 2004. At March 31, 2005, non-accrual loans consisted solely of one- to four-family residential real estate loans. At March 31, 2004, non-accrual loans consisted of $182,000 in one- to four-family residential real estate loans, $72,000 in multi-family loans, $155,000 in commercial real estate loans and $528,000 in commercial loans.

The following table provides information with respect to our non-performing assets at the dates indicated. We did not have any troubled debt restructurings at the dates presented.

	At June 30, 2005	At March 31,
		2005	2004	2003	2002	2001
	(Dollars in thousands)
Non-accruing loans:
Mortgage loans:
Residential loans:
One-to four-family	$468	$464	$182	$81	$201	$669
Multi-family	—	—	72	—	—	—
Commercial real estate	—	—	155	159	—	—

Total mortgage loans	468	464	409	240	201	669
Consumer loans	2	—	—	—	—	—
Commercial loans	—	—	528	—	—	—

Total non-accrual loans	470	464	937	240	201	669
Other real estate owned	—	—	—	—	—	270

Total non-performing assets	$470	$464	$937	$240	$201	$939

Impaired loans	$—	$—	$755	$159	$—	$100
Accruing loans 90 days or more past due	—	—	411	5	—	—
Allowance for loan losses as a percent of loans (1)	1.04%	1.07%	1.06%	1.07%	0.95%	0.90%
Allowance for loan losses as a percent of non-performing loans (2)	312.13%	309.70%	138.85%	420.00%	384.58%	90.13%
Non-performing loans as a percent of loans (1)(2)	0.33%	0.35%	0.76%	0.25%	0.25%	1.00%
Non-performing assets as a percent of total assets	0.21%	0.22%	0.46%	0.15%	0.15%	0.76%

(1)	Loans are presented before allowance for loan losses.

(2)	Non-performing loans consist of all loans 90 days or more past due and other loans which have been identified by Enfield Federal as presenting uncertainty with respect to the collectibility of interest or principal.

Other than disclosed in the above table, there were no other loans at March 31, 2005 that management has serious doubts about the ability of the borrowers to comply with the present repayment terms.

Interest income that would have been recorded for the three months ended June 30, 2005 and for the year ended March 31, 2005 had non-accruing loans been current according to their original terms amounted to $2,000 and $6,000, respectively, none of which was recognized in interest income.

Federal regulations require us to review and classify our assets on a regular basis. In addition, the Office of Thrift Supervision has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets that do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. When we classify an asset as substandard or doubtful, we establish a specific allowance for loan losses. If we classify an asset as loss, we charge off an amount equal to 100% of the portion of the asset classified as loss.

The following table shows the aggregate amounts of our classified assets at the dates indicated.

	At June 30, 2005	At March 31,
		2005	2004
	(In thousands)
Substandard assets	$648	$652	$1,005	(1)
Doubtful assets	47	47	150
Loss assets	—	—	—

Total classified assets	$695	$699	$1,155

(1)	Includes a $593,000 loan, which was 75% guaranteed by the Small Business Administration.

Classified assets at June 30, 2005 included five loans totaling $470,000 that were considered non-performing. Classified assets at March 31, 2005 included three loans totaling $464,000 that were considered non-performing.

In addition, loans totaling $470,000 were categorized as special mention at June 30, 2005, consisting of five one- to four-family loans, one consumer loan and one commercial loan.

Delinquencies. The following table provides information about delinquencies in our loan portfolio at the dates indicated.

	At June 30, 2005				At March 31, 2005
	30-89 Days		90 Days or More		30-89 Days		90 Days or More
	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans
	(Dollars in thousands)
Mortgage loans:
Residential loans:
One-to four-family	4	$324	2	$138	23	$2,038	2	$420
Multi-family	—	—	—	—	—	—	—	—
Commercial real estate	—	—	—	—	2	102	—	—
Construction loans	—	—	—	—	1	250	—	—

Total mortgage loans	4	324	2	138	26	2,390	2	420
Consumer loans	3	16	1	2	1	3	—	—
Commercial loans	—	—	—	—	—	—	—	—

Total	7	$340	3	$140	27	$2,393	2	$420

Delinquent loans to loans (1)		0.24%		0.10%		1.78%		0.31%

	At March 31, 2004				At March 31, 2003
	30-89 Days		90 Days or More		30-89 Days		90 Days or More
	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans
	(Dollars in thousands)
Mortgage loans:
Residential loans:
One-to four-family	31	$1,949	4	$253	33	$2,231	2	$122
Multi-family	—	—	2	266	—	—	—	—
Commercial real estate	—	—	2	155	2	159	—	—
Construction loans	—	—	—	—	—	—	—	—

Total mortgage loans	31	1,949	8	674	35	2,390	2	122
Consumer loans	7	49	2	10	6	41	2	14
Commercial loans	—	—	1	528	—	—	—	—

Total	38	$1,998	11	$1,212	41	$2,431	4	$136

Delinquent loans to loans (1)		1.63%		0.99%		2.55%		0.14%

(1)	Loans are presented before the allowance for loan losses and net of deferred loan origination fees.

The decrease in the number of loans past due 30-89 days at June 30, 2005 compared to March 31, 2005 reflects that June is a 30-day month while March is 31 days. Accordingly, as a large percentage of loans are due on the first of each month, certain loans that were included as 30 days delinquent at March 31 were only 29 days past due at June 30.

Analysis and Determination of the Allowance for Loan Losses. We maintain an allowance for loan losses to absorb probable losses inherent in the existing portfolio. When a loan, or portion thereof, is considered uncollectible, it is charged against the allowance. Recoveries of amounts previously charged-off are added to the allowance when collected. The adequacy of the allowance for loan losses is evaluated on a regular basis by management. Based on management’s judgment, the allowance for loan losses covers all known losses and inherent losses in the loan portfolio at June 30, 2005 and March 31, 2005, 2004, 2003, 2002 and 2001.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of specific allowances for identified problem loans and a general valuation allowance on the remainder of the loan portfolio. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.

Specific Allowances for Identified Problem Loans. We establish an allowance on identified problem loans based on factors including, but not limited to: (1) the borrower’s ability to repay the loan; (2) the type and value of the collateral; (3) the strength of our collateral position; and (4) the borrower’s repayment history.

General Valuation Allowance on the Remainder of the Portfolio. We also establish a general allowance by applying loss factors to the remainder of the loan portfolio to capture the inherent losses associated with the lending activity. This general valuation allowance is determined by segregating the loans by loan category and assigning loss factors to each category. The loss factors are determined based on our historical loss experience, delinquency trends and management’s evaluation of the collectibility of the loan portfolio. Based on management’s judgment, we may adjust the loss factors due to: (1) changes in lending policies and procedures; (2) changes in existing general economic and business conditions affecting our primary market area; (3) credit quality trends; (4) collateral value; (5) loan volumes and concentrations; (6) seasoning of the loan portfolio; (7) recent loss experience in particular segments of the portfolio; (8) duration of the current business cycle; and (9) bank regulatory examination results. Loss factors are reevaluated quarterly to ensure their relevance in the current real estate environment.

The Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our loan and foreclosed real estate portfolios and the related allowance for loan losses and valuation allowance for foreclosed real estate. The Office of Thrift Supervision may require us to increase the allowance for loan losses or the valuation allowance for foreclosed real estate based on their judgments of information available to them at the time of their examination, thereby adversely affecting our results of operations.

At June 30, 2005, our allowance for loan losses represented 1.04% of total gross loans and 312.1% of non-performing loans. The allowance for loan losses increased $30,000 from March 31, 2005 to June 30, 2005 due to a provision for loan losses of $32,000, offset by net charge-offs of $2,000. The provision for loan losses for the three months ended June 30, 2005 reflected continued growth of the loan portfolio, particularly increases in construction and commercial business loans, which carry a higher risk of default than one-to four-family residential real estate loans, offset by a decrease in non-accrual loans. There was no change in the loss factors used to calculate the allowance from March 31, 2005 to June 30, 2005.

At March 31, 2005, our allowance for loan losses represented 1.07% of total gross loans and 309.7% of non-performing loans. The allowance for loan losses increased from $1.3 million at March 31, 2004 to $1.4 million at March 31, 2005, due to a provision for loan losses of $131,000 and net recoveries of $5,000. The provision for loan losses for the year ended March 31, 2005 reflected an increase in the loan portfolio, particularly the increases in one- to four-family residential real estate and commercial real estate loans, offset by a decrease in non-accrual loans and net charge-offs. There was no change in the loss factors used to calculate the allowance from March 31, 2005 to March 31, 2004.

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

	At June 30, 2005		At March 31,
			2005		2004		2003		2002		2001
	Amount	% of Loans in Each Category to Total Loans	Amount	% of Loans in Each Category to Total Loans	Amount	% of Loans in Each Category to Total Loans	Amount	% of Loans in Each Category to Total Loans	Amount	% of Loans in Each Category to Total Loans	Amount	% of Loans in Each Category to Total Loans
	(Dollars in thousands)
Mortgage loans:
Residential loans:
One- to four-family	$390	63.40%	$401	66.08%	$389	65.82%	$381	67.17%	$292	69.50%	$347	76.30%
Multi-family	27	4.65	27	4.93	134	5.52	116	5.54	89	6.56	76	7.95
Commercial real estate	653	18.44	637	16.50	368	14.20	329	14.10	252	12.55	111	8.84
Construction loans	248	8.00	235	7.68	180	8.39	50	4.87	39	2.99	—	1.37
Consumer loans	20	0.79	20	0.84	15	1.19	23	1.72	18	2.54	27	2.33
Commercial loans	129	4.72	117	3.97	215	4.88	109	6.60	83	5.86	42	3.21

Total allowance for loan losses	$1,467	100.00%	$1,437	100.00%	$1,301	100.00%	$1,008	100.00%	$773	100.00%	$603	100.00%

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that regulators, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loan deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Analysis of Loan Loss Experience. The following table sets forth an analysis of the allowance for loan losses for the periods indicated. Where specific loan loss allowances have been established, any difference between the loss allowance and the amount of loss realized has been charged or credited to current income.

	At or For the Three Months Ended June 30,		At or For the Fiscal Year Ended March 31,
	2005	2004	2005	2004	2003	2002	2001
	(Dollars in thousands)
Balance at beginning of period	$1,437	$1,301	$1,301	$1,008	$773	$603	$472
Provision for loan losses	32	60	131	240	240	200	194
Charge-offs:
Mortgage loans:
One- to four-family	—	—	—	—	—	—	76
Multi-family	—	—	83	42	—	—	—
Consumer loans	2	22	16	—	12	30	1
Commercial loans	—	6	—	65	—	—	—

Total charge-offs	2	28	99	107	12	30	77

Recoveries:
Mortgage loans:
One- to four-family	—	—	—	—	—	—	14
Multi-family	—	—	80	—	—	—	—
Consumer loans	—	—	2	—	7	—	—
Commercial loans	—	—	22	—	—	—	—

Total recoveries	—	—	104	—	7	—	14

Net (charge-offs) recoveries	(2)	(28)	5	(107)	(5)	(30)	(63)

Allowance obtained through merger	—	—	—	160	—	—	—

Balance at end of period	$1,467	$1,333	$1,437	$1,301	$1,008	$773	$603

Ratio of net charge-offs during the period to average loans outstanding during the period	—%	0.02%	—%	0.10%	0.01%	0.04%	0.10%
Allowance for loan losses as a percent of loans (1)	1.04%	1.07%	1.07%	1.06%	1.07%	0.95%	0.90%
Allowance for loan losses as a percent of non-performing loans (2)	312.13%	120.85%	309.70%	138.85%	420.00%	384.58%	90.13%

(1)	Loans are presented before allowance for loan losses.

(2)	Non-performing loans consist of all loans 90 days or more past due and other loans which have been identified by the Company as presenting uncertainty with respect to the collectibility of interest or principal.

        During the fiscal year ended March 31, 2004, we acquired $160,000 of allowance for loan losses in connection with the acquisition of Windsor Locks Community Bank. The loans acquired in the merger were primarily one- to four-family loans, which had a face value of $16.7 million and a fair value of $16.6 million. In determining the fair value of the loans, we used a discounted cash flow method utilizing the current loan rate as of the date of the consummation of the merger. The amount of the allowance for loan losses that was attributable to these loans was calculated based on the collectibility of the loans, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions.

Interest Rate Risk Management. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings. To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. Also, we attempt to manage our interest rate risk through: our investment portfolio, an increased focus on multi-family and commercial real estate lending, which emphasizes the origination of shorter-term adjustable-rate loans; and efforts to originate adjustable-rate residential mortgage loans. We currently do not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments.

We have an Asset/Liability Committee, which includes members of both the board of directors and management, to communicate, coordinate and control all aspects involving asset/liability management. The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.

Net Interest Income Simulation Analysis. We analyze our interest rate sensitivity position to manage the risk associated with interest rate movements through the use of interest income simulation. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest sensitive.” An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period.

Our goal is to manage asset and liability positions to moderate the effects of interest rate fluctuations on net interest income. Interest income simulations are completed quarterly and presented to the Asset/Liability Committee. The simulations provide an estimate of the impact of changes in interest rates on net interest income under a range of assumptions. The numerous assumptions used in the simulation process are reviewed by the Asset/Liability Committee on a quarterly basis. Changes to these assumptions can significantly affect the results of the simulation. The simulation incorporates assumptions regarding the potential timing in the repricing of certain assets and liabilities when market rates change and the changes in spreads between different market rates. The simulation analysis incorporates management’s current assessment of the risk that pricing margins will change adversely over time due to competition or other factors.

Simulation analysis is only an estimate of our interest rate risk exposure at a particular point in time. We continually review the potential effect changes in interest rates could have on the repayment of rate sensitive assets and funding requirements of rate sensitive liabilities.

The table below sets forth an approximation of our exposure as a percentage of estimated net interest income for the next twelve and for the twelve month period thereafter using interest income simulation. The simulation uses projected repricing of assets and liabilities at March 31, 2005 (the last date before the date of this prospectus that the analysis was completed for the Asset/Liability Committee) on the basis of contractual maturities, anticipated repayments and scheduled rate adjustments. Prepayment rates can have a significant impact on interest income simulation. Because of the large percentage of loans we hold, rising or falling interest rates have a significant impact on the prepayment speeds of our earning assets that in turn affect the rate sensitivity position. When interest rates rise, prepayments tend to slow. When interest rates fall, prepayments tend to rise. Our asset sensitivity would be reduced if prepayments slow and vice versa. While we believe such assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future mortgage-backed security and loan repayment activity.

The following table reflects changes in our estimated net interest income.

	At March 31, 2005 Percentage Change in Estimated Net Interest Income Over
	First 12 Months	Second 12 Months
200 basis point increase in rates	(2.24)%	(1.53)%
100 basis point decrease in rates	(2.09)	(7.91)

Management believes that under the current rate environment, a change of interest rates downward of 200 basis points is a highly remote interest rate scenario. Therefore, management modified the limit and a 100 basis point decrease in interest rates was used. This limit will be re-evaluated periodically and may be modified as appropriate.

The changes in rates in the above table is assumed to occur evenly over the following twelve months. Based on the scenario above, net interest income would be adversely affected in the first twelve months and the twelve months thereafter if rates rose by 200 basis points. However, the change for the second twelve month period would decrease by 32% due to the Bank’s shorter-term securities and variable-rate loans repricing upward. In addition, if rates declined by 100 basis points net interest income would be adversely affected in the twelve months and the twelve months thereafter. The above changes are all within the Bank’s internal guidelines for net interest income simulation.

Net Portfolio Value Simulation Analysis. We use an interest rate sensitivity analysis prepared by the Office of Thrift Supervision to review our level of interest rate risk. This analysis measures interest rate risk by computing changes in net portfolio value of our cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 100 to 300 basis point increase or 100 to 200 basis point decrease in market interest rates. We measure interest rate risk by modeling the changes in net portfolio value over a variety of interest rate scenarios. The following table, which is based on information that we provide to the Office of Thrift Supervision, presents the change in our net portfolio value at June 30, 2005 that would occur in the event of an immediate change in interest rates based on Office of Thrift Supervision assumptions, with no effect given to any steps that we might take to counteract that change.

	Net Portfolio Value			Net Portfolio Value as % of Present Value of Assets
Basis Point (“bp”) Change in Rates	(Dollars in thousands)
	$ Amount	$ Change	% Change	NPV Ratio	Change
300 bp	$29,421	$(7,498)	(20)%	13.48%	(243	)bp
200	32,496	(4,423)	(12)	14.55	(136)
100	35,279	(1,640)	(4)	15.46	(45)
0	36,919	—	—	15.91	—
(100)	36,162	(757)	(2)	15.47	(44)
(200)	34,235	(2,684)	(7)	14.60	(131)

The Office of Thrift Supervision uses certain assumptions in assessing the interest rate risk of savings associations. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates and the market values of certain assets under differing interest rate scenarios, among others. As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table.

Liquidity Management. Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments, maturities and sales of investment securities, borrowings from the Federal Home Loan Bank of Boston and securities sold under agreements to repurchase. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities and (4) the objectives of our asset/liability management program. Excess liquid assets are invested generally in money market mutual funds, federal funds sold and short- and intermediate-term agency and municipal securities.

Our most liquid assets are cash and cash equivalents and interest-bearing deposits. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At June 30, 2005, cash and cash equivalents totaled $19.7 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $47.2 million at June 30, 2005. In addition, at June 30, 2005, we had the ability to borrow approximately $59.3 million from the Federal Home Loan Bank of Boston. On that date, we had $21.6 million outstanding.

At June 30, 2005, we had $13.3 million in loan commitments outstanding, which included $6.7 million in undisbursed construction loans and $3.2 in unused lines of credit. Certificates of deposit due within one year of June 30, 2005 totaled $40.5 million, or 24.3% of total deposits. If these maturing deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and lines of credit. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2006. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

The following table presents our contractual obligations at June 30, 2005.

	Payments Due by Period
	Total	Less than One Year	One to Three Years	Three to Five Years	More than Five Years
	(In thousands)
Long-Term Debt Obligations (1)	$21,602	$2,631	$6,580	$6,510	$5,881
Operating Lease Obligations	215	69	76	37	33

Total	$21,817	$2,700	$6,656	$6,547	$5,914

(1)	Consists of Federal Home Loan Bank advances.

Our primary investing activities are the origination of loans and the purchase of securities. Our primary financing activities consist of activity in deposit accounts, Federal Home Loan Bank advances and securities sold under agreements to repurchase. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive and to increase core deposits and commercial banking relationships. Occasionally, we offer promotional rates on certain deposit products to attract certain deposit products.

The following table presents our primary investing and financing activities during the periods indicated.

	Three Months Ended June 30,		Years Ended March 31,
	2005	2004	2005	2004	2003
	(In thousands)
Investing activities:
Loan originations	$10,852	$12,726	$47,074	$52,156	$39,587
Securities purchases	3,933	9,396	26,927	39,300	40,351
Financing activities:
Increase in deposits	$3,724	$7,669	$201	$33,837	$13,955
Increase (decrease) in FHLB advances	5,982	(311)	5,694	1,784	2,034
(Decrease) increase in securities sold under agreements to repurchase	(433)	(168)	3,456	788	—

Capital Management. We have managed our capital to maintain strong protection for depositors and creditors. We are subject to various regulatory capital requirements administered by the Office of Thrift Supervision, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At June 30, 2005, we exceeded all of our regulatory capital requirements. We are considered “well capitalized” under regulatory guidelines. See “Regulation and Supervision—Regulation of Federal Savings Associations—Capital Requirements” and “Regulatory Capital Compliance” and note 14 of the notes to the consolidated financial statements.

Following completion of this offering, we also will manage our capital for maximum stockholder benefit. The capital from the offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of lending activities. Our financial condition and results of operations will be enhanced by the capital from the offering, resulting in increased net interest-earning assets and net income. However, the large increase in equity resulting from the capital raised in the offering will initially have an adverse impact on our return on equity. Following the offering, we may use capital management tools such as cash dividends and share repurchases. However, under Office of Thrift Supervision regulations, we will not be allowed to repurchase any shares during the first year following the offering, except to fund the restricted stock awards under the stock-based benefit plan, unless extraordinary circumstances exist and we receive regulatory approval.

Off-Balance Sheet Arrangements. In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit. A presentation of our outstanding loan commitments and unused lines of credit at June 30, 2005 and their effect on our liquidity is presented at note 17 of the notes to the consolidated financial statements included in this prospectus and under “—Risk Management—Liquidity Management.”

For the three months ended June 30, 2005 and the year ended March 31, 2005, we did not engage in any off-balance-sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Impact of Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). This Statement revises FASB Statement No. 123, “Accounting for Stock Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. SFAS 123R requires that the cost resulting from all share-based payment transactions be recognized in the consolidated financial statements. It establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value based measurement method in accounting for share-based payment transactions with employees except for equity instruments held by employee share ownership plans. This Statement is effective for the Company as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The additional annual compensation cost for our stock options outstanding at June 30, 2005 that is expected to be recognized in fiscal year 2007, as a result of the adoption of SFAS No. 123R, is approximately $143,000 before taxes. SFAS 123R will have no material effect on our financial condition or cash flows.

In December 2003, the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position 03-3 (“SOP 03-3”) “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” SOP 03-3 requires loans acquired through a transfer, such as a business combination, where there are differences in expected cash flows and contractual cash flows due in part to credit quality be recognized at their fair value. The excess of contractual cash flows over expected cash flows is not to be recognized as an adjustment of yield, loss accrual, or valuation allowance. Valuation allowances cannot be created nor “carried over” in the initial accounting for loans acquired in a transfer on loans subject to SFAS 114, “Accounting by Creditors for Impairment of a Loan.” This SOP is effective for loans acquired in fiscal years beginning after December 15, 2004, with early adoption encouraged. The adoption of SOP 03-3 did not have a material impact on our financial position or results of operations.

In December 2003, the FASB issued SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits - an amendment of SFAS No. 87, SFAS No. 88 and SFAS No. 106” (“SFAS No. 132 (revised 2003)”). This Statement revises employers’ disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by SFAS No. 87, “Employers’ Accounting for Pensions,” SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” This Statement retains the disclosure requirements contained in SFAS No. 132, “Employers’ Disclosures About Pensions and Other Postretirement Benefits,” which it replaces. It requires additional disclosures to those in the original SFAS No. 132 about assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. This Statement is effective for financial statements with fiscal years ending after December 15, 2003 and interim periods beginning after December 15, 2003. Adoption of this statement did not have a material impact on our consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS No. 150”). This Statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that certain financial instruments that were previously classified as equity must be classified as a liability. Most of the guidance in SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. This statement did not have any material effect on our consolidated financial statements.

In April 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 149, “Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities” (“SFAS No. 149”), which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This Statement (a) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, (b) clarifies when a derivative contains a financing component, (c) amends the definition of an underlying to conform to language used in FASB Interpretation No. 45, “Guarantor’s

Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” and (d) amends certain other existing pronouncements. The provisions of SFAS No. 149 are effective for contracts entered into or modified after June 30, 2003. There was no material impact on our consolidated financial statements on adoption of this statement.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), in an effort to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. In December 2003, the FASB revised Interpretation No. 46, also referred to as Interpretation 46 (R) (“FIN 46(R)”). The objective of this interpretation is not to restrict the use of variable interest entities but to improve financial reporting by companies involved with variable interest entities. Until now, one company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests. This interpretation changes that, by requiring a variable interest entity to be consolidated by a company only if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. We are required to apply FIN 46(R) to all entities subject to it no later than the end of the first reporting period ending after March 15, 2004. However, before the required application of FIN 46(R), we must apply FIN 46 or FIN 46(R) to those entities that are considered to be special-purpose entities as of the end of the first fiscal year or interim period ending after December 15, 2003. The adoption of this interpretation did not have a material effect on our consolidated financial statements.

Effect of Inflation and Changing Prices

The financial statements and related financial data presented in this prospectus have been prepared in accordance with generally accepted accounting principles in the United States, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Our Management

Directors

New England Bancshares’ Board of Directors currently consists of eight members. The Board is divided into three classes in equal as number as possible, each with three-year staggered terms, with approximately one-third of the directors elected each year. Because New England Bancshares is trading on the OTC Electronic Bulletin Board, there are no independence requirements for its directors. However, if New England Bancshares were to apply the current listing standards of the Nasdaq Stock Market (which we expect to be listing on after the conversion), each of the directors would be considered independent, except for David J. O’Connor, who is an employee of New England Bancshares and Enfield Federal. Unless otherwise stated, each person has held his or her current occupation for the last five years. Ages presented are as of June 30, 2005. The period of service as a director also reflects time served as a director of Enfield Federal.

The following directors have terms ending in 2006:

Myron J. Marek is a retired retail jeweler. Age 72. Director since 1987.

Lucien P. Bolduc is a certified public accountant with the accounting firm of Mercik, Kuczarski & Bolduc, LLC located in Enfield, Connecticut. Age 45. Director since 2002.

The following directors have terms ending in 2007:

David J. O’Connor has been the President and Chief Executive Officer of Enfield Federal since 1999 and of New England Bancshares since 2002. Mr. O’Connor has over 30 years of banking experience in New England. Before joining Enfield Federal, he was the Executive Vice President, Treasurer and Chief Financial Officer of The Berlin City Bank, a community bank in New Hampshire. Age 58. Director since 1999.

Richard K. Stevens is owner and President of Leete-Stevens, Inc., a funeral home located in Enfield, Connecticut. Age 58. Director since 1995.

Richard M. Tatoian is a self-employed attorney practicing in Enfield, Connecticut. Age 58. Director since 1995.

The following directors have terms ending in 2008:

Peter T. Dow is President of Dow Mechanical Corporation, a manufacturer of quality control inspection equipment, located in Enfield, Connecticut. Mr. Dow was appointed Chairman of the Board of Directors in April 2004. Age 65. Director since 1982.

William C. Leary has been a judge for the Probate Court of Windsor Locks since 1971 and a partner with the firm of O’Malley Deneen Leary Messina and Oswecki since 1994. Mr. Leary served as the Chairman of the Board of Windsor Locks Community Bank, FSL from March 2002 until its acquisition by Enfield Federal in December 2003. Age 66. Director since 2003.

Dorothy K. McCarty is a retired town clerk of Suffield, Connecticut. Age 74. Director since 1990.

Executive Officers

Our initial executive officers will be the same as those who currently serve as executive officers of New England Bancshares. These executive officers are elected annually by the Board of Directors and serve at the Board’s discretion. The executive officers are:

Name	Position
David J. O’Connor	President and Executive Officer

Scott D. Nogles	Senior Vice President and Chief Financial Officer

John F. Parda	Senior Vice President

Below is information regarding our executive officers who are not also directors. The ages presented are as of June 30, 2005.

Scott D. Nogles joined New England Bancshares and Enfield Federal in 2004 as Senior Vice President and Chief Financial Officer. Before joining Enfield Federal, he was Vice President and Chief Financial Officer of Luzerne National Bank in Luzerne, Pennsylvania from 2003 to 2004. From 2000 to 2003 Mr. Nogles worked in senior accounting positions for Asian Bank, Silicon Power Corporation and ThinAir Apps, a software development company. Mr. Nogles has an MBA from the University of Connecticut and is a CPA. Age 35.

John F. Parda joined Enfield Federal in 1999 as Vice President and Chief Lending Officer. He was named Senior Vice President and Senior Loan Officer in 2001. Mr. Parda has over 30 years of diversified banking experience with Connecticut financial institutions. Before joining Enfield Federal, he was a Vice President and Commercial Loan Officer with the former First International Bank, now a subsidiary of UPS Capital, a lender specializing in government guaranteed loans. Age 57.

Meetings and Committees of the Board of Directors of New England Bancshares

New England Bancshares conducts business through meetings of its Board of Directors and through activities of its committees. The Board of Directors generally meets quarterly and may have additional meetings as needed. During fiscal 2005, the Board of Directors held seven meetings. All of the current directors attended at least 75% of the total number of the board meetings held and committee meetings on which such directors served during fiscal 2005. New England Bancshares has standing Audit, Compensation and Nominating Committees, which shall become the committees of NEBS Bancshares after the conversion.

The Audit Committee consists of Messrs. Bolduc, Stevens and Tatoian. The primary role of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of New England Bancshares’ processes and systems of internal controls concerning accounting and financial reporting and to review compliance with applicable laws and regulations. The committee is also responsible for engaging New England Bancshares independent auditor and its internal auditor and monitoring their conduct and independence. The Audit Committee met six times in fiscal 2005. Each member of the Audit Committee is independent in accordance with the listing standards of the Nasdaq Stock Market. The Board of Directors has designated Lucien P. Bolduc as an audit committee financial expert under the rules of the Securities and Exchange Commission.

The Compensation Committee consists of Messrs. Dow, Leary and Stevens. This committee is responsible for making recommendations to the full Board of Directors on all matters regarding compensation and fringe benefits. The Compensation Committee met once in fiscal 2005. Each member of the Compensation Committee is independent in accordance with the listing standards of the Nasdaq Stock Market.

The Nominating Committee, consisting of Messrs. Dow, Stevens and Tatoian, assists the Board of Directors in identifying qualified individuals to serve as Board members, in determining the composition of the Board of Directors and its committees and in monitoring a process to assess Board effectiveness. The Nominating Committee also considers and recommends the nominees for director to stand for election at the Company’s annual meeting of stockholders. The Nominating Committee met once in fiscal 2005. Each member of the Nominating Committee is independent in accordance with the listing standards of the Nasdaq Stock Market.

Corporate Governance Policies and Procedures

New England Bancshares periodically reviews its corporate governance policies and procedures to ensure that it meets the highest standards of ethical conduct, reports results with accuracy and transparency and maintains full compliance with the laws, rules and regulations that govern the its operations. As part of this periodic corporate governance review, the Board of Directors reviews and adopts best corporate governance policies and practices for New England Bancshares.

New England Bancshares has adopted a Code of Ethics and Business Conduct that is designed to promote the highest standards of ethical conduct by New England Bancshares’ directors, executive officers and employees. The Code of Ethics and Business Conduct requires that New England Bancshares’ directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. Under the terms of the Code of Ethics and Business Conduct, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics and Business Conduct.

As a mechanism to encourage compliance with the Code of Ethics and Business Conduct, New England Bancshares has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls and auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. The Code of Ethics and Business Conduct also prohibits the Company from retaliating against any director, executive officer or employee who reports actual or apparent violations of the Code of Ethics and Business Conduct.

Directors’ Compensation

Fees. Each non-employee director of Enfield Federal receives a $1,000 annual retainer and $400 for each board meeting and each Audit, ALCO or Planning Committee meeting they attend. Upon consummation of the conversion, the annual retainer will be increased to $4,000. Additionally, each non-employee director of Enfield Federal receives $225 for each Executive Committee meeting they attend. Chairpersons of the respective committees each receive an additional $50 for each committee meeting they attend. Additionally, non-employee directors of New England Bancshares receive an annual retainer of $4,000.

Directors’ Retirement Plan. Enfield Federal established the Enfield Federal Savings and Loan Association Director Fee Continuation Plan to provide the directors serving on the board as of the date of the plan’s implementation with a retirement income supplement. The plan has six participants. Under the plan, participants are entitled to an annual benefit, as of their Retirement Date, of $1,000 for each full year of service as a director from June 1, 1995, plus $250 for each full year of service as a director before June 1, 1995, with a maximum benefit of $6,000 per year, payable in ten annual installments. For purposes of the plan, “Retirement Date” is defined as the June 1st following a director’s 70th birthday. Upon an eligible retired director’s death, but before the ten payments have been made, Enfield Federal is obligated to pay the director’s beneficiary, at its option, a discounted lump sum payment equal to the remaining payments or the remaining installment payments. If an active eligible non-employee director dies before his or her Retirement Date, Enfield Federal is obligated to pay the director’s designated beneficiary a benefit equal to the discounted value of the ten annual installments the director would have been entitled to had he or she lived to his or her Retirement Date. The benefit is payable, at Enfield Federal’s discretion, in a lump sum or in ten annual installments. Enfield Federal has acquired life insurance policies for each of the eligible non-employee directors as an informal source of funding for its obligations under the plan.

Executive Compensation

Summary Compensation Table. The following information is provided for David J. O’Connor, the President and Chief Executive Officer of New England Bancshares, Enfield Federal and Enfield Mutual Holding Company and John F. Parda, Senior Vice President and Chief Lending Officer of Enfield Federal. No other executive officer of New England Bancshares received a salary and bonus of $100,000 or more during the year ended March 31, 2005.

	Year			Long-Term Compensation Awards		All Other Compensation
		Annual Compensation (1)		Restricted Stock Awards ($)(2)	Securities Underlying Options/SARs (#)
Name and Principal Positions		Salary	Bonus
David J. O’Connor	2005	$202,871	$33,600	$—	—	$28,617	(3)
President and Chief Executive Officer	2004	174,500	32,000	—	—	26,203
	2003	166,340	18,000	216,418	35,714	23,949
John F. Parda	2005	$96,634	$15,000	$—	2,000	$13,336	(4)
Senior Vice President and Chief Lending Officer	2004	89,914	12,000	—	—	12,777
	2003	85,500	10,000	75,750	4,000	11,126

(1)	Does not include the aggregate amount of perquisites and other benefits, which was less than $50,000 or 10% of the total annual salary and bonus reported.

(2)	As of March 31, 2005, the market value of the 8,571 unvested shares of restricted stock held by Mr. O’Connor was $152,564 and the market value of the 3,000 unvested shares of restricted stock held by Mr. Parda was $53,400.

(3)	Includes $2,210 in insurance premiums paid by Enfield Federal under an endorsement method split-dollar life insurance arrangement, $2,029 related to an additional life insurance policy for Mr. O’Connor, employee stock ownership plan allocations with a market value of $18,292 and $6,086 in employer matching contributions made under the 401(k) Plan.

(4)	Includes employer stock ownership plan allocations with a market value of $9,427, $2,899 in employer matching contributions made under the 401(k) Plan and $1,010 related to a life insurance policy for Mr. Parda.

Employment Agreement. Enfield Federal and New England Bancshares entered into an employment agreement with Mr. O’Connor in connection with the mutual holding company reorganization to ensure that New England Bancshares and Enfield Federal would retain Mr. O’Connor’s services. The continued success of New England Bancshares and Enfield Federal depends to a significant degree on the skills and competence of Mr. O’Connor.

The employment agreement provides for a three-year term. The term of the employment agreement extends annually unless written notice of non-renewal is given by the Board of Directors of Enfield Federal or Mr. O’Connor. The employment agreement provides that Mr. O’Connor’s base salary will be reviewed annually. Mr. O’Connor’s current base salary is $210,000. In addition to his base salary, Mr. O’Connor’s employment agreement provides for, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel. The employment agreement provides for termination for cause, as defined in the employment agreement, at any time. If Enfield Federal or New England Bancshares chooses to terminate Mr. O’Connor’s employment for reasons other than for cause, or if Mr. O’Connor resigns from Enfield Federal or New England Bancshares after specified circumstances that would constitute constructive termination, Mr. O’Connor or, if he dies, his beneficiary, would be entitled to receive an amount equal to the remaining base salary payments due to him for the remaining term of the employment agreement and the contributions that would have been made on his behalf to any employee benefit plans of New England Bancshares and Enfield Federal during the remaining term of the employment agreement. Enfield Federal would also continue and/or pay for Mr. O’Connor’s life, health, dental and disability coverage for the remaining term of the employment agreement. If Mr. O’Connor’s termination of employment for reasons other than a change in control, he must adhere to a one-year non-competition agreement.

Under the employment agreement, if voluntary (upon circumstances discussed in the agreement) or involuntary termination follows a change in control of New England Bancshares or Enfield Federal, Mr. O’Connor or, if he dies, his beneficiary, would be entitled to a severance payment equal to the greater of: (1) the payments due for the remaining term of the agreement; or (2) three times the average of the five preceding taxable years’ annual compensation. Enfield Federal would also continue and/or pay for Mr. O’Connor’s life, health, dental and disability coverage for thirty-six months.

All reasonable costs and legal fees paid or incurred by Mr. O’Connor in any dispute or question of interpretation relating to the employment agreement will be paid by Enfield Federal, if Mr. O’Connor is successful on the merits in a legal judgment, arbitration or settlement. The employment agreement also provides that Enfield Federal and New England Bancshares will indemnify Mr. O’Connor to the fullest extent legally allowable.

Upon consummation of the conversion, Mr. O’Connor’s current employment will be replaced with a new Enfield Federal employment agreement and an NEBS Bancshares employment agreement. Under the new Enfield Federal and NEBS Bancshares employment agreements, Mr. O’Connor will continue to participate in bank and company sponsored employee benefit plans and arrangements under the same terms and conditions as his existing employment agreement and his base salary will be $220,000. The Enfield Federal employment agreement will be renewable by the Board of Directors on an annual basis and the NEBS Bancshares employment agreement will renew automatically on a daily basis. Under the terms of both of the new employment agreements, Mr. O’Connor will be entitled to receive a severance benefit if he is terminated by Enfield Federal or NEBS Bancshares without cause or he voluntarily terminates for reasons constituting constructive termination under the agreements. As is the case in Mr. O’Connor’s existing agreement, the severance benefit he would be entitled to is equal to the base salary payments due to him for the remaining term of the employment agreement and the contributions that would have been made on his behalf to any employee benefit plans of NEBS Bancshares and Enfield Federal during the remaining term of the employment agreement. The new employment agreements also provide for a severance benefit if Mr. O’Connor voluntarily (upon circumstances discussed in the agreement) or involuntary terminates his employment following a change in control of NEBS Bancshares or Enfield Federal. The severance payment would be equal to the greater of: (1) the payments due for the remaining term of the agreement; or (2) three times the average of Mr. O’Connor’s five preceding taxable years’ annual compensation. In addition to a severance payment, NEBS Bancshares or Enfield Federal would also be required to continue and/or pay for Mr. O’Connor’s life, health, dental and disability coverage for thirty-six months following his termination of employment in connection with a change in control. Even though both the Enfield Federal and the NEBS Bancshares employment agreements provide for a severance payment if a change in control occurs, Mr. O’Connor would only be entitled to receive a severance payment under one agreement. Mr. O’Connor would also be entitled to receive an additional tax indemnification payment under the NEBS Bancshares employment agreement if payments under the agreements or any other payments triggered liability under the Internal Revenue Code (the “Code”) as an excise tax constituting “excess parachute payments.” Under applicable law, the excise tax is triggered by change in control-related payments which equal or exceed three times the executive’s average annual compensation over the five years preceding the change in control. The excise tax equals 20% of the amount of the payment in excess of one times the executive’s average compensation over the preceding five-year period.

Payments to Mr. O’Connor under the Enfield Federal employment agreement are guaranteed by NEBS Bancshares if payments or benefits are not paid by Enfield Federal. Payment under the NEBS Bancshares employment agreement will be made by NEBS Bancshares. The employment agreements also provide that the Enfield Federal and NEBS Bancshares will indemnify Mr. O’Connor to the fullest extent legally allowable.

The employment agreements restrict Mr. O’Connor from competing against NEBS Bancshares or Enfield Federal for a period of one year from the date of termination of the agreement if Mr. O’Connor is terminated without cause, except if such termination occurs after a change in control.

Change in Control Agreement. Enfield Federal entered into a two-year change in control agreement with each of Messrs. Nogles and Parda effective May 10, 2004. The Board of Directors of Enfield Federal may renew these agreements annually. The agreements provide that if involuntary termination or, under certain circumstances, voluntary termination follows a change in control of New England Bancshares or Enfield Federal, Messrs. Nogles and Parda would each be entitled to receive a severance payment equal to 2.99 times the executive’s “base amount,” as defined under the Internal Revenue Code. Enfield Federal would also continue and/or pay for life, health and disability coverage for twenty-four months following termination of the executive’s employment. Payments to Messrs. Nogles and Parda under the agreements will be paid by NEBS Bancshares if payments (or other benefits) are not paid by Enfield Federal. Effective upon the consummation of the conversion, the severance benefit under these change in control agreements will be $540,000.

Supplemental Executive Retirement Plans. Enfield Federal maintains the Executive Supplemental Retirement Plan to provide Mr. O’Connor with, upon his attainment of age 65, an annual retirement benefit of $172,796 payable in equal monthly installments over a period of 180 months. Following the initial 180-month period, additional amounts may be payable to Mr. O’Connor until his death based on the performance of certain life insurance policies that Enfield Federal has acquired as an informal funding source for its obligation to Mr. O’Connor. If Mr. O’Connor voluntarily or involuntarily terminates his employment with Enfield Federal, Mr. O’Connor will be entitled to receive at age 65 the balance of his accrued benefit under the plan payable over 180 months and the additional supplemental benefit he would have been entitled to had he remained employed by Enfield Federal until his retirement. If Mr. O’Connor dies before the completion of benefit payments under the plan, his beneficiary will receive, at Enfield Federal’s discretion, the remaining installments or a lump sum of the present value of his remaining installment payments. If a change in control occurs (as defined in the plan), followed by Mr. O’Connor’s voluntary or involuntary termination of employment with Enfield Federal, Mr. O’Connor will be entitled to receive at age 65 a benefit equal to the benefits he would have received had he continued to be employed by Enfield Federal until age 65.

Enfield Federal has established a rabbi trust to hold the insurance policies purchased to satisfy the obligations of Enfield Federal with respect to the Executive Supplemental Retirement Plan. Until the plan benefits are paid to Mr. O’Connor, creditors may make claims against the trust’s assets if Enfield Federal becomes insolvent. As of March 31, 2005, Enfield Federal had accrued $410,000 for its liabilities under the plan.

In addition to the Executive Supplemental Retirement Plan, Enfield Federal maintains the Enfield Federal Savings and Loan Association Supplemental Executive Retirement Plan. This plan provides restorative payments to designated executives who are prevented from receiving the full benefits under the ESOP or the full matching contribution under the 401(k) Plan due to the legal limitations imposed on tax-qualified plans. The Board of Directors of Enfield Federal has designated Mr. O’Connor to participate in the plan. In addition to providing for benefits lost under the ESOP and the 401(k) Plan, the supplemental executive retirement plan also provides supplemental benefits to participants upon a change in control (as defined in the plan) before the complete scheduled repayment of the ESOP loan. Generally, upon such an event, the supplemental executive retirement plan will provide the participant with a benefit equal to what the participant would have received under the ESOP had he or she remained employed throughout the term of the ESOP loan, less the benefits actually provided.

Split-Dollar Life Insurance. In August 1999, Enfield Federal established a split-dollar life insurance arrangement to provide Mr. O’Connor with a death benefit. Under the terms of the arrangement, title and ownership of the life insurance policy resides with Enfield Federal and Enfield Federal pays all of the insurance premiums. Upon Mr. O’Connor’s death, his beneficiaries will be entitled to 25% of the total proceeds, less the cash value of the policy. Enfield Federal will be entitled to the remaining life insurance proceeds. Enfield Federal will be entitled at all times to the cash surrender value of the life insurance policy.

Benefit Plans

401(k) Plan. Enfield Federal maintains the Enfield Federal Savings and Loan Association Employees’ Savings and Profit-Sharing Plan and Trust, a tax-qualified defined contribution plan, for substantially all employees of Enfield Federal who have completed 500 hours within a six-month continuous period with Enfield Federal. Eligible employees may contribute an amount up to 50% of their salary to the plan on a pre-tax basis, subject to the limitations imposed by the Internal Revenue Code of 1986, as amended. For 2005, the limit is $14,000; provided, however, that participants over age 50 may contribute an additional $4,000 per year. Under the plan, Enfield Federal may make matching contributions equal to 50% of the first 6% of compensation deferred by a participant.

The plan has an individual account for each participant’s contributions and allows each participant to direct the investment of his or her account in the investment funds provided through the Pentegra Group, including the New England Bancshares Stock Fund. Following the conversion, the plan will change the investment option from the New England Bancshares Stock Fund to the NEBS Bancshares Stock Fund. The NEBS Bancshares Stock Fund will permit participants to invest their deferrals in NEBS Bancshares common stock. A participant who elects to purchase common stock in the offering through the plan will receive the same subscription priority and be subject to the same individual purchase limitations as if the participant had elected to make such purchase using other funds. See “The Conversion—Subscription Offering and Subscription Rights” and “—Limitations on Purchases of Shares.” The plan will purchase common stock for participants in the offering, to the extent that shares are available. After the offering, the plan will purchase shares in open market transactions. Participants will direct the voting of shares purchased for their plan accounts.

Pension Plan. Enfield Federal participates in a multiple-employer defined benefit pension plan known as the Financial Institutions Retirement Fund (the “Pension Plan”). Generally, salaried employees of Enfield Federal become members of the Pension Plan upon the completion of four months of service with Enfield Federal. Enfield Federal makes annual contributions to the Financial Institutions Retirement Fund sufficient to fund retirement benefits for its employees, as determined in accordance with a formula set forth in the plan document. Participants generally become vested in their accrued benefits under the Pension Plan after completing five years of vesting service. In general, accrued benefits under the Pension Plan, including reduced benefits payable upon early retirement or in the event of a disability, are based on an individual’s years of benefit service and the average of the individual’s highest five years’ salary.

Employee Stock Ownership Plan. In connection with the mutual holding company reorganization, Enfield Federal implemented an employee stock ownership plan for all eligible employees of Enfield Federal who were at least 21 years old. The employee stock ownership plan purchased 73,795 shares in the minority stock offering or 3.6% of the total number of shares issued in the reorganization through a loan from New England Bancshares. The loan is for a term of ten years and calls for annual payments of principal and interest. The plan has pledged the shares it purchased as collateral for the loan and holds them in a suspense account. The plan released 7,380 of the pledged shares during the 2004 calendar year. We expect that 7,380 shares will be released annually in the calendar years 2005 through 2011, without taking into account any shares that are purchased in connection with the offering.

The plan will subscribe for 8% of the shares sold in the offering using funds borrowed from NEBS Bancshares. The term of the loan will be fifteen years. The plan will repay the loan principally through Enfield

Federal’s contributions to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated fifteen-year term of the loan. The interest rate for the employee stock ownership plan loan will equal the prime rate, as published in The Wall Street Journal on the closing date of the conversion. If the employee stock ownership plan is unable to acquire 8.0% of the common stock sold in the offering, the plan may acquire additional shares following the conversion through open market purchases, subject to approval by the Office of Thrift Supervision.

Participants vest in their accrued benefits under the employee stock ownership plan over a six-year period at a rate of 20% per year commencing on the second year of service. Participants fully vest in their account balances at retirement, upon death or disability, upon a change in control or upon termination of the plan. Generally, the plan provides for the distribution of vested benefits upon a participant’s separation from service. The plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants in the plan.

Plan participants direct the plan trustee how to vote the shares of common stock credited to their accounts. The trustee votes unallocated shares and allocated shares for which no instructions are received on any matter in the same ratio as those shares for which instructions are given, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Enfield Federal records a compensation expense for a leveraged employee stock ownership plan at the fair market value of the shares when they are committed to be released from the suspense account to participants’ accounts under the plan.

The employee stock ownership plan will continue to comply with all applicable Office of Thrift Supervision Regulations. The employee stock ownership plan, a tax-qualified employee benefit plan, must satisfy certain requirements of the Internal Revenue Code and the Employee Retirement Income Security Act (ERISA). Enfield Federal has received a favorable determination letter from the Internal Revenue Service confirming the plan’s tax-qualified status.

2003 Stock-Based Incentive Plan. The 2003 Stock-Based Incentive Plan was adopted by our Board of Directors and approved by our stockholders in January 2003. The 2003 Stock-Based Incentive Plan authorizes the granting of options to purchase 142,857 shares of common stock and restricted stock awards of 57,143 shares of New England Bancshares common stock to eligible directors and employees. The purpose of the 2003 Stock-Based Incentive Plan was to attract and retain qualified personnel, to provide officers, employees and directors with a proprietary interest in us as an incentive to contribute to our continued success, to align employees’ interest with those of our shareholders and to reward outstanding performance. The 2003 Stock-Based Incentive Plan is administered by a committee of the Board of Directors, which has the authority to determine the eligible directors or employees to whom awards are to be granted, the number of awards to be granted, the vesting of the awards and the conditions and limitations of the awards.

As of June 30, 2005, 20,722 shares of restricted stock and 35,289 options remained available for future grant under the plan. Additionally, as of June 30, 2005, restricted stock awards for 36,421 shares and options for 107,568 shares had been granted.

The 2003 Stock-Based Incentive Plan provides that in the event any merger, consolidation, share exchange or other similar corporate transaction affects the shares of New England Bancshares in such a manner that an adjustment is required to preserve the benefits available under the plan, the committee administering the plan has the authority to adjust the number shares which may be granted, the number of shares subject to restricted stock awards or outstanding stock options, and the exercise price of any stock option grant. As a result, upon completion of the conversion, outstanding shares of restricted stock and options to purchase shares of New England Bancshares common stock will be converted into and become shares of restricted stock and options to purchase shares of NEBS Bancshares common stock. The number of shares of common stock to be received upon exercise of these options and the related exercise price will be adjusted for the exchange ratio. The aggregate exercise price, duration and vesting schedule of these awards will not be affected.

NEBS Bancshares will assume the stock-based incentive plan after the conversion.

Restricted Stock Awards. Stock award recipients may receive amounts equal to accumulated cash and stock dividends or other distributions (if any) with respect to shares awarded in the form of restricted stock. In addition, recipients of restricted stock awards may direct the voting of all shares (vested and unvested) of New England Bancshares common stock granted to them.

Unless the committee administering the plan determines otherwise, upon termination of the services of a holder of a stock award for any reason other than death, disability, change in control or retirement, all the holder’s rights in unvested restricted stock awards will be canceled. If the holder of the stock award dies or becomes disabled, all unvested restricted stock awards held by such individual will become fully vested. Generally, if the holder of a stock award retires, all unvested restricted stock awards held by such individual will be canceled. However, upon an individual’s retirement, the committee administering the plan may permit all unvested stock awards to continue to vest provided the holder of a stock award remains employed by New England Bancshares or Enfield Federal as a consultant or advisor or continues to serve New England Bancshares or Enfield Federal as a director, advisory director or director emeritus. If a change in control occurs, all unvested stock awards immediately vest. In the event of termination for cause, all unvested stock awards held by such individual will be canceled.

Stock Options. All options granted under the plan to employees may, at the discretion of the committee administering the plan, qualify as incentive stock options to the extent permitted under Section 422 of the Internal Revenue Code. Under certain circumstances, incentive stock options may be converted into non-statutory stock options. To qualify as incentive stock options under Section 422 of the Internal Revenue Code: (1) the option must be granted to an employee; (2) the option must not be transferable (other than by will or the laws of descent and distribution); (3) the exercise price must not be less than 100% of the fair market value of the common stock on the date of grant; (4) the term of the option may not exceed ten years from the date of grant; and (5) no more than $100,000 of options may become exercisable for the first time in any calendar year by any recipient. Notwithstanding the foregoing requirements, incentive stock options granted to any person who is the beneficial owner of more than 10% of the outstanding voting stock of New England Bancshares may be exercised only for a period of five years from the date of grant and the exercise price must not be less than 110% of the fair market value of the common stock on the date of grant.

Unless the committee administering the plan determines otherwise, upon termination of an option holder’s services for any reason other than death, disability, retirement, change in control or termination for cause, all then exercisable options will remain exercisable for three months following the date of termination, or if sooner, the expiration of the term of the option. If an option holder dies or becomes disabled, all unexercisable options will become exercisable and remain exercisable for one year, or if sooner, the expiration of the term of the option. Generally upon retirement, only those options that were immediately exercisable may be exercised and only for one year following the date of termination, or if sooner, the expiration of the term of the option. However, upon an individual’s retirement, the committee administering the plan may permit all unvested stock options to continue to vest provided the option holder remains employed by New England Bancshares or Enfield Federal as a consultant or advisor or continues to serve New England Bancshares or Enfield Federal as a director, advisory director or director emeritus. If a change in control occurs, all option awards become vested and remain exercisable for the term of the option. In the event of termination for cause, all exercisable and unexercisable options held by the option holder will be canceled.

Set forth below is information as of March 31, 2005 regarding our equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	107,568	$15.80	35,289

Total	107,568	$15.80	35,289

We do not maintain any equity compensation plans that have not been approved by security holders.

Future Equity Incentive Plan. Following the conversion, NEBS Bancshares plans to adopt an equity incentive plan that will provide for grants of stock options and restricted stock. Shares of restricted stock, in an amount up to 2.55% of the number of shares of NEBS Bancshares shares sold in the offering may be awarded at no cost to the recipient. Stock options, in an amount up to 6.38% of the shares sold in the offering, may be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date.

NEBS Bancshares may fund the equity incentive plan through the purchase of common stock in the open market by a trust established in connection with the plan or from authorized, but unissued, shares of NEBS Bancshares common stock. The acquisition of additional authorized, but unissued, shares by the equity incentive plan after the conversion would dilute the interests of existing stockholders. See “Pro Forma Data.”

Restricted stock awards and stock options generally vest ratably over a five-year period, but NEBS Bancshares may also make vesting contingent upon the satisfaction of performance goals established by the Board of Directors or the committee charged with administering the plan. All outstanding awards will accelerate and become fully vested upon a change in control of NEBS Bancshares.

The equity incentive plan will comply with all Office of Thrift Supervision regulations. No earlier than six months after the conversion, NEBS Bancshares will submit the equity incentive plan to stockholders for their approval, at which time NEBS Bancshares will provide stockholders with detailed information about the plan. Under Office of Thrift Supervision regulations, this plan must be approved by a majority of the total votes eligible to be cast by our stockholders.

Transactions with Enfield Federal

Loans and Extensions of Credit. The Sarbanes-Oxley Act generally prohibits loans by Enfield Federal to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by Enfield Federal to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. Enfield Federal is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made pursuant to programs generally available to all employees. Notwithstanding this rule, federal regulations permit Enfield Federal to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee.

In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to the person and his or her related interests, are in excess of the greater of $25,000 or 5% of Enfield Federal’s capital and surplus, up to a maximum of $500,000, must be approved in advance by a majority of the disinterested members of the Board of Directors. See “Regulation and Supervision—Regulation of Federal Savings Associations—Transactions with Related Parties.”

The aggregate amount of loans by us to its executive officers and directors was $2.6 million at June 30, 2005, or approximately 5.0% of pro forma stockholders’ equity, assuming that 2,750,000 shares are sold in the offering. These loans were performing according to their original terms at June 30, 2005.

Indemnification for Directors and Officers

NEBS Bancshares’ articles of incorporation contain provisions that limit the liability of and provide indemnification for its directors and officers. These provisions provide that a director or officer will be indemnified and held harmless by NEBS Bancshares when that individual is made a party to civil, criminal, administrative and investigative proceedings. Directors and officers will be indemnified to the fullest extent authorized by the Maryland General Corporation Law against all expense, liability and loss reasonably incurred. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of NEBS Bancshares pursuant to its articles of incorporation or otherwise, NEBS Bancshares has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Stock Ownership

The following table provides information as of October 31, 2005, with respect to persons known by the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

Name and Address	Number of Shares Owned		Percent of Common Stock Outstanding
Enfield Mutual Holding Company 660 Enfield Street Enfield, Connecticut 06082	1,298,786	(1)	57.5%

(1)	Includes 1,127,431 shares acquired in Enfield Federal’s mutual holding company reorganization, which was completed on June 4, 2002 and 171,355 shares acquired in connection with the acquisition of Windsor Locks Community Bank, FSL, which was completed on December 12, 2003. The members of the Board of Directors of Enfield Mutual Holding Company consists of certain members of the Board of Directors of New England Bancshares and Enfield Federal.

The following table provides information about the shares of our common stock that may be considered to be owned by each of our directors, by the executive officers named in the Summary Compensation Table and by all of our directors and executive officers as a group as of October 31, 2005. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown.

Name	Number of Shares Owned (Excluding Options) (1)		Number of Shares That May Be Acquired Within 60 Days By Exercising Options	Percent of Common Stock Outstanding (2)
Lucien P. Bolduc	2,548		2,450	*
Peter T. Dow	4,948	(3)	2,450	*
William C. Leary	800		—	*
Myron J. Marek	4,713		2,450	*
Dorothy K. McCarty	3,948		2,450	*
David J. O’Connor	18,626	(4)	14,286	1.4%
John F. Parda	7,490	(5)	2,000	*
Richard K. Stevens	8,048		2,450	*
Richard M. Tatoian	3,448		2,450	*
All executive officers and directors as a group (10 persons)	60,169		31,586	4.0%

*	Less than 1% of shares outstanding

(1)	Includes unvested shares of restricted stock held in trust under the New England Bancshares, Inc. 2003 stock-based incentive plan, with respect to which the beneficial owner has voting but not investment power as follows:

Messrs. Bolduc, Dow, Marek, Stevens and Tatoian and Ms. McCarty—1,468 shares each; Mr. O’Connor—8,571 shares; and Mr. Parda—3,000 shares.

(2)	Based on 2,257,651 shares of our common stock outstanding as of October 31, 2005, plus the number of shares that each person may acquire within 60 days by exercising stock options.

(3)	Includes 2,500 shares held in a trust in which Mr. Dow shares voting and investment power.

(4)	Includes 1,982 shares allocated under the Enfield Federal Savings and Loan Association Employee Stock Ownership Plan, with respect to which Mr. O’Connor has voting but not investment power and 297 shares held in trust in which Mr. O’Connor shares voting and investment power.

(5)	Includes 1,019 shares allocated under the Enfield Savings and Loan Association Employee Stock Ownership Plan, with respect to which Mr. Parda has voting but not investment power and 196 shares held in trust in which Mr. Parda shares voting and investment power.

Subscriptions by Executive Officers and Directors

The table below sets forth, for each of our directors and executive officers and for all of the directors and executive officers as a group, the following information:

•	the number of shares of NEBS Bancshares common stock to be received in exchange for shares of New England Bancshares common stock upon consummation of the conversion, based upon their beneficial ownership of New England Bancshares common stock as of October 31, 2005;

•	the proposed purchases of NEBS Bancshares common stock, assuming sufficient shares are available to satisfy their subscriptions; and

•	the total amount of NEBS Bancshares common stock to be held upon consummation of the conversion.

In each case, it is assumed that shares are sold and the exchange ratio is calculated at the midpoint of the offering range. See “The Conversion—Limitations on Common Stock Purchases.”

Name	Number of Our Shares to Be Received in Exchange for Shares of New England Bancshares (2)	Proposed Purchases of Stock in the Offering (1)		Total Common Stock to Be Held
		Number of Shares	Dollar Amount	Number of Shares	Percent of Common Stock Outstanding
Lucien P. Bolduc	10,582	2,500	$25,000	13,082	*
Peter T. Dow	15,664	5,000	50,000	20,664	*
William C. Leary	1,693	15,000	150,000	16,693	*
Myron J. Marek	15,166	2,600	26,000	17,766	*
Dorothy K. McCarty	13,547	500	5,000	14,047	*
David J. O’Connor	69,687	5,000	50,000	74,687	1.6%
John F. Parda	20,094	2,500	25,000	22,594	*
Richard K. Stevens	22,228	5,000	50,000	27,228	*
Richard M. Tatoian	12,488	1,000	10,000	13,488	*
All directors and executive officers as a group (10 persons)	194,276	41,100	$411,000	235,376	4.9%

*	Less than 1.0%.

(1)	Includes proposed subscriptions, if any, by associates.

(2)	Based on information presented in “Stock Ownership.” Includes shares that may be acquired upon the exercise of outstanding stock options.

Regulation and Supervision

General

As a savings and loan holding company, NEBS Bancshares will be required by federal law to report to, and otherwise comply with, the rules and regulations of the Office of Thrift Supervision. NEBS Bancshares will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws. Enfield Federal is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, as its primary federal regulator, and the Federal Deposit Insurance Corporation, as its deposits insurer. Enfield Federal is a member of the Federal Home Loan Bank System and its deposit accounts are insured up to applicable limits by the Savings Association Insurance Fund managed by the Federal Deposit Insurance Corporation. Enfield Federal must file reports with the Office of Thrift Supervision and the Federal Deposit Insurance Corporation concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the Office of Thrift Supervision and, under certain circumstances, the Federal Deposit Insurance Corporation to evaluate Enfield Federal’s safety and soundness and compliance with various regulatory requirements. This regulatory structure is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on NEBS Bancshares and Enfield Federal and their operations.

The following section summarizes the material laws, rules and regulations that are or will be applicable to Enfield Federal and NEBS Bancshares. As such description of statutes and regulations is a summary, you should also refer to the actual statutes and regulations for a complete understanding of such statutes and regulations and their effects on Enfield Federal or NEBS Bancshares.

Regulation of Federal Savings Associations

Business Activities. Federal law and regulations, primarily the Home Owners’ Loan Act and the regulations of the Office of Thrift Supervision, govern the activities of federal savings associations, such as Enfield Federal. These laws and regulations delineate the nature and extent of the activities in which federal savings associations may engage. In particular, certain lending authority for federal savings associations, e.g., commercial, non-residential real property loans and consumer loans, is limited to a specified percentage of the institution’s capital or assets.

Branching. Federal savings associations are authorized to establish branch offices in any state or states of the United States and its territories, subject to the approval of the Office of Thrift Supervision.

Capital Requirements. The Office of Thrift Supervision’s capital regulations require federal savings institutions to meet three minimum capital standards: a 1.5% tangible capital to total assets ratio; a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS examination rating system); and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS system) and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard. The Office of Thrift Supervision regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

The risk-based capital standard requires federal savings institutions to maintain Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, recourse obligations, residual interests and direct credit substitutes, are multiplied by a risk-weight factor of 0% to

100%, assigned by the Office of Thrift Supervision capital regulation based on the risks believed inherent in the type of asset. Core (Tier 1) capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

The Office of Thrift Supervision also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular circumstances. At June 30, 2005, the Bank met each of these capital requirements.

Prompt Corrective Regulatory Action. The Office of Thrift Supervision is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization. Generally, a savings institution that has a ratio of total capital to risk weighted assets of less than 8%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4% or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be “undercapitalized.” A savings institution that has a total risk-based capital ratio of less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be “significantly undercapitalized” and a savings institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.” Subject to a narrow exception, the Office of Thrift Supervision is required to appoint a receiver or conservator within specified time frames for an institution that is “critically undercapitalized.” An institution must file a capital restoration plan with the Office of Thrift Supervision within 45 days of the date it receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Compliance with the plan must be guaranteed by any parent holding company. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. “Significantly undercapitalized” and “critically undercapitalized” institutions are subject to more extensive mandatory regulatory actions. The Office of Thrift Supervision could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

Loans to One Borrower. Federal law provides that savings institutions are generally subject to the limits on loans to one borrower applicable to national banks. A savings institution may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily-marketable collateral.

Standards for Safety and Soundness. As required by statute, the federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the Office of Thrift Supervision determines that a savings institution fails to meet any standard prescribed by the guidelines, the Office of Thrift Supervision may require the institution to submit an acceptable plan to achieve compliance with the standard.

Limitation on Capital Distributions. Office of Thrift Supervision regulations impose limitations upon all capital distributions by a savings institution, including cash dividends, payments to repurchase its shares and payments to stockholders of another institution in a cash-out merger. Under the regulations, an application to and the prior approval of the Office of Thrift Supervision is required before any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Office of Thrift Supervision regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Office of Thrift Supervision. If an application is not required, the institution must still provide prior notice to the Office of Thrift Supervision of the capital distribution if, like Enfield Federal, it is a subsidiary of a holding company. If Enfield Federal’s capital were ever to fall below its regulatory requirements or the Office of Thrift Supervision notified it that it was in need of increased supervision, its ability to make capital distributions could be restricted. In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution that would otherwise be permitted by the regulation, if the agency determines that such distribution would constitute an unsafe or unsound practice.

Qualified Thrift Lender Test. Federal law requires savings institutions to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities) in at least 9 months out of each 12-month period.

A savings institution that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered “qualified thrift investments.” As of June 30, 2005, Enfield Federal maintained 84.0% of its portfolio assets in qualified thrift investments and, therefore, met the qualified thrift lender test.

Transactions with Related Parties. Federal law limits Enfield Federal’s authority to lend to, and engage in certain other transactions with (collectively, “covered transactions”), “affiliates” (e.g., any company that controls or is under common control with an institution, including NEBS Bancshares and its non-savings institution subsidiaries). The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings institution. The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings institution’s capital and surplus. Loans and other specified transactions with affiliates are required to be secured by collateral in an amount and of a type described in federal law. The purchase of low quality assets from affiliates is generally prohibited. Transactions with affiliates must be on terms and under circumstances that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.

The Sarbanes-Oxley Act generally prohibits a company from making loans to its executive officers and directors. However, that act contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws. Under such laws, Enfield Federal’s authority to extend credit to executive officers, directors and 10% stockholders (“insiders”), as well as entities such persons control, is limited. The law restricts both the individual and aggregate amount of loans Enfield Federal may make to insiders based, in part, on Enfield Federal’s capital position and requires certain board approval procedures to be followed. Such loans must be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. There are additional restrictions applicable to loans to executive officers.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has authority to bring actions against the institution and all institution-affiliated parties, including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The Federal Deposit Insurance Corporation has authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

Assessments. Federal savings associations are required to pay assessments to the Office of Thrift Supervision to fund its operations. The general assessments, paid on a semi-annual basis, are based upon the savings institution’s total assets, including consolidated subsidiaries, as reported in the institution’s latest quarterly thrift financial report.

Insurance of Deposit Accounts. Enfield Federal is a member of the Savings Association Insurance Fund. The Federal Deposit Insurance Corporation maintains a risk-based assessment system by which institutions are assigned to one of three categories based on their capitalization and one of three subcategories based on examination ratings and other supervisory information. An institution’s assessment rate depends upon the categories to which it is assigned. Assessment rates for Savings Association Insurance Fund member institutions are determined semi-annually by the Federal Deposit Insurance Corporation and currently range from zero basis points of assessable deposits for the healthiest institutions to 27 basis points of assessable deposits for the riskiest.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A material increase in Savings Association Insurance Fund insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Enfield Federal. Management cannot predict what insurance assessment rates will be in the future.

In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize the predecessor to the Savings Association Insurance Fund. During the year ended December 31, 2003, Financing Corporation payments for Savings Association Insurance Fund members totaled approximately 1.56 basis points of assessable deposits.

The Federal Deposit Insurance Corporation may terminate an institution’s insurance of deposits upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation or the Office of Thrift Supervision. The management of Enfield Federal does not know of any practice, condition or violation that might lead to termination of deposit insurance.

Federal Home Loan Bank System. Enfield Federal is a member of the Federal Home Loan Bank System, which consists of (12) regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Enfield Federal, as a member of the Federal Home Loan Bank of Boston, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank in an amount at least equal to 1.0% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the Federal Home Loan Bank, whichever is greater. Enfield Federal was in compliance with this requirement with an investment in Federal Home Loan Bank stock at June 30, 2005 of $1.4 million.

The Federal Home Loan Banks are required to provide funds for the resolution of insolvent thrifts in the late 1980s and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, our net interest income would likely also be reduced.

Community Reinvestment Act. Under the Community Reinvestment Act, as implemented by Office of Thrift Supervision regulations, a savings association has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act. The Community Reinvestment Act requires the Office of Thrift Supervision, in connection with its examination of a savings association, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution.

The Community Reinvestment Act requires public disclosure of an institution’s rating and requires the Office of Thrift Supervision to provide a written evaluation of an association’s Community Reinvestment Act performance utilizing a four-tiered descriptive rating system.

Enfield Federal received a “satisfactory” rating as a result of its most recent Community Reinvestment Act assessment.

Privacy Requirements of the GLBA

The Gramm-Leach-Bliley Act of 1999 provided for sweeping financial modernization for commercial banks, savings banks, securities firms, insurance companies and other financial institutions operating in the United States. Among other provisions, the Gramm-Leach-Bliley Act places limitations on the sharing of consumer financial information with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of personal financial information with unaffiliated third parties.

Anti-Money Laundering

On October 26, 2001, in response to the events of September 11, 2001, the President of the United States signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the “USA PATRIOT Act”). The USA PATRIOT Act significantly expands the responsibilities of financial institutions, including savings and loan associations, in preventing the use of the U.S. financial system to fund terrorist activities. Title III of the USA PATRIOT Act provides for a significant overhaul of the U.S. anti-money laundering regime. Among other provisions, Title III of the USA PATRIOT Act and the related regulations of the Office of Thrift Supervision require financial institutions operating in the United States to develop new anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations.

Other Regulations

Interest and other charges collected or contracted for by Enfield Federal are subject to state usury laws and federal laws concerning interest rates. Enfield Federal’s loan operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The deposit operations of Enfield Federal also are subject to the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services; and “Check 21”; and

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which, effective October 28, 2004, gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check.

Holding Company Regulation

Upon completion of the conversion, New England Bancshares will be a non-diversified unitary savings and loan holding company within the meaning of federal law. Under federal law, New England Bancshares may engage only in the financial activities permitted for financial holding companies under the law or for multiple savings and loan holding companies as described below. Upon any non-supervisory acquisition by New England Bancshares of another savings association or savings bank that meets the qualified thrift lender test and is deemed to be a savings institution by the Office of Thrift Supervision, New England Bancshares would become a multiple savings and loan holding company (if the acquired association is held as a separate subsidiary) and would generally be limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain activities authorized by Office of Thrift Supervision regulations. However, the Office of Thrift Supervision has issued an interpretation concluding that the multiple savings and loan holding companies may also engage in activities permitted for financial holding companies.

A savings and loan holding company is prohibited from, directly or indirectly, acquiring more than 5% of the voting stock of another savings institution or savings and loan holding company without prior written approval of the Office of Thrift Supervision and from acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision considers the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the deposit insurance funds, the convenience and needs of the community and competitive factors.

The Office of Thrift Supervision may not approve any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (1) the approval of interstate supervisory acquisitions by savings and loan holding companies and (2) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Although savings and loan holding companies are not currently subject to specific capital requirements or specific restrictions on the payment of dividends or other capital distributions, federal regulations do prescribe such restrictions on subsidiary savings institutions as described below. Enfield Federal must notify the Office of Thrift Supervision 30 days before declaring any dividend to New England Bancshares. In addition, the financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the Office of Thrift Supervision and the agency has authority to order cessation of activities or divestiture of subsidiaries deemed to pose a threat to the safety and soundness of the institution.

Acquisition of Control. Under the federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association. An acquisition of “control” can occur upon the acquisition of 10% or more of the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the Office of Thrift Supervision. Under the Change in Bank Control Act, the Office of Thrift Supervision has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

Federal Securities Laws

NEBS Bancshares has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued pursuant to the offering. Upon completion of the offering, NEBS Bancshares common stock will continue to be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. NEBS Bancshares will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration, under the Securities Act of 1933, of the shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of NEBS Bancshares may be resold without registration. Shares purchased by an affiliate of NEBS Bancshares will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If NEBS Bancshares meets the current public information requirements of Rule 144, each affiliate of NEBS Bancshares that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of NEBS Bancshares, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, NEBS Bancshares may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act

On July 30, 2002, the President signed into law the Sarbanes-Oxley Act, which implemented legislative reforms intended to address corporate and accounting fraud. The Sarbanes-Oxley Act restricts the scope of services that may be provided by accounting firms to their public company audit clients and any non-audit services being provided to a public company audit client will require preapproval by the company’s audit committee. In addition, the Sarbanes-Oxley Act requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the Securities and Exchange Commission, subject to civil and criminal penalties if they knowingly or willingly violate this certification requirement.

Under the Sarbanes-Oxley Act, bonuses issued to top executives before restatement of a company’s financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan “blackout” periods, and loans to company executives (other than loans by financial institutions permitted by federal rules and regulations) are restricted. The legislation accelerates the time frame for disclosures by public companies of changes in ownership in a company’s securities by directors and executive officers.

The Sarbanes-Oxley Act also increases the oversight of, and codifies certain requirements relating to audit committees of public companies and how they interact with the company’s “registered public accounting firm.” Among other requirements, companies must disclose whether at least one member of the audit committee is a “financial expert” (as such term is defined by the Securities and Exchange Commission) and if not, why not.

Although we anticipate that we will incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the resulting regulations, management does not expect that such compliance will have a material impact on our results of operations or financial condition.

Federal and State Taxation

Federal Income Taxation

General. New England Bancshares and Enfield Federal report their consolidated taxable income on a fiscal year basis ending March 31, using the accrual method of accounting and are subject to federal income taxation in the same manner as other corporations. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to New England Bancshares and Enfield Federal. The Company is not currently under audit nor has it ever been audited by the Internal Revenue Service. Enfield Mutual Holding Company files its own separate federal income tax return.

New England Bancshares and Enfield Federal have entered into a tax allocation agreement. Because New England Bancshares owns 100% of the issued and outstanding capital stock of Enfield Federal, New England Bancshares and Enfield Federal are members of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code, of which New England Bancshares is the common parent corporation. As a result of this affiliation, Enfield Federal may be included in the filing of a consolidated federal income tax return with New England Bancshares and, if a decision to file a consolidated tax return is made, the parties agree to compensate each other for their individual share of the consolidated tax liability and/or any tax benefits provided by them in the filing of the consolidated federal income tax return. NEBS Bancshares will enter into a similar agreement with Enfield Federal upon completion of the conversion.

Distributions. To the extent that the Company makes “non-dividend distributions” to stockholders, such distributions will be considered to result in distributions from its unrecaptured tax bad debt reserve as of December 31, 1987 (the “base year reserve”), to the extent thereof and then from the Company’s supplemental reserve for losses on loans, and an amount based on the amount distributed will be included in the Company’s income. Non-dividend distributions include distributions in excess of the Company’s current and accumulated earnings and profits, distributions in redemption of stock and distributions in partial or complete liquidation. Dividends paid out of the Company’s current or accumulated earnings and profits will not be included in the Company’s income.

The amount of additional income created from a non-dividend distribution is equal to the lesser of the base year reserve and supplemental reserve for losses on loans or an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, in some situations, approximately one and one-half times the non-dividend distribution would be includable in gross income for federal income tax purposes, assuming a 34% federal corporate income tax rate. The Company does not intend to pay dividends that would result in the recapture of any portion of the bad debt reserves.

Corporate Alternative Minimum Tax. The Code imposes a tax on alternative minimum taxable income at a rate of 20%. Only 90% of alternative minimum taxable income can be offset by alternative minimum tax net operating loss carryovers of which the Company currently has none. Alternative minimum taxable income is also adjusted by determining the tax treatment of certain items in a manner that negates the deferral of income resulting from the regular tax treatment of those items. Alternative minimum tax is due when it exceeds the regular income tax. The Company has not had a liability for a tax on alternative minimum taxable income during the past five years.

Elimination of Dividends. New England Bancshares may exclude from its income 100% of dividends received from Enfield Federal as a member of the same affiliated group of corporations.

State Taxation

Connecticut Taxation. New England Bancshares and Enfield Federal file Connecticut income tax returns on a consolidated basis. Generally, the income of financial institutions in Connecticut, which is calculated based on federal taxable income, subject to certain adjustments, is subject to Connecticut tax. The Company is not currently under audit with respect to its Connecticut income tax returns and its state tax returns have not been audited for the past five years. Enfield Mutual Holding Company files its own separate state income tax return.

Maryland Taxation. As a Maryland corporation not earning income in Maryland, NEBS Bancshares will be exempt from Maryland corporate income taxes.

The Conversion

The Boards of Directors of Enfield Federal, New England Bancshares and Enfield Mutual Holding Company have approved the plan of conversion and reorganization. The plan of conversion and reorganization also must be approved by the members of Enfield Mutual Holding Company and the stockholders of New England Bancshares. A special meeting of members and a special meeting of stockholders have been called for this purpose. The Office of Thrift Supervision also has conditionally approved the plan of conversion and reorganization; however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization.

General

On July 11, 2005, the respective Boards of Directors of Enfield Federal, New England Bancshares and Enfield Mutual Holding Company unanimously adopted the plan of conversion and reorganization. Under the plan of conversion and reorganization, Enfield Federal will convert from the mutual holding company form of organization to the stock holding company form of organization and become a wholly owned subsidiary of NEBS Bancshares, a newly formed Maryland corporation. Current stockholders of New England Bancshares, other than Enfield Mutual Holding Company, will receive shares of NEBS Bancshares common stock in exchange for their shares of New England Bancshares common stock. Following the conversion, Enfield Mutual Holding Company will no longer exist.

The conversion to a stock holding company structure also includes the offering by NEBS Bancshares of its common stock to qualifying depositors and borrowers of Enfield Federal in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicate of registered broker-dealers. The completion of the offering depends on market conditions and other factors beyond our control. We can give no assurance as to the length of time that will be required to complete the sale of the common stock. If we experience delays, significant changes may occur in the appraisal of NEBS Bancshares and Enfield Federal as converted, which would require a change in the offering range. A change in the offering range would result in a change in the net proceeds realized by NEBS Bancshares from the sale of the common stock. If the conversion is terminated, we would be required to charge all conversion expenses against current income.

The Office of Thrift Supervision has approved our plan of conversion and reorganization, subject to, among other things, approval of the plan of conversion and reorganization by Enfield Mutual Holding Company’s members and New England Bancshares’ stockholders. The special meetings of Enfield Mutual Holding Company’s members and New England Bancshares’ stockholders has been called for this purpose on December 21, 2005.

Request for a Copy of the Plan of Conversion and Reorganization

The following is a brief summary of the pertinent aspects of the conversion. A copy of the plan of conversion and reorganization is available from Enfield Federal upon request and is available for inspection at the offices of Enfield Federal and at the Office of Thrift Supervision. The plan of conversion and reorganization is also filed as an exhibit to the registration statement, of which this prospectus forms a part, that NEBS Bancshares has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Reasons for the Conversion

After considering the advantages and disadvantages of the conversion, the Boards of Directors of Enfield Federal, New England Bancshares and Enfield Mutual Holding Company unanimously approved the conversion as being in the best interests of Enfield Federal, New England Bancshares and Enfield Mutual Holding Company and their respective stockholders and members. The Board of Directors concluded that the conversion offers a number of advantages that will be important to our future growth and performance.

The conversion will result in the raising of additional capital for NEBS Bancshares and Enfield Federal, which will support Enfield Federal’s future lending and operational growth and may also support possible future branching activities or the acquisition of other financial institutions or financial service companies or their assets. As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration paid in a transaction. Our current mutual holding company structure, by its nature, limits our ability to offer our common stock as consideration in a merger or acquisition. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by better enabling us to offer stock or cash consideration or a combination of the two.

After completion of the conversion, the unissued common and preferred stock authorized by NEBS Bancshares’ articles of incorporation will permit it to raise additional capital through further sales of securities. Although New England Bancshares currently has the ability to raise additional capital through the sale of additional shares of New England Bancshares common stock, that ability is limited by the mutual holding company structure, which, among other things, requires that Enfield Mutual Holding Company hold a majority of the outstanding shares of New England Bancshares common stock.

Although no assurances can be given, we expect the conversion to result in a more active and liquid market for NEBS Bancshares common stock, which we have applied to have listed on the Nasdaq National Market, than currently exists for New England Bancshares common stock, which is not listed on Nasdaq and has limited liquidity.

The conversion will afford our officers and employees the opportunity to increase their stock ownership, which we believe to be an effective performance incentive and an effective means of attracting and retaining qualified personnel. The conversion also will provide our customers and local community members with an opportunity to acquire our stock.

If Enfield Federal had undertaken a standard conversion in 2002, applicable Office of Thrift Supervision regulations would have required a greater amount of New England Bancshares common stock to be sold than the amount that was sold in connection with the formation of Enfield Mutual Holding Company. If a standard conversion had been conducted in 2002, management of Enfield Federal believed that it would have been difficult to prudently invest the larger amount of capital that would have been raised, when compared to the net proceeds raised in connection with the formation of Enfield Mutual Holding Company. In addition, a standard conversion in 2002 would have immediately eliminated all aspects of the mutual form of organization.

The disadvantages of the conversion considered by Enfield Federal’s Board of Directors are the additional expense and effort of operating as a public company listed on the Nasdaq Stock Market and the fact that operating in the stock holding company form of organization could subject Enfield Federal to contests for corporate control. The Board of Directors determined that the advantages of the conversion outweighed the disadvantages.

Description of the Conversion

NEBS Bancshares has been incorporated under Maryland law as a first-tier wholly owned subsidiary of Enfield Federal. To effect the conversion, the following will occur:

•	New England Bancshares will convert into an interim federal stock savings association and simultaneously merge with and into Enfield Federal, pursuant to which New England Bancshares will cease to exist;

•	Enfield Mutual Holding Company will convert from mutual form to an interim federal stock savings association and simultaneously merge with and into Enfield Federal, pursuant to which Enfield Mutual Holding Company will cease to exist and the shares of New England Bancshares common stock held by Enfield Mutual Holding Company will be canceled; and

•	Enfield Interim Federal Savings and Loan Association III will be formed as a wholly owned subsidiary of NEBS Bancshares, and then will merge with and into Enfield Federal.

As a result of the merger of Enfield Interim Federal Savings and Loan Association III with and into Enfield Federal, Enfield Federal will become a wholly-owned subsidiary of NEBS Bancshares and the outstanding shares of

New England Bancshares common stock will be converted into a number of shares of NEBS Bancshares common stock that will result in the holders of such shares owning in the aggregate approximately the same percentage of New England Bancshares common stock to be outstanding upon the completion of the conversion (i.e., the common stock and the exchange shares) as the percentage of New England Bancshares common stock owned by them in the aggregate immediately before consummation of the conversion before giving effect to (1) the payment of cash in lieu of issuing fractional exchange shares and (2) any shares of common stock purchased by public stockholders in the offering.

Pursuant to Office of Thrift Supervision regulations, consummation of the conversion (including the offering of common stock in the offering, as described below) is conditioned upon the approval of the plan of conversion and reorganization by (1) the Office of Thrift Supervision, (2) at least a majority of the total number of votes eligible to be cast by members of Enfield Mutual Holding Company at the special meeting of members and (3) holders of a majority of the shares of the outstanding New England Bancshares common stock at the special meeting of stockholders. In addition, pursuant to Office of Thrift Supervision regulations, the consummation of the conversion is conditioned on the approval of the plan of conversion and reorganization by the holders of at least a majority of the shares of outstanding common stock of New England Bancshares, excluding Enfield Mutual Holding Company, at the special meeting of stockholders.

Effect of the Conversion on Stockholders of New England Bancshares

As adjusted for the exchange ratio, the conversion will increase the stockholders’ equity (book value) per share and earnings per share of the current stockholders of New England Bancshares. The following table compares historical information for New England Bancshares with similar information on a pro forma and per equivalent New England Bancshares share basis. The information listed as “per equivalent New England Bancshares share” was obtained by multiplying the pro forma amounts by the exchange ratio indicated in the table.

	New England Bancshares Historical	Pro Forma	Exchange Ratio	Per Equivalent New England Bancshares Share
Book value per share at June 30, 2005:
Sale of 2,337,500 shares	$12.83	$11.95	1.7998	$21.51
Sale of 2,750,000 shares	12.83	10.91	2.1174	23.10
Sale of 3,162,500 shares	12.83	10.14	2.4350	24.69
Sale of 3,636,875 shares	12.83	9.47	2.8002	26.52
Earnings per share for three months ended June 30, 2005:
Sale of 2,337,500 shares	$0.15	$0.09	1.7998	$0.16
Sale of 2,750,000 shares	0.15	0.08	2.1174	0.17
Sale of 3,162,500 shares	0.15	0.07	2.4350	0.17
Sale of 3,636,875 shares	0.15	0.06	2.8002	0.17
Price per share (1):
Sale of 2,337,500 shares	$15.65	$10.00	1.7998	$18.00
Sale of 2,750,000 shares	15.65	10.00	2.1174	21.17
Sale of 3,162,500 shares	15.65	10.00	2.4350	24.35
Sale of 3,636,875 shares	15.65	10.00	2.8002	28.00

(1)	At July 11, 2005, which was the day of the last trade before announcement of the adoption of the plan of conversion.

Dissenters’ Rights. Under Office of Thrift Supervision regulations, the public shareholders of New England Bancshares common stock will have dissenters’ rights as a result of the exchange of shares of NEBS Bancshares common stock for shares of New England Bancshares common stock as part of the conversion.

Share Exchange Ratio

Office of Thrift Supervision regulations provide that in a conversion from mutual holding company to stock holding company form, the public stockholders will be entitled to exchange their shares for common stock of the stock holding company, provided that the mutual holding company demonstrates to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable. Under the plan of conversion, each publicly held share of New England Bancshares common stock will, on the effective date of the conversion, be converted automatically into and become the right to receive a number of new shares of NEBS Bancshares common stock. The number of new shares of common stock will be determined pursuant to an exchange ratio that ensures that the public stockholders of New England Bancshares common stock will own approximately the same percentage of new common stock in NEBS Bancshares after the conversion as they held in New England Bancshares immediately before the conversion, before giving effect to (1) the receipt of cash in lieu of fractional shares and (2) their purchase of additional shares in the offering. At June 30, 2005, there were 2,257,651 shares of New England Bancshares common stock outstanding, of which 958,865 were publicly held. The exchange ratio is not dependent on the market value of New England Bancshares common stock. It is calculated based on the percentage of New England Bancshares common stock held by the public, the independent appraisal of New England Bancshares prepared by RP Financial and the number of shares sold in the offering.

The following table shows how the exchange ratio will adjust, based on the number of shares sold in the offering. The table also shows how many shares an owner of 100 shares of New England Bancshares common stock would receive in the exchange, based on the number of shares sold in the offering.

	Shares to Be Sold in This Offering		Shares to Be Exchanged for Shares of NEBS Bancshares		Total Shares of Common Stock to Be Outstanding	Exchange Ratio	Shares to Be Received for 100 Shares of New England Bancshares (1)

	Amount	Percent	Amount	Percent
Minimum	2,337,500	57.5%	1,725,724	42.5%	4,063,224	1.7998	179
Midpoint	2,750,000	57.5	2,030,264	42.5	4,780,264	2.1174	211
Maximum	3,162,500	57.5	2,334,804	42.5	5,497,304	2.4350	243
15% Above Maximum	3,636,875	57.5	2,685,025	42.5	6,321,900	2.8002	280

(1)	Cash will be paid instead of issuing any fractional shares.

Outstanding options to purchase shares of New England Bancshares common stock will be converted into and become options to purchase NEBS Bancshares common stock. The number of shares of common stock to be received upon exercise of these options and the related exercise price will be adjusted for the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected. At June 30, 2005, there were 107,568 outstanding options to purchase New England Bancshares common stock, 39,227 of which were vested.

Effects of Conversion on Deposits, Borrowers and Members

General. Each depositor in Enfield Federal currently has both a deposit account in the institution and a pro rata ownership interest in the net worth of Enfield Mutual Holding Company based upon the balance in his or her account. However, this ownership interest is tied to the depositor’s account and has no value separate from such deposit account. Furthermore, this ownership interest may only be realized in the unlikely event that Enfield Mutual Holding Company is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Enfield Mutual Holding Company after other claims are paid. Any depositor who opens a deposit account at Enfield Federal obtains a pro rata ownership interest in the net worth of Enfield Mutual Holding Company without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his or her ownership interest in the net worth of Enfield Mutual Holding Company, which is lost to the extent that the balance in the account is reduced. When a mutual holding company converts to stock holding company form, depositors lose all rights to the net worth of the mutual holding company, except the right to claim a pro rata share of funds representing the liquidation account established in connection with the conversion.

Continuity. While the conversion is being accomplished, the normal business of Enfield Federal will continue without interruption, including being regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. After the conversion, Enfield Federal will continue to provide services for depositors and borrowers under current policies by its present management and staff.

The directors of Enfield Federal at the time of conversion will serve as directors of Enfield Federal after the conversion. The Board of Directors of NEBS Bancshares is composed of the individuals who serve on the Board of Directors of New England Bancshares. All officers of Enfield Federal at the time of conversion will retain their positions after the conversion.

Deposit Accounts and Loans. The conversion will not affect any deposit accounts or borrower relationships with Enfield Federal. All deposit accounts in Enfield Federal after the conversion will continue to be insured up to the legal maximum by the Federal Deposit Insurance Corporation in the same manner as such deposit accounts were insured immediately before the conversion. The conversion will not change the interest rate or the maturity of deposits at Enfield Federal.

After the conversion, all loans of Enfield Federal will retain the same status that they had before the conversion. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed before the conversion.

Effect on Voting Rights of Members. Voting rights in Enfield Mutual Holding Company, as a mutual holding company, belong to its depositor and borrower members. After the conversion, depositors and borrowers will no longer be members and will no longer have voting rights in Enfield Mutual Holding Company, which will cease to exist. The holders of the common stock of NEBS Bancshares will possess all voting rights in NEBS Bancshares, and NEBS Bancshares, as the sole stockholder of Enfield Federal, will possess all voting rights in Enfield Federal. Depositors and borrowers of Enfield Federal will not have any voting rights after the conversion except to the extent that they become stockholders of NEBS Bancshares by purchasing common stock.

Effect on Liquidation Rights. If Enfield Mutual Holding Company were to liquidate, all claims of Enfield Mutual Holding Company’s creditors would be paid first. Thereafter, if there were any assets remaining, members of Enfield Mutual Holding Company would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at Enfield Federal immediately before liquidation. In the unlikely event that Enfield Federal were to liquidate after the conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) also would be paid first, followed by distribution of the “liquidation account” to certain depositors (see “—Liquidation Rights” below), with any assets remaining thereafter distributed to NEBS Bancshares as the holder of Enfield Federal’s capital stock.

Material Income Tax Consequences

Although the conversion may be effected in any manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan of conversion and reorganization and applicable law, regulations and policies, it is intended that the conversion will be effected through various mergers. Completion of the conversion is conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Connecticut tax laws, that no gain or loss will be recognized by Enfield Federal, New England Bancshares, NEBS Bancshares or Enfield Mutual Holding Company as a result of the conversion or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinions summarized below address all material federal income tax consequences that are generally applicable to Enfield Federal, New England Bancshares, NEBS Bancshares and Enfield Mutual Holding Company and persons receiving subscription rights.

Muldoon Murphy & Aguggia LLP has issued an opinion to Enfield Federal, Enfield Mutual Holding Company, New England Bancshares and NEBS Bancshares that, for federal income tax purposes:

1.	the conversion of Enfield Mutual Holding Company from mutual form to Enfield Interim Federal Savings and Loan Association I will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and no gain or loss will be recognized by Enfield Interim Federal Savings and Loan Association I or Enfield Mutual Holding Company by reason of such conversion;

2.	the merger of Enfield Interim Federal Savings and Loan Association I into Enfield Federal will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and no gain or loss will be recognized by Enfield Interim Federal Savings and Loan Association I, Enfield Mutual Holding Company or Enfield Federal by reason of such merger;

3.	the conversion of New England Bancshares from mutual form to Enfield Interim Federal Savings and Loan Association II will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and no gain or loss will be recognized by Enfield Interim Federal Savings and Loan Association II or New England Bancshares by reason of such conversion;

4.	the merger of Enfield Interim Federal Savings and Loan Association II into Enfield Federal will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and no gain or loss will be recognized by Enfield Interim Federal Savings and Loan Association II, New England Bancshares or Enfield Federal by reason of such merger;

5.	the merger of Enfield Interim Federal Savings and Loan Association III with and into Enfield Federal (“bank merger”) will qualify either as a reorganization within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code or as an exchange under Section 351 of the Internal Revenue Code, and no gain or loss will be recognized by Enfield Interim Federal Savings and Loan Association III or Enfield Federal or NEBS Bancshares by reason of the bank merger;

6.	no gain or loss will be recognized by the current stockholders of New England Bancshares upon the receipt of shares of common stock of NEBS Bancshares pursuant to the bank merger, except to the extent of any cash received in lieu of a fractional share interest in NEBS Bancshares;

7.	the aggregate tax basis of the shares of the NEBS Bancshares common stock to be received by the current stockholders of New England Bancshares will be the same as the aggregate tax basis of the New England Bancshares common stock surrendered in exchange therefore reduced by any amount allocable to a fractional share interest in New England Bancshares for which cash is received;

8.	the holding period of the shares of NEBS Bancshares common stock to be received by the current stockholders of New England Bancshares will include the holding period of the shares of New England Bancshares common stock, provided that New England Bancshares common stock was held as a capital asset on the date of the bank merger;

9.	a holder of shares of New England Bancshares common stock who receives cash in lieu of a fractional share of NEBS Bancshares common stock will recognize gain or loss equal to the difference between the amount of cash received and the portion of such holder’s tax basis of the shares of New England Bancshares allocable to the fractional share; such gain or loss will be capital gain or loss if such shares were held as a capital asset as of the date of the bank merger, and will be long-term capital gain or loss if such holder’s holding period in the shares of New England Bancshares common stock is more than one year on the date of the bank merger;

10.	no gain or loss will be recognized by NEBS Bancshares upon the sale of shares of common stock in the offering;

11.	no gain or loss will be recognized by members of Enfield Mutual Holding Company upon the issuance to them of interests in the liquidation account in Enfield Federal pursuant to the merger of Enfield Mutual Holding Company into Enfield Federal;

12.	it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of NEBS Bancshares to be issued to eligible account holders, supplemental eligible account holders and other members is zero and, accordingly, that no income will be recognized by eligible account holders, supplemental eligible account holders and other members upon the issuance to them of the subscription rights or upon the exercise of the subscription rights;

13.	it is more likely than not that the tax basis to the holders of shares of common stock purchased in the offering pursuant to the exercise of the subscription rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the offering; and

14.	the holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of the purchase.

The opinions set forth in the 12th and 13th bullet points above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase NEBS Bancshares common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

Enfield Federal has also received an opinion from Shatswell, MacLeod & Company, P.C., West Peabody, Massachusetts, that, assuming the conversion does not result in any federal income tax liability to Enfield Federal, its account holders, Enfield Mutual Holding Company, New England Bancshares or NEBS Bancshares, implementation of the plan of conversion and reorganization will not result in any Connecticut income tax liability to those entities or persons.

The opinions of Muldoon Murphy & Aguggia LLP and Shatswell, MacLeod & Company, P.C., are filed as exhibits to the registration statement that NEBS Bancshares has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Liquidation Rights

In the unlikely event of a complete liquidation of Enfield Mutual Holding Company before the conversion, each depositor in Enfield Federal would receive a pro rata share of any assets of Enfield Mutual Holding Company remaining after payment of claims of all creditors. Each depositor’s pro rata share of the remaining assets would be in the same proportion as the value of his or her deposit account to the total value of all deposit accounts in Enfield Federal at the time of liquidation. In the event of a complete liquidation of Enfield Federal after the conversion, each depositor would have a claim as a creditor of the same general priority as the claim of all other general creditors of Enfield Federal. However, except as described below, his or her claim would be solely in the amount of the balance in his deposit account plus accrued interest. He or she would not have an interest in the value of the assets or Enfield Federal or NEBS Bancshares above that amount.

The plan of conversion and reorganization provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to 57.5% of New England Bancshares’ total stockholders’ equity as reflected in its latest statement of financial condition contained in the final prospectus utilized in the offerings. As of the date of this prospectus, the initial balance of the liquidation account would be approximately $16.7 million. Each eligible account holder and supplemental eligible account holder, if he were to continue to maintain his deposit account at Enfield Federal, would be entitled, upon a complete liquidation of Enfield Federal after the conversion, to an interest in the liquidation account before any payment to NEBS Bancshares as the sole stockholder of Enfield Federal. Each eligible account holder and supplemental eligible account holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, transaction accounts such as checking accounts, money market deposit accounts and certificates of deposit, held in Enfield Federal at the close of business on June 30, 2004 or September 30, 2005, as the case may be. Each eligible account holder and supplemental eligible account holder will have a pro rata interest in the total liquidation account for each of his deposit accounts based on the proportion that the balance of each such deposit account on the June 30, 2004 eligibility record date (or the September 30, 2005 supplemental eligibility record date, as the case may be) bore to the balance of all deposit accounts in Enfield Federal on such date.

If, however, on any March 31 annual closing date of Enfield Federal, commencing March 31, 2006, the amount in any deposit account is less than the amount in such deposit account on June 30, 2004 or September 30, 2005, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be distributed to NEBS Bancshares as the sole stockholder of Enfield Federal.

No merger, consolidation, bulk purchase of assets with assumptions of savings accounts and other liabilities or similar transactions with another federally insured institution in which Enfield Federal is not the surviving institution will be considered to be a complete liquidation. In any of these transactions, the liquidation account will be assumed by the surviving institution.

Subscription Offering and Subscription Rights

Under the plan of conversion and reorganization, we have granted rights to subscribe for NEBS Bancshares common stock to the following persons in the following order of priority:

1.	Persons with deposits in Enfield Federal with balances aggregating $50 or more (“qualifying deposits”) as of June 30, 2004 (“eligible account holders”). For this purpose, deposit accounts include all savings, time and demand accounts.

2.	Our employee stock ownership plan.

3.	Persons with qualifying deposits in Enfield Federal as of September 30, 2005 (“supplemental eligible account holders”), other than our officers, directors and their associates.

4.	Depositors of Enfield Federal as of October 31, 2005 and borrowers of Enfield Federal who had loans outstanding on November 19, 1986 who continue to be borrowers as of October 31, 2005 (“other members”).

The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion and reorganization. See “—Limitations on Purchases of Shares.” All persons on a joint account will be counted as a single depositor for purposes of determining the maximum amount that may be subscribed for by owners of a joint account.

Category 1: Eligible Account Holders. Subject to the purchase limitation described below under “—Limitations on Purchases of Shares,” each eligible account holder has the right to subscribe for up to the greater of:

•	$150,000 of common stock (which equals 15,000 shares);

•	one-tenth of 1% of the total offering of common stock in the subscription offering; or

•	15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders. The balance of qualifying deposits of all eligible account holders was $170.6 million.

If there are not sufficient shares to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal to 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled, provided that no fractional shares will be issued. Subscription rights of eligible account holders who are also executive officers or directors of NEBS Bancshares or Enfield Federal or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in Enfield Federal in the one-year period preceding June 30, 2004.

To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at June 30, 2004. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest.

Category 2: Tax-Qualified Employee Stock Benefit Plans. Our tax-qualified employee stock benefit plan intends to purchase 8.0% of the shares of common stock sold in the offering. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by the officers and directors of Enfield Federal, for the purpose of applying the purchase limitations in the plan of conversion and reorganization. If NEBS Bancshares increases the number of shares offered above the maximum of the offering range, the employee stock ownership plan will have a first priority right to purchase any shares exceeding that amount up to 8.0% of the common stock sold in the offering. If the plan’s subscription is not filled in its entirety, the employee stock ownership plan may purchase shares in the open market or may purchase shares directly from NEBS Bancshares with the approval of the Office of Thrift Supervision.

Category 3: Supplemental Eligible Account Holders. Subject to the purchase limitation described below under “—Limitations on Purchases of Shares,” each supplemental eligible account holder has the right to subscribe for up to the greater of:

•	$150,000 of common stock (which equals 15,000 shares);

•	one-tenth of 1% of the total offering of common stock in the subscription offering; or

•

15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders. The balance of qualifying deposits of all supplemental eligible account holders was $166.6 million.

If eligible account holders and Enfield Federal’s employee stock ownership plan subscribe for all of the shares being sold by NEBS Bancshares, no shares will be available for supplemental eligible account holders. If shares are available for supplemental eligible account holders but there are not sufficient shares to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled, provided that no fractional shares will be issued.

To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at September 30, 2005. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Category 4: Other Members. Each other member of Enfield Federal has the right to purchase up to the greater of $150,000 of common stock (which equals 15,000 shares) or one-tenth of 1% of the total offering of common stock in the subscription offering. If eligible account holders, Enfield Federal’s employee stock ownership plan and supplemental eligible account holders subscribe for all of the shares being sold by NEBS Bancshares, no shares will be available for other members. If shares are available for other members but there are not sufficient shares to satisfy all subscriptions by other members, shares first will be allocated so as to permit each subscribing other member, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing other members in the proportion that each other member’s subscription bears to the total subscriptions of all such subscribing other members whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each other member must list on his or her stock order form all deposit accounts in which such other member had an ownership interest at October 31, 2005 or each loan from Enfield Federal that was outstanding on November 19, 1986 and continued to be outstanding on October 31, 2005. Failure to list an account or loan, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Expiration Date for the Subscription Offering. The subscription offering and all subscription rights under the plan of conversion and reorganization is expected to terminate at 12:00 p.m., Eastern time, on December 13, 2005. We will not accept orders for common stock in the subscription offering received after that time. We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date, unless extended, whether or not we have been able to locate each person entitled to subscription rights.

Office of Thrift Supervision regulations require that we complete the sale of common stock within 45 days after the close of the subscription offering. If the sale of the common stock is not completed within that period, all funds received will be returned promptly with interest at Enfield Federal’s passbook rate and all withdrawal authorizations will be canceled unless we receive approval of the Office of Thrift Supervision to extend the time for completing the offering. If regulatory approval of an extension of the time period has been granted, all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will be given the right to modify or rescind their purchase orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly, in full and with interest, or withdrawal authorizations will be canceled. No single extension can exceed 90 days, and all extensions in the aggregate may not last beyond December 21, 2007.

Persons in Non-Qualified States. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock under the plan of conversion and reorganization reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or who resides in a state of the United States in which (1) only a small number of persons otherwise eligible to subscribe for shares of common stock reside; (2) the granting of subscription rights or the offer or sale of shares to such person would require that we or our officers or directors register as a broker, dealer, salesman or selling agent under the securities laws of the state, or register or otherwise qualify the subscription rights or common stock for sale or qualify as a foreign corporation or file a consent to service of process; or (3) we determine that compliance with that state’s securities laws would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares. Subscription rights are nontransferable. You may not transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of your subscription rights issued under the plan of conversion and reorganization or the shares of common stock to be issued upon exercise of your subscription rights. Your subscription rights may be exercised only by you and only for your own account. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or shares of common stock before the completion of the conversion.

If you sell or otherwise transfer your rights to subscribe for common stock in the subscription offering or subscribe for common stock on behalf of another person, you may forfeit those rights and face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the U.S. Government. We will pursue any and all legal and equitable remedies if we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.

Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may offer shares pursuant to the plan of conversion and reorganization in a community offering to the following persons in the following order of priority:

1.	Existing stockholders of New England Bancshares;

2.	Natural persons and trusts of natural persons who are residents of Hartford County, Connecticut; and

3.	Other persons to whom we deliver a prospectus.

We will consider persons to be residing in Hartford County if they occupy a dwelling in the county and establish a physical presence in the county that is not merely transitory in nature. We may utilize depositor or loan records or other evidence provided to us to make a determination as to whether a person is a resident in Hartford County. In all cases, the determination of residence status will be made by us in our sole discretion.

Purchasers in the community offering are eligible to purchase up to $150,000 of common stock (which equals 15,000 shares). To the extent practicable, and subject to the preferred subscriber preference and various purchase limitations, orders for the common stock in the community offering shall first be filled to a maximum of 2% of the total number of shares of common stock sold in the offering, and thereafter any remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled. If shares are available for preferred subscribers in the community offering but there are insufficient shares to satisfy all orders, the available shares will be allocated first to each subscriber whose order we accept in an amount equal to the lesser of 100 shares or the number of shares ordered by each such subscriber, if possible. After that, unallocated shares will be allocated among the remaining preferred subscribers whose orders remain unsatisfied in the same proportion that the unfilled order of each such subscriber bears to the total unfilled orders of all such subscribers, provided no fractional shares will be issued. If, after filling the orders of preferred subscribers in the community offering, shares are available for other subscribers in the community offering but there are insufficient shares to satisfy all orders, shares will be allocated in the same manner as for preferred subscribers.

The community offering, if held, may commence concurrently with, during or subsequent to, the subscription offering and will terminate no later than 45 days after the close of the subscription offering unless extended by us, with the approval of the Office of Thrift Supervision. If we receive regulatory approval of an extension of time, all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will be given the right to confirm, increase, decrease or rescind their orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest.

The opportunity to subscribe for shares of common stock in the community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Syndicated Community or Underwritten Public Offering

The plan of conversion and reorganization provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc., acting as our agent. In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of broker-dealers. Alternatively, we may sell any remaining shares in an underwritten public offering. However, we retain the right to accept or reject, in whole or in part, any orders in the syndicated community offering or underwritten public offering. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Office of Thrift Supervision. See “—Community Offering” above for a discussion of rights of subscribers in the event an extension is granted.

Common stock sold in the syndicated community offering will be sold at a purchase price per share that is the same price as all other shares being offered for sale in the offering. Purchasers in the syndicated community offering are eligible to purchase up to $150,000 of common stock (which equals 15,000 shares). Orders for common stock in the syndicated community offering will be filled first to a maximum of 2% of the total number of shares sold in the offering and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all orders have been filled. However, no fractional shares will be issued. We may begin the syndicated community offering or underwritten public offering at any time following the commencement of the subscription offering.

The opportunity to subscribe for shares of common stock in the syndicated community offering or underwritten public offering is subject to our right in our sole discretion to accept or reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may provide for purchases by directors, officers, their associates and other persons in excess of the limitations provided in the plan of conversion and reorganization and in excess of the proposed director purchases discussed earlier, although no purchases are currently intended. If other purchase arrangements cannot be made, we may either: terminate the stock offering and promptly return all funds; set a new offering range, notify all subscribers and give them the opportunity to confirm, cancel or change their orders; or take such other actions as may be permitted by the Office of Thrift Supervision.

Limitations on Purchases of Shares

The plan of conversion and reorganization imposes limitations upon the purchase of common stock by eligible subscribers and others in the offering. In addition to the purchase limitations described above under “—Subscription Offering and Subscription Rights,” “—Community Offering” and “—Syndicated Community Offering,” the plan of conversion and reorganization provides for the following purchase limitations:

•	Except for our tax-qualified employee stock benefit plans, no person, either alone or together with associates of or persons acting in concert with such person, may purchase in the aggregate more than 1% of the common stock sold in the offerings, subject to increase as described below.

•	Our directors and executive officers, together with their associates, may purchase in the aggregate up to 31% of the common stock sold in the offering.

•	Each subscriber must subscribe for a minimum of 25 shares.

Notwithstanding the overall limit on the number of shares that may be acquired in the conversion, except as may be required by the Office of Thrift Supervision, current stockholders of New England Bancshares will not have to sell any shares of New England Bancshares or be limited in receiving exchange shares even if their current ownership of New England Bancshares common stock when converted into shares of NEBS Bancshares common stock exceeds an applicable purchase limitation, including the overall purchase limitation.

We may, in our sole discretion, increase the individual or aggregate purchase limitation to up to 5% of the shares of common stock sold in the offering. We do not intend to increase the maximum purchase limitation unless market conditions warrant an increase in the maximum purchase limitation and the sale of a number of shares in excess of the minimum of the offering range. If we decide to increase the purchase limitations, persons who subscribed for the maximum number of shares of common stock will be given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights. We, in our discretion, also may give other large subscribers the right to increase their subscriptions.

The plan of conversion and reorganization defines “acting in concert” to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not by an express agreement or understanding; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose under any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person or company that acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships and that persons may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of conversion and reorganization, our directors are not deemed to be acting in concert solely by reason of their Board membership.

The plan of conversion and reorganization defines “associate,” with respect to a particular person, to mean:

•	a corporation or organization other than Enfield Mutual Holding Company, NEBS Bancshares or Enfield Federal or a majority-owned subsidiary of Enfield Mutual Holding Company, NEBS Bancshares or Enfield Federal of which a person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities of such corporation or organization;

•	a trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as trustee or in a similar fiduciary capacity; and

•	any person who is related by blood or marriage and who either has the same home as a person or who is a director or officer of Enfield Mutual Holding Company, NEBS Bancshares or Enfield Federal or any of their subsidiaries.

For example, a corporation of which a person serves as a senior officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person could purchase individually under the purchase limitations described above. We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of conversion and reorganization. Directors and officers are not treated as associates of each other solely by virtue of holding such positions. We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”

Plan of Distribution and Marketing Arrangements

Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our stock information center and Keefe, Bruyette & Woods, Inc. All prospective purchasers are to send payment directly to Enfield Federal, where such funds will be held in a segregated savings account and not released until the offering is completed or terminated.

We have engaged Keefe, Bruyette & Woods, Inc., a broker-dealer registered with the NASD, as a financial and marketing advisor in connection with the offering of our common stock. In its role as financial and marketing advisor, Keefe, Bruyette & Woods, Inc. will assist us in the offering as follows:

•	training our employees who will perform ministerial functions in the subscription offering and community offering regarding the mechanics and regulatory requirements of the stock offering process;

•	conducting informational meetings for employees, customers and the general public;

•	managing the stock information center by assisting interested stock subscribers;

•	coordinating the sales efforts in our local communities;

•	preparing marketing materials;

•	soliciting orders for shares of common stock in the subscription and community offerings; and

•	assisting in the solicitation of proxies from New England Bancshares’ stockholders and Enfield Mutual Holding Company’s members for use at the special meetings.

For these services, Keefe, Bruyette & Woods, Inc. will receive (1) a management fee of $40,000 and (2) a success fee equal to 1.0% of the aggregate dollar amount of the common stock sold in the subscription and community offerings, excluding shares sold to the employee stock ownership plan and to our officers, employees and directors and their immediate families. The management fee will be credited against the success fee. The total fees that are expected to be paid to Keefe, Bruyette & Woods, Inc. for its services in the subscription and community offerings range from $211,000 at the minimum of the offering range to $330,000 at the adjusted maximum of the offering range. We have made payments totaling $24,000 to Keefe, Bruyette & Woods, Inc. for the management fee. If there is a syndicated community offering, Keefe, Bruyette & Woods, Inc. will receive a fee in an amount competitive with gross underwriting discounts charged at such time for underwritings of comparable amounts of common stock sold at a comparable price per share in a similar market environment. The total fees paid to Keefe, Bruyette & Woods, Inc. and other NASD member firms in the syndicated community offering shall not exceed 5.5% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

We also will reimburse Keefe, Bruyette & Woods, Inc. for its reasonable fees and expenses, which is currently anticipated not to exceed $25,000. Additionally, we will reimburse Keefe, Bruyette & Woods, Inc. for the fees and expenses of its counsel, up to a maximum of $42,500. We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) incurred in connection with certain claims or liabilities arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933.

Our directors and executive officers may participate in the solicitation of offers to purchase shares of common stock. Other trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions by prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, to permit officers, directors and employees to participate in the sale of the common stock. No officer, director or employee will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Use of Order Forms. To purchase shares in the subscription offering, you must submit a properly completed and executed order form to Enfield Federal by 12:00 p.m., Eastern time, on December 13, 2005. Your order form must be accompanied by full payment for all of the shares subscribed for or include appropriate authorization in the space provided on the order form for withdrawal of full payment from a deposit account with Enfield Federal. To purchase shares in the community offering, you must submit a properly completed and executed order form to Enfield Federal, accompanied by the required payment for each share subscribed for, before the community offering terminates, which may be on, or at any time after, the end of the subscription offering.

To ensure that your stock purchase eligibility and priority are properly identified, you must list all accounts on the order form, giving all names in each account and the account number.

We need not accept order forms that are received after the expiration of the subscription offering or community offering, as the case may be, or that are executed defectively or that are received without full payment or without appropriate withdrawal instructions. In addition, we are not obligated to accept orders submitted on photocopied or facsimilied stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed order forms, but do not represent that we will do so. Under the plan of conversion and reorganization, our interpretation of the terms and conditions of the plan of conversion and reorganization and of the order form will be final. Once received, an executed order form may not be modified, amended or rescinded without our consent unless the conversion has not been completed within 45 days after the end of the subscription offering.

The reverse side of the order form contains a regulatorily mandated certification form. We will not accept order forms on which the certification form is not executed. By executing and returning the certification form, you will be certifying that you received this prospectus and acknowledging that the common stock is not a deposit account and is not insured or guaranteed by the federal government. You also will be acknowledging that you received disclosure concerning the risks involved in this offering. The certification form could be used as support to show that you understand the nature of this investment.

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the expiration date of the subscription and community offerings, as required by Rule 15c2-8 under the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days before that date or hand delivered any later than two days before that date. Execution of the order form will confirm receipt or delivery under Rule 15c2-8. Order forms will be distributed only when preceded or accompanied by a prospectus.

Payment for Shares. Payment for subscriptions may be made by check or money order, or by authorization of withdrawal from deposit accounts maintained with Enfield Federal. Funds received before completion of the offering up to the minimum of the offering range will be held by Enfield Federal. Funds received in excess of the minimum of the offering range may be maintained at Enfield Federal, or at our discretion, in an escrow account at an independent insured depository institution. However, in no event shall we maintain more than one escrow account. Appropriate means by which withdrawals may be authorized are provided on the order form. No wire transfers or third party checks will be accepted. Interest will be paid on payments made by check or money order at our passbook rate from the date payment is received at the stock information center until the completion or termination of the conversion. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the conversion, unless the certificate matures after the date of receipt of the order form but before closing, in which case funds will earn interest at the passbook rate from the date of maturity until the conversion is completed or terminated, but a hold will be placed on the funds, making them unavailable to the depositor until completion or termination of the conversion. When the conversion is completed, the funds received in the offering will be used to purchase the shares of common stock ordered. The shares of common stock issued in the offering cannot and will not be insured by the Federal Deposit Insurance Corporation or any other government agency. If the conversion is not consummated for any reason, all funds submitted will be refunded promptly with interest, as described above.

If a subscriber authorizes us to withdraw the amount of the purchase price from his or her deposit account, we will do so as of the effective date of the conversion, though the account must contain the full amount necessary for payment at the time the subscription order is received. We will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time funds are actually transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at our passbook rate.

We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time before the 48 hours before the completion of the conversion. This payment may be made by wire transfer.

The employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for shares of common stock subscribed for upon the completion of the conversion; provided that there is in force from the time of its subscription until that time, a loan commitment from an unrelated financial institution or NEBS Bancshares to lend to the employee stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed.

Individual retirement accounts maintained at Enfield Federal do not permit investment in the common stock. A depositor interested in using his or her individual retirement account funds to purchase common stock must do so through a self-directed individual retirement account. Since we do not offer those accounts, we will allow a depositor to make a trustee-to-trustee transfer of the individual retirement account funds to a trustee offering a self-directed individual retirement account program with the agreement that the funds will be used to purchase NEBS Bancshares’ common stock in the offering. There will be no early withdrawal or Internal Revenue Service interest penalties for transfers. The new trustee would hold the common stock in a self-directed account in the same manner as Enfield Federal now holds the depositor’s individual retirement account funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in an individual retirement account at Enfield Federal to purchase common stock should contact the stock information center as soon as possible so that the necessary forms may be forwarded for execution and returned before the subscription offering ends. In addition, federal laws and regulations require that officers, directors and 10% stockholders who use self-directed individual retirement account funds to purchase shares of common stock in the subscription offering, make purchases for the exclusive benefit of individual retirement accounts.

How We Determined the Offering Range and the $10.00 Purchase Price

Federal regulations require that the aggregate purchase price of the securities sold in connection with the conversion be based upon an estimated pro forma value of NEBS Bancshares and Enfield Federal as converted (i.e., taking into account the expected receipt of proceeds from the sale of securities in the offering), as determined by an independent appraisal. We have retained RP Financial, LC, which is experienced in the evaluation and appraisal of business entities, to prepare the independent appraisal. RP Financial will receive fees totaling $35,000 for its appraisal services, plus reasonable out-of-pocket expenses incurred in connection with the appraisal. We have agreed to indemnify RP Financial under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the conversion.

RP Financial prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, RP Financial undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, RP Financial reviewed Enfield Mutual Holding Company’s conversion application as filed with the Office of Thrift Supervision and NEBS Bancshares’ registration statement as filed with the Securities and Exchange Commission. Furthermore, RP Financial visited our facilities and had discussions with our management. RP Financial did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on RP Financial in connection with its appraisal.

In connection with its appraisal, RP Financial reviewed the following factors, among others:

•	the economic make-up of our primary market area;

•	our financial performance and condition in relation to publicly traded institutions that RP Financial deemed comparable to us;

•	the specific terms of the offering of NEBS Bancshares’ common stock;

•	the pro forma impact of the additional capital raised in the conversion;

•	our proposed dividend policy;

•	conditions of securities markets in general; and

•	the market for thrift institution common stock in particular.

Consistent with Office of Thrift Supervision appraisal guidelines, RP Financial’s analysis utilized three selected valuation procedures, the price/book method, the price/earnings method and the price/assets method, all of which are described in its report. RP Financial’s appraisal report is filed as an exhibit to the registration statement that NEBS Bancshares has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.” RP Financial placed the greatest emphasis on the price/earnings and price/book methods in estimating pro forma market value. RP Financial compared the pro forma price/book and price/earnings ratios for NEBS Bancshares to the same ratios for a peer group of comparable companies. The peer group consisted of eleven publicly traded thrift holding companies based in the Northeast United States. The peer group included companies with:

•	average assets of $530 million;

•	average non-performing assets of 0.13% of total assets;

•	average loans of 62% of total assets;

•	average equity of 11.1% of total assets; and

•	average net income of 0.86% of average assets.

RP Financial did not consider the historical price/book ratios indicated by New England Bancshares’ stock trading history in determining its valuation because the price/book ratio of New England Bancshares in the mutual holding company structure is not comparable to the price/book ratios of fully converted companies. Although the shares held by Enfield Mutual Holding Company are outstanding for purposes of calculating book value per share, there has been no capital raised from the issuance of shares to Enfield Mutual Holding Company. As a result, New England Bancshares has a lower book value per share and a higher price/book value per share in the mutual holding company structure compared to what it would have as a fully converted company. In addition, New England Bancshares’ earnings in the mutual holding company structure are lower than what they would be as a fully converted company because New England Bancshares did not generate any investable proceeds from the issuance of shares to Enfield Mutual Holding Company. Because historical price/book ratios and price/earnings multiples for New England Bancshares are not comparable to similar measurements for fully converted companies, they have not been included in the presentation above nor utilized by RP Financial.

On the basis of the analysis in its report, RP Financial has advised us that, in its opinion, as of September 2, 2005, the estimated pro forma market value of NEBS Bancshares and Enfield Federal, as converted, was within the valuation range of $40,632,240 and $54,973,040 with a midpoint of $47,802,640. The public stockholders of New England Bancshares common stock will own approximately the same percentage of new common stock in NEBS Bancshares after the conversion as they held in New England Bancshares immediately before the conversion, before giving effect to (1) the receipt of cash in lieu of fractional shares and (2) their purchase of additional shares in the offering. As a result, we established the offering range of $23,375,000 to $31,625,000, with a midpoint of $27,500,000, to give effect to Enfield Mutual Holding Company’s 57.5% interest in New England Bancshares. Our Board of Directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the offering range was reasonable and adequate. Assuming that the shares are sold at $10.00 per share in the offering, the estimated number of shares issued in the offering would be between 2,337,500 and 3,162,500, with a midpoint of 2,750,000. The purchase price of $10.00 was determined by us, taking into account, among other factors, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the conversion.

Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible to determine the exact number of shares that will be issued by NEBS Bancshares at this time. The offering range may be amended, with the approval of the Office of Thrift Supervision, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

If, upon completion of the subscription offering, at least the minimum number of shares are subscribed for, RP Financial, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value as of the close of the subscription offering. If, as a result of regulatory considerations, demand for the shares or change in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 3,636,875 shares without any further notice to you.

No shares will be sold unless RP Financial confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, the offering may be canceled, a new offering range and price per share set and new subscription, community and syndicated community offerings held. Under those circumstances, all funds will be promptly returned and all subscribers would be given the opportunity to place a new order. If the offering is terminated, all subscriptions will be cancelled and subscription funds will be returned promptly, in full and with interest, and holds on funds authorized for withdrawal from deposit accounts will be released or reduced. If RP Financial establishes a new valuation range, it must be approved by the Office of Thrift Supervision.

In formulating its appraisal, RP Financial relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. RP Financial also considered financial and other information from regulatory agencies, other financial institutions and other public sources, as appropriate. While RP Financial believes this information to be reliable, RP Financial does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by us or independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of voting to approve the plan of conversion and reorganization or of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the conversion will be able to sell shares after the conversion at prices at or above the purchase price.

Copies of the appraisal report of RP Financial, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Enfield Federal and the other locations specified under “Where You Can Find More Information.”

Delivery and Exchange of Certificates

Shares Purchased in the Offering. Certificates representing NEBS Bancshares common stock sold in the offering will be mailed by our transfer agent to the persons whose subscriptions or orders are filled at the addresses of such persons appearing on the stock order form as soon as practicable following completion of the conversion. We will hold certificates returned as undeliverable until claimed by the persons legally entitled to the certificates or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell their shares, even though trading of the common stock may have commenced.

Shares Received in Exchange for New England Bancshares Common Stock. After completion of the conversion, each holder of a certificate or certificates evidencing shares of New England Bancshares common stock (other than Enfield Mutual Holding Company), upon surrender of the certificate to our transfer agent, which is anticipated to serve as the exchange agent for the conversion, will receive a certificate or certificates representing the number of full shares of NEBS Bancshares common stock into which the holder’s shares have been converted based on the exchange ratio. Promptly following the consummation of the conversion, the exchange agent will mail to each such holder of record of an outstanding certificate evidencing shares of New England Bancshares common stock a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the exchange agent) advising such holder of the terms of the exchange and of the procedure for surrendering to the exchange agent such certificate in exchange for a certificate or certificates evidencing NEBS Bancshares common stock. New England Bancshares stockholders should not forward their certificates to New England Bancshares or the exchange agent until they have received the transmittal letter. If you hold shares of New England Bancshares common stock in street name, your account should automatically be credited with shares of NEBS Bancshares common stock following consummation of the conversion. No transmittal forms will be mailed relating to shares held in street name.

We will not issue any fractional shares of NEBS Bancshares common stock. For each fractional share that would otherwise be issued as a result of the exchange of NEBS Bancshares common stock for New England Bancshares common stock, we will pay an amount equal to the product obtained by multiplying the fractional share interest to which the former New England Bancshares shareholder would otherwise be entitled by $10.00. Payment for fractional shares will be made as soon as practicable after receipt by the exchange agent of surrendered New England Bancshares stock certificates. If you hold shares of New England Bancshares common stock in street name, your account should automatically be credited with cash in lieu of fractional shares.

No holder of a certificate representing shares of New England Bancshares common stock will be entitled to receive any dividends on NEBS Bancshares common stock until the certificate representing such holder’s shares of New England Bancshares common stock is surrendered in exchange for certificates representing shares of NEBS Bancshares common stock. If we declare dividends after the conversion but before surrender of certificates representing shares of New England Bancshares common stock, dividends payable on shares of NEBS Bancshares common stock not then issued shall accrue (without interest). Any such dividends shall be paid (without interest) upon surrender of the certificates representing shares of New England Bancshares common stock. We will be entitled, after the completion of the conversion, to treat certificates representing shares of New England Bancshares common stock as evidencing ownership of the number of full shares of NEBS Bancshares common stock into which the shares of New England Bancshares common stock represented by such certificates shall have been converted, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

We will not be obligated to deliver a certificate or certificates representing shares of NEBS Bancshares common stock to which a holder of New England Bancshares common stock would otherwise be entitled as a result of the conversion until such holder surrenders the certificate or certificates representing the shares of New England

Bancshares common stock for exchange as provided above, or provides an appropriate affidavit of loss and indemnity agreement and/or a bond. If any certificate evidencing shares of NEBS Bancshares common stock is to be issued in a name other than that in which the certificate evidencing New England Bancshares common stock surrendered in exchange therefor is registered, it shall be a condition of the issuance that the certificate so surrendered shall be properly endorsed and otherwise be in proper form for transfer and that the person requesting such exchange pay to the exchange agent any transfer or other tax required by reason of the issuance of a certificate for shares of common stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

Restrictions on Repurchase of Stock

Under Office of Thrift Supervision regulations, we may not, for a period of one year from the date of the completion of the conversion, repurchase any of our common stock from any person, except (1) in an offer made to all stockholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5% of our common stock during the first year following the conversion. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision. Furthermore, repurchases of any common stock are prohibited if they would cause Enfield Federal’s regulatory capital to be reduced below the amount required under the regulatory capital requirements imposed by the Office of Thrift Supervision.

Restrictions on Transfer of Shares After the Conversion Applicable to Officers and Directors

Common stock purchased in the conversion will be freely transferable, except for shares purchased by our directors and executive officers.

Shares of common stock purchased by our directors and executive officers and their associates may not be sold for a period of one year following the conversion, except upon the death of the stockholder or unless approved by the Office of Thrift Supervision. Shares purchased by these persons in the open market after the conversion will be free of this restriction. Shares of common stock issued to directors and executive officers will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted common stock will be similarly restricted.

Persons affiliated with us, including our directors and executive officers, received subscription rights based only on their deposits with Enfield Federal as account holders. While this aspect of the conversion makes it difficult, if not impossible, for insiders to purchase stock for the explicit purpose of meeting the minimum of the offering, any purchases made by persons affiliated with us for the explicit purpose of meeting the minimum of the offering must be made for investment purposes only, and not with a view towards redistribution. Furthermore, as set forth above, Office of Thrift Supervision regulations restrict sales of common stock purchased in the offering by directors and executive officers and their associates for a period of one year following the conversion.

Purchases of outstanding shares of NEBS Bancshares common stock by directors, officers, or any person who becomes an executive officer or director of Enfield Federal after adoption of the plan of conversion and reorganization, and their associates, during the three-year period following the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of NEBS Bancshares’ outstanding common stock or to the purchase of stock under stock benefit plans.

NEBS Bancshares has filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933 for the registration of the common stock to be issued in the conversion. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of NEBS Bancshares may be resold without registration. Shares purchased by an affiliate of NEBS Bancshares will have resale restrictions under Rule 144 of the Securities Act. If NEBS Bancshares meets the current public information requirements of Rule 144, each affiliate of NEBS Bancshares who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of NEBS Bancshares or the average weekly volume of trading in the shares during the preceding four calendar weeks. Provision may be made in the future by NEBS Bancshares to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

Interpretation, Amendment and Termination

To the extent permitted by law, all interpretations by us of the plan of conversion and reorganization will be final; however, such interpretations have no binding effect on the Office of Thrift Supervision. The plan of conversion and reorganization provides that, if deemed necessary or desirable, we may substantively amend the plan of conversion and reorganization as a result of comments from regulatory authorities or otherwise.

Completion of the conversion requires the sale of all shares of the common stock within 90 days following approval of the plan of conversion and reorganization by the Office of Thrift Supervision, unless an extension is granted by the Office of Thrift Supervision. If this condition is not satisfied, the plan of conversion and reorganization will be terminated and Enfield Federal will continue its business in the mutual holding company form of organization. We may terminate the plan of conversion and reorganization at any time.

Comparison of Stockholders’ Rights

As a result of the conversion, current holders of New England Bancshares common stock will become stockholders of NEBS Bancshares. There are certain differences in stockholder rights arising from distinctions between the federal stock charter and bylaws of New England Bancshares and the articles of incorporation and bylaws of NEBS Bancshares and from distinctions between laws with respect to federally chartered savings and loan holding companies and Maryland law.

In some instances, the rights of stockholders of NEBS Bancshares will be less than the rights stockholders of New England Bancshares currently have. The decrease in stockholder rights under the Maryland articles of incorporation and bylaws are not mandated by Maryland law but have been chosen by management as being in the best interests of NEBS Bancshares. In some instances, the differences in stockholder rights may increase management rights. In other instances, these provisions in NEBS Bancshares’ articles of incorporation and bylaws described below may make it more difficult to pursue a takeover attempt that management opposes. These provisions will also make the removal of the board of directors or management, or the appointment of new directors, more difficult. We believe that the provisions described below are prudent and will enhance our ability to remain an independent financial institution and reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our Board of Directors. These provisions also will assist us in the orderly deployment of the conversion proceeds into productive assets and allow us to implement our business plan during the initial period after the conversion. We believe these provisions are in the best interests of NEBS Bancshares and its stockholders.

The following discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the more significant differences and certain important similarities. The discussion herein is qualified in its entirety by reference to the articles of incorporation and bylaws of NEBS Bancshares and Maryland law.

Authorized Capital Stock. The authorized capital stock of NEBS Bancshares consists of 19,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. The current authorized capital stock of New England Bancshares consists of 11,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share.

New England Bancshares’ charter and NEBS Bancshares’ articles of incorporation both authorize the Board of Directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates and liquidation preferences. Although neither Board of Directors has any intention at the present time of doing so, it could issue a series of preferred stock that could, depending on its terms, impede a merger, tender offer or other takeover attempt.

Issuance of Capital Stock. Currently, pursuant to applicable laws and regulations, Enfield Mutual Holding Company is required to own not less than a majority of the outstanding common stock of New England Bancshares. There will be no such restriction applicable to NEBS Bancshares following consummation of the conversion, as Enfield Mutual Holding Company will cease to exist.

NEBS Bancshares’ articles of incorporation does not contain restrictions on the issuance of shares of capital stock to the directors, officers or controlling persons of NEBS Bancshares, whereas the current federal stock charter of New England Bancshares restricts such issuance to general public offerings, or if qualifying shares, to directors, unless the share issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting. Thus, NEBS Bancshares could adopt stock-related compensation plans such as stock option plans without stockholder approval and shares of the capital stock of NEBS Bancshares could be issued directly to directors or officers without stockholder approval. The rules of the NASD, however, generally require corporations with securities that are quoted on the Nasdaq Stock Market, like NEBS Bancshares will be, to obtain stockholder approval of most compensation plans for directors, officers and key employees of the corporation. Moreover, although generally not required, stockholder approval of stock-related compensation plans may be sought in certain instances to qualify such plans for favorable treatment under current federal income tax laws and regulations. We plan to submit the stock compensation plans discussed in this prospectus to stockholders for their approval.

Neither the federal stock charter and bylaws of New England Bancshares nor the articles of incorporation and bylaws of NEBS Bancshares provide for preemptive rights to stockholders in connection with the issuance of capital stock.

Voting Rights. Neither the federal stock charter of New England Bancshares permits cumulative voting in the election of directors. Cumulative voting entitles you to as many votes as equal to the number of shares you hold, multiplied by the number of directors to be elected. Cumulative voting allows you to cast all your votes for a single nominee or apportion your votes among any two or more nominees. For example, when three directors are to be elected, cumulative voting allows a holder of 100 shares to cast 300 votes for a single nominee, apportion 100 votes for each nominee, or apportion 300 votes in any other manner.

Payment of Dividends. The ability of Enfield Federal to pay dividends on its capital stock is restricted by Office of Thrift Supervision regulations and by tax considerations related to savings associations. Enfield Federal will continue to be subject to these restrictions after the conversion, and such restrictions will indirectly affect NEBS Bancshares because dividends from Enfield Federal will be a primary source of funds for the payment of dividends to the stockholders of NEBS Bancshares.

Maryland law generally provides that, unless otherwise restricted in a corporation’s charter, a corporation’s board of directors may authorize and a corporation may pay dividends to stockholders. However, a distribution may not be made if, after giving effect thereto:

•	the corporation would not be able to pay its debts as they become due in the usual course of business; or

•	the total assets of the corporation would be less than the sum of its total liabilities plus (unless otherwise provided in its charter) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

Board of Directors. The federal stock charter and bylaws of New England Bancshares and the articles of incorporation and bylaws of NEBS Bancshares each require the Board of Directors to be divided into three classes as nearly equal in number as possible and that the members of each class be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. Under both the bylaws of New England Bancshares and the bylaws of NEBS Bancshares, any vacancy occurring in the Board of Directors, however caused, may be filled by an affirmative vote of the majority of the directors then in office, whether or not a quorum is present, and any director so chosen shall hold office only until the next annual meeting of stockholders at which directors are elected.

The bylaws of NEBS Bancshares provide that to be eligible to serve on the Board of Directors a person must:

•	be no older than 70 years of age, except for those directors serving on the board as of the effective date of the bylaws;

•	reside, for at least one year before his or her nomination or appointment, in a county in which an office of NEBS Bancshares or its subsidiary maintains a banking office or in an adjacent county;

•	not have been: (1) subject to a supervisory action by a financial regulatory agency that resulted in a cease and desist order; or (2) been convicted or been charged with the commission of a crime involving dishonesty or breach of trust that is punishable by a year or more in prison; and

•	not be either a director or officer of another financial institution that engages in business activities in the same market area as NEBS Bancshares.

These provisions may prevent stockholders from nominating themselves or persons of their choosing for election to the Board of Directors. The bylaws of New England Bancshares do not contain similar qualification requirements.

Under the bylaws of New England Bancshares, any director may be removed only for cause by vote of the holders of a majority of the outstanding voting shares at a meeting of stockholders called for such purpose. The articles of incorporation of NEBS Bancshares provides that any director may be removed by stockholders only for cause upon the affirmative vote of the holders of not less than 80% of the outstanding voting shares. The higher vote threshold will make it more difficult for stockholders to remove directors and replace them with their own nominees.

Limitations on Liability. The articles of incorporation of NEBS Bancshares provides that, to the fullest extent permitted under Maryland law, directors and officers of NEBS Bancshares will not be personally liable to NEBS Bancshares or its stockholders for monetary damages. This provision would absolve directors and officers of personal liability for monetary damages for negligence in the performance of their duties, including gross negligence, and it would not affect the availability of injunctive or other equitable relief as a remedy.

Currently, federal law does not permit federally chartered savings and loan holding companies like New England Bancshares to limit the personal liability of directors in the manner provided by Maryland law and the laws of many other states.

Indemnification of Directors, Officers, Employees and Agents. The federal bylaws of New England Bancshares provide that New England Bancshares must indemnify its directors, officers and employees for any costs incurred in connection with any action involving any such person’s activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgement against such person or final judgement other than on the merits, if a majority of disinterested directors determines that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of New England Bancshares or its stockholders. New England Bancshares also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification. Before making any indemnification payment, New England Bancshares is required to notify the Office of Thrift Supervision of its intention and such payment cannot be made if the Office of Thrift Supervision objects thereto.

The articles of incorporation of NEBS Bancshares provides that it will indemnify its directors and officers, whether serving it or at its request any other entity, to the fullest extent permitted under Maryland law. Such indemnification includes the advancement of expenses. The articles of incorporation of NEBS Bancshares also provide that it will indemnify it employees and agents to such extent as shall be authorized by the board of directors of the bylaws and be permitted by law.

Special Meetings of Stockholders. The bylaws of New England Bancshares provide that special meetings of the stockholders of New England Bancshares may be called by the Chairman, President, a majority of the Board of Directors or the holders of not less than ten percent of the outstanding capital stock of New England Bancshares entitled to vote at the meeting. The bylaws of NEBS Bancshares contain a provision pursuant to which special meetings of the stockholders of NEBS Bancshares may be called by the Chairman, the President, the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which NEBS Bancshares would have if there were no vacancies on the Board of Directors or the holders of not less than a majority of the capital stock of NEBS Bancshares entitled to vote at a meeting.

Stockholder Nominations and Proposals. The bylaws of New England Bancshares generally provide that stockholders may submit new business to be taken up at the annual meeting. Any stockholder may make any proposal at the annual meeting and the same may be discussed and considered, provided such submission is provided in writing and filed with the secretary at least five days before the meeting.

NEBS Bancshares’ bylaws establish an advance notice procedure for stockholders to nominate directors or bring other business before an annual meeting of stockholders of NEBS Bancshares. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the NEBS Bancshares Board or by a stockholder who has given appropriate notice to NEBS Bancshares before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given NEBS Bancshares appropriate notice of its intention to bring that business before the meeting. NEBS Bancshares’ secretary must receive notice of the nomination or proposal not less than 90 days before the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder who desires to raise new business must provide certain information to NEBS Bancshares concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide NEBS Bancshares with certain information concerning the nominee and the proposing stockholder.

Advance notice of nominations or proposed business by stockholders gives NEBS Bancshares’ Board of Directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders and make recommendations about those matters.

Stockholder Action Without a Meeting. The bylaws of New England Bancshares do not provide for action to be taken by stockholders without a meeting. Under Maryland law, action may be taken by stockholders without a meeting if all stockholders entitled to vote on the action consent to taking such action without a meeting.

Stockholder’s Right to Examine Books and Records. A federal regulation, which is currently applicable to New England Bancshares provides that stockholders, holding of record at least $100,000 of stock or at least 1% of the total outstanding voting shares, may inspect and make extracts from specified books and records of a federally chartered savings and loan associations after proper written notice for a proper purpose. Maryland law provides that a stockholder holding less than five percent of the outstanding capital stock may inspect specified books and records. Additionally, stockholders who have for at least six months beneficially owned more than five percent of the outstanding capital stock may, upon written request, inspect and copy the corporation’s books of account and stock ledger.

Limitations on Voting Rights. The articles of incorporation of NEBS Bancshares provide that in no event shall any person, who directly or indirectly beneficially owns in excess of 10% of the then-outstanding shares of common stock as of the record date for the determination of stockholders entitled or permitted to vote on any matter (the “10% limit”), be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit. Beneficial ownership is determined pursuant to the federal securities laws and includes, but is not limited to, shares as to which any person and his or her affiliates (1) have the right to acquire upon the exercise of conversion rights, exchange rights, warrants or options and (2) have or share investment or voting power (but shall not be deemed the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, and that are not otherwise beneficially, or deemed by NEBS Bancshares to be beneficially, owned by such person and his or her affiliates).

The foregoing restriction does not apply to:

•	any director or officer acting solely in their capacities as directors and officers; or

•	any employee benefit plans of NEBS Bancshares or any subsidiary or a trustee of a plan.

The charter of New England Bancshares provides that, for a period of five years from the effective date of Enfield Federal’s mutual holding company reorganization, no person, other than Enfield Mutual Holding Company, shall directly or indirectly offer to acquire or acquire more than 10% of the then-outstanding shares of common stock. The foregoing restriction does not apply to:

•	the purchase of shares by underwriters in connection with a public offering; or

•	the purchase of shares by any employee benefit plans of New England Bancshares or any subsidiary.

Mergers, Consolidations and Sales of Assets. Federal regulations currently require the approval of two-thirds of the Board of Directors of New England Bancshares and the holders of two-thirds of the outstanding stock of New England Bancshares entitled to vote thereon for mergers, consolidations and sales of all or substantially all of its assets. Such regulation permits New England Bancshares to merge with another corporation without obtaining the approval of its stockholders if:

•	it does not involve an interim savings institution;

•	the charter of New England Bancshares is not changed;

•	each share of New England Bancshares stock outstanding immediately before the effective date of the transaction is to be an identical outstanding share or a treasury share of New England Bancshares after such effective date; and

•	either: (a) no shares of voting stock of New England Bancshares and no securities convertible into such stock are to be issued or delivered under the plan of combination or (b) the authorized unissued shares or the treasury shares of voting stock of New England Bancshares to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of New England Bancshares outstanding immediately before the effective date of the transaction.

NEBS Bancshares’ articles of incorporation require the approval of the Board of Directors and the affirmative vote of a majority of the votes entitled to be cast by all stockholders entitled to vote thereon. However, Maryland law provides that:

•

a merger of a 90% of more owned subsidiary with and into its parent may be approved without stockholder approval; provided, however that (1) the charter of the successor is not amended in the merger other than to change its name, the name or other designation or the par value of any class or series of its stock or the aggregate par value of its stock and (2) the contractual rights of any stock of the successor issued in the merger in exchange for stock of the other corporation participating in the merger are identical to the contract rights of the stock for which the stock of the successor was exchanged;

•	a share exchange need not be approved by the stockholders of the successor;

•	a transfer of assets need not be approved by the stockholders of the transferee; and

•	a merger need not be approved by the stockholders of a Maryland successor corporation provided that the merger does not reclassify or change the terms of any class or series of its stock that is outstanding immediately before the merger becomes effective or otherwise amend its charter and the number of shares of stock of such class or series outstanding immediately after the effective time of the merger does not increase by more than 20% of the number of shares of the class or series of stock that is outstanding immediately before the merger becomes effective.

Business Combinations with Interested Stockholders. The articles of incorporation of NEBS Bancshares require the approval of the holders of at least 80% of NEBS Bancshares’ outstanding shares of voting stock entitled to vote to approve certain “business combinations” with an “interested stockholder.” This supermajority voting requirement will not apply in cases where the proposed transaction has been approved by a majority of disinterested directors or where various fair price and procedural conditions have been met.

Under NEBS Bancshares’ articles of incorporation, the term “interested stockholder” means any person who or which is:

•	the beneficial owner, directly or indirectly, of more than 10% of the voting power of the then outstanding voting stock of NEBS Bancshares;

•	an affiliate of NEBS Bancshares and at any time in the two-year period before the date in question was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the NEBS Bancshares; or

•	an assignee of or has otherwise succeeded to any shares of voting stock that were at any time within the two-year period immediately before the date in question beneficially owned by any interested stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

A “business combination” includes, but is not limited to:

•	any merger or consolidation of NEBS Bancshares or of its subsidiaries with (a) any interested stockholder; or (b) any other corporation, which is, or after such merger or consolidation would be, an affiliate of an interested stockholder; or

•	any sale, lease, exchange or other disposition to or with any interested stockholder, or any affiliate of any interested stockholder, of any assets of NEBS Bancshares or any of its subsidiaries having an aggregate fair market value equaling or exceeding 25% or more of the combined assets of the NEBS Bancshares and its subsidiaries; or

•	the issuance or transfer by NEBS Bancshares or any of its subsidiaries of any securities of NEBS Bancshares or any of its subsidiaries to any interested stockholder or any affiliate of any interested stockholder in exchange for cash, securities or other property having an aggregate fair market value equaling or exceeding 25% of the combined fair market value of the outstanding common stock of NEBS Bancshares, except for any issuance or transfer pursuant to an employee benefit plan of NEBS Bancshares or any of its subsidiaries; or

•	the adoption of any plan for the liquidation or dissolution of NEBS Bancshares proposed by or on behalf of any interested stockholder or any affiliate or associate of such interested stockholder; or

•	any reclassification of securities, or recapitalization of NEBS Bancshares, or any merger or consolidation of NEBS Bancshares with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an interested stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of NEBS Bancshares or any of its subsidiaries, which is directly or indirectly owned by any interested stockholder or any affiliate of any interested stockholder.

Neither the charter and bylaws of New England Bancshares nor the federal laws and regulations applicable to New England Bancshares contain a provision that restricts business combinations between New England Bancshares and any interested stockholder in the manner set forth above.

Dissenters’ Rights of Appraisal. A federal regulation that is applicable to New England Bancshares generally provides that a stockholder of a federally chartered savings and loan association that engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such institution payment of the fair or appraised value of his or her stock in the institution, subject to specified procedural requirements. This regulation also provides, however, that the stockholders of a federally chartered savings and loan association that is listed on a national securities exchange or quoted on Nasdaq Stock Market are not entitled to dissenters’ rights in connection with a merger if the stockholder is required to accept only “qualified consideration” for his or her stock, which is defined to include cash, shares of stock of any institution or corporation which at the effective date of the merger will be listed on a national securities exchange or quoted on the Nasdaq Stock Market or any combination of such shares of stock and cash. This exception does not currently apply to New England Bancshares because its stock is not listed on a national securities exchange or quoted on the Nasdaq Stock Market.

After the conversion, the rights of appraisal of the dissenting stockholders of NEBS Bancshares will be governed by Maryland law. Pursuant to the Maryland law, a stockholder of a Maryland corporation generally has the right to dissent from any merger involving the corporation, share exchange, sale of all or substantially all of the corporation’s assets or an amendment of the charter that materially adversely affects stockholder rights, and to obtain fair value for his or her shares, subject to specified procedural requirements. However, no such appraisal rights are generally available for shares which are listed on a national securities exchange or on the Nasdaq National Market.

Evaluation of Offers. The articles of incorporation of NEBS Bancshares provide that its Board of Directors, when evaluating a transaction that would or may involve a change in control of NEBS Bancshares (including a tender or exchange offer, merger or consolidation or sale of all or substantially all of the assets of NEBS Bancshares) may, in connection with the exercise of its judgment in determining what is in the best interest of NEBS Bancshares and its stockholders, give consideration to the following factors:

•	the economic effect, both immediate and long-term, upon NEBS Bancshares’ stockholders, including stockholders, if any, not to participate in the transaction;

•	the social and economic effect on the employees, depositors and customers of, and others dealing with, NEBS Bancshares and its subsidiaries and on the communities in which NEBS Bancshares and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical and current operating results or financial condition of NEBS Bancshares;

•	whether a more favorable price could be obtained for NEBS Bancshares’ stock or other securities in the future;

•	the reputation and business practices of the offeror and its management and affiliates as they would affect the employees;

•	the future value of the stock or any other securities of NEBS Bancshares; and

•	any antitrust or other legal and regulatory issues that are raised by the proposal.

By having these standards in the articles of incorporation of NEBS Bancshares, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of NEBS Bancshares, even if the price offered is significantly greater than the then market price of any equity security of NEBS Bancshares.

Amendment of Governing Instruments. No amendment of the charter of New England Bancshares may be made unless it is first proposed by the Board of Directors, then preliminarily approved by the Office of Thrift Supervision, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. The articles of incorporation of NEBS Bancshares generally may be amended by the holders of a majority of the shares entitled to vote; provided, however, that any amendment of Section C of Article Fifth (Limitation of Voting Common Stock), Sections A and C of Article Eighth (Removal of Directors), Sections F, J and L of Article Eighth (Amendment of Governing Instruments) and Article Ninth (Approval of Business Combinations), must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote, except that the Board of Directors may amend the articles of incorporation without any action by the stockholders to increase or decrease the aggregate number of shares of capital stock.

The bylaws of New England Bancshares may be amended in a manner consistent with regulations of the Office of Thrift Supervision and shall be effective after (1) approval of the amendment by a majority vote of the authorized Board of Directors, or by a majority of the votes cast by the stockholders of New England Bancshares at any legal meeting and (2) receipt of applicable regulatory approval. The bylaws of NEBS Bancshares may be amended by the majority vote of the Board of Directors.

Anti-Takeover Effects of NEBS Bancshares’ Articles of Incorporation and Bylaws and Management Remuneration Adopted in the Conversion

The provisions described above are intended to reduce NEBS Bancshares’ vulnerability to takeover attempts and other transactions that have not been negotiated with and approved by our Board of Directors. Provisions of the equity incentive plan will provide for accelerated benefits to participants if a change in control of NEBS Bancshares or Enfield Federal occurs or a tender or exchange offer for our stock is made. We also maintain an employment agreement with our Chief Executive Officer, two change in control agreements with executive officers and a severance compensation plan, which will provide such eligible officers and employees with additional payments and benefits on the individual’s termination in connection with a change in control of NEBS Bancshares or Enfield Federal. The foregoing provisions and limitations may make it more difficult for companies or persons to acquire control of NEBS Bancshares. Additionally, the provisions could deter offers to acquire the outstanding shares of NEBS Bancshares that might be viewed by stockholders to be in their best interests.

Our Board of Directors believes that the provisions of the articles of incorporation and bylaws are in the best interest of NEBS Bancshares and its stockholders. An unsolicited non-negotiated takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. In the Board of Directors’ judgment, the Board of Directors is in the best position to determine the value of NEBS Bancshares and to negotiate more effectively for what may be in the best interest of all stockholders. Accordingly, the Board of Directors believes it is in the best interest of NEBS Bancshares and its stockholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors’ view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the fair value of NEBS Bancshares. Despite the belief of our Board of Directors as to the benefit to stockholders of these provisions of NEBS Bancshares’ articles of incorporation and bylaws, these provisions may have the effect of discouraging a takeover attempt that would not be approved by our Board of Directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction might not have the opportunity to do so. Furthermore, these provisions may perpetuate incumbent management, even though some stockholders may deem existing management not to be acting in their best interests.

Restrictions on Acquisition of

NEBS Bancshares and Enfield Federal

Maryland Corporate Law

Maryland law contains certain provisions, described below, which may be applicable to NEBS Bancshares upon consummation of the conversion.

Business Combinations with Interested Stockholders. The articles of incorporation require the approval of the holders of at least 80% of NEBS Bancshares’ outstanding shares of voting stock entitled to vote to approve certain “business combinations” with an “interested stockholder.” This supermajority voting requirement will not apply in cases where the proposed transaction has been approved by a majority of those members of NEBS Bancshares’ Board of Directors who are unaffiliated with the interested stockholder and who were directors before the time when the interested stockholder became an interested stockholder or if the proposed transaction meets certain conditions that are designed to afford the stockholders a fair price in consideration for their shares. In each such case, where stockholder approval is required, the approval of only a majority of the outstanding shares of voting stock is sufficient.

The term “interested stockholder” includes any individual, group acting in concert, corporation, partnership, association or other entity (other than NEBS Bancshares or its subsidiary) who or which is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of voting stock of NEBS Bancshares.

A “business combination” includes:

•	any merger or consolidation of NEBS Bancshares or any of its subsidiaries with any interested stockholder or affiliate of an interested stockholder or any corporation which is, or after such merger or consolidation would be, an affiliate of an interested stockholder;

•	any sale or other disposition to or with any interested stockholder of 25% or more of the assets of NEBS Bancshares or combined assets of NEBS Bancshares and its subsidiaries;

•	the issuance or transfer to any interested stockholder or its affiliate by NEBS Bancshares (or any subsidiary) of any securities of NEBS Bancshares (or any subsidiary) in exchange for cash, securities or other property the value of which equals or exceeds 25% of the fair market value of the common stock of NEBS Bancshares;

•	the adoption of any plan for the liquidation or dissolution of NEBS Bancshares proposed by or on behalf of any interested stockholder or its affiliate; and

•	any reclassification of securities, recapitalization, merger or consolidation of NEBS Bancshares with any of its subsidiaries which has the effect of increasing the proportionate share of common stock or any class of equity or convertible securities of NEBS Bancshares or subsidiary owned directly or indirectly, by an interested stockholder or its affiliate.

Control Share Acquisitions. The Maryland general corporation law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by the corporation’s officers or directors who are employees of the corporation. Control shares are shares of voting stock which, if aggregated with all other shares of stock previously acquired, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	20% or more but less than 33 1/3%;

•	33 1/3% or more but less than a majority; or

•	a majority of all voting power.

Control shares do not include shares of stock an acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition generally means the acquisition of, ownership of or the power to direct the exercise of voting power with respect to, control shares.

A person who has made or proposes to make a “control share acquisition,” under specified conditions, including an undertaking to pay expenses, may require the board of directors to call a special stockholders’ meeting to consider the voting rights of the shares. The meeting must be held within 50 days of the demand. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, the corporation generally may redeem any or all of the control shares, except those for which voting rights have previously been approved. This redemption of shares must be for fair value, determined without regard to the absence of voting rights as of the date of the last control share acquisition or of any stockholders’ meeting at which the voting rights of the shares are considered and not approved. If voting rights for “control shares” are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock determined for purposes of appraisal rights may not be less than the highest price per share paid in the control share acquisition. The limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a “control share acquisition.”

The control share acquisition statute does not apply to stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisition previously approved or exempted by a provision in the charter or bylaws of the corporation.

Regulatory Restrictions

Office of Thrift Supervision Regulations. Regulations issued by the Office of Thrift Supervision provide that, for a period of three years following the date of the completion of the conversion, no person, acting singly or together with associates in a group of persons acting in concert, will directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of any equity security of NEBS Bancshares without the prior written approval of the Office of Thrift Supervision. Where any person, directly or indirectly, acquires beneficial ownership of more than 10% of any class of any equity security of NEBS Bancshares without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% will not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

Change in Bank Control Act. The acquisition of 10% or more of the common stock outstanding may trigger the provisions of the Change in Bank Control Act. The Office of Thrift Supervision has also adopted a regulation under the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of a federally chartered savings association, including a converted savings and loan association such as Enfield Federal, to provide 60 days prior written notice and certain financial and other information to the Office of Thrift Supervision.

The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for the purpose of this Act exists in situations in which the acquiring party has voting control of at least 25% of any class of NEBS Bancshares’ voting stock or the power to direct the management or policies of NEBS Bancshares. However, under Office of Thrift Supervision regulations, “control” is presumed to exist where the acquiring party has voting control of at least 10% of any class of NEBS Bancshares’ voting securities if specified “control factors” are present. The statute and underlying regulations authorize the Office of Thrift Supervision to disapprove a proposed acquisition on certain specified grounds.

Description of NEBS Bancshares Capital Stock

The common stock of NEBS Bancshares will represent nonwithdrawable capital, will not be an account of any type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

General

NEBS Bancshares is authorized to issue 19,000,000 shares of common stock having a par value of $0.01 per share and 1,000,000 shares of preferred stock having a par value of $0.01 per share. Each share of NEBS Bancshares’ common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of conversion and reorganization, all stock will be duly authorized, fully paid and nonassessable. NEBS Bancshares will not issue any shares of preferred stock in the conversion.

Common Stock

Dividends. NEBS Bancshares can pay dividends on its common stock if, after giving effect to the distribution, it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and its total assets exceed the sum of its liabilities and the amount needed, if NEBS Bancshares were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. The holders of common stock of NEBS Bancshares will be entitled to receive and share equally in dividends as may be declared by the Board of Directors of NEBS Bancshares out of funds legally available for dividends. If NEBS Bancshares issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends. See “Our Dividend Policy” and “Regulation and Supervision.”

Voting Rights. After the conversion, the holders of common stock of NEBS Bancshares will possess exclusive voting rights in NEBS Bancshares. They will elect NEBS Bancshares’ Board of Directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the Board of Directors. Except as discussed in “Comparison of Stockholders’ Rights,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If NEBS Bancshares issues preferred stock, holders of NEBS Bancshares preferred stock may also possess voting rights.

Liquidation. If there is any liquidation, dissolution or winding up of Enfield Federal, NEBS Bancshares, as the sole holder of Enfield Federal’s capital stock, would be entitled to receive all of Enfield Federal’s assets available for distribution after payment or provision for payment of all debts and liabilities of Enfield Federal, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of NEBS Bancshares, the holders of its common stock would be entitled to receive all of the assets of NEBS Bancshares available for distribution after payment or provision for payment of all its debts and liabilities. If NEBS Bancshares issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of NEBS Bancshares will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

NEBS Bancshares will not issue any preferred stock in the conversion and it has no current plans to issue any preferred stock after the conversion. Preferred stock may be issued with designations, powers, preferences and rights as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be Registrar & Transfer Company, Cranford, New Jersey.

Registration Requirements

NEBS Bancshares has registered its common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended, and will not deregister its common stock for a period of at least three years following the conversion. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

Legal and Tax Opinions

The legality of the common stock has been passed upon for us by Muldoon Murphy & Aguggia LLP, Washington, DC. The federal tax consequences of the conversion have been opined upon by Muldoon Murphy & Aguggia LLP and the state tax consequences of the conversion have been opined upon by Shatswell, MacLeod & Company, P.C., West Peabody, Massachusetts. Muldoon Murphy & Aguggia LLP and Shatswell, MacLeod & Company, P.C. have consented to the references to their opinions in this prospectus. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Luse Gorman Pomerenk & Schick, P.C., Washington, DC.

Experts

The consolidated financial statements of New England Bancshares at March 31, 2005 and 2004 and for the years then ended appearing in this prospectus and registration statement have been audited by Shatswell, MacLeod & Company, P.C., Independent Registered Public Accounting Firm, as set forth in its report appearing elsewhere herein and in the registration statement and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

RP Financial, Inc. has consented to the summary in this prospectus of its report to Enfield Federal setting forth its opinion as to the estimated pro forma market value of NEBS Bancshares and Enfield Federal, as converted, and to the use of its name and statements with respect to it appearing in this prospectus.

Where You Can Find More Information

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the offering, including the shares to be issued in exchange for shares of New England Bancshares common stock. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, NE, Washington, DC. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the SEC at “http://www.sec.gov.”

We have filed applications for approval of the conversion and the offering with the Office of Thrift Supervision, which includes proxy materials for Enfield Mutual Holding Company’s special meeting of members and certain other information. This prospectus omits certain information contained in the applications. The applications may be inspected, without charge, at the offices of the Office of Thrift Supervision, 1700 G Street, NW, Washington, DC 20552 and at the offices of the Regional Director of the Office of Thrift Supervision at the Northeast Regional Office of the Office of Thrift Supervision, Harborside Financial Center Plaza Five, Suite 1600, Jersey City, New Jersey 07311.

A copy of the plan of conversion and reorganization and NEBS Bancshares’ articles of incorporation and bylaws are available without charge from Enfield Federal.

Index to Consolidated Financial Statements of

New England Bancshares, Inc.

* * *

All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes.

The Board of Directors

New England Bancshares, Inc.

Enfield, Connecticut

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the consolidated balance sheets of New England Bancshares, Inc. and Subsidiary as of March 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity accounts and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of New England Bancshares, Inc. and Subsidiary as of March 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts

April 21, 2005

NEW ENGLAND BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	June 30, 2005	March 31,
		2005	2004
	(unaudited)
	(Dollars in thousands)
ASSETS
Cash and due from banks	$4,905	$4,412	$8,421
Interest-bearing demand deposits with other banks	932	240	170
Federal funds sold	7,675	5,575	5,570
Money market mutual funds	6,153	6,317	5,518

Total cash and cash equivalents	19,665	16,544	19,679
Interest-bearing time deposits with other banks	5,898	5,902	8,450
Investments in available-for-sale securities (at fair value)	47,164	46,585	42,309
Federal Home Loan Bank stock, at cost	1,416	1,126	1,008
Loans, net of the allowance for loan losses of $1,467 as of June 30, 2005 (unaudited), $1,437 as of March 31, 2005 and $1,301 as of March 31, 2004	138,891	132,557	121,404
Premises and equipment, net	2,099	2,067	2,643
Accrued interest receivable	904	896	788
Deferred income taxes, net	744	852	337
Cash surrender value of life insurance	3,944	3,905	3,736
Identifiable intangible assets	753	775	864
Goodwill	1,090	1,090	1,090
Other assets	861	903	860

Total assets	$223,429	$213,202	$203,168

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$12,097	$13,562	$11,041
Interest-bearing	154,618	149,429	151,749

Total deposits	166,715	162,991	162,790
Advanced payments by borrowers for taxes and insurance	1,226	644	536
Federal Home Loan Bank advances	21,602	15,620	9,926
Securities sold under agreements to repurchase	3,811	4,244	788
Due to broker	—	278	806
Other liabilities	1,114	986	728

Total liabilities	194,468	184,763	175,574

Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; none issued	—	—	—
Common stock, par value $.01 per share; 10,000,000 shares authorized; 2,257,651 shares issued as of June 30, 2005 (unaudited) and March 31, 2005 and 2004	23	23	23
Paid-in capital	12,547	12,547	12,465
Retained earnings	17,414	17,125	15,985
Unearned ESOP shares, 51,664 shares as of June 30, 2005 (unaudited), 51,664 shares as of March 31, 2005 and 59,040 shares as of March 31, 2004	(517)	(517)	(590)
Unearned shares, stock-based incentive plan, 21,853 shares as of June 30, 2005 (unaudited), 21,853 shares as of March 31, 2005 and 29,137 as of March 31, 2004	(294)	(322)	(432)
Accumulated other comprehensive (loss) income	(212)	(417)	143

Total stockholders’ equity	28,961	28,439	27,594

Total liabilities and stockholders’ equity	$223,429	$213,202	$203,168

The accompanying notes are an integral part of these consolidated financial statements.

NEW ENGLAND BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Years Ended March 31,
	2005	2004	2005	2004
	(unaudited)
	(In thousands, except per share amount)
Interest and dividend income:
Interest and fees on loans	$2,141	$1,949	$7,943	$7,086
Interest and dividends on securities:
Taxable	411	348	1,560	1,349
Tax-exempt	62	41	219	117
Dividends on Federal Home Loan Bank stock	14	6	33	24
Interest on federal funds sold, interest-bearing deposits and dividends on money market mutual funds	148	115	434	196

Total interest and dividend income	2,776	2,459	10,189	8,772

Interest expense:
Interest on deposits	639	616	2,534	2,494
Interest on advanced payments by borrowers for taxes and insurance	3	—	8	7
Interest on Federal Home Loan Bank advances	183	90	398	322
Interest on securities sold under agreements to repurchase	22	3	46	5

Total interest expense	847	709	2,986	2,828

Net interest and dividend income	1,929	1,750	7,203	5,944
Provision for loan losses	32	60	131	240

Net interest and dividend income after provision for loan losses	1,897	1,690	7,072	5,704

Noninterest income:
Service charges on deposit accounts	123	81	456	251
Gain on securities and interest-bearing time deposits, net	5	16	44	105
Increase in cash surrender value of life insurance policies	34	36	149	152
Other income	23	30	156	85

Total noninterest income	185	163	805	593

Noninterest expense:
Salaries and employee benefits	904	881	3,595	2,939
Occupancy and equipment expense	249	215	850	818
Advertising and promotion	46	40	159	148
Professional fees	66	45	224	232
Data processing expense	70	62	275	203
Stationery and supplies	19	29	86	91
Amortization of identifiable intangible assets	22	22	89	22
Other expense	187	195	781	718

Total noninterest expense	1,563	1,489	6,059	5,171

Income before income taxes	519	364	1,818	1,126
Income taxes	183	124	630	309

Net income	$336	$240	$1,188	$817

Earnings per share:
Basic	$0.15	$0.11	$0.55	$0.40

Diluted	$0.15	$0.11	$0.54	$0.39

The accompanying notes are an integral part of these consolidated financial statements.

NEW ENGLAND BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Years Ended March 31, 2005 and 2004 and the Three Months Ended June 30, 2005 (unaudited)

(Dollars in thousands, except per share amounts)

	Common Stock	Paid-in Capital	Retained Earnings	Unearned ESOP Shares	Unearned Shares Stock- Based Incentive Plan	Accumulated Other Comprehensive (Loss) Income	Total
Balance, March 31, 2003	$21	$9,055	$15,168	$(664)	$(543)	$113	$23,150
ESOP shares released	—	47	—	74	—	—	121
Issuance of 171,355 shares of common stock related to acquisition of Windsor Locks Community Bank, FSL, net of costs	2	3,348	—	—	—	—	3,350
Tax benefit relating to stock-based incentive plan	—	15	—	—	—	—	15
Compensation cost for stock-based incentive plan	—	—	—	—	111	—	111
Comprehensive income:
Net income	—	—	817	—	—	—	—
Net change in unrealized holding gain on available-for-sale securities, net of tax effect	—	—	—	—	—	30	—
Comprehensive income	—	—	—	—	—	—	847

Balance, March 31, 2004	23	12,465	15,985	(590)	(432)	143	27,594
ESOP shares released	—	69	—	73	—	—	142
Tax benefit relating to stock-based incentive plan	—	13	—	—	—	—	13
Compensation cost for stock-based incentive plan	—	—	—	—	110	—	110
Dividends paid ($0.05 per share)	—	—	(48)	—	—	—	(48)
Comprehensive income:
Net income	—	—	1,188	—	—	—	—
Net change in unrealized holding gain on available-for-sale securities, net of tax effect	—	—	—	—	—	(560)	—
Comprehensive income	—	—	—	—	—	—	628

Balance, March 31, 2005	23	12,547	17,125	(517)	(322)	(417)	28,439
ESOP shares released	—	—	—	—	—	—	—
Compensation cost for stock-based incentive plan	—	—	—	—	28	—	28
Dividends paid ($0.05 per share)	—	—	(47)	—	—	—	(47)
Comprehensive income:	—	—	—	—	—	—	—
Net income	—	—	336	—	—	—	—
Net change in unrealized holding gain on available-for-sale securities, net of tax effect	—	—	—	—	—	205	—
Comprehensive income	—	—	—	—	—	—	541

Balance, June 30, 2005 (unaudited)	$23	$12,547	$17,414	$(517)	$(294)	$(212)	$28,961

	For the Three Months Ended June 30,		For the Years Ended March 31,
	2005	2004	2005	2004
Reclassification disclosure:
Net unrealized (losses) gains on available-for-sale securities	$341	$(1,271)	$(874)	$154
Reclassification adjustment for realized gains in net income	(5)	(16)	(43)	(105)

Other comprehensive (loss) income before income tax effect	336	(1,287)	(917)	49
Income tax benefit (expense)	(131)	502	357	(19)

Other comprehensive (loss) income, net of tax	$205	$(785)	$(560)	$30

Accumulated other comprehensive (loss) income as of June 30, 2005 and March 31, 2005 and 2004 consists of net unrealized holding (losses) gains on available-for-sale securities, net of taxes.

The accompanying notes are an integral part of these consolidated financial statements.

NEW ENGLAND BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended June 30,		For the Years Ended March 31,
	2005	2004	2005	2004
	(unaudited)
	(In thousands)
Cash flows from operating activities:
Net income	$336	$240	$1,188	$817
Adjustments to reconcile net income to net cash provided by operating activities:
Net accretion of fair value adjustments	(22)	(24)	(85)	(21)
Amortization of securities, net	39	55	195	322
Gain on securities and interest-bearing time deposits, net	(5)	(16)	(44)	(105)
Provision for loan losses	32	60	131	240
Change in deferred loan origination fees	12	—	(13)	66
Depreciation and amortization	84	72	290	298
Disposal of property and equipment	—	—	—	2
Increase in accrued interest receivable	(8)	(8)	(112)	(171)
Deferred income tax benefit	(23)	(6)	(158)	(43)
Increase in cash surrender value life insurance policies	(39)	(40)	(149)	(152)
Increase in prepaid expenses and other assets	38	301	(23)	(123)
Amortization of identifiable intangible assets	22	22	89	22
Increase (decrease) in accrued expenses and other liabilities	128	92	204	(204)
Compensation cost for stock-based incentive plan	28	27	110	111
ESOP shares released	—	—	142	121

Net cash provided by operating activities	622	775	1,765	1,180

Cash flows from investing activities:
Purchases of available-for-sale securities	(4,210)	(10,203)	(27,453)	(38,499)
Proceeds from sales of available-for-sale securities	1,810	1,615	6,609	11,935
Proceeds from maturities of available-for-sale securities	1,846	4,705	15,029	29,942
Cash and cash equivalents acquired from Windsor Locks Community Bank, FSL net of expenses paid of $225	—	—	—	3,601
Loan originations and principal collections, net	(6,380)	(2,398)	(9,599)	(11,732)
Purchases of loans	—	—	(1,786)	—
Recoveries of loans previously charged off	—	—	104	—
Proceeds from maturities of interest-bearing time deposits with other banks	199	537	2,298	291
Purchases of interest-bearing time deposits with other banks	(195)	—	(100)	—
Proceeds from sales of interest-bearing time deposits with other banks	—	—	295	—
Capital expenditures	(113)	(43)	(235)	(54)
Proceeds from sales of premises and equipment	—	—	568	—
Purchases of Federal Home Loan Bank stock	(290)	—	(118)	—
Investment in life insurance policies	—	—	(20)	(19)

Net cash used in investing activities	(7,333)	(5,787)	(14,408)	(4,535)

The accompanying notes are an integral part of these consolidated financial statements.

NEW ENGLAND BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(continued)

	For the Three Months Ended June 30,		For the Years Ended March 31,
	2005	2004	2005	2004
	(unaudited)
	(In thousands)
Cash flows from financing activities:
Net increase in demand deposits, NOW and savings accounts	$2,403	$5,480	$1,779	$2,624
Net decrease in time deposits	1,345	2,213	(1,481)	(3,120)
Net increase in advanced payments by borrowers for taxes and insurance	582	488	108	185
Proceeds from Federal Home Loan Bank long-term advances	6,500	—	8,500	3,000
Principal payments on Federal Home Loan Bank long-term advances	(518)	(311)	(2,806)	(1,216)
Net increase in securities sold under agreements to repurchase	(433)	(168)	3,456	598
Payments of cash dividends on common stock	(47)	—	(48)	—

Net cash provided by financing activities	9,832	7,702	9,508	2,071

Net increase (decrease) in cash and cash equivalents	3,121	2,690	(3,135)	(1,284)
Cash and cash equivalents at beginning of year	16,544	19,679	19,679	20,963

Cash and cash equivalents at end of year	$19,665	$22,369	$16,544	$19,679

Supplemental disclosures:
Interest paid	$842	$709	$2,959	$2,821
Income taxes paid	75	—	496	352
Due to broker	(278)	(806)	278	806
Transfer of software from premises and equipment to other assets	—	—	—	50
Acquisition of Windsor Locks Community Bank:
Assets acquired
Cash and cash equivalents	$—	$—	$—	$3,826
Interest-bearing time deposits with other banks	—	—	—	8,759
Investments in available-for-sale securities	—	—	—	6,969
Federal Home Loan Bank stock, at cost	—	—	—	188
Loans, net of allowance for loan losses	—	—	—	16,399
Premises and equipment, net	—	—	—	355
Other assets	—	—	—	215
Identifiable intangible assets	—	—	—	886
	—	—	—	37,597
Liabilities assumed	—	—	—	34,357
Deposits	—	—	—	190
Securities sold under agreements to repurchase	—	—	—	565

Other liabilities	—	—	—	35,112

Net assets acquired	—	—	—	2,485

Acquisition costs	—	—	—	3,575

Goodwill	$—	$—	$—	$1,090

The accompanying notes are an integral part of these consolidated financial statements.

NEW ENGLAND BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended June 30, 2005 and 2004 (unaudited) and Years Ended March 31, 2005 and 2004

NOTE 1 - NATURE OF OPERATIONS

New England Bancshares, Inc. (the “Company”) is a federally chartered holding company formed on June 4, 2002 for the purpose of acquiring all of the common stock of Enfield Federal Savings and Loan Association (the “Association”) concurrent with its reorganization from a mutual savings institution to the mutual holding company form of organization. The reorganization was consummated on June 4, 2002. In connection with the reorganization, the Company sold 922,444 shares of its common stock, par value $0.01 per share, in a subscription offering and issued 1,127,431 shares to Enfield Mutual Holding Company, raising approximately $8.5 million, net of costs. Approximately $6.8 million of those proceeds were contributed to the Association. The Company is a majority owned subsidiary of Enfield Mutual Holding Company, a federally chartered mutual holding company.

The Association is a federally chartered stock savings and loan association which was incorporated in 1916 and is headquartered in Enfield, Connecticut. The Association operates its business from seven banking offices located in Connecticut. The Association is engaged principally in the business of attracting deposits from the general public and investing those deposits in residential and commercial real estate loans, and in consumer, construction, commercial and small business loans.

NOTE 2 - ACCOUNTING POLICIES

The accounting and reporting policies of the Company and its subsidiary conform to accounting principles generally accepted in the United States of America and predominant practices within the banking industry. The consolidated financial statements of the Company were prepared using the accrual basis of accounting. The significant accounting policies of the Company are summarized below to assist the reader in better understanding the consolidated financial statements and other data contained herein.

USE OF ESTIMATES:

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

BASIS OF PRESENTATION:

The accompanying consolidated financial statements include the accounts of the Company and the Association. All significant intercompany accounts and transactions have been eliminated in the consolidation. The data presented for the three months ended June 30, 2005 and 2004 reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such interim periods. Interim results at and for the three months ended June 30, 2005 are not necessarily indicative of the results that may be expected for the fiscal year ended March 31, 2006.

CASH AND CASH EQUIVALENTS:

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items, due from banks, interest-bearing demand deposits with other banks, federal funds sold and money market mutual funds. Cash and due from banks as of June 30, 2005, March 31, 2005 and 2004 includes $356,000 (unaudited), $345,000 and $123,000, respectively, which is subject to withdrawals and usage restrictions to satisfy the reserve requirements of the Federal Reserve Bank.

SECURITIES:

Investments in debt securities are adjusted for amortization of premiums and accretion of discounts are computed utilizing the interest method. Gains or losses on sales of investment securities are computed on a specific identification basis.

The Company classifies debt and equity securities into one of two categories: available-for-sale or held-to-maturity. In general, securities may be classified as held-to-maturity only if the Company has the positive intent and ability to hold them to maturity. All other securities must be classified as available-for-sale.

•	Available-for-sale securities are carried at fair value on the consolidated balance sheets. Unrealized holding gains and losses are not included in earnings but are reported as a net amount (less expected tax) in a separate component of stockholders’ equity until realized.

•	Held-to-maturity securities are measured at amortized cost in the consolidated balance sheets. Unrealized holding gains and losses are not included in earnings or in a separate component of capital. They are merely disclosed in the notes to the consolidated financial statements.

Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

LOANS:

Loans receivable that management has the intent and ability to hold until maturity or payoff, are reported at their outstanding principal balances adjusted for amounts due to borrowers on unadvanced loans, any charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

The Company had no loans held-for-sale as of June 30, 2005 (unaudited), March 31, 2005 and March 31, 2004.

Interest on loans is recognized on a simple interest basis.

Loan origination, commitment fees and certain direct origination costs are deferred and the net amount amortized as an adjustment of the related loan’s yield by the interest method. Deferred amounts are recognized for fixed-rate loans over the contractual life of the related loans. If the loan’s stated interest rate varies with changes in an index or rate, the effective yield used by the Association for amortization is the index or rate that is in effect at the inception of the loan. Home equity line deferred fees are recognized using the straight-line method over the period the home equity line is active, assuming that borrowings are outstanding for the maximum term provided in the contract.

Residential real estate loans are generally placed on nonaccrual when reaching 90 days past due or in process of foreclosure. All closed-end consumer loans 90 days or more past due and any equity line in the process of foreclosure are placed on nonaccrual status. Secured consumer loans are written down to realizable value and unsecured consumer loans are charged-off upon reaching 120 or 180 days past due depending on the type of loan. Commercial real estate loans and commercial business loans and leases which are 90 days or more past due are generally placed on nonaccrual status, unless secured by sufficient cash or other assets immediately convertible to cash. When a loan has been placed on nonaccrual status, previously accrued and uncollected interest is reversed against interest on loans. A loan can be returned to accrual status when collectibility of principal is reasonably assured and the loan has performed for a period of time, generally six months.

Cash receipts of interest income on impaired loans are credited to principal to the extent necessary to eliminate doubt as to the collectibility of the net carrying amount of the loan if the total of such credits reduces the carrying amount of the loan to an amount less than the collateral value. Some or all of the cash receipts of interest income on impaired loans is recognized as interest income if the remaining net carrying amount of the loan is deemed to be fully collectible. When recognition of interest income on an impaired loan on a cash basis is appropriate, the amount of income that is recognized is limited to that which would have been accrued on the net carrying amount of the loan at the contractual interest rate. Any cash interest payments received in excess of the limit and not applied to reduce the net carrying amount of the loan are recorded as recoveries of charge-offs until the charge-offs are fully recovered.

ALLOWANCE FOR LOAN LOSSES:

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the composition and size of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Association will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Association does not separately identify individual consumer and residential loans for impairment disclosures.

PREMISES AND EQUIPMENT:

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Cost and related allowances for depreciation and amortization of premises and equipment retired or otherwise disposed of are removed from the respective accounts with any gain or loss included in income or expense. Depreciation and amortization are calculated principally on the straight-line method over the estimated useful lives of the assets. Estimated lives are 10 to 50 years for buildings and premises and 3 to 20 years for furniture, fixtures and equipment. Expenditures for replacements or major improvements are capitalized; expenditures for normal maintenance and repairs are charged to expense as incurred.

OTHER REAL ESTATE OWNED AND IN-SUBSTANCE FORECLOSURES:

Other real estate owned includes properties acquired through foreclosure and properties classified as in-substance foreclosures in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring.” These properties are carried at the lower of cost or estimated fair value less estimated costs to sell. Any writedown from cost to estimated fair value required at the time of foreclosure or classification as in-substance foreclosure is charged to the allowance for loan losses. Expenses incurred in connection with maintaining these assets, subsequent writedowns and gains or losses recognized upon sale, are included in other expense.

In accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” the Company classifies loans as in-substance repossessed or foreclosed if the Company receives physical possession of the debtor’s assets regardless of whether formal foreclosure proceedings take place.

INCOME TAXES:

The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled.

EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN:

In connection with its Executive Supplemental Retirement Plan, the Company established a Rabbi Trust to assist in the administration of the plan. The accounts of the Rabbi Trust are consolidated in the Company’s financial statements. Any available-for-sale securities held by the Rabbi Trust are accounted for in accordance with SFAS No. 115. Until the plan benefits are paid, creditors may make claims against the trust’s assets if the Company becomes insolvent.

EARNINGS PER SHARE (“EPS”):

Basic EPS is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The Company had 17,000 (unaudited) and 15,000 anti-dilutive shares at June 30, 2005 and March 31, 2005, respectively. There were no anti-dilutive shares at March 31, 2004. Anti-dilutive shares are stock options with weighted-average exercise prices in excess of the weighted-average market value for the same period. Unallocated common shares held by the Association’s employee stock ownership plan are not included in the weighted-average number of common shares outstanding for purposes of calculating both basic and diluted EPS.

FAIR VALUES OF FINANCIAL INSTRUMENTS:

SFAS No. 107, “Disclosures About Fair Value of Financial Instruments,” requires that the Company disclose the estimated fair value for its financial instruments. Fair value methods and assumptions used by the Company in estimating its fair value disclosures are as follows:

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets’ fair values.

Interest-bearing time deposits with other banks: Fair values of interest-bearing time deposits with other banks are estimated using discounted cash flow analyses based on current rates for similar types of deposits.

Securities (including mortgage-backed securities): Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Accrued interest receivable: The carrying amount of accrued interest receivable approximates its fair value.

Deposit liabilities: The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Advanced payments by borrowers for taxes and insurance: The carrying amounts of advance payments by borrowers for taxes and insurance approximate their fair values.

Federal Home Loan Bank advances: The fair value of Federal Home Loan Bank advances was determined by discounting the anticipated future cash payments by using the rates currently available to the Company for debt with similar terms and remaining maturities.

Securities sold under agreements to repurchase: The carrying amount reported on the consolidated balance sheet for securities sold under agreements to repurchase maturing within ninety days approximate its fair value. Fair values of other securities sold under agreements to repurchase are estimated using discounted cash flow analyses based on the current rates for similar types of borrowing arrangements.

Due to broker: The carrying amounts of due to broker approximate their fair values.

Off-balance sheet instruments: The fair value of commitments to originate loans is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments and the unadvanced portion of loans, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligation with the counterparties at the reporting date.

STOCK-BASED COMPENSATION:

At March 31, 2005, the Company has a stock-based incentive plan which is described more fully in Note 12. The Company accounts for the plan under the recognition and measurement principles of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. Effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005, SFAS No. 123 (revised 2004), “Share-Based Payment,” requires all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, until its effective date, SFAS No. 123 (revised 2004) allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB No. 25, “Accounting for Stock Issued to Employees,” whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company’s stock-based incentive plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them.

The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of SFAS No. 123 (revised 2004) to stock-based employee compensation for the three months ended June 30, 2005 and 2004 and for the years ended March 31:

	For the Three Months Ended June 30,		For the Years Ended March 31,
	2005	2004	2005	2004
	(unaudited)
	(In thousands, except earnings per share)
Net income, as reported	$336	$240	$1,188	$817
Deduct: Total stock-based employee compensation expense determined under fair value based method for all stock options granted, net of related tax effects	(30)	(20)	(120)	(88)

Pro forma net income	$306	$220	$1,068	$729

Earnings per share:
Basic – as reported	$0.15	$0.11	$0.55	$0.40
Basic – pro forma	$0.14	$0.10	$0.49	$0.36
Diluted – as reported	$0.15	$0.11	$0.54	$0.39
Diluted – pro forma	$0.14	$0.10	$0.48	$0.35

RECENT ACCOUNTING PRONOUNCEMENTS:

In April 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 149, “Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities” (“SFAS No. 149”), which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This Statement (a) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, (b) clarifies when a derivative contains a financing component, (c) amends the definition of an underlying to conform to language used in FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” and (d) amends certain other existing pronouncements. The provisions of SFAS No. 149 are effective for contracts entered into or modified after June 30, 2003. There was no material impact on the Company’s consolidated financial statements on adoption of this Statement.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS No. 150”). This Statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that certain financial instruments that were previously classified as equity must be classified as a liability. Most of the guidance in SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. This Statement did not have any material effect on the Company’s consolidated financial statements.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), in an effort to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. In December 2003, the FASB revised Interpretation No. 46, also referred to as Interpretation 46(R) (“FIN 46(R)”). The objective of this interpretation is not to restrict the use of variable interest entities but to improve financial reporting by companies involved with variable interest entities. Until now, one company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests. This interpretation changes that, by requiring a variable interest entity to be consolidated by a company only if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. The Company is required to apply FIN 46(R), to all entities subject to it no later than the end of the first reporting period ending after March 15, 2004. However, prior to the required application of FIN 46(R) the Company shall apply FIN 46 or FIN 46(R) to those entities that are considered to be special-purpose entities as of the end of the first fiscal year or interim period ending after December 15, 2003. The adoption of this interpretation did not have a material effect on the Company’s consolidated financial statements.

In December 2003, the FASB issued SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits - an amendment of SFAS No. 87, SFAS No. 88 and SFAS No. 106” (“SFAS No. 132 (revised 2003)”). This Statement revises employers’ disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by SFAS No. 87, “Employers’ Accounting for Pensions,” SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” This Statement retains the disclosure requirements contained in SFAS No. 132, “Employers’ Disclosures About Pensions and Other Postretirement Benefits,” which it replaces. It requires additional disclosures to those in the original SFAS No. 132 about assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. This Statement is effective for financial statements with fiscal years ending after December 15, 2003 and interim periods beginning after December 15, 2003. Adoption of this Statement did not have a material impact on the Company’s consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). This Statement revises FASB Statement No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. SFAS 123R requires that the cost resulting from all share-based payment transactions be recognized in the consolidated financial statements. It establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value based measurement method in accounting for share-based payment transactions with employees except for equity instruments held by employee share ownership plans. This Statement is effective for the Company as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The additional annual compensation cost for the Company’s stock options outstanding at March 31, 2005 that is expected to be recognized in fiscal year 2007, as a result of the adoption of SFAS No. 123R, is approximately $143,000 before taxes. SFAS 123R will have no material effect on the Company’s financial condition or cash flows.

ADVERTISING COSTS:

It is the Company’s policy to expense advertising costs as incurred. Advertising and promotion expense is shown as a separate line item in the Consolidated Statements of Income.

NOTE 3 - INVESTMENTS IN AVAILABLE-FOR-SALE SECURITIES

Debt securities have been classified in the consolidated balance sheets according to management’s intent. The amortized cost of securities and their approximate fair values are as follows:

	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
		(In thousands)
June 30, 2005 (unaudited):
Debt securities issued by the U.S. Treasury and other U.S. government corporations and agencies	$21,834	$16	$178	$21,672
Debt securities issued by states of the United States and political subdivisions of the states	5,583	29	58	5,554
Corporate debt securities	546	16	—	562
Mortgage-backed securities	12,911	62	91	12,882
Marketable equity securities	12,790	—	143	12,647

	53,664	123	470	53,317
Money market mutual funds included in cash and cash equivalents	(6,153)	—	—	(6,153)

	$47,511	$123	$470	$47,164

March 31, 2005:
Debt securities issued by the U.S. Treasury and other U.S. government corporations and agencies	$21,129	$6	$416	$20,719
Debt securities issued by states of the United States and political subdivisions of the states	5,995	12	110	5,897
Corporate debt securities	546	13	—	559
Mortgage-backed securities	12,963	60	130	12,893
Marketable equity securities	12,952	—	118	12,834

	53,585	91	774	52,902
Money market mutual funds included in cash and cash equivalents	(6,317)	—	—	(6,317)

	$47,268	$91	$774	$46,585

March 31, 2004:
Debt securities issued by the U.S. Treasury and other U.S. government corporations and agencies	$12,742	$108	$24	$12,826
Debt securities issued by states of the United States and political subdivisions of the states	3,831	34	1	3,864
Corporate debt securities	754	40	—	794
Mortgage-backed securities	18,246	180	54	18,372
Marketable equity securities	12,020	—	49	11,971

	47,593	362	128	47,827
Money market mutual funds included in cash and cash equivalents	(5,518)	—	—	(5,518)

	$42,075	$362	$128	$42,309

Mortgage-backed securities are insured or issued by Ginnie Mae, Freddie Mac and Fannie Mae or private issuers, substantially all of which are backed by fixed-rate mortgages.

The scheduled maturities of available-for-sale debt securities were as follows:

	June 30, 2005	March 31, 2005
	(unaudited)
	(In thousands)
Due within one year	$101	$101
Due after one year through five years	2,856	2,100
Due after five years through ten years	11,774	12,213
Due after ten years	13,057	12,761
Mortgage-backed securities	12,882	12,893

	$40,670	$40,068

Proceeds from sales of available-for-sale securities for the three months ended June 30, 2005 and the year ended March 31, 2005 were $1.8 million (unaudited) and $6.6 million, respectively. Gross realized gains on those sales amounted to $5,000 (unaudited) and $41,000, respectively, and no gross realized losses were recognized. Proceeds from sales of available-for-sale securities for the three months ended June 30, 2004 and the year ended March 31, 2004 were $1.6 million (unaudited) and $11.9 million, respectively. Gross realized gains on those sales amounted to $16,000 (unaudited) and $87,000, respectively, and no gross realized losses were recognized. The tax expense applicable to these net realized gains for the three months ended June 30, 2005 and 2004 and the years ended March 31, 2005 and 2004 amounted to $2,000 (unaudited), $6,000 (unaudited), $16,000 and $34,000, respectively.

The aggregate amortized cost basis and fair value of securities of issuers which exceeded 10% of stockholders’ equity at June 30, 2005 was as follows:

Issuer	Amortized Cost Basis	Fair Value
	(unaudited)
	(In thousands)
Asset Management Fund	$12,350	$12,207

As of June 30, 2005 and March 31, 2005 and 2004, securities with carrying amounts of $6.5 million (unaudited), $6.8 million and $2.0 million, respectively, were pledged to secure securities sold under agreements to repurchase.

The aggregate fair value and unrealized losses of securities that have been in a continuous unrealized-loss position for less than twelve months and for twelve months or more, and are not other than temporarily impaired, are as follows:

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)
June 30, 2005 (unaudited):
Debt securities issued by the U.S. Treasury and other U.S. government corporations and agencies	$10,584	$45	$8,807	$133	$19,391	$178
Debt securities issued by states of the United States and political subdivisions of the states	1,073	8	2,290	50	3,363	58
Corporate debt securities	101	—	—	—	101	—
Mortgage-backed securities	5,792	59	2,607	32	8,399	91
Marketable equity securities	—	—	6,494	143	6,494	143

Total temporarily impaired securities	$17,550	$112	$20,198	$358	$37,748	$470

March 31, 2005:
Debt securities issued by the U.S. Treasury and other U.S. government corporations and agencies	$17,010	$291	$3,025	$125	$20,035	$416
Debt securities issued by states of the United States and political subdivisions of the states	3,862	86	487	24	4,349	110
Corporate debt securities	101	—	—	—	101	—
Mortgage-backed securities	6,713	93	2,089	37	8,802	130
Marketable equity securities	—	—	6,518	118	6,518	118

Total temporarily impaired securities	$27,686	$470	$12,119	$304	$39,805	$774

Management has assessed the 123 (unaudited) and 136 securities which are classified as available-for-sale and in an unrealized loss position at June 30, 2005 and March 31, 2005, respectively, and determined the decline in fair value below amortized cost to be temporary. In making this determination management considered the period of time the securities were in a loss position, the percentage decline in comparison to the securities’ amortized cost, the financial condition of the issuer and the Company’s ability and intent to hold these securities until their fair value recovers to their amortized cost. Management believes the decline in fair value is primarily related to the historically low interest rate environment and not to the credit deterioration of the individual issuer.

At June 30, 2005, two equity securities (bond mutual funds) have unrealized losses with aggregate depreciation of 2.2% (unaudited) from the Company’s cost basis for twelve months or longer. These unrealized losses relate principally to changes in interest rates as the holdings of the mutual funds are debt securities. Although these securities have unrealized losses, no credit issues have been identified that cause management to believe the declines in market value are other than temporary.

NOTE 4 - LOANS

Loans consisted of the following:

	June 30, 2005	March 31,
		2005	2004
	(unaudited)
	(In thousands)
Mortgage loans:
Residential loans:
One-to-four family	$89,190	$88,774	$80,999
Multi-family	6,541	6,621	6,789
Commercial real estate	25,948	22,166	17,475
Construction loans	11,257	10,309	10,324

Total mortgage loans	132,936	127,870	115,587
Consumer loans	1,115	1,132	1,467
Commercial loans	6,635	5,332	6,004

	140,686	134,334	123,058
Deferred loan origination fees, net	(328)	(340)	(353)
Allowance for loan losses	(1,467)	(1,437)	(1,301)

Loans, net	$138,891	$132,557	$121,404

Certain directors and executive officers of the Company and companies in which they have significant ownership interest were customers of the Association during the quarter ended June 30, 2005. Total loans to such persons and their companies amounted to $2.6 million (unaudited) as of June 30, 2005. During the quarter ended June 30, 2005, principal payments totaled $109,000 (unaudited) and principal advances amounted to $49,000 (unaudited).

Changes in the allowance for loan losses were as follows:

	June 30,		March 31,
	2005	2004	2005	2004
	(unaudited)
	(In thousands)
Balance at beginning of period	$1,437	$1,301	$1,301	$1,008
Provision for loan losses	32	60	131	240
Allowance acquired through business combination	—	—	—	160
Recoveries of loans previously charged off	—	—	104	—
Loans charged off	(2)	(28)	(99)	(107)

Balance at end of period	$1,467	$1,333	$1,437	$1,301

The following table sets forth information regarding nonaccrual loans and accruing loans 90 days or more overdue:

	June 30, 2005	March 31,
		2005	2004
	(unaudited)
	(In thousands)
Nonaccrual loans	$470	$464	$937

Accruing loans which are 90 days or more overdue	$—	$—	$411

Information about loans that met the definition of an impaired loan in Statement of Financial Accounting Standards No. 114 was as follows:

	June 30, 2005		March 31,
			2005		2004
	Recorded Investment In Impaired Loans	Related Allowance For Credit Losses	Recorded Investment In Impaired Loans	Related Allowance For Credit Losses	Recorded Investment In Impaired Loans	Related Allowance For Credit Losses
	(unaudited)
	(In thousands)
Loans for which there is a related allowance for credit losses	$—	$—	$—	$—	$755	$149
Loans for which there is no related allowance for credit losses	—	—	—	—	—	—

Totals	$—	$—	$—	$—	$755	$149

Average recorded investment in impaired loans during the period	$—		$206		$299

Related amount of interest income recognized during the time, that the loans were impaired
Total recognized	$—		$55		$11

Amount recognized using a cash-basis method of accounting	$—		$55		$11

NOTE 5 - PREMISES AND EQUIPMENT, NET

The following is a summary of premises and equipment:

	June 30, 2005	March 31,
		2005	2004
	(unaudited)
	(In thousands)
Land	$189	$189	$268
Buildings and building improvements	1,327	1,327	2,172
Furniture, fixtures and equipment	1,638	1,534	1,505
Leasehold improvements	379	384	380

	3,533	3,434	4,325
Accumulated depreciation and amortization	(1,434)	(1,367)	(1,682)

	$2,099	$2,067	$2,643

NOTE 6 - GOODWILL AND OTHER INTANGIBLE ASSETS

The changes in the carrying amounts of goodwill and other intangibles for the three months ended June 30, 2005 and for the years ended March 31, 2005 and 2004 were as follows:

	Goodwill	Core Deposit Intangibles
	(In thousands)
Balance, March 31, 2003	$—	$—
Recorded during the year	1,090	886
Amortization expense	—	(22)

Balance, March 31, 2004	1,090	864
Amortization expense	—	(89)

Balance, March 31, 2005	1,090	775
Amortization expense	—	(22)

Balance, June 30, 2005 (unaudited)	$1,090	$753

Estimated annual amortization expense of identifiable intangible assets is as follows:

Years Ended June 30,	(In thousands)
(unaudited)
2006	$89
2007	89
2008	89
2009	89
2010	89
Thereafter	308

Total	$753

A summary of acquired identifiable intangible assets is as follows as of June 30, 2005:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(In thousands)
	(unaudited)
Core deposit intangibles	$886	$(133)	$753

There was no impairment recorded in the quarter ended June 30, 2005 (unaudited) and the fiscal years 2005 and 2004 based on valuations at June 30, 2005 (unaudited) and March 31, 2005 and 2004.

NOTE 7 - DEPOSITS

Deposits are summarized as follows:

	At June 30, 2005	At March 31,
		2005	2004
	(unaudited)
	(In thousands)
Noninterest-bearing accounts	$12,097	$13,562	$11,041
NOW and money market accounts	17,947	13,640	12,649
Savings accounts	53,940	54,379	56,112
Certificates of deposit	82,731	81,410	82,988

Total	$166,715	$162,991	$162,790

The aggregate amount of time deposit accounts in denominations of $100,000 or more was $15.9 million (unaudited), $16.5 million and $14.2 million as of June 30, 2005 and March 31, 2005 and 2004, respectively. Generally, deposits in excess of $100,000 are not federally insured.

For time deposits as of June 30, 2005, the scheduled maturities for each of the following five years ended June 30, are:

(In thousands)
(unaudited)
2006	$40,495
2007	15,328
2008	13,073
2009	5,963
2010	7,726
Fair value adjustment	146

Total	$82,731

For time deposits as of March 31, 2005, the scheduled maturities for each of the following five years ended March 31, are:

(In thousands)
2006	$43,915
2007	12,097
2008	8,341
2009	11,300
2010	5,589
Fair value adjustment	168

Total	$81,410

Certain directors and executive officers of the Company and companies in which they have significant ownership interest were customers of the Association during the quarter ended June 30, 2005 and the years ended March 31, 2005 and 2004. Deposits of such persons and their companies held by the Company as of June 30, 2005 and March 31, 2005 and 2004 amounted to $1.2 million (unaudited), $1.0 million and $1.9 million, respectively.

Interest expense by major category of interest-bearing deposits is summarized as follows:

	For the Three Months Ended June 30,
	2005	2004
	(In thousands)
	(unaudited)
Savings accounts	$82	$85
NOW accounts	5	4
Money market accounts	16	15
Certificate accounts	536	512

Total deposits	$639	$616

	For the Year Ended March 31,
	2005	2004
	(In thousands)
Savings accounts	$337	$328
NOW accounts	17	16
Money market accounts	65	63
Certificate accounts	2,115	2,087

Total deposits	$2,534	$2,494

NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES

Advances consist of funds borrowed from the Federal Home Loan Bank of Boston (the “FHLB”).

Maturities of advances from the FHLB for the years ending after June 30, 2005 are summarized as follows:

(In thousands)
(unaudited)
2006	$2,631
2007	3,399
2008	3,181
2009	2,755
2010	3,755
Thereafter	5,881

$21,602

Maturities of advances from the FHLB for the years ending after March 31, 2005 are summarized as follows:

(In thousands)
2006	$2,008
2007	2,969
2008	2,548
2009	2,039
2010	3,050
Thereafter	3,006

$15,620

Amortizing advances are being repaid in equal monthly payments and are being amortized from the date of the advance to the maturity date on a direct reduction basis.

Borrowings from the FHLB are secured by a blanket lien on qualified collateral, consisting primarily of loans with first mortgages secured by one-to four-family properties and other qualified assets.

At June 30, 2005 and March 31, 2005, the interest rates on FHLB advances ranged from 2.67% to 4.49% (unaudited) and 2.67% to 4.25%, respectively. At June 30, 2005 and March 31, 2005, the weighted average interest rate on FHLB advances was 3.91% (unaudited) and 3.76%, respectively.

NOTE 9 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The securities sold under agreements to repurchase as of June 30, 2005 (unaudited) and March 31, 2005 are securities sold, primarily on a short-term basis, by the Company that have been accounted for not as sales but as borrowings. The securities consisted of collateralized mortgage obligations. The securities were held in the Company’s safekeeping account under the control of the Company and pledged to the purchasers of the securities. The purchasers have agreed to sell to the Company substantially identical securities at the maturity of the agreements.

NOTE 10 - INCOME TAXES

The components of income tax expense are as follows:

	Three Months Ended June 30,		Year Ended March 31,
	2005	2004	2005	2004
	(unaudited)
	(In thousands)
Current:
Federal	$158	$123	$608	$266
State	47	34	180	86

	205	157	788	352

Deferred:
Federal	(18)	(27)	(129)	(38)
State	(4)	(6)	(29)	(5)

	(22)	(33)	(158)	(43)

Total income tax expense	$183	$124	$630	$309

The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

	Three Months Ended June 30,		Year Ended March 31,
	2005	2004	2005	2004
	(unaudited)
Federal income tax at statutory rate	34.0%	34.0%	34.0%	34.0%
Increase (decrease) in tax resulting from:
Nontaxable interest income	(4.0)	(4.1)	(4.1)	(3.5)
Nontaxable life insurance income	(2.3)	(3.8)	(2.8)	(4.7)
Other adjustments	2.1	5.1	2.1	(3.1)
State tax, net of federal tax benefit	5.4	5.3	5.5	4.7

Effective tax rates	35.2%	36.5%	34.7%	27.4%

The Company had gross deferred tax assets and gross deferred tax liabilities as follows:

	June 30, 2005	March 31,
		2005	2004
	(unaudited)
	(In thousands)
Deferred tax assets:
Excess of allowance for loan losses over tax bad debt reserve	$571	$558	$507
Deferred loan origination fees	128	133	137
Net unrealized holding loss on available-for-sale securities	135	266	—
Deferred compensation	242	224	183
Other	18	21	—

Gross deferred tax assets	1,094	1,202	827

Deferred tax liabilities:
Net unrealized holding gain on available-for-sale securities	—	—	(91)
Premises and equipment, principally due to differences in depreciation	(81)	(81)	(100)
Net mark-to-market adjustments	(269)	(269)	(270)
Other	—	—	(29)

Gross deferred tax liabilities	(350)	(350)	(490)

Net deferred tax assets	$744	$852	$337

Based on the Company’s historical and current pretax earnings and anticipated results of future operations, management believes the existing net deductible temporary differences will reverse during periods in which the Company will generate sufficient net taxable income, and that it is more likely than not that the Company will realize the net deferred tax assets existing as of March 31, 2005.

Legislation was enacted in 1996 to repeal most of Section 593 of the Internal Revenue Code pertaining to how a qualified savings institution calculates its bad debt deduction for federal income tax purposes. This repeal eliminated the percentage-of-taxable-income method to compute the tax bad debt deduction. Under the legislation, the recapture of the pre-1988 tax bad debt reserves has been suspended and would occur only under very limited circumstances. Therefore, a deferred tax liability has not been provided for this temporary difference. The Company’s pre-1988 tax bad debt reserves, which are not expected to be recaptured, amount to $3.3 million. The potential tax liability on the pre-1988 reserves for which no deferred income taxes have been provided is approximately $1.3 million (unaudited) as of June 30, 2005.

On December 12, 2003, the Company completed the acquisition of Windsor Locks Community Bank, FSL as described in Note 19. As part of the acquisition the Company recorded a net deferred tax asset of approximately $49,000 for ordinary timing differences and a net deferred tax liability of approximately $270,000 for mark-to-market adjustments required under purchase accounting rules.

NOTE 11 - BENEFIT PLANS

The Association has a noncontributory defined benefit trusteed pension plan through the Financial Institutions Retirement Fund covering all eligible employees. The Company contributed $103,000 (unaudited), $0 (unaudited), $267,000 and $366,000 to the plan during the quarters ended June 30, 2005 and 2004, and the years ended March 31, 2005 and 2004, respectively. The Association’s plan is part of a multi-employer plan for which detail as to the Association’s relative position is not readily determinable.

The Association established the Enfield Federal Savings and Loan Association Director Fee Continuation Plan to provide the directors serving on the board as of the date of the plan’s implementation with a retirement income supplement. The plan has six directors. Participant-directors are entitled to an annual benefit, as of their Retirement Date, equal to $1,000 for each full year of service as a director from June 1, 1995, plus $250 for each full year of service as a director prior to June 1, 1995, with a maximum benefit of $6,000 per year payable in ten annual installments. The retirement plan’s liability is $147,000 (unaudited), $149,000 and $139,000 as of June 30, 2005, March 31, 2005 and 2004, respectively. The Association has funded the plan through the purchase of life insurance policies under which the Association is the beneficiary. The cost of the retirement plan that was charged to expense during the three months ended June 30, 2005 was $4,000 (unaudited) and the cost of the retirement plan that was charged to expense during the years ended March 31, 2005 and 2004 was $16,000.

The Association sponsors a 401(k) Plan whereby the Association matches 50% of the first 6% of employee contributions. During the three months ended June 30, 2005 and 2004 and the years ended March 31, 2005 and 2004, the Association contributed $13,000 (unaudited), $14,000 (unaudited), $51,000 and $45,000, respectively under this plan. Effective February 1, 2002, the Association amended the 401(k) Plan in its entirety into the Enfield Federal Savings and Loan Association Employees’ Savings & Profit Sharing Plan and Trust (the “401(k) Plan”), under which participants in the 401(k) Plan are permitted to direct that all or part of their interest in the 401(k) Plan be invested in shares of the common stock of the Company.

The Association provided term life insurance for two former employees and has agreed to provide the insurance until they attain the age of 65. The Association is not a beneficiary under the policies. The annual premium was approximately $5,000 for the year ended March 31, 2004. One former employee reached the age of 65 during the year ended March 31, 2003 and the other during the year ended March 31, 2004, and the post-retirement benefits have been terminated.

The Association also provided limited medical benefits to two early retirees and their spouses meeting certain service requirements and only during the period in which they were 62 to 65 years old. No other early retirees will be provided this benefit. The accumulated post-retirement benefit obligation was immaterial as of March 31, 2004. The expense of these benefits to the Association for the year ended March 31, 2004 was approximately $13,000. One early retiree reached the age of 65 during the year ended March 31, 2003, and the other during the year ended March 31, 2004, and the post-retirement benefit for these individuals have been terminated.

The Association has an Executive Supplemental Retirement Plan Agreement and a Life Insurance Endorsement Method Split Dollar Plan Agreement for the benefit of the President of the Association. The plan provides the President with an annual retirement benefit equal to approximately $173,000 over a period of 180 months. Following the initial 180-month period, certain additional amounts may be payable to the President until his death based on the performance of the life insurance policies that the Association has acquired as an informal funding source for its obligation to the President. The income recorded on the life insurance policy amounted to $35,000 (unaudited), $39,000 (unaudited), $145,000 and $149,000 for the three months ended June 30, 2005 and 2004 and the years ended March 31, 2005 and 2004, respectively. A periodic amount is being expensed and accrued to a liability reserve account during the President’s active employment so that the full present value of the promised benefit will be expensed at his retirement. The expense of this plan to the Association for the three months ended June 30, 2005 and 2004, and the years ended March 31, 2005 and 2004 was $27,000 (unaudited), $20,000 (unaudited), $95,000 and $83,000, respectively. The cumulative liability for this plan is reflected in other liabilities on the consolidated balance sheets as of June 30, 2005 and March 31, 2005 and 2004 in the amounts of $437,000 (unaudited), $410,000 and $315,000, respectively.

The Association formed a Rabbi Trust for the Executive Supplemental Retirement Plan. The Trust’s assets consist of split dollar life insurance policies. The cash surrender values of the policies are reflected as an asset on the consolidated balance sheets. As of June 30, 2005, March 31, 2005 and 2004, total assets in the Rabbi Trust were $3.8 million (unaudited), $3.7 million and $3.6 million, respectively.

The Association adopted the Enfield Federal Savings and Loan Association Supplemental Executive Retirement Plan (SERP), effective June 4, 2002. The SERP provides restorative payments to executives designated by the Board of Directors who are prevented by certain provisions of the Internal Revenue Code from receiving the full benefits contemplated by other benefit plans. The Board of Directors has designated the President to participate in the Plan.

The Company and the Association entered into an employment agreement with its President. The employment agreement provides for the continued payment of specified compensation and benefits for specified periods. The agreement also provides for termination of the executive for cause (as defined in the agreements) at any time. The employment agreement provides for the payment, under certain circumstances, of amounts upon termination following a “change in control” as defined in the agreement. The agreement also provides for certain payments in the event of the officer’s termination for other than cause and in the case of voluntary termination.

The Association maintains change in control agreements with several employees. The agreements are renewable annually. The agreements provide that if involuntary termination or, under certain circumstances, voluntary termination follows a change in control of the Association, the employee would be entitled to receive a severance payment equal to a percentage of his “base amount,” as defined under the Internal Revenue Code. The Association would also continue and/or pay for life, health and disability coverage for a period of time following termination.

NOTE 12 - STOCK COMPENSATION PLAN

In 2003, the Company adopted the New England Bancshares, Inc. 2003 Stock-Based Incentive Plan (the “Plan”) which includes grants of options to purchase Company stock and awards of Company stock.

The number of shares of common stock reserved for grants and awards under the Plan is 200,000, consisting of 142,857 shares for stock options and 57,143 shares for stock awards. All employees and outside directors of the Company are eligible to participate in the Plan.

The Plan defines the stock option exercise price as the fair market value of the Company stock at the date of the grant. The Company determines the term during which a participant may exercise a stock option, but in no event may a participant exercise a stock option more than ten years from the date of grant. The stock options granted in fiscal 2005 and 2003 vest in installments over five years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for stock option grants in the year ended March 31, 2005. No options were granted in fiscal year 2004.

Dividend yield	0.12%
Expected life	10 years
Expected volatility	23.9%
Risk-free interest rate	4.75%

A summary of the status of the Plan as of the dates indicated and changes during the periods then ended is presented below:

	June 30, 2005		March 31,
			2005		2004
	(unaudited)
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	107,568	$15.80	92,568	$15.15	92,568	$15.15
Granted	—	—	17,000	19.25	—	—
Forfeited	—	—	(2,000)	15.15	—	—
Expired	—	—	—	—	—	—

Outstanding at end of year	107,568	$15.80	107,568	$15.80	92,568	$15.15

Options exercisable at period-end	39,227		36,227		18,514
Weighted-average fair value of options granted during the period		$—		$8.85		$—

The following table summarizes information about fixed stock options outstanding as of June 30, 2005:

Options Outstanding			Options Exercisable
Number Outstanding as of 6/30/05	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exercisable as of 6/30/05	Weighted-Average Exercise Price
(unaudited)
90,568	7.7 years	$15.15	36,227	$15.15
15,000	8.9 years	19.35	3,000	19.35
2,000	9.7 years	18.50	—	—

107,568	7.9 years	$15.80	39,227	$15.47

The following table summarizes information about fixed stock options outstanding as of March 31, 2005:

Options Outstanding			Options Exercisable
Number Outstanding as of 3/31/05	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exercisable as of 3/31/05	Weighted-Average Exercise Price
90,568	7.9 years	$15.15	36,227	$15.15
15,000	9.1 years	19.35	—	—
2,000	9.9 years	18.50	—	—

107,568	8.1 years	$15.80	36,227	$15.15

Under the Plan, common stock of the Company may be granted at no cost to employees and outside directors of the Company. Plan participants are entitled to cash dividends and to vote such shares. Restrictions limit the sale or transfer of these shares during a five-year period whereby the restrictions lapse on 20% of these shares annually. Upon issuance of shares of restricted stock under the Plan, unearned compensation equivalent to the market value at the date of grant is charged to the capital accounts and subsequently amortized to expense over the five-year restriction period. The Company determines the date on which the stock awards granted to a participant vest and any terms or conditions which must be satisfied prior to the vesting of any stock award. In February 2003, 36,421 shares were awarded under the Plan. The awards vest in installments over five years. The compensation cost that has been charged against income for the granting of stock awards under the plan was $28,000 (unaudited), $27,000 (unaudited), $110,000 and $111,000 for the quarters ended June 30, 2005 and 2004, and the years ended March 31, 2005 and 2004, respectively.

Upon a change in control as defined in the Plan, options held by participants will become immediately exercisable and shall remain exercisable until the expiration of the term of the option, regardless of whether the participant is employed or in service with the Company; and all stock awards held by a participant will immediately vest and any further restrictions lapse.

NOTE 13 - EMPLOYEE STOCK OWNERSHIP PLAN

On June 4, 2002, the date the reorganization was consummated, the Association implemented the Enfield Federal Savings and Loan Association Employee Stock Ownership Plan (the “ESOP”) effective as of January 1, 2002. On June 4, 2002, the ESOP purchased 73,795 shares of the common stock of the Company. To fund the purchases, the ESOP borrowed $738,000 from the Company. The borrowing is currently at an interest rate of 4.75% and is to be repaid in ten equal installments of $93,000 commencing on December 31, 2002 through December 31, 2011. In addition, dividends paid on unreleased shares are used to reduce the principal balance of the loan. The collateral for the borrowing is the common stock of the Company purchased by the ESOP. Contributions by the Association to the ESOP are discretionary; however, the Association intends to make annual contributions to the ESOP in an aggregate amount at least equal to the principal and interest requirements on the debt. The shares of stock of the Company are held in a suspense account until released for allocation among participants. The shares will be released annually from the suspense account and the released shares will be allocated among the participants on the basis of the participant’s compensation for the year of allocation compared to all other participants. As any shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares and the shares will be outstanding for earnings-per-share purposes. The shares not released are reported as unearned ESOP shares in the capital accounts section of the balance sheet. ESOP expense for the quarters ended June 30, 2005 and 2004, and the years ended March 31, 2005 and 2004 was $30,000 (unaudited), $35,000 (unaudited), $140,000 and $130,000, respectively.

The ESOP shares were as follows:

	June 30, 2005	March 31,
		2005	2004
	(unaudited)
Allocated shares	20,784	20,784	14,060
Unreleased shares	51,664	51,664	59,040

Total ESOP shares	72,448	72,448	73,100

Fair value of unreleased shares	$816,291	$919,512	$1,298,880

NOTE 14 - REGULATORY MATTERS

The Company, as a savings and loan holding company, is not subject to capital requirements. The Association is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Association’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), of Core capital (as defined) to adjusted tangible assets (as defined) and Tangible capital (as defined) to Tangible assets (as defined). Management believes, as of June 30, 2005, that the Association meets all capital adequacy requirements to which it is subject.

As of June 30, 2005, the most recent notification from the Office of Thrift Supervision categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Association must maintain minimum total risk-based, Tier 1 risk-based, Core and Tangible capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Association’s category.

The Association’s actual capital amounts and ratios are also presented in the table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of June 30, 2005 (unaudited):
Total Capital (to Risk-Weighted Assets)	$26,829	22.47%	$9,553	≥ 8.0%	$11,942	≥ 10.0%
Tangible Capital (to Tangible Assets)	25,362	11.44	3,326	≥ 1.5	N/A	N/A
Core Capital (to Adjusted Tangible Assets)	25,362	11.44	8,870	≥ 4.0	11,088	≥ 5.0
Tier 1 Capital (to Risk-Weighted Assets)	25,362	21.24	N/A	N/A	7,165	≥ 6.0

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of March 31, 2005:
Total Capital (to Risk-Weighted Assets)	$26,404	23.43%	$9,016	≥ 8.0%	$11,270	≥ 10.0%
Tangible Capital (to Tangible Assets)	24,995	11.79	3,180	≥ 1.5	N/A	N/A
Core Capital (to Adjusted Tangible Assets)	24,995	11.79	8,479	≥ 4.0	10,599	≥ 5.0
Tier 1 Capital (to Risk-Weighted Assets)	24,995	22.18	N/A	N/A	6,762	≥ 6.0
As of March 31, 2004:
Total Capital (to Risk-Weighted Assets)	24,892	23.83	8,357	≥ 8.0	10,446	≥ 10.0
Tangible Capital (to Tangible Assets)	23,591	11.74	3,015	≥ 1.5	N/A	N/A
Core Capital (to Adjusted Tangible Assets)	23,591	11.74	8,039	≥ 4.0	10,049	≥ 5.0
Tier 1 Capital (to Risk-Weighted Assets)	23,591	22.58	N/A	N/A	6,268	≥ 6.0

The following is a reconciliation of the Bank’s total equity as presented in the balance sheet to the regulatory capital ratios disclosed in the table above:

	June 30, 2005		March 31, 2005
	Total Capital	Tier 1 Capital	Total Capital	Tier 1 Capital
	(unaudited)
	(In thousands)
Total equity	$27,042	$27,042	$26,488	$26,488
Accumulated other comprehensive loss	212	212	417	417
Allowable allowance for loan losses	1,467	—	1,409	—
Goodwill and certain other intangible assets	(1,892)	(1,892)	(1,910)	(1,910)

	$26,829	$25,362	$26,404	$24,995

The Association will not be able to declare or pay a cash dividend on, or repurchase any of its common stock, if the effect thereof would cause the regulatory capital of the Association to be reduced below the amount required under OTS rules and regulations.

NOTE 15 - EARNINGS PER SHARE (EPS)

Reconciliation of the numerators and denominators of the basic and diluted per share computations for net income are as follows:

	Income (Numerator)	Shares (Denominator)	Per Share Amount
	(In thousands)
Quarter ended June 30, 2005 (unaudited)
Basic EPS
Net income and income available to common stockholders	$336	2,184,837	$0.15
Effect of dilutive securities options	—	26,125

Diluted EPS
Income available to common stockholders and assumed conversions	$336	2,210,962	$0.15

Quarter ended June 30, 2004 (unaudited)
Basic EPS
Net income and income available to common stockholders	$240	2,169,474	$0.11
Effect of dilutive securities options	—	49,484

Diluted EPS
Income available to common stockholders and assumed conversions	$240	2,218,958	$0.11

Year ended March 31, 2005
Basic EPS
Net income and income available to common stockholders	$1,188	2,172,272	$0.55
Effect of dilutive securities options	—	47,245

Diluted EPS
Income available to common stockholders and assumed conversions	$1,188	2,219,517	$0.54

Year ended March 31, 2004
Basic EPS
Net income and income available to common stockholders	$817	2,037,769	$0.40
Effect of dilutive securities options	—	52,416

Diluted EPS
Income available to common stockholders and assumed conversions	$817	2,090,185	$0.39

NOTE 16 - COMMITMENTS AND CONTINGENT LIABILITIES

The Company is obligated under non-cancelable operating leases for banking premises and equipment expiring between fiscal year 2006 and 2013. The total minimum rental due in future periods under these existing agreements is as follows as of June 30, 2005 and March 31, 2005:

Year Ended June 30,	(In thousands)
(unaudited)
2006	$69
2007	43
2008	33
2009	19
2010	18
Thereafter	33

Total minimum lease payments	$215

Year Ended March 31,	(In thousands)
2006	$86
2007	42
2008	40
2009	20
2010	18
Thereafter	38

Total minimum lease payments	$244

Certain leases contain provisions for escalation of minimum lease payments contingent upon increases in real estate taxes and percentage increases in the consumer price index. Certain leases contain options to extend for periods from one to five years. The total rental expense amounted to $37,000 (unaudited), $31,000 (unaudited), $123,000 and $125,000 for the quarters ended June 30, 2005 and 2004 and the years ended March 31, 2005 and 2004, respectively.

On November 24, 2004, the Association, the wholly owned subsidiary of New England Bancshares, Inc., entered into a 25-year lease for a building that is being constructed to house its new headquarters. The lease will begin upon completion of construction of the building and the occupancy by the Association. The exact amount of annual rent to be paid by the Association under the lease will be a function of the total cost of the construction of the building, subject to routine annual increases.

NOTE 17 - FINANCIAL INSTRUMENTS

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans, standby letters of credit and unadvanced funds on loans. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amounts of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to originate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral held varies, but may include secured interests in mortgages, accounts receivable, inventory, property, plant and equipment and income-producing properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. As of June 30, 2005 and March 31, 2005 and 2004, the maximum potential amount of the Company’s obligation was $10,000 (June 30, 2005 amount unaudited) for financial and standby letters of credit. The Company’s outstanding letters of credit generally have a term of less than one year. If a letter of credit is drawn upon, the Company may seek recourse through the customer’s underlying line of credit. If the customer’s line of credit is also in default, the Company may take possession of the collateral, if any, securing the line of credit.

The following are carrying amounts and estimated fair values of the Company’s financial assets and liabilities:

	June 30, 2005		March 31,
			2005		2004
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(unaudited)
	(In thousands)
Financial assets:
Cash and cash equivalents	$19,665	$19,665	$16,544	$16,544	$19,679	$19,679
Interest-bearing time deposits with other banks	5,898	5,898	5,902	6,002	8,450	8,813
Available-for-sale securities	47,164	47,164	46,585	46,585	42,309	42,309
Federal Home Loan Bank stock	1,416	1,416	1,126	1,126	1,008	1,008
Loans, net	138,891	140,197	132,557	131,683	121,404	125,697
Accrued interest receivable	904	904	896	896	788	788
Financial liabilities:
Deposits	166,715	166,847	162,991	162,981	162,790	163,854
Advanced payments by borrowers for taxes and insurance	1,226	1,226	644	644	536	536
FHLB advances	21,602	21,616	15,620	15,310	9,926	10,095
Securities sold under agreements to repurchase	3,811	3,816	4,244	4,249	788	799
Due to broker	—	—	278	278	806	806

The carrying amounts of financial instruments shown in the above tables are included in the consolidated balance sheets under the indicated captions. Accounting policies related to financial instruments are described in Note 2.

The notional amounts of financial instrument liabilities with off-balance sheet credit risk are as follows:

	June 30, 2005	March 31,
		2005	2004
	(unaudited)
	(In thousands)
Commitments to originate loans	$3,347	$2,147	$3,101
Standby letters of credit	10	10	10
Unadvanced portions of loans:
Construction	6,716	11,067	3,268
Home equity	2,384	1,464	1,380
Commercial lines of credit	794	1,489	1,564

	$13,251	$16,177	$9,323

At June 30, 2005, the Bank had $2.6 million (unaudited) of fixed-rate loan commitments with interest rates ranging from 5.25% to 6.75% (unaudited).

There is no material difference between the notional amounts and the estimated fair values of the off-balance sheet liabilities.

NOTE 18 - SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Company’s business activity is with customers located within Connecticut. There are no concentrations of credit to borrowers that have similar economic characteristics. The majority of the Company’s loan portfolio is comprised of loans collateralized by real estate located in the state of Connecticut.

NOTE 19 - ACQUISITION OF WINDSOR LOCKS COMMUNITY BANK, FSL

In June 2002, the Association reorganized into a stock savings and loan association with a mutual holding company structure. As part of the reorganization: (1) the Association became the wholly owned subsidiary of the Company; and (2) the Company issued 54% of its common stock to Enfield Mutual Holding Company and 46% of its common stock to members of the general public. Each of the Association, the Company and Enfield Mutual Holding Company is federally chartered and regulated by the Office of Thrift Supervision. The Company also is a reporting company under the Securities and Exchange Act of 1934, as amended.

On January 22, 2003, Enfield Mutual Holding Company, the Company and the Association entered into an agreement with Windsor Locks Community Bank, FSL, a federally chartered mutual savings and loan association regulated by the Office of Thrift Supervision, pursuant to which, Windsor Locks Community Bank would merge with and into the Association, with the Association as the resulting entity. Additionally, in connection with the acquisition, the Office of Thrift Supervision required the Company to issue an amount of shares to Enfield Mutual Holding Company equal to $3.35 million, which was the value of Windsor Locks Community Bank as determined by an independent appraisal. The issuance of these shares to Enfield Mutual Holding Company increased Enfield Mutual Holding Company’s ownership interest in the Company thereby preserving the mutual rights of the members of Windsor Locks Community Bank as Windsor Locks Community Bank’s members would become members of Enfield Mutual Holding Company after the acquisition and have a pro rata interest in Enfield Mutual Holding Company’s larger interest in the Company.

The acquisition was completed on December 12, 2003, at which point 171,355 shares of Company common stock valued at $3.35 million were issued to Enfield Mutual Holding Company. There were $225,000 in expenses related to the acquisition.

The acquisition was accounted for using the purchase method of accounting. Accordingly, the assets acquired and liabilities assumed were recorded by the Company at their fair values as of December 12, 2003. During the process of determining the fair value of the assets and liabilities, an identifiable intangible asset of $886,000 was calculated, which is being amortized to expense over a period of 10 years. Goodwill resulting from the acquisition totaled $1.1 million and is analyzed for impairment on at least an annual basis. Financial statement amounts for Windsor Locks Community Bank are included in the Company’s consolidated financial statements beginning on December 12, 2003.

NOTE 20 - RECLASSIFICATION

Certain amounts in the prior year have been reclassified to be consistent with the current year’s statement presentation.

NOTE 21 - PARENT COMPANY ONLY FINANCIAL STATEMENTS

The following financial statements are for the Company (Parent Company Only) and should be read in conjunction with the consolidated financial statements of the Company.

NEW ENGLAND BANCSHARES, INC.

(Parent Company Only)

Balance Sheets

(In thousands)

	June 30, 2005	March 31,
		2005	2004
	(unaudited)
ASSETS
Cash on deposit with Enfield Federal Savings and Loan Association	$913	$1,001	$1,030
Investment in subsidiary, Enfield Federal Savings and Loan Association	27,042	26,489	25,737
Loan to ESOP	541	541	605
Accrued interest receivable	13	6	7
Due from subsidiary	459	431	215

Total assets	$28,968	$28,468	$27,594

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other liabilities	$7	$29	$—
Stockholders’ equity	28,961	28,439	27,594

Total liabilities and stockholders’ equity	$28,968	$28,468	$27,594

NEW ENGLAND BANCSHARES, INC.

(Parent Company Only)

Statements of Income

(In thousands)

	For the Three Months Ended June 30,		For the Years Ended March 31,
	2005	2004	2005	2004
	(unaudited)
Interest income	$6	$8	$28	$31
Other expense	19	32	102	86

Loss before income tax benefit and equity in undistributed net income of subsidiary	(13)	(24)	(74)	(55)
Income tax benefit	—	—	(25)	(19)

Loss before equity in undistributed net income of subsidiary	(13)	(24)	(49)	(36)
Equity in undistributed net income of subsidiary	349	264	1,237	853

Net income	$336	$240	$1,188	$817

NEW ENGLAND BANCSHARES, INC.

(Parent Company Only)

Statements of Cash Flows

(In thousands)

	For the Three Months Ended June 30,		For the Years Ended March 31,
	2005	2004	2005	2004
	(unaudited)
Cash flows from operating activities:
Net income	$336	$240	$1,188	$817
Adjustments to reconcile net income to net cash used in operating activities:
(Increase) decrease in accrued interest receivable	(7)	(8)	1	1
Increase in due from subsidiary for income taxes receivable	—	—	(25)	(19)
(Decrease) increase in other liabilities	(21)	—	28	—
Undistributed net income of subsidiary	(349)	(264)	(1,237)	(853)

Net cash used in operating activities	(41)	(32)	(45)	(54)

Cash flows from investing activities:
Principal payments received on loan to ESOP	—	—	64	61

Net provided by investing activities	—	—	64	61

Cash flows from financing activities:
Payments of cash dividends on common stock	(47)	—	(48)	—

Net cash used in financing activities	(47)	—	(48)	—

Net (decrease) increase in cash and cash equivalents	(88)	(32)	(29)	7
Cash and cash equivalents at beginning of year	1,001	1,030	1,030	1,023

Cash and cash equivalents at end of year	$913	$998	$1,001	$1,030

NOTE 22 – SUBSEQUENT EVENTS

On July 11, 2005, the Boards of Directors of Enfield Mutual Holding Company, the Association and the Company adopted a Plan of Conversion and Reorganization pursuant to which the Association will convert from the mutual holding company form of organization into the stock holding company form of organization. The Plan of Conversion and Reorganization involves the formation of a newly organized Maryland corporation to become the holding company for the Association. Pursuant to the Plan of Conversion and Reorganization, the new holding company will offer for sale shares of its common stock to the Association’s depositors, members of the community, current stockholders of the Company and the Association’s employee stock ownership plan. The Plan of Conversion and Reorganization further provides for exchange of shares of the Company for shares of the new holding company. The conversion is subject to approval by regulatory authorities and members of Enfield Mutual Holding Company and shareholders of the Association.

At the completion of the conversion, the Association will establish a liquidation account in the amount equal to the greater of Enfield Mutual Holding Company’s ownership interest in the retained earnings of the Company as of the date of its latest balance sheet contained in the prospectus or the retained earnings of the Association at the time it reorganized into the mutual holding company form in 2002. The liquidation account will be maintained for the benefit of certain account holders who maintain deposit accounts in the Association after the conversion. Following completion of the conversion, the Association may not declare, pay a cash dividend on, or repurchase any of its common stock, if the effect thereof would cause retained earnings to be reduced below the amount required for the liquidation account.

The costs of using the common stock will be deferred and deducted from the sale proceeds of the offering. If the conversion is unsuccessful, all deferred costs will be charged to operations. Through June 30, 2005 (unaudited), the Company had incurred no costs associated with the offering.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

(Proposed holding company for Enfield Federal Savings and Loan Association)

3,162,500 Shares

(Anticipated Maximum, Subject to Increase)

COMMON STOCK

PROSPECTUS

KEEFE, BRUYETTE & WOODS

November 14, 2005

Until December 13, 2005 or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.